As filed with the Securities and Exchange Commission on January 4, 2022.

Registration No. 333-261450

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

Pre-Effective Amendment No. 1 to the

FORM S-4

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

SOUTHERN MISSOURI BANCORP, INC.

(Exact name of registrant as specified in its charter)

Missouri (State or other jurisdiction of incorporation or organization)	6022 (Primary Standard Industrial Classification Code Number)	43-1665523 (I.R.S. Employer Identification No.)
Southern Missouri Bancorp, Inc. 2991 Oak Grove Road Poplar Bluff, Missouri 63901 (573) 778-1800
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
Matthew T. Funke Executive Vice President and Chief Financial Officer Southern Missouri Bancorp, Inc. 2991 Oak Grove Road Poplar Bluff, Missouri 63901 (573) 778-1800
(Name, address, including zip code and telephone number, including area code, of agent for service)

Copies of communications to:

MARTIN L. MEYROWITZ, P.C. Silver, Freedman, Taff & Tiernan LLP 3299 K Street, N.W., Suite 100 Washington, D.C. 20007 Telephone: (202) 295-4500	PAUL CAMBRIDGE, ESQ Armstrong Teasdale LLP 7700 Forsyth Blvd, Suite 1800 St. Louis, MO 63105 Telephone: (314) 621-5070

Approximate date of commencement of proposed sale of the securities to the public:  As soon as practicable following the effectiveness of this Registration Statement and upon consummation of the transactions described herein.

If the securities being registered on this Form are being offered in connection with formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company.  See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company," and emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. □

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)          ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer          ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee*
Common Stock, par value $.01 per share	600,000 shares(2)	N/A	$11,400,000(3)	$1,057.00(4)

*Previously paid

(1)

Pursuant to Rule 416, this registration statement also covers an indeterminate number of additional shares of common stock of Southern Missouri Bancorp, Inc. ("Southern Missouri") as may be issuable as a result of stock splits, stock dividends or similar transactions.

(2)

Represents the estimated maximum number of shares of common stock of Southern Missouri issuable upon completion of the merger described in this registration statement, in exchange for shares of the common stock of Fortune Financial Corporation ("Fortune").

(3)

Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended (the "Securities Act"), and calculated pursuant to Rule 457(f) and 457(c) under the Securities Act, the proposed maximum aggregate offering price of the shares of Southern Missouri common stock registered hereby is equal to (A) $19,000,000, which is the book value of the estimated maximum number of shares of Fortune common stock to be exchanged in the merger as of September 30, 2021, the latest practicable date prior to the filing of this registration statement, minus (B) $7,600,000, which is the estimated maximum amount of cash consideration payable by Southern Missouri in the merger.

(4)	Calculated in accordance with Rule 457(f) under the Securities Act by multiplying the proposed maximum aggregate offering price by 0.0000927.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PROXY STATEMENT OF FORTUNE FINANCIAL CORPORATION

PROSPECTUS OF SOUTHERN MISSOURI BANCORP, Inc.

MERGER PROPOSED - YOUR VOTE IS VERY IMPORTANT

Dear Fortune Financial Corporation Shareholder:

The boards of directors of Southern Missouri Bancorp, Inc., which we refer to as “Southern Missouri,” and Fortune Financial Corporation, which we refer to as “Fortune,” have each approved a merger of our two companies.  Under the merger agreement, Fortune will merge with and into a subsidiary of Southern Missouri, which subsidiary will then merge with and into Southern Missouri with Southern Missouri being the surviving corporation, on the terms and conditions set forth in the merger agreement. Following completion of the merger, Fortune’s wholly owned bank subsidiary, FortuneBank, which we refer to as “FB,” will merge with and into Southern Missouri’s wholly owned bank subsidiary, Southern Bank, with Southern Bank being the surviving bank.

Under the terms of the merger agreement, you, as Fortune shareholders, are projected to receive, at your election, subject to the proration and allocation procedures set forth in the merger agreement, either a fixed exchange ratio of 0.2853 shares of Southern Missouri common stock or a cash payment of $12.55 for each Fortune share, subject to adjustment based on Fortune’s capital and the total number of outstanding shares of Fortune immediately prior to closing. Based on Southern Missouri’s $43.99 average closing price over the 20-day trading period ended September 24, 2021 (the average Southern Missouri common stock price), the transaction’s indicated value was approximately $29.9 million, with merger consideration comprised of stock and cash at a 60:40 ratio. Fortune shareholders who would otherwise be entitled to a fractional share of Southern Missouri common stock will instead receive an amount in cash equal to the fractional share interest multiplied by $43.99. Additionally, Fortune’s outstanding stock options will be fully vested upon consummation of the merger, and all outstanding Fortune stock options that are unexercised prior to the effective time of the merger will be cashed out pursuant to the terms of the merger agreement.

The aggregate merger consideration the holders of Fortune common stock will receive in the merger is based on Fortune’s consolidated equity capital (as adjusted pursuant to the merger agreement) as of the last business day of the month immediately preceding the month in which the merger closing occurs.  Accordingly, the aggregate merger consideration to be paid to the holders of Fortune common stock at closing will depend on several factors, including Fortune’s consolidated equity capital as of the last business day of the month immediately preceding the month in which the merger closing occurs, including adjustments to accrue for expenses related to the merger not previously accrued.  The per share merger consideration (both cash and stock) is also subject to the number of shares of Fortune stock outstanding immediately prior to the closing. In addition, since the per share stock consideration is calculated based on $43.99 (the average Southern Missouri common stock price), the market value of the stock portion of the merger consideration to be paid to the holders of Fortune common stock who elect and receive stock rather than cash will vary from the closing price of Southern Missouri common stock on the date Southern Missouri and Fortune announced the merger, on the date that this proxy statement/prospectus is mailed to Fortune shareholders, on the date of the Fortune special meeting, at the time the election is made and on the date the merger is completed and thereafter.  However, there will not be any adjustment to the merger consideration for changes in the market price of shares of Southern Missouri common stock (except under limited circumstances as disclosed in the merger agreement).  Therefore, you will not know at the time of the special meeting the precise aggregate merger consideration or the market value of the stock portion of the merger consideration you will receive upon completion of the merger. We urge you to obtain current market quotations for Southern Missouri common stock (NASDAQ: trading symbol “SMBC”).

As described in the accompanying proxy statement/prospectus, the completion of the merger is subject to customary conditions including approval of the merger agreement by Fortune’s shareholders and the receipt of regulatory approvals. Fortune will hold a special meeting of its shareholders to vote on the merger agreement. Approval of the merger agreement by Fortune shareholders requires the affirmative vote of the holders of two-thirds of the outstanding shares of Fortune common stock.  A failure to vote will have the same effect as voting against the merger agreement.  In addition to voting on the merger agreement, at the special meeting, Fortune shareholders will vote on a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the merger agreement, which we sometimes refer to as the “adjournment proposal.”  Fortune’s directors, including the majority shareholder, who own collectively approximately 56.48%, of Fortune’s outstanding shares as of the date of this proxy statement/prospectus, have each executed a voting agreement with Southern Missouri pursuant to which they have agreed to vote their shares of Fortune common stock in favor of the merger agreement.

The Fortune board of directors has carefully considered the merger and the terms of the merger agreement and believes that the completion of the merger on the terms set forth in the merger agreement is in the best interest of Fortune and its shareholders. Accordingly, the Fortune board of directors recommends that holders of Fortune common stock vote “FOR” approval of the merger agreement proposal and “FOR” the adjournment proposal.  In considering the recommendations of the board of directors of Fortune, you should be aware that the directors and executive officers of Fortune have interests in the merger that are different from, or in addition to, the interests of Fortune shareholders generally. See the section entitled “Proposal 1 - The Merger Proposal—Interests of Fortune’s Directors and Executive Officers in the Merger” beginning on page 43 of this proxy statement/prospectus.

This proxy statement/prospectus describes the special meeting, the documents related to the merger and other matters. Please carefully read this entire proxy statement/prospectus, including “Risk Factors,” beginning on page 16 of this proxy statement/prospectus, for a discussion of the risks relating to the proposed merger. You also can obtain information about Southern Missouri from documents that it has filed with the Securities and Exchange Commission.

Daniel L. Jones, Chairman and Chief Executive Officer
Fortune Financial Corporation

Neither the Securities and Exchange Commission nor any state securities commission or any bank regulatory agency has approved or disapproved the shares of Southern Missouri stock to be issued in the merger or passed upon the adequacy or accuracy of this proxy statement/prospectus.  Any representation to the contrary is a criminal offense.

The securities to be issued in the merger are not savings or deposit accounts or other obligations of any bank or nonbank subsidiary of Southern Missouri or Fortune, and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

The date of this proxy statement/prospectus is [•], 2022, and it is first being mailed or otherwise delivered to the shareholders of Fortune on or about [•], 2022 .

FORTUNE FINANCIAL CORPORATION

3494 Jeffco Boulevard

Arnold, MO 63010

(636) 464-9009

NOTICE OF SPECIAL MEETING OF

FORTUNE FINANCIAL CORPORATION SHAREHOLDERS

Date:	Friday, February 4, 2022
Time:	5:00 p.m., local time
Place:	Fortune Bank Headquarters; 3494 Jeffco Blvd.; Arnold, MO 63010

To Fortune Financial Corporation Shareholders:

We are pleased to notify you of and invite you to a special meeting of shareholders of Fortune Financial Corporation, which we refer to as “Fortune.”  At the special meeting, holders of Fortune common stock will be asked to vote on the following matters:

●	A proposal to approve the Agreement and Plan of Merger, dated as of September 28, 2021, by and among Southern Missouri Bancorp, Inc., which we refer to as “Southern Missouri,” Southern Missouri Acquisition V Corp., a wholly owned subsidiary of Southern Missouri, which we refer to as “Merger Sub,” and Fortune, pursuant to which Fortune will merge with and into Merger Sub, followed by a merger of Merger Sub with and into Southern Missouri; and
●	A proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the merger agreement.

Only holders of record of Fortune common stock as of the close of business on December 27, 2021, which is the date that the Fortune board of directors has fixed as the record date for the special meeting, are entitled to vote at the special meeting and any adjournments or postponements of the special meeting. Approval of the merger agreement proposal requires the affirmative vote of the holders of two-thirds of the outstanding shares of Fortune common stock.  The adjournment proposal will be approved if the votes cast in favor of the proposal exceed the votes cast against the proposal.  Each share of Fortune common stock entitles its holder to one vote.

Fortune’s board of directors has unanimously approved the merger agreement, has determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable and in the best interests of Fortune and its shareholders, and unanimously recommends that holders of Fortune common stock vote “FOR” approval of the merger agreement proposal and “FOR” the adjournment proposal.

Your vote is very important. We cannot complete the merger unless Fortune’s shareholders approve the merger agreement.

To ensure your representation at the special meeting, please complete and return the enclosed proxy card. Whether or not you expect to attend the special meeting in person, please vote promptly.

Fortune has concluded that, in connection with the merger, holders of Fortune common stock have the right to exercise dissenters’ rights under Section 351.455 of the General and Business Corporation Law of Missouri and obtain payment of the “fair value” of their shares of Fortune common stock in lieu of the merger consideration that holders of Fortune common stock would otherwise receive pursuant to the merger agreement. This right to dissent is summarized in the accompanying proxy statement/prospectus on page 45, and a copy of Section 351.455 is reprinted in full as Appendix B to the accompanying proxy statement/prospectus.

The enclosed proxy statement/prospectus provides a detailed description of the special meeting, the merger, the documents related to the merger and other matters. We urge you to read the proxy statement/prospectus, including the documents incorporated in the proxy statement/prospectus by reference, and its appendices carefully and in their entirety.

We look forward to hearing from you.

By Order of the Board of Directors

Daniel L. Jones, Chairman and Chief Executive Officer
Fortune Financial Corporation

[•], [•]

Arnold, MO

YOUR VOTE IS VERY IMPORTANT!

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE VOTE PROMPTLY BY RETURNING THE ENCLOSED PROXY CARD.

REFERENCES TO ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates important business and financial information about Southern Missouri from documents filed with the Securities and Exchange Commission, or the SEC, that are not included in or delivered with this proxy statement/prospectus.  You can obtain any of the documents filed with or furnished to the SEC by Southern Missouri at no cost from the SEC’s website at http://www.sec.gov.   You may also request copies of these documents, including documents incorporated by reference in this proxy statement/prospectus, at no cost by contacting Southern Missouri Bancorp, Inc., Attn: Investor Relations, 2991 Oak Grove Road, Poplar Bluff, Missouri 63901, or by telephone at (573) 778-1800.

You will not be charged for any of these documents that you request. To obtain timely delivery of these documents, you must request them no later than five business days before the date of Fortune’s special meeting of shareholders.  This means that Fortune shareholders requesting documents must do so by January 28, 2022, in order to receive them before the special meeting.

In addition, if you have questions about the merger or the special meeting, need additional copies of this proxy statement/prospectus or need to obtain proxy cards or other information related to the proxy solicitation, you may contact Fortune, at the following address:

FORTUNE FINANCIAL CORPORATION

Attn: Daniel L. Jones, Chairman and Chief Executive Officer
3494 Jeffco Boulevard
Arnold, MO 63010

Fortune does not have a class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended, is not subject to the reporting requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, and accordingly does not file documents or reports with the SEC.

You should rely only on the information contained in, or incorporated by reference into, this proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this proxy statement/prospectus. This proxy statement/prospectus is dated [•], 2022, and you should assume that the information in this proxy statement/prospectus is accurate only as of such date. You should assume that the information incorporated by reference into this proxy statement/prospectus is accurate as of the date of the document that includes such information.  Neither the mailing of this proxy statement/prospectus to Fortune shareholders nor the issuance by Southern Missouri of shares of Southern Missouri common stock in connection with the merger will create any implication to the contrary.

Southern Missouri supplied all information contained or incorporated by reference in this proxy statement/prospectus relating to Southern Missouri and Fortune supplied all information contained in this proxy statement/prospectus relating to Fortune. Information on the websites of Southern Missouri and Fortune, or any subsidiary of Southern Missouri or Fortune, is not part of this proxy statement/prospectus or incorporated by reference herein.  You should not rely on that information in deciding how to vote.

This document does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

See “Where You Can Find More Information” on page 75 and “Information About Southern Missouri Bancorp” on page 64 for more details relating to Southern Missouri, and “Information About Fortune Financial Corporation” on page 64 for more details relating to Fortune.

APPENDICES

AAgreement and Plan of Merger, dated as of September 28, 2021, by and among Southern Missouri Bancorp, Inc., Southern Missouri Acquisition V Corp. and Fortune Financial Corporation

BSection 351.455 of the General and Business Corporation Law of Missouri, as amended

COpinion of Piper Sandler & Co.

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

The following are questions that you may have about the merger and the special meeting of Fortune shareholders, and brief answers to those questions. We urge you to read carefully the entire proxy statement/prospectus because the information in this section does not provide all of the information that might be important to you with respect to the merger and the special meeting.  Additional important information is contained in the documents incorporated by reference into this proxy statement/prospectus.  See “Where You Can Find More Information.”

Unless the context otherwise requires, throughout this proxy statement/prospectus, “Southern Missouri” refers to Southern Missouri Bancorp, Inc., “Fortune” refers to Fortune Financial Corporation and “we,” “us” and “our” refer collectively to Southern Missouri and Fortune.

Q:	What is the merger?

A:

Southern Missouri and Fortune have entered into an Agreement and Plan of Merger, dated as of September 28, 2021 (which we refer to as the “merger agreement”), pursuant to which Fortune will merge with and into Southern Missouri Acquisition V Corp., a wholly owned subsidiary of Southern Missouri (which we refer to as “Merger Sub”), with Merger Sub continuing as the surviving corporation and each outstanding share of Fortune converted into the right to receive the merger consideration (we refer to this transaction as the “merger”).  Immediately following the merger, Merger Sub will merge with and into Southern Missouri, with Southern Missouri continuing as the surviving corporation (we refer to this transaction as the "holding company merger") and, following the holding company merger, Fortune’s wholly owned subsidiary bank, FortuneBank (which we refer to as “FB”), will merge with and into Southern Missouri’s wholly owned subsidiary bank, Southern Bank, with Southern Bank continuing as the surviving bank (we refer to this transaction as the “bank merger”).  The merger, holding company merger and bank merger are sometimes collectively referred to herein as the “mergers.”  A copy of the merger agreement is attached to this proxy statement/prospectus as Appendix A.

Q:	Why am I receiving this proxy statement/prospectus?

A:

We are delivering this document to you because you are a shareholder of Fortune and this document is a proxy statement being used by Fortune’s board of directors to solicit proxies of its shareholders in connection with approval of the merger agreement (which we sometimes refer to as the “merger agreement proposal”).  This document is also a prospectus that is being delivered to Fortune shareholders because Southern Missouri is offering shares of its common stock to Fortune shareholders in connection with the merger.

The merger cannot be completed unless the holders of Fortune common stock approve the merger agreement proposal by the affirmative vote of the holders of two-thirds of the outstanding shares of Fortune common stock.

Fortune’s directors, including the majority shareholder, who own collectively approximately 56.48% of Fortune’s outstanding shares as of the date of this proxy statement/prospectus, have each executed a voting agreement with Southern Missouri pursuant to which they have agreed to vote their shares of Fortune common stock in favor of the merger agreement.  As a result of the voting agreements, we expect to receive a number of votes sufficient to satisfy the two-thirds approval requirement described above.  For more information regarding the voting agreements, see “Proposal 1 - The Merger Proposal—Voting Agreements” beginning on page 59.

Q:	In addition to the merger agreement proposal, what else are Fortune shareholders being asked to vote on?

A:

Fortune is soliciting proxies from holders of its common stock with respect to one additional proposal. This additional proposal is to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the merger agreement proposal (which we sometimes refer to as the “adjournment proposal”). Completion of the merger is not conditioned upon approval of the adjournment proposal.

Q:	What will Fortune shareholders receive in the merger?

A:

Each share of Fortune common stock that is outstanding immediately prior to the merger, other than shares held by persons who have perfected dissenters’ rights under Missouri law and any shares owned by Southern Missouri or Fortune, will be converted into the right to receive, subject to the election and the proration and allocation procedures set forth in the merger agreement and described below, either: (1) cash or (2) a fixed exchange ratio of shares of Southern Missouri common stock, with cash paid in lieu of fractional shares.

Forty percent (40%) of the aggregate merger consideration will be paid in cash and sixty percent (60%) will be paid in shares of Southern Missouri common stock.  The cash consideration paid for each share of Fortune common stock, which we refer to as the “per share cash consideration,” will be $12.55, subject to adjustment to Fortune’s consolidated capital, as discussed above, and also subject to any change in the number of outstanding shares of Fortune common stock immediately prior to the merger.  The stock consideration paid for each share of Fortune common stock, which we refer to as the “per share stock consideration,” will be a number of shares of Southern Missouri common stock equal to the per share cash consideration divided by $43.99, the average closing price of Southern Missouri common stock for the 20-trading day period ending on and including the second trading day preceding September 28, 2021 (the date of the merger agreement), which we refer to as the “average Southern Missouri common stock price.”  Fortune shareholders who receive stock and would otherwise be entitled to a fractional share of Southern Missouri common stock will instead receive an amount in cash equal to the fractional share interest multiplied by $43.99. Additionally, Fortune’s outstanding stock options will be fully vested upon consummation of the merger, and all outstanding Fortune stock options that are unexercised prior to the effective time of the merger will be cashed out pursuant to the terms of the merger agreement.

For further information, see “Proposal 1 – The Merger Proposal—Merger Consideration.”

Q:	What will be the procedure for electing the form of merger consideration?

A:

Not less than 20 business days prior to the anticipated election deadline, Southern Missouri will send an election form to holders of record of Fortune common stock. The election form will include transmittal materials containing instructions for surrendering their shares in connection with their elections. Unless Southern Missouri and Fortune agree otherwise, the election deadline will be 5:00 p.m. Central time on the date which Southern Missouri and Fortune agree is as near as practicable to three business days prior to the anticipated closing date of the merger.

The election form sent to holders of Fortune common stock will allow a holder to indicate the number of shares of Fortune common stock for which such holder desires to receive the stock consideration and the number of shares for which such holder desires to receive the case consideration.

To make a valid election, a properly completed and signed election form and transmittal materials (including the certificates representing the holder’s shares, or a customary guarantee of delivery of such certificates from a member of any registered national securities exchange or a commercial bank or trust company in the United States), must actually be received by Southern Missouri’s exchange agent, at or prior to the election deadline.

Q:	Can I submit an election form if I vote against the merger agreement?

A:	Yes, you can submit an election form even if you vote against the merger agreement.

Q:	Can I change or revoke my election once it has been submitted?

A:

Yes. You can change or revoke your election as to your desire to receive the stock consideration and/or the cash consideration with respect to all or a portion of your shares of Fortune stock by delivering written notice to the exchange agent, accompanied by a properly completed and signed revised election form, prior to the election deadline.

Q:	What happens if I do not make a valid election prior to the election deadline?

A:

If you fail to submit a valid election form to the exchange agent prior to the election deadline, then you will be deemed to have made no election. Depending on the elections made by the other holders of Fortune stock, you will receive shares of Southern Missouri common stock or cash for your shares of common stock.

Q:	Will I receive the form of merger consideration that I elect?

A:

You will receive the form of merger consideration that you elect if Fortune shareholders as a whole do not elect to receive more of that form of consideration than is available under the merger agreement. The merger agreement provides that the aggregate cash consideration that will be paid for shares of Fortune stock is 40% of the merger consideration, with the remaining consideration (60%) consisting of shares of Southern Missouri common stock:

If Fortune shareholders elect to receive more of one form of consideration than is available, we will allocate the available amount ratably among the Fortune shareholders electing to receive that form of consideration, and those shareholders will receive the other form of consideration for the balance of their shares. Accordingly, you may receive a form of merger consideration that differs from your election.

Q:	Is the value of the cash consideration and the stock consideration the same?

A:

No. The value of the cash consideration is fixed at $12.55 per share. However, the value of the stock consideration, which is 0.2853 shares of Southern Missouri common stock, will fluctuate with the market price of Southern Missouri common stock and will not be known at the time of the special meeting or prior to the election deadline, and may be more or less than the value of the cash consideration on the date of the special meeting, at the time an election is made and at the completion of the merger. Based on the $45.50 per share closing price of Southern Missouri common stock on the NASDAQ Global Market on September 27, 2021, the last trading day before public announcement of the merger agreement, the value of the stock consideration was approximately $12.98. Based on the closing stock price of Southern Missouri common stock on the NASDAQ Global Stock Market on December 31, 2021, the latest practicable trading day before the printing of this proxy statement/prospectus, of $52.17, the value of the stock consideration was approximately $14.89. You should obtain current stock price quotations for Southern Missouri common stock.

Q:	How will Fortune stock options be treated in the merger?
A:

Fortune’s outstanding stock options will be fully vested upon the effective time of the merger, and all outstanding Fortune stock options that are unexercised prior to the effective time of the merger will be automatically canceled and converted into the right to receive cash equal to the amount by which $12.55 exceeds the option exercise price. As of the effective time of the merger, all Fortune stock options, whether or not vested or exercisable, will no longer be outstanding and shall automatically cease to exist, and the holder of Fortune stock options will cease to have any rights with respect to such Fortune stock option, except the right to receive the option consideration.  The option consideration will be paid in cash.

Q:	How does Fortune’s board of directors recommend that I vote at the special meeting?

A:

After careful consideration, Fortune’s board of directors unanimously recommends that holders of Fortune common stock vote “FOR” the merger agreement proposal and “FOR” the adjournment proposal.

For a more complete description of Fortune’s reasons for the merger and the recommendations of the Fortune board of directors, see “Proposal 1 - The Merger Proposal—Fortune’s Reasons for the Merger; Recommendation of Fortune’s Board of Directors” beginning on page 31.

Q:	When and where is the special meeting?

A:	The special meeting will be held at Fortune Bank Headquarters; 3494 Jeffco Blvd.; Arnold, MO 63010, on Friday, February 4, 2022, at 5:00 p.m., local time.

Q:	What do I need to do now?

A:

After you have carefully read this proxy statement/prospectus and have decided how you wish your shares to be voted, please complete, sign, and date your proxy card and mail it in the enclosed postage-paid return envelope as soon as possible.

Q:	Who is entitled to vote?

A:

Holders of record of Fortune common stock at the close of business on December 27, 2021, which is the date that the Fortune board of directors has fixed as the record date for the special meeting, are entitled to vote at the special meeting.

Q:	What constitutes a quorum?

A:

The presence at the special meeting, in person or by proxy, of the holders of a majority of the total outstanding shares of Fortune common stock will constitute a quorum for the transaction of business on the merger agreement proposal and the adjournment proposal.  Abstentions and broker non-votes will be treated as shares that are present at the meeting for the purpose of determining the presence of a quorum.

Q:	What is the vote required to approve each proposal at the special meeting?

A:

Merger agreement proposal:  To approve the merger agreement proposal, two-thirds of the shares of Fortune common stock entitled to vote thereon must be voted in favor of such proposal.  If you mark “ABSTAIN” on your proxy or fail to submit a proxy and fail to vote in person at the special meeting, it will have the same effect as a vote “AGAINST” the merger agreement proposal.

Adjournment proposal:  The adjournment proposal will be approved if the votes cast in favor of such proposal at the special meeting exceed the votes cast in opposition to such proposal.  If you mark “ABSTAIN” on your proxy or fail to submit a proxy and fail to vote in person at the special meeting, it will have no effect on the adjournment proposal.

Fortune’s directors and executive officers and their affiliates were entitled to vote approximately 1,349,071 shares of Fortune’s common stock, or approximately 56.48% of the total outstanding shares of Fortune common stock as of the date of this proxy statement/prospectus.  As discussed above, Fortune’s directors, including the majority shareholder, own collectively 1,349,071 shares, or approximately 56.48%, of Fortune’s outstanding common stock as of the date of this proxy statement/prospectus and they have each executed a voting agreement with Southern Missouri pursuant to which they have agreed to vote their shares of Fortune common stock in favor of the merger agreement.

Q:	Why is my vote important?

A:

We cannot complete the merger unless Fortune shareholders approve the merger agreement.  Approval of the merger agreement requires the approval of two-thirds of the outstanding shares of Fortune common stock.  In addition, Southern Missouri is not required to complete the merger unless holders of less than 10% of the total shares of Fortune common stock are, or have the ability to become, dissenting shares, pursuant to the General and Business Corporation Law of Missouri, meaning that holders of shares representing at least 90% of the shares of Fortune common stock outstanding immediately prior to the effective time of the merger have approved the merger agreement or otherwise allowed their dissenters’ rights to lapse under Missouri law.

Fortune’s directors, including the majority shareholder, own collectively 1,349,071 shares (approximately 56.48%) of Fortune’s outstanding common stock as of the date of this proxy statement/prospectus.  Under the terms of the voting agreements entered into by Fortune’s directors, including the majority shareholder, they have agreed to vote all of their shares of Fortune common stock for the merger agreement proposal.  As a result, we expect to receive sufficient votes to satisfy the two-thirds vote requirement to approve the merger agreement proposal.  However, unless waived by Southern Missouri, the 90% condition described above can only be satisfied if, in addition to shares that are bound by the voting agreements, holders of 800,810 shares of Fortune common stock, representing approximately 33.52% of all outstanding shares of Fortune common stock, either vote to approve the merger agreement or otherwise allow their dissenters’ rights to lapse.

Q:	Can I attend the special meeting and vote my shares in person?

A:

Yes. All shareholders of Fortune are invited to attend the special meeting.  Holders of record of Fortune common stock can vote in person at the special meeting.  If you wish to vote in person at the special meeting and you are a shareholder of record, you should bring the enclosed proxy card and proof of identity. At the appropriate time during the special meeting, the shareholders present will be asked whether anyone wishes to vote in person. You should raise your hand at this time to receive a ballot to record your vote. Even if you plan to attend the special meeting, we encourage you to vote by proxy to save us the expense of further proxy solicitation efforts.

Q:	Can I change my proxy or voting instructions?

A:

Yes. If you are a holder of record of Fortune common stock you may revoke your proxy at any time before it is voted by (1) signing and returning a proxy card with a later date, (2) delivering a written revocation to Fortune’s Corporate Secretary or (3) attending the Fortune special meeting in person and voting by ballot at the special meeting.  Attendance at the special meeting by itself will not automatically revoke your proxy. A revocation or later-dated proxy received by Fortune after the vote is taken at the special meeting will not affect your previously submitted proxy. The mailing address for Fortune’s Corporate Secretary is: Fortune Financial Corporation, Attention: Corporate Secretary, 3494 Jeffco Boulevard, Arnold, MO 63010.

Q:	Will Fortune be required to submit the proposal to approve the merger agreement to its shareholders even if Fortune’s board of directors has withdrawn or modified its recommendation?

A:

Yes. Unless the merger agreement is terminated before the special meeting, Fortune is required to submit the proposal to approve the merger agreement to its shareholders even if Fortune’s board of directors has withdrawn or modified its recommendation.

Q:	What are the U.S. federal income tax consequences of the merger to Fortune shareholders?

A:

The mergers, taken as a whole, are intended to qualify as one or more tax-deferred “reorganizations” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (which we refer to as the “Code”). Assuming the mergers qualify as a reorganization, the federal income tax consequences to U.S. holders of Fortune common stock will depend primarily on whether they exchange their shares of Fortune common stock solely for shares of Southern Missouri common stock, solely for cash or for a combination of shares of Southern Missouri common stock and cash. It is expected that U.S. holders of Fortune common stock will not recognize gain or loss for U.S. federal income tax purposes upon the exchange of their shares of Fortune common stock solely for shares of Southern Missouri common stock pursuant to the merger, except with respect to any cash received by a Fortune shareholder in lieu of a fractional share of Southern Missouri common stock. U.S. holders of Fortune common stock who exchange their shares solely for cash should recognize gain or loss on the exchange. U.S. holders of Fortune common stock who exchange their shares for a combination of Southern Missouri common stock and cash will recognize gain (but not loss) in an amount equal to the lesser of (i) the amount by which the sum of the fair market value of the Southern Missouri common stock (determined as of the effective time of the merger) and cash received by such U.S. holder of Fortune common stock in the merger exceeds such U.S. holder’s adjusted tax basis in the holder’s Fortune common stock surrendered and (ii) the amount of cash received by such U.S. holder of Fortune common stock (in each case excluding any cash received in lieu of a fractional share of Southern Missouri common stock, with the gain or loss on such fractional share determined separately, as discussed below under “Material U.S. Federal Income Tax Consequences of the Merger—Receipt of Cash in Lieu of a Fractional Share of Southern Missouri Stock”).  Gain or loss is determined separately with respect to each block of Fortune common stock.  If a U.S. holder receives a combination of shares of Southern Missouri common stock and cash (other than cash received in lieu of a fractional share of Southern Missouri common stock) in exchange for shares of Fortune common stock pursuant to the merger and determines that it has a loss with respect to any block of shares, such loss cannot be recognized as part of the merger and cannot be used to offset any gain realized on another block of shares. The actual federal income tax consequences to U.S. holders of Fortune common stock of electing to receive cash, shares of Southern Missouri common stock or a combination of cash and stock will not be ascertainable at the time Fortune shareholders make their election because it will not be known at that time how, or to what extent, the allocation and proration procedures will apply, nor will the actual values of the stock consideration and the cash consideration be known at that time.

Please see “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 10 for further discussion of the material U.S. federal income tax consequences of the merger.  All holders of Fortune common stock should consult their own independent tax advisors regarding the particular tax consequences of the merger to them, including the applicability and effect of U.S. federal, state, local, foreign and other tax laws, tax return reporting requirements and the effect of any proposed changes in the tax laws.

Q:	Are holders of Fortune common stock entitled to dissenters’ rights?

A:

Yes. The General and Business Corporation Law of Missouri (which we refer to as the “MGBCL”) permits a holder of Fortune common stock to dissent from the merger and obtain payment in cash of the “fair value” of his or her shares of Fortune common stock. To do this, a shareholder must follow all of the procedures of Section 351.455 of the MGBCL in order to preserve his or her statutory rights.  In general, a shareholder must: (i) before the vote on approval of the merger agreement proposal at the special meeting, file a written objection to the merger with Fortune; (ii) not vote FOR the merger agreement proposal; (iii) within 20 days following the effective date of the merger, file a written demand for payment with Southern Missouri; and (iv) state in the written demand the number of shares of Fortune common stock owned by such shareholder.  If a holder of Fortune common stock follows the required procedures, his or her only right will be to receive the “fair value” of his or her shares of Fortune common stock in cash.  Failure to observe any of these procedures could result in the total loss of dissenters' rights under Section 351.455.  A shareholder who loses his or her dissenters' rights would be bound by the merger agreement and would have to accept the merger consideration as provided by the merger agreement.  Copies of the applicable provisions of the MGBCL are attached to this proxy statement/ prospectus as Appendix B. See “Proposal 1 - The Merger Proposal—Dissenters’ Rights of Fortune Shareholders.”

Q:	If I am a holder of Fortune common stock in certificated form, should I send in my Fortune common stock certificates now?

A:

No. Please do not send in your Fortune common stock certificates with your proxy. After completion of the merger, the exchange agent will send you instructions for exchanging certificates for Fortune common stock for the merger consideration.  See “Proposal 1 - The Merger Proposal—Conversion of Shares; Exchange Procedures.”

Q:	What should I do if I hold my shares of Fortune common stock in book-entry form?

A:

You are not required to take any special additional actions if your shares of Fortune common stock are held in book-entry form. After the completion of the merger, the exchange agent will send you instructions for exchanging your shares for the merger consideration.   See “Proposal 1 - The Merger Proposal—Conversion of Shares; Exchange Procedures.”

Q:	Whom may I contact if I cannot locate my Fortune common stock certificate(s)?

A:	If you are unable to locate your original Fortune common stock certificate(s), you should contact Lance K. Greunke, Fortune’s Corporate Secretary, at (636) 464-9009.

Q:	What should I do if I receive more than one set of voting materials?

A:

Fortune shareholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you are a holder of record of Fortune common stock and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive or otherwise follow the voting instructions set forth in this proxy statement/prospectus to ensure that you vote every share of Fortune common stock that you own.

Q:	When do you expect to complete the merger?

A:

Southern Missouri and Fortune expect to complete the merger late in the first calendar quarter of 2022, once all of the conditions to the merger are fulfilled. However, neither Southern Missouri nor Fortune can assure you of when or if the merger will be completed. We must first obtain the approval by Fortune shareholders of the merger agreement, obtain necessary regulatory approvals and satisfy certain other closing conditions.

Q:	What happens if the merger is not completed?

A:

If the merger is not completed, holders of Fortune common stock will not receive any consideration for their shares in connection with the merger. Instead, Fortune will remain an independent company.  In addition, if the merger agreement is terminated in certain circumstances, a termination fee may be required to be paid by Fortune to Southern Missouri. See “Proposal 1 - The Merger Proposal—Termination Fee” beginning on page 58 for a complete discussion of the circumstances under which a termination fee will be payable.

Q:	Whom should I call with questions?

A:

If you have any questions concerning the merger or this proxy statement/prospectus, would like additional copies of this proxy statement/prospectus or need help voting your shares of Fortune common stock, please contact Daniel L. Jones, Fortune’s Chairman and Chief Executive Officer, at (636) 464-9009.

SUMMARY

This summary highlights selected information from this proxy statement/prospectus and may not contain all of the information that is important to you. You should carefully read this entire document, including the appendices, and the other documents to which this document refers to fully understand the merger and the related transactions. A list of the documents incorporated by reference appears on page 75 under “Where You Can Find More Information.”

The Merger and the Merger Agreement (page 28)

The terms and conditions of the merger are contained in the merger agreement, which is attached to this proxy statement/prospectus as Appendix A. We encourage you to read the merger agreement carefully, as it is the legal document that governs the merger.

In the merger, Fortune will merge with and into Merger Sub, a wholly owned subsidiary of Southern Missouri, with Merger Sub as the surviving entity after the merger.  As a result of this merger, each outstanding share of Fortune common stock (other than dissenting and treasury shares) will be converted into the right to receive the merger consideration described below.

Immediately following the merger, Merger Sub will merge with and into Southern Missouri with Southern Missouri as the surviving entity in the holding company merger.  Following the holding company merger, Fortune’s wholly owned bank subsidiary, FB, will merge with and into Southern Missouri’s wholly owned bank subsidiary, Southern Bank, with Southern Bank as the surviving entity in the bank merger.  As a result of the mergers, Fortune and FB will cease to exist as separate entities.

In the Merger, Holders of Fortune Common Stock Can Elect to Receive Either Shares of Southern Missouri Common Stock or Cash (page 47)

Each share of Fortune common stock that is outstanding immediately prior to the merger, other than shares held by persons who have perfected dissenters’ rights under Missouri law and any shares owned by Southern Missouri or Fortune, will be converted into the right to receive, subject to the election and the proration and allocation procedures set forth in the merger agreement and described below, either: (1) cash or (2) a fixed exchange ratio of shares of Southern Missouri common stock, with cash paid in lieu of fractional shares.

Forty percent (40%) of the aggregate merger consideration will be paid in cash and sixty percent (60%) will be paid in shares of Southern Missouri common stock.  The cash consideration paid for each share of Fortune common stock, which we refer to as the “per share cash consideration,” will be $12.55, subject to adjustment to Fortune’s consolidated capital, as discussed above and also subject to any change in the number of outstanding shares of Fortune common stock immediately prior to the merger.  The stock consideration paid for each share of Fortune common stock, which we refer to as the “per share stock consideration,” will be a number of shares of Southern Missouri common stock equal to the per share cash consideration divided by $43.99, the average closing price of Southern Missouri common stock for the 20-trading day period ending on and including the second trading day preceding September 28, 2021 (the date of the merger agreement), which we refer to as the “average Southern Missouri common stock price.”  Fortune shareholders who receive stock and would otherwise be entitled to a fractional share of Southern Missouri common stock will instead receive an amount in cash equal to the fractional share interest multiplied by $43.99.

You will receive the form of merger consideration that you elect if the Fortune shareholders do not elect to receive more of that form of consideration than is available under the merger agreement. The merger agreement provides that the aggregate cash consideration that will be paid for shares of Fortune stock will be 40% of the aggregate merger consideration, with the remaining merger consideration consisting of shares of Southern Missouri common stock.

If the Fortune shareholders elect to receive more of one form of consideration than is available, we will allocate the available amount ratably among the Fortune shareholders electing to receive that form of consideration, and those shareholders will receive the other form of consideration for the balance of their shares, as applicable. Accordingly, you may receive a form of merger consideration that differs from your election.

Prior to the effective time of the merger, Southern Missouri will mail or deliver an election form with instructions for making your election as to the form of consideration that you prefer to receive in the merger. The available elections, election procedures and deadline for making elections are described under the heading “Proposal 1 – The Merger Proposal—Conversion of Shares; Election and Exchange Procedures.” If you fail to submit a valid election form that is received by the exchange agent on or before the election deadline, then depending on the elections made by the other holders of stock, you will receive shares of Southern Missouri common stock or cash for your shares of Fortune common stock.

Southern Missouri’s common stock is listed on the NASDAQ Global Market under the symbol “SMBC.”  Fortune’s common stock is not listed on an exchange or quoted on any automated services, and there is no established trading market for shares of Fortune common stock.  The following table shows the closing sale prices of Southern Missouri common stock as reported on NASDAQ on, and the last known sales prices of Fortune common stock as of, September 27, 2021, the day immediately prior to the public announcement of the merger agreement, and December 31, 2021, the last practicable trading day before the printing of this proxy statement/prospectus. This table also shows the implied value of the merger consideration payable for each share of Fortune common stock that receives the per share stock consideration, calculated by multiplying the closing price of Southern Missouri common stock on those dates by the exchange ratio of 0.2853. The per share cash consideration is $12.55. Both the per share cash and stock consideration are subject to adjustment based on Fortune’s consolidated equity capital and a change in the number of shares of Fortune common stock outstanding immediately prior to the merger.

Date	Southern Missouri Closing Price	Fortune Common Stock Sales Price	Implied Value of Stock Consideration for One Share of Fortune Common Stock

September 27, 2021	$45.50	$6.93(1)	$12.98
December 31, 2021	$52.17	$6.93(1)	$14.89

(1)The last known sale of Fortune common stock occurred on June 29, 2021.

Treatment of Fortune stock options (page 29)

Fortune’s outstanding stock options will be fully vested upon the effective time of the merger, and all outstanding Fortune stock options that are unexercised prior to the effective time of the merger will be automatically canceled and converted into the right to receive cash equal to the amount by which $12.55 exceeds the option exercise price. As of the effective time of the merger, all Fortune stock options, whether or not vested or exercisable, will no longer be outstanding and shall automatically cease to exist, and the holder of Fortune stock options will cease to have any rights with respect to such Fortune stock option, except the right to receive the option consideration.  The option consideration will be paid in cash.

Fortune Will Hold a Special Meeting of Shareholders on February 4, 2022 (page 25)

A special meeting of Fortune’s shareholders will be held on February 4, 2022, at 5:00 p.m., local time, at Fortune Bank Headquarters located at 3494 Jeffco Blvd.; Arnold, MO  63010.  At the special meeting, holders of Fortune common stock will be asked to vote on the following matters:

●	the merger agreement proposal; and
●	the adjournment proposal.

Only holders of record of Fortune common stock at the close of business on December 27, 2021, will be entitled to vote at the special meeting. Each share of Fortune common stock is entitled to one vote on the merger agreement proposal and the adjournment proposal.  As of the record date, there were 2,388,757 shares of Fortune common stock entitled to vote at the special meeting.  As of the record date, Fortune’s directors and executive officers and their affiliates were entitled to vote approximately 1,349,071 shares of Fortune’s common stock, or approximately 56.48% of the total outstanding shares of Fortune common stock.

To approve the merger agreement proposal, two-thirds of the shares of Fortune common stock must be voted in favor of such proposal.  The adjournment proposal will be approved if the votes cast by holders of Fortune common stock in favor of such proposal exceed the votes cast in opposition to such proposal.  If you mark “ABSTAIN” on your proxy, or fail to submit a proxy and fail to vote in person at the special meeting, it will have the same effect as a vote “AGAINST” the merger agreement proposal.  If you mark “ABSTAIN” on your proxy, or fail to submit a proxy and fail to vote in person at the special meeting, it will have no effect on the adjournment proposal.

Fortune’s directors, including the majority shareholder, own approximately 56.48% of Fortune’s outstanding shares as of the date of this proxy statement/prospectus, and have each entered into a voting agreement with Southern Missouri pursuant to which they have agreed, among other things, (i) to vote their shares in favor of the merger agreement proposal, and (ii) subject to limited exceptions, not to sell or otherwise dispose of shares of Fortune common stock beneficially owned as of the date of such voting agreements until after the approval of the merger agreement by the shareholders of Fortune. As a result of the voting agreements, we expect to receive a number of votes sufficient to satisfy the two-thirds approval requirement described above.  For additional information regarding the voting agreements, see “Proposal 1 - The Merger Proposal—Voting Agreements.”

Fortune’s Board of Directors Unanimously Recommends that Fortune Shareholders Vote “FOR” the Approval of the Merger Agreement Proposal and the Adjournment Proposal (page 25).

After careful consideration, Fortune’s board of directors has determined that the merger agreement and the transactions contemplated by the merger agreement, including the mergers, are advisable and in the best interests of Fortune and its common shareholders and has unanimously approved the merger agreement. Fortune’s board of directors unanimously recommends that holders of Fortune common stock vote “FOR” the approval of the merger agreement proposal and “FOR” approval of the adjournment proposal.  For the factors considered by Fortune’s board of directors in reaching its decision to approve the merger agreement, see “Proposal 1 - The Merger Proposal—Fortune’s Reasons for the Merger; Recommendation of Fortune’s Board of Directors.”

Opinion of Fortune’s Financial Advisor (page 33)

Fortune retained Piper Sandler & Co. (which we refer to as “Piper Sandler”) to act as financial advisor to the Fortune board of directors in connection with Fortune’s consideration of a possible business combination. At the September 28, 2021, meeting at which Fortune’s board of directors considered the merger and the merger agreement, Piper Sandler delivered to the board of directors its oral opinion, which was subsequently confirmed in writing on September 28, 2021, to the effect that, as of such date, the merger consideration was fair to the holders of Fortune common stock from a financial point of view.

The full text of Piper Sandler’s opinion dated as of September 28, 2021, is attached as Appendix C to this proxy statement/prospectus. Piper Sandler’s opinion was directed to the board of directors of Fortune in connection with its consideration of the merger and the merger agreement and does not constitute a recommendation to any shareholder of Fortune as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the approval of the merger and the merger agreement.  Piper Sandler’s opinion was directed only to the fairness, from a financial point of view, of the merger consideration to the holders of Fortune common stock and did not address the underlying business decision of Fortune to engage in the merger, the relative merits of the merger as compared to any other alternative transactions or business strategies that might exist for Fortune or the effect of any other transaction in which Fortune might engage.  Piper Sandler also did not express any opinion as to the fairness of the amount or nature of the compensation to be received in the merger by any officer, director or employee of Fortune or Southern Missouri, or any class of such persons, if any, relative to the compensation to be received in the merger by any other shareholder.  Piper Sandler’s opinion was approved by Piper Sandler’s fairness opinion committee.

Material U.S. Federal Income Tax Consequences of the Merger (page 59)

The mergers, taken as a whole, are intended to qualify as one or more tax-deferred “reorganizations” within the meaning of Section 368(a) of the Code.  Assuming the mergers qualify as a reorganization, the federal income tax consequences to U.S. holders of Fortune common stock will depend primarily on whether they exchange their shares of Fortune common stock solely for shares of Southern Missouri common stock, solely for cash or for a combination of shares of Southern Missouri common stock and cash. It is expected that U.S. holders of Fortune common stock will not recognize gain or loss for U.S. federal income tax purposes upon the exchange of their shares of Fortune common stock solely for shares of Southern Missouri common stock pursuant to the merger, except with respect to any cash received by a Fortune shareholder in lieu of a fractional share of Southern Missouri common stock. U.S. holders of Fortune common stock who exchange their shares solely for cash should recognize gain or loss on the exchange.  U.S. holders of Fortune common stock who exchange their shares for a combination of Southern Missouri common stock and cash generally will recognize gain (but not loss) in an amount equal to the lesser of (i) the amount by which the sum of the fair market value of the Southern Missouri common stock (determined as of the effective time of the merger) and cash received by such U.S. holder of Fortune common stock in the merger exceeds such U.S. holder’s adjusted tax basis in its Fortune common stock surrendered and (ii) the amount of cash received by such U.S. holder of Fortune common stock (excluding in each case any cash received in lieu of fractional shares of Southern Missouri common stock, with the gain or loss on such fractional share determined separately, as discussed under “Material U.S. Federal Income Tax Consequences of the Merger—Receipt of Cash in Lieu of a Fractional Share of Southern Missouri Stock”).  Gain or loss is determined separately with respect to each block of Fortune common stock.  If a U.S. holder receives a combination of shares of Southern Missouri common stock and cash (other than cash received in lieu of a fractional share of Southern Missouri common stock) in exchange for shares of Fortune common stock pursuant to the merger and determines that it has a loss with respect to any block of shares, such loss cannot be recognized as part of the merger and cannot be used to offset any gain realized on another block of shares. The actual federal income tax consequences to U.S. holders of Fortune common stock of electing to receive cash, shares of Southern Missouri common stock or a combination of cash and stock will not be ascertainable at the time Fortune shareholders make their election because it will not be known at that time how, or to what extent, the allocation and proration procedures will apply, nor will the actual values of the stock consideration and the cash consideration be known at that time.

For further information, see “Material U.S. Federal Income Tax Consequences of the Merger.”

The U.S. federal income tax consequences described above may not apply to all holders of Fortune common stock. Your tax consequences will depend on your individual situation. Accordingly, we strongly urge you to consult your independent tax advisor for a full understanding of the particular tax consequences of the merger to you.

Holders of Fortune Common Stock Have Dissenters’ Rights in Connection with the Merger (page 45)

Under the MGBCL, any holder of Fortune common stock can dissent from the merger and elect to have the estimated fair value of his or her shares paid in cash instead of receiving the merger consideration under the merger agreement.

To assert dissenters' rights, a holder of such shares must satisfy all of the following conditions:

●	deliver a written objection to the merger to Fortune before the vote on the merger agreement proposal;
●	not vote in favor of the merger agreement proposal. The return of a signed proxy which does not specify a vote against the merger agreement proposal or a direction to abstain will constitute a waiver of the shareholder's right to dissent; and
●	within 20 days following the effective date of the merger, file a written demand for payment with Southern Missouri and state in the written demand the number of shares of Fortune common stock owned by such shareholder.

A copy of the relevant sections of the MGBCL governing this process is attached to this proxy statement/prospectus as Appendix B.

The exercise of dissenters’ rights by holders of Fortune common stock will result in the recognition of gain or loss, as the case may be, for federal income tax purposes.

Fortune’s Executive Officers and Directors Have Interests in the Merger that Differ from Your Interests (page 43)

Fortune shareholders should be aware that Fortune’s directors and executive officers have interests in the merger and arrangements that are different from, or in addition to, those of Fortune shareholders generally. Fortune’s board of directors was aware of these interests and considered these interests, among other matters, when making its decision to approve the merger agreement, and in recommending that Fortune shareholders vote in favor of approving the merger agreement.

These interests include the following:

●	Certain officers of Fortune and/or FB have agreements with FB that provide for cash payments or retention bonuses in the event of a change in control of FB;
●	Daniel L. Jones, Chairman of the Board and Chief Executive Officer of Fortune and FB, is expected to become a director of Southern Missouri and has entered into an employment agreement with Southern Bank, Southern Missouri’s wholly owned bank subsidiary, to be effective upon completion of the merger;
●	Fortune directors and executive officers Gerard J. “Jerry” Geen and Lance K. Greunke have outstanding stock options that will, at the effective time of the merger, be automatically canceled and converted into the right to receive cash equal to the amount by which $12.55 exceeds the option exercise price;
●	Christopher K. Ford, President and Chief Revenue Officer of FB, has entered into an employment agreement with Southern Bank, Southern Missouri’s wholly owned bank subsidiary, to be effective upon completion of the merger; and
●	Continued indemnification and liability insurance coverage following the merger for Fortune’s directors and officers.

For a more complete description of these interests, see “Proposal 1 - The Merger Proposal—Interests of Fortune’s Directors and Executive Officers in the Merger.”

Regulatory Approvals

Each of Southern Missouri and Fortune has agreed to cooperate with the other and use commercially reasonable best efforts to obtain all regulatory approvals required to complete the transactions contemplated by the merger agreement, including the merger, the holding company merger and the bank merger. These include approvals from the Board of Governors of the Federal Reserve System, which we refer to as the Federal Reserve Board, and the Missouri Division of Finance, which we refer to as the “Missouri Division.”  The U.S. Department of Justice may also review the impact of the mergers on competition.

As of the date of this proxy statement/prospectus, all applications and notices necessary to obtain all required regulatory approvals have been filed. There can be no assurance as to whether all required regulatory approvals will be obtained or the dates of the approvals. There also can be no assurance that the regulatory approvals received will not contain a condition or requirement that results in a failure to satisfy the conditions to closing set forth in the merger agreement. See “Proposal 1 - The Merger Proposal—Conditions to Complete the Merger.”

Conditions that Must be Satisfied or Waived for the Merger to Occur (page 56)

As more fully described in this proxy statement/prospectus and in the merger agreement, the completion of the merger is subject to a number of conditions being satisfied or, where legally permitted, waived.  These conditions include:

●	approval of the merger agreement by Fortune’s shareholders;
●	the filing by Southern Missouri with NASDAQ of a notification form for the listing of the shares of Southern Missouri common stock to be issued in the merger, and the non-objection by NASDAQ to such listing;
●	the receipt of all required regulatory approvals without the imposition of any unduly burdensome condition upon Southern Missouri;
●	the effectiveness of the registration statement on Form S-4 of which this proxy statement/prospectus is a part;
●	the absence of any order, injunction, decree or law, rule or regulation preventing or making illegal the completion of the merger or the bank merger;
●	subject to the standards set forth in the closing conditions in the merger agreement, the accuracy of the representations and warranties of Southern Missouri and Fortune on the date of the merger agreement and the closing date of the merger;
●	performance in all material respects by each of Southern Missouri and Fortune of its obligations under the merger agreement;
●	receipt by Fortune of certain third-party consents to the merger;
●	the number of shares of Fortune common stock the holders of which have perfected dissenters’ rights under Missouri law shall be less than 10.0% of the total number of outstanding shares of Fortune common stock; and

We expect to complete the merger late in the first calendar quarter of 2022.  No assurance can be given, however, as to when or if the conditions to the merger will be satisfied or waived, or that the merger will be completed.

Non-Solicitation (page 56)

Fortune has agreed that it generally will not solicit or encourage any inquiries or proposals regarding other acquisition proposals by third parties.  Fortune may respond to an unsolicited proposal if the board of directors of Fortune determines in good faith that the proposal constitutes or is reasonably likely to result in a transaction that is more favorable from a financial point of view to Fortune’s shareholders than the merger and that the board’s failure to respond would result in a violation of its fiduciary duties.  Fortune must promptly notify Southern Missouri if it receives any other acquisition proposals.

Termination of the Merger Agreement (page 57)

The merger agreement can be terminated at any time prior to completion of the merger in the following circumstances:

●	by mutual written consent of Southern Missouri and Fortune;
●	by either Southern Missouri or Fortune if any governmental entity that must grant a required regulatory approval has denied approval of the merger or bank merger and such denial has become final and non-appealable or any governmental entity of competent jurisdiction has issued a final non-appealable order, injunction or decree permanently enjoining or otherwise prohibiting or making illegal the merger or bank merger, unless the failure to obtain a required regulatory approval is due to the failure of the party seeking to terminate the merger agreement to perform or observe its covenants and agreements under the merger agreement;
●	by either Southern Missouri or Fortune if the merger has not been completed on or before June 30, 2022, unless the failure of the merger to be completed by that date is due to the failure of the party seeking to terminate the merger agreement to perform or observe its covenants and agreements under the merger agreement;
●	by either Southern Missouri or Fortune (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement) if there is a breach of any of the covenants or agreements or any of the representations or warranties set forth in the merger agreement on the part of the other party which either individually or in the aggregate would result in, if occurring or continuing on the date the merger is completed; the failure of any closing condition of the terminating party and which is not cured within 20 days following written notice to the party committing such breach or by its nature or timing cannot be cured during such period;
●	by Southern Missouri, if the board of directors of Fortune fails to recommend in this proxy statement/prospectus that its shareholders approve the Fortune merger proposal, or the Fortune board of directors withdraws, modifies or makes or causes to be made any third party or public communication announcing an intention to modify or withdraw such recommendation in a manner adverse to Southern Missouri, or Fortune materially breaches any of its obligations relating to third-party acquisition proposals or Fortune refuses to call or hold this shareholder meeting;
●	by either Southern Missouri or Fortune, if the immediately above circumstances are not applicable and Fortune does not obtain shareholder approval of the merger agreement at the special meeting;
●	by Fortune prior to Fortune obtaining shareholder approval of the merger agreement in order to enter into an agreement with a third party with respect to an unsolicited superior acquisition proposal. An “acquisition proposal” means a tender or exchange offer, proposal for a merger, consolidation or other business combination involving Fortune or FB or any proposal or offer to acquire in any manner more than 24.99% of the voting power in, or more than 24.99% of the fair market value of the business, assets or deposits of, Fortune or FB. A “superior acquisition proposal” means a written acquisition proposal that the Fortune board of directors concludes in good faith to be more favorable from a financial point of view to its shareholders than the merger (after receiving the advice of its financial advisors, after taking into account the likelihood of consummation of such proposal on its terms, and after taking into account all legal, financial, regulatory and other aspects of such proposal), except that for purposes of the term “superior acquisition proposal,” references to “more than 24.99%” in the definition of “acquisition proposal” are replaced with references to “a majority”; or

Fortune may terminate the merger agreement if, at any time during the five-day period commencing on the 20th day prior to the closing date (the “Determination Date”), both of the following conditions are satisfied:

●	the average of the daily closing prices of Southern Missouri common stock for the 20 consecutive trading days immediately preceding the Determination Date (the “Buyer Market Value”) is less than $35.19; and
●	the number obtained by dividing the Buyer Market Value by $43.99 is less than the number obtained by subtracting 0.20 from the average of the daily closing values of the Nasdaq Bank Index for the twenty (20) consecutive trading days preceding the Determination Date divided by the average of the daily closing values of the Nasdaq Bank Index for the twenty (20) consecutive trading days immediately preceding the execution of the merger agreement (the “Index Ratio”).

However, if Fortune chooses to exercise this termination right, Southern Missouri has the option, within five business days of receipt of notice from Fortune, to adjust the per share stock consideration and prevent termination under this provision.

Termination Fee (page 58)

Set forth below are the termination events that would result in Fortune being obligated to pay Southern Missouri a $1,250,000 termination fee:

●	a termination by Southern Missouri based on (i) the board of directors of Fortune either failing to continue its recommendation that the Fortune shareholders approve the Fortune merger proposal or adversely changing such recommendation or (ii) Fortune materially breaching the provisions of the merger agreement relating to third-party acquisition proposals;

●	a termination by Fortune prior to it obtaining shareholder approval of the merger agreement in order to enter into an agreement with a third party with respect to an unsolicited superior acquisition proposal; or
●	a termination by either Southern Missouri or Fortune as a result of the failure of Fortune’s shareholders to approve the merger agreement if prior to such termination there is publicly announced another acquisition proposal and within one year of termination Fortune or FB enters into a definitive agreement for or consummates an acquisition proposal (as defined above, except that references to “more than 24.99%” in the definition of “acquisition proposal” are replaced with references to “a majority”).

In the event Southern Missouri terminates the merger agreement as a result of a willful and material breach by Fortune of the provisions of the merger agreement relating to third-party acquisition proposals, Southern Missouri is not required to accept the termination fee from Fortune and may pursue alternate relief against Fortune.

The Rights of Fortune Shareholders Will Change as a Result of the Merger (page 69)

The rights of holders of Fortune common stock will change as a result of the merger due to differences in Southern Missouri’s and Fortune’s governing documents. The rights of holders of Fortune common stock are governed by Missouri law and Fortune’s articles of incorporation and bylaws as amended to date, and those of Southern Missouri’s shareholders are governed by Missouri law and by Southern Missouri’s articles of incorporation and bylaws as amended to date. Upon completion of the merger, holders of Fortune common stock, to the extent they receive Southern Missouri common stock as merger consideration, will become shareholders of Southern Missouri, as the continuing legal entity in the merger, and their rights will be governed by Missouri law and by Southern Missouri’s articles of incorporation and bylaws.

See “Comparison of Shareholder Rights” for a description of the material differences in shareholder rights under each of the Southern Missouri and Fortune governing documents.

Information About the Companies (page 64)

Southern Missouri Bancorp, Inc.

Southern Missouri, headquartered in Poplar Bluff, Missouri, is the holding company for Southern Bank. Southern Bank, founded in 1887, is a Missouri-chartered trust company with banking powers, providing products and services to the communities it serves through its headquarters, 50 locations in Missouri, Arkansas and Illinois. As of September 30, 2021, Southern Missouri had assets of $2.7 billion, deposits of $2.4  billion, and stockholders’ equity of $293.3 million.

Southern Missouri regularly evaluates opportunities to expand through acquisitions and conducts due diligence activities in connection with such opportunities. As a result, acquisition discussions and, in some cases, negotiations may take place at any time, and acquisitions involving cash, or our debt or equity securities, may occur.

Southern Missouri’s principal office is located at 2991 Oak Grove Road, Poplar Bluff, Missouri 63901, and its telephone number is (573) 778-1800.  Southern Missouri’s common stock is listed on the NASDAQ Global Market under the symbol “SMBC.”

Additional information about Southern Missouri and its subsidiaries is contained under “Information About Southern Missouri Bancorp” and is included in documents incorporated by reference in this proxy statement/prospectus. See “Where You Can Find More Information.”

Fortune Financial Corporation

Fortune, headquartered in Arnold, Missouri, is the holding company for FB, a Missouri state-chartered trust company with banking powers.  FB was founded and opened for business in 2005 and currently serves Jefferson and St. Louis counties, Missouri through its 2 branch locations.  Fortune does not, as an entity, engage in separate business activities of a material nature apart from the activities it performs for FB.  Its primary activities are to provide assistance in the management and coordination of FB’s financial resources.  Fortune has no significant assets other than all of the outstanding shares of common stock of FB.  Fortune derives its revenues primarily from the operations of FB in the form of dividends received from FB.  As of September 30, 2021, Fortune had, on a consolidated basis, assets of $249.9 million, deposits of $209.0 million, and shareholders’ equity of $20.2 million.

Fortune’s principal office is located at 3494 Jeffco Boulevard, Arnold, MO 63010, and its telephone number is (636) 464-9009. Fortune’s common stock is not listed or traded on any established securities exchange or quotation system.

For additional information about Fortune see “Information About Fortune Financial Corporation.”

Fortune Shareholders Should Wait to Surrender Their Stock Certificates Until After the Merger

To receive your merger consideration, you will need to surrender your Fortune common stock certificates. If the merger is completed, the exchange agent appointed by Southern Missouri will send you written instructions for exchanging your stock certificates. The exchange agent will be Computershare, Southern Missouri’s stock transfer agent, or an unrelated bank or trust company reasonably acceptable to Fortune.

Please do not send in your stock certificates until you receive these instructions.

Risk Factors (page 16)

You should consider all the information contained in or incorporated by reference into this proxy statement/prospectus in deciding how to vote on the proposals presented in this proxy statement/prospectus. In particular, you should consider the factors under “Risk Factors.”

RISK FACTORS

In addition to general investment risks and the other information contained in or incorporated by reference into this proxy statement/prospectus, including the matters addressed under the section "Cautionary Statement Regarding Forward-Looking Statements,” you should carefully consider the following risk factors in deciding how to vote for the proposals presented in this proxy statement/prospectus. You should also read and consider the risks associated with the business of Southern Missouri because these risks will relate to the combined company. Descriptions of some of these risks can be found in Southern Missouri’s Annual Report on Form 10-K for the fiscal year ended June 30, 2021, filed with the SEC and other reports filed by Southern Missouri with the SEC and incorporated by reference into this proxy statement/prospectus.  See “Where You Can Find More Information.”

The aggregate merger consideration to be paid to the holders of Fortune common stock will depend on a number of factors.

Under the terms of the merger agreement, you, as Fortune shareholders, are projected to receive, at your election, subject to the proration and allocation procedures set forth in the merger agreement, either a fixed exchange ratio of 0.2853 shares of Southern Missouri common stock or a cash payment of $12.55 for each Fortune share, subject to adjustment based on Fortune’s capital and the total number of outstanding shares of Fortune immediately prior to closing. Based on Southern Missouri’s $43.99 average closing price over the 20-day trading period ended September 24, 2021 (the average Southern Missouri common stock price), the transaction’s indicated value was approximately $29.9 million, with merger consideration comprised of stock and cash at a 60:40 ratio. Fortune shareholders who would otherwise be entitled to a fractional share of Southern Missouri common stock will instead receive an amount in cash equal to the fractional share interest multiplied by $43.99.

The aggregate merger consideration to be paid to the holders of Fortune common stock will depend on several factors, including Fortune’s consolidated equity capital as of the last business day of the month immediately preceding the month in which the merger closing occurs, and the total amount of any of Fortune’s transaction expenses which have not been paid or accrued as of that date.  In the event that Fortune’s consolidated equity capital decreases between now and the effective date of the merger, or transaction expenses are higher than estimated, the aggregate merger consideration payable to holders of Fortune common stock will decrease.  Conversely, if Fortune’s consolidated equity capital increases between now and the effective date of the merger, or estimated transaction expenses are less than estimated, the aggregate merger consideration payable to holders of Fortune common stock will increase.  Accordingly, Fortune shareholders will not know at the time of the special meeting the exact amount of merger consideration they will receive upon completion of the merger.

Because the market price of Southern Missouri common stock will fluctuate, holders of Fortune common stock cannot be certain prior to the completion of the merger of the market value of the per share stock merger consideration they will receive if they elect to.

The market value of the per share stock consideration to be paid to the holders of Fortune common stock who elect to receive Southern Missouri common stock as the merger consideration will vary from the closing price of Southern Missouri common stock on the date Southern Missouri and Fortune announced the merger, on the date that this proxy statement/prospectus is mailed to Fortune shareholders, on the date of the Fortune special meeting, on the date you make your election regarding the form of merger consideration you would like to receive and on the date the merger is completed and thereafter.  However, there will not be any adjustment to the per share stock consideration for changes in the market price of shares of Southern Missouri common stock, except a change that would provide Fortune a termination right. See “Proposal 1 – The Merger Proposal—Termination of the Merger Agreement.”  Stock price changes may result from a variety of factors, many of which are beyond the control of Southern Missouri and Fortune including, but not limited to, general market and economic conditions, changes in our respective businesses, operations and prospects and regulatory considerations. Therefore, you will not know at the time of the special meeting the precise market value of the per share stock consideration you will receive upon completion of the merger if you elect to receive Southern Missouri common stock as the merger consideration. We urge you to obtain current market quotations for Southern Missouri common stock (NASDAQ: trading symbol “SMBC”). There are no current market quotations for Fortune common stock because Fortune is a privately owned corporation and its common stock is not traded on any established public trading market.

The market price of Southern Missouri common stock after the merger may be affected by factors different from those currently affecting the value of Fortune common stock.

Upon completion of the merger, holders of Fortune common stock may become holders of Southern Missouri common stock, based upon the election and allocation procedures discussed herein. Southern Missouri’s business differs in important respects from that of Fortune, and, accordingly, the results of operations of Southern Missouri and the market price of Southern Missouri common stock after the completion of the merger may be affected by factors different from those currently affecting the independent results of operations of Fortune.

Fortune shareholders might not receive the form of merger consideration that they elect.

You will receive the form of merger consideration that you elect if the Fortune shareholders do not elect to receive more of that form of consideration than is available under the merger agreement. The merger agreement provides that the aggregate cash consideration that will be paid for shares of Fortune stock is 40% of the aggregate merger consideration, with the remaining consideration consisting of shares of Southern Missouri common stock.

If Fortune shareholders elect to receive more of one form of consideration than is available, we will allocate the available amount ratably among the shareholders electing to receive that form of consideration, and those shareholders will receive the other form of consideration for the balance of their shares, as applicable. Accordingly, you might receive a form of merger consideration that differs from your election.

Fortune’s shareholders will have less influence as shareholders of Southern Missouri than as shareholders of Fortune.

Holders of Fortune common stock currently have the right to vote in the election of the board of directors of Fortune and on other matters affecting Fortune.  Immediately following the merger, it is expected that the current shareholders of Fortune as a group who receive Southern Missouri common stock as merger consideration pursuant to the election and allocation procedures will hold an ownership interest of approximately 4.4% of the then outstanding Southern Missouri common stock. When the merger occurs, each holder of Fortune common stock who becomes a shareholder of Southern Missouri will have a percentage ownership of the combined organization much smaller than such shareholder’s percentage ownership of Fortune.  Because of this, Fortune’s shareholders will have less influence on the management and policies of Southern Missouri than they now have on the management and policies of Fortune.

Regulatory approvals may not be received, may take longer than expected or may impose conditions that are not presently anticipated or that could have an adverse effect on Southern Missouri following the merger.

Before the mergers may be completed, Southern Missouri and Fortune must obtain approvals from the Federal Reserve Board and the Missouri Division.  Other approvals, waivers or consents from regulators may also be required.  An adverse development in either party’s regulatory standing or other factors could result in an inability to obtain regulatory approvals or delay their receipt. Regulators may also impose conditions on the completion of the merger or the bank merger or require changes to the terms of the merger or the bank merger. While Southern Missouri and Fortune do not currently expect that any such conditions or changes will be imposed or required, there can be no assurance that they will not be, and such conditions or changes could have the effect of delaying completion of the merger or imposing additional costs on or limiting the revenues of Southern Missouri following the merger, any of which might have an adverse effect on Southern Missouri following the merger.  Southern Missouri is not obligated to complete the merger if the regulatory approvals received in connection with the completion of the merger impose any unduly burdensome condition upon Southern Missouri.  See “Proposal 1 - The Merger Proposal—Regulatory Approvals.”

Combining the two companies may be more difficult, costly or time consuming than expected, and the anticipated benefits and cost savings of the merger may not be realized.

The success of the merger, including anticipated benefits and cost savings, will depend, in part, on our ability to successfully combine the businesses of Southern Missouri and Fortune. To realize these anticipated benefits and cost savings, after the completion of the merger, Southern Missouri expects to integrate Fortune’s business into its own. It is possible that the integration process could result in the loss of key employees, the disruption of each company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect Southern Missouri’s ability to maintain relationships with clients, customers, depositors and employees or to achieve the anticipated benefits and cost savings of the merger. If Southern Missouri experiences difficulties with the integration process, the anticipated benefits of the merger may not be realized fully or at all or may take longer to realize than expected. As with any merger of financial institutions, there also may be business disruptions that cause Southern Missouri and/or

Fortune to lose customers or cause customers to remove their accounts from Southern Missouri and/or Fortune and move their business to competing financial institutions. Integration efforts between the two companies will also divert management attention and resources. These integration matters could have an adverse effect on each of Fortune and Southern Missouri during this transition period and on Southern Missouri for an undetermined period after completion of the merger. In addition, the actual cost savings of the merger could be less than anticipated.

Fortune’s directors and executive officers have interests in the merger that may differ from the interests of Fortune’s shareholders.

Fortune’s shareholders should be aware that Fortune’s directors and executive officers have interests in the merger and have arrangements that are different from, or in addition to, those of Fortune’s shareholders generally. These interests and arrangements may create potential conflicts of interest. Fortune’s board of directors was aware of these interests and considered these interests, among other matters, when making its decision to approve the merger agreement, and in recommending that Fortune’s shareholders vote in favor of approving the merger agreement. These interests include severance payments and retention bonuses to be made to certain officers of Fortune and/or FB; employment agreements between each of Daniel L. Jones, Chairman and Chief Executive Officer, and Christopher K. Ford, President and Chief Revenue Officer of FB, and Southern Bank; cash out of outstanding stock options of Gerard J. “Jerry” Geen and Lance K. Greunke; and continued indemnification and liability insurance coverage following the merger for Fortune’s directors and officers. Mr. Jones will also be appointed as a director of Southern Missouri upon completion of the merger.

For a more complete description of these interests, see “Proposal 1 - The Merger Proposal—Interests of Fortune’s Directors and Executive Officers in the Merger.”

The merger agreement limits Fortune’s ability to pursue alternative acquisition proposals and requires Fortune to pay a termination fee of $1,250,000 under certain circumstances, including circumstances relating to alternative acquisition proposals.

The merger agreement generally prohibits Fortune from initiating, soliciting, encouraging or knowingly facilitating certain third-party acquisition proposals. See “Proposal 1 - The Merger Proposal—Agreement Not to Solicit Other Offers.”  The merger agreement also provides that Fortune must pay Southern Missouri a termination fee of $1,250,000 if the merger agreement is terminated under certain circumstances, including Fortune’s failure to abide by its obligations under the merger agreement not to solicit alternative acquisition proposals. See “Proposal 1 - The Merger Proposal—Termination Fee.”  These provisions might discourage a potential competing acquirer from considering or proposing an acquisition of all or a significant part of Fortune or FB at a greater value to Fortune’s shareholders than Southern Missouri has offered in the merger. The payment of the termination fee could also have an adverse effect on Fortune’s financial condition.

Termination of the merger agreement could negatively impact Fortune regardless of whether the $1,250,000 termination fee is payable.

If the merger agreement is terminated, there may be various negative consequences for Fortune regardless of whether the $1,250,000 termination fee is payable. For example, Fortune’s business may be impacted adversely by the failure to pursue other beneficial opportunities due to the focus of management on the merger, without realizing any of the anticipated benefits of completing the merger. Additionally, if the merger agreement is terminated, the value of Fortune’s common stock could decline to the extent current values reflect an assumption that the merger will be completed.

Fortune will be subject to business uncertainties and contractual restrictions while the merger is pending.

Southern Missouri and Fortune have operated independently and, until the completion of the merger, will continue to operate independently. Uncertainty about the effect of the merger on employees and customers may have an adverse effect on Fortune and consequently on Southern Missouri. These uncertainties may impair Fortune’s ability to attract, retain or motivate key personnel until the merger is consummated, and could cause customers and others that deal with Fortune to seek to change existing business relationships with Fortune.  Retention of certain employees may be challenging during the pendency of the merger as certain employees may experience uncertainty about their future roles with Southern Missouri. If key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with Southern Missouri, Southern Missouri’s business following the merger could be harmed.  In addition, the merger agreement restricts Fortune from making certain acquisitions and taking other specified actions until the merger occurs without the consent of Southern Missouri. These restrictions may prevent Fortune from pursuing attractive business opportunities that may arise prior to the completion of the merger. See “Proposal 1 - The Merger Proposal—Covenants and Agreements-Conduct of Businesses Prior to the Completion of the Merger.”

If the merger is not completed, Fortune will have incurred substantial expenses without realizing the expected benefits of the merger.

The merger is subject to certain closing conditions, including the receipt of regulatory approvals, the approval of the merger agreement by Fortune’s shareholders, as well as other conditions, some of which are beyond Southern Missouri’s and Fortune’s control.  Neither Southern Missouri nor Fortune can predict when or whether these conditions will be satisfied. Fortune has incurred or will incur substantial expenses in connection with due diligence surrounding and the negotiation and completion of the transactions contemplated by the merger agreement.  If the merger is not completed, Fortune would have to recognize these expenses without realizing the expected benefits of the merger.

The dissenters’ rights appraisal process is uncertain.

Fortune shareholders may or may not be entitled to receive more than the amount provided for in the merger agreement for their shares of Fortune common stock if they elect to exercise their right to dissent from the proposed merger, depending on the appraisal of the fair value of the Fortune common stock pursuant to the dissenting shareholder procedures under the MGBCL. See “Proposal 1 - The Merger Proposal—Dissenters’ Rights of Fortune Shareholders” beginning on page 45 and Appendix B to this proxy statement/prospectus.  For this reason, the amount of cash that you might be entitled to receive should you elect to exercise your right to dissent from the merger may be more or less than the value of the merger consideration to be paid pursuant to the merger agreement.  In addition, it is a condition to Southern Missouri’s obligation to complete the merger that the holders of not more than 10% of the outstanding shares of Fortune common stock exercise dissenters’ rights.  The number of shares of Fortune common stock as to which dissenters’ rights will be exercised under the MGBCL is not known and, therefore, there is no assurance that this closing condition will be satisfied.

The merger may fail to qualify as a tax-free reorganization under the Internal Revenue Code.

The merger of Fortune into Merger Sub has been structured to qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code. Neither Southern Missouri nor Fortune intends to request a ruling from the IRS with respect to the United States federal income tax consequences of the merger. If the merger fails to qualify as a tax-free reorganization, a Fortune shareholder would likely recognize gain or loss on each share of Fortune common stock exchanged in the merger in the amount of the difference between the fair market value of the Southern Missouri common stock or cash received by the Fortune shareholder in the exchange and the shareholder’s basis in the Fortune shares surrendered.

For federal income tax purposes, if the merger is a tax-free reorganization, a U.S. holder of Fortune common stock who receives cash or shares of Southern Missouri common stock in exchange for his or her Fortune common stock generally will not recognize loss, but will recognize gain equal to the lesser of (1) the excess, if any, of the sum of the cash received or the fair market value of the Southern Missouri common stock received pursuant to the merger over that shareholder’s adjusted tax basis in his or her shares of Fortune common stock surrendered, and (2) the amount of cash consideration received by that shareholder pursuant to the merger.

See “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 59 for a more detailed discussion of the federal income tax consequences of the transaction.

Risk factors relating to Southern Missouri and its business.

Southern Missouri is, and will continue to be, subject to the risks described in Southern Missouri’s Annual Report on Form 10-K for the fiscal year ended June 30, 2021, as updated by subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, all of which are filed with the SEC and incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information” on page 75.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus contains or incorporates by reference a number of forward-looking statements regarding the financial condition, results of operations, earnings outlook and business prospects of Southern Missouri, Fortune and the potential combined company and may include statements for the period following the completion of the merger. You can find many of these statements by looking for words such as “expects,” “projects,” “anticipates,” “believes,” “intends,” “estimates,” “strategy,” “plan,” “potential,” “possible” and other similar expressions.  Statements about the expected timing, completion and effects of the merger and all other statements in this proxy statement/prospectus or in the documents incorporated by reference in this proxy statement/prospectus other than historical facts constitute forward-looking statements.

Forward-looking statements involve certain risks and uncertainties. The ability of either Southern Missouri or Fortune to predict results or actual effects of its plans and strategies, or those of the combined company, is inherently uncertain. Accordingly, actual results may differ materially from those expressed in, or implied by, the forward-looking statements. Some of the factors that may cause actual results or earnings to differ materially from those contemplated by the forward-looking statements include, but are not limited to, those discussed under “Risk Factors” and those discussed in the filings of Southern Missouri that are incorporated into this proxy statement/prospectus by reference, as well as the following:

●	the requisite regulatory and shareholder approvals for the merger might not be obtained or other conditions to completion of the merger might not be satisfied or waived;
●	expected cost savings, synergies and other benefits from Southern Missouri's merger and acquisition activities, including the merger with Fortune, might not be realized within the anticipated time frames or at all, and costs or difficulties relating to integration matters, including but not limited to customer and employee retention, might be greater than expected;
●	potential adverse impacts to economic conditions in Southern Missouri’s and Fortune’s local market areas, other markets where Southern Missouri or Fortune have lending relationships, or other aspects of Southern Missouri’s and Fortune’s business operations or financial markets, generally, resulting from the ongoing COVID-19 pandemic and any governmental or societal responses thereto;
●	the strength of the United States economy in general and the strength of the local economies in which we conduct operations;
●	fluctuations in interest rates and in real estate values;
●	monetary and fiscal policies of the Federal Reserve Board and the U.S. Government and other governmental initiatives affecting the financial services industry;
●	the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses;
●	the ability to access cost-effective funding;
●	the timely development of and acceptance of new products and services and the perceived overall value of these products and services by users, including the features, pricing and quality compared to competitors' products and services;
●	fluctuations in real estate values and both residential and commercial real estate market conditions, as well as agricultural business conditions;
●	demand for loans and deposits in the market areas of Southern Missouri and Fortune;
●	legislative or regulatory changes that adversely affect Southern Missouri’s or Fortune’s business;
●	changes in accounting principles, policies or guidelines;
●	results of examinations of Southern Missouri and Fortune by their respective regulators, including the possibility that such regulators may, among other things, require an increase the reserve for loan losses or write-down of assets;
●	the impact of technological changes; and
●	the successful management of the risks involved in the foregoing.

Any forward-looking statements are based upon management’s beliefs and assumptions at the time they are made.

For any forward-looking statements made in this proxy statement/prospectus or in any documents incorporated by reference into this proxy statement/prospectus, Southern Missouri and Fortune claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this proxy statement/prospectus or the date of the applicable document incorporated by reference in this proxy statement/prospectus. Southern Missouri and Fortune do not undertake to update forward-looking statements to reflect facts, circumstances, assumptions or events that occur after the date the forward-looking statements are made. All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this proxy statement/prospectus and attributable to Southern Missouri, Fortune or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this proxy statement/prospectus.

SELECTED HISTORICAL FINANCIAL AND COMPARATIVE
UNAUDITED PRO FORMA PER SHARE DATA

Selected Historical Financial Data of Southern Missouri

The following tables set forth selected historical financial and other data of Southern Missouri for the periods and at the dates indicated. The information at June 30, 2021 and 2020 and for the fiscal years ended June 30, 2021, 2020 and 2019 is derived in part from and should be read together with the audited consolidated financial statements and notes thereto of Southern Missouri incorporated by reference into this proxy statement/prospectus from Southern Missouri’s Annual Report on Form 10-K for the fiscal year ended June 30, 2021.  The information as of June 30, 2019, 2018 and 2017 and for the fiscal years ended June 30, 2018 and 2017 is derived in part from audited consolidated financial statements and notes thereto of Southern Missouri that are not incorporated by reference into or attached to this proxy statement/prospectus.

	At September 30,	At June 30,
	2021	2021	2020	2019	2018	2017
	(In thousands)
Financial Condition Data:
Total assets	$2,738,541	$2,700,530	$2,542,157	$2,214,402	$1,886,115	$1,707,712
Loans receivable, net	2,249,478	2,200,244	2,141,929	1,846,405	1,563,380	1,397,730
Mortgage-backed securities	143,100	138,341	126,912	110,429	90,176	78,275
Cash, interest-bearing deposits and investment securities	178,691	193,250	104,831	91,475	84,428	97,674
Deposits	2,371,695	2,330,803	2,184,847	1,893,695	1,579,902	1,455,597
Borrowings	46,522	57,529	70,024	52,284	82,919	56,849
Subordinated debt	15,268	15,243	15,142	15,043	14,945	14,848
Stockholders' equity	293,260	283,423	258,347	238,392	200,694	173,083

	For the Three Months Ended September 30,		For the Fiscal Years Ended June 30,
	2021	2020	2021	2020	2019	2018	2017

	(In thousands)
Operating Data:
Interest income	$28,860	$26,972	$109,475	$107,052	$97,482	$77,174	$61,488
Interest expense	3,222	4,908	16,789	26,916	24,700	14,791	10,366
Net interest income	25,638	22,064	92,686	80,136	72,782	62,383	51,122
Provision for credit losses	(305)	1,000	(1,024)	6,002	2,032	3,047	2,340
Net interest income after provision for credit losses	25,943	21,064	93,710	74,134	70,750	59,336	48,782
Noninterest income	4,515	4,941	20,042	14,750	13,093	12,369	10,011
Noninterest expense	14,224	13,272	54,047	54,452	47,892	42,973	37,179
Income before income taxes	16,234	12,733	59,705	34,432	35,951	28,732	21,614
Income taxes	3,488	2,747	12,525	6,887	7,047	7,803	6,062
Net Income	$12,746	$9,986	$47,180	$27,545	$28,904	$20,929	$15,552
Basic earnings per share available to common stockholders	$1.43	$1.09	$5.22	$3.00	$3.14	$2.40	$2.08
Diluted earnings per share available to common stockholders	$1.43	$1.09	$5.22	$2.99	$3.14	$2.39	$2.07
Dividends per share	$0.20	$0.15	$0.62	$0.60	$0.52	$0.44	$0.40

	At and For the Three
	Months Ended September 30,		At or for the year ended June 30,
Key Operating Ratios:	2021	2020	2021	2020	2019	2018	2017
Return on assets (net income divided by average assets)	1.87%	1.57%	1.79%	1.18%	1.38%	1.17%	1.05%
Return on average common equity (net income available to common stockholders divided by average common equity)	17.67	15.65	17.69	11.11	13.13	11.30	11.70
Average equity to average assets	10.57	10.06	10.14	10.60	10.49	10.31	8.96
Interest rate spread (spread between weighted average rate on all interest-earning assets and all interest-bearing liabilities)	3.88	3.55	3.61	3.50	3.56	3.62	3.64
Net interest margin (net interest income as a percentage of average interest-earning assets	4.01	3.73	3.77	3.72	3.78	3.78	3.74
Noninterest expense to average assets	2.08	2.09	2.05	2.33	2.28	2.39	2.51
Average interest-earning assets to average interest-bearing liabilities	124.43	121.14	122.59	117.63	116.89	117.15	113.13
Allowance for credit losses to gross loans	1.43	1.61	1.49	1.16	1.07	1.15	1.10
Allowance for credit losses to nonperforming loans	530.62	399.82	566.16	290.38	94.72	198.58	481.65
Net charge-offs (recoveries) to average outstanding loans during the period	---	0.03	0.03	0.04	0.02	0.02	0.05
Ratio of nonperforming assets to total assets	0.31	0.44	0.30	0.44	1.12	0.69	0.37
Dividend payout ratio	13.98	13.71	11.87	20.02	16.48	18.29	19.14

	At September 30,	At June 30,
Other Data:	2021	2021	2020	2019	2018	2017
Number of:
Real Estate Loans	8,617	8,506	8,127	7,695	7,241	6,800
Deposit Accounts	100,908	100,407	96,813	91,086	79,762	72,186
Full service offices	48	47	46	45	38	39
Limited service offices	2	2	2	2	3	3

Comparative Unaudited Pro Forma Per Common Share Data

The table below sets forth the book value per common share, cash dividends per common share, and basic and diluted earnings per common share data for each of Southern Missouri and Fortune on a historical basis, for Southern Missouri on a pro forma combined basis and on a pro forma combined basis for Fortune equivalent shares. The pro forma Fortune equivalent shares data shows the effect of the merger from the perspective of an owner of Fortune common stock.  The pro forma combined and pro forma combined equivalent shares information give effect to the merger as if the merger had been effective on the date presented in the case of the book value per common share data, and as if the merger had been effective as of July 1, 2021, in the case of the cash dividends paid per common share and earnings per common share data.  The pro forma data combine the historical results of Fortune into Southern Missouri’s consolidated statement of income and, while certain adjustments were made for the estimated impact of certain fair value adjustments and other merger-related activity, they are not indicative of what could have occurred had the merger taken place on July 1, 2021.

The pro forma financial information in the table below is provided for illustrative purposes, does not include any projected cost savings, revenue enhancements or other possible financial benefits of the merger to the combined company and does not attempt to suggest or predict future results. This information also does not necessarily reflect what the historical financial condition or results of operations of the combined company would have been had Southern Missouri and Fortune been combined as of the dates and for the periods shown.

	Southern Missouri Historical	Fortune Historical	Pro Forma Combined Amounts for Southern Missouri	Pro Forma Fortune Equivalent Shares(1)
Book value per common share at September 30, 2021	$33.15	$8.51	$33.74(2)	$9.63
Book value per common share at June 30, 2021	$31.94	$8.10	$32.59(2)	$9.30

Cash dividends paid per common share for the three months ended September 30, 2021	$0.20	$0.025	$0.20(3)	$0.06
Cash dividends paid per common share for the twelve months ended June 30, 2021	$0.62	$0.10	$0.62(3)	$0.18

Basic earnings per common share for the three months ended September 30, 2021	$1.43	$0.49	$1.51(4)	$0.43
Basic earnings per common share for the twelve months ended June 30, 2021	$5.22	$1.35	$5.38(4)	$1.54

Diluted earnings per common share for the three months ended September 30, 2021	$1.43	$0.48	$1.51(4)	$0.43
Diluted earnings per common share for the twelve months ended June 30, 2021	$5.22	$1.33	$5.38(4)	$1.54

(1)

Calculated by multiplying the Pro Forma Combined Amounts for Southern Missouri by the estimated exchange ratio for the per share stock consideration of 0.2853 shares of Southern Missouri common stock for each share of Fortune common stock converted into common stock of Southern Missouri pursuant to the election and allocation procedures in the merger agreement, which is based on the average Southern Missouri common stock price of $43.99.  See “Proposal 1 - The Merger Proposal—Merger Consideration.”

(2)	Calculated by dividing the total pro forma combined Southern Missouri and Fortune equity by total pro forma combined common shares outstanding at the end of the period.
(3)	Represents the historical cash dividends per share paid by Southern Missouri for the period.
(4)	Pro forma earnings per common share are based on pro forma combined net income and pro forma combined weighted average shares outstanding during the period.

THE SPECIAL MEETING

This proxy statement/prospectus is being provided to the holders of Fortune common stock as part of a solicitation of proxies by the Fortune board of directors for use at the special shareholders’ meeting to be held at the time and place specified below and at any properly convened meeting following any adjournment or postponement thereof.  This proxy statement/prospectus provides the holders of Fortune common stock with information they need to know to be able to vote or instruct their vote to be cast at the special meeting.

Date, Time and Place

The special meeting of holders of Fortune common stock will be held at Fortune Bank Headquarters, located at 3494 Jeffco Blvd.; Arnold, MO  63010, on February 4, 2022, at 5:00 p.m., Central time.

Purpose of the Fortune Special Meeting

At the special meeting, holders of Fortune common stock will be asked to consider and vote on a proposal to approve the merger agreement (which we refer to as the “merger agreement proposal”) and a proposal to adjourn the special meeting, if necessary or appropriate to solicit additional proxies in favor of the merger agreement proposal (which we refer to as the “adjournment proposal”).  Completion of the merger is conditioned on, among other things, shareholder approval of the merger agreement.

Recommendation of the Fortune Board of Directors

On September 28, 2021, the Fortune board of directors unanimously determined that the merger and the other transactions contemplated by the merger agreement are in the best interests of Fortune and its shareholders and it approved the merger agreement and the merger transactions contemplated therein.  Accordingly, the Fortune board of directors unanimously recommends that Fortune shareholders vote “FOR” the merger agreement proposal and “FOR” the adjournment proposal.

Holders of Fortune common stock should carefully read this proxy statement/prospectus, including the documents incorporated by reference, and the Appendices in their entirety for more detailed information concerning the merger and the transactions contemplated by the merger agreement.

Record Date; Shareholders Entitled to Vote

The record date for the special meeting is December 27, 2021.  Only record holders of shares of Fortune common stock at 5:00 p.m. Central time, or the close of business, on the record date are entitled to notice of, and to vote at, the special meeting or any adjournment or postponement thereof.  As of the record date, there were 2,388,757 shares of Fortune common stock issued and outstanding.  Each share of Fortune common stock on the record date is entitled to one vote on the merger agreement proposal and on the adjournment proposal.  The affirmative vote of the holders of at least two-thirds (2/3) of the total outstanding shares of Fortune common stock is required to approve the merger agreement proposal.   For the adjournment proposal to be approved, the votes cast in favor of such proposal must exceed the votes cast against such proposal.

Fortune Shares Subject to a Voting Agreement

Fortune’s directors, including the majority shareholders, have each executed a voting agreement with Southern Missouri pursuant to which they have agreed to vote their shares of Fortune common stock in favor of the merger agreement.  As of the record date, 1,349,071 shares of Fortune common stock, or approximately 56.48% of the total outstanding shares of Fortune common stock entitled to vote at the special meeting are bound by the voting agreements.

Quorum

No business may be transacted at the special meeting unless a quorum is present.  Shareholders who hold shares representing at least a majority of the shares entitled to vote at the special meeting must be present in person or represented by proxy to constitute a quorum, but the holders of at least two-thirds (2/3) of the total outstanding shares of Fortune common stock must be present, either in person or by proxy at the special meeting, in order to take action on the merger agreement proposal.  The affirmative vote of the holders of at least two-thirds (2/3) of the outstanding shares of Fortune common stock is required to approve the merger agreement proposal. As a result, if shares representing at least two-thirds of the total outstanding shares of Fortune common stock as of the record date are not present at the special meeting, the presence of a quorum will still not permit the merger agreement proposal to be approved at the special meeting.

All shares of Fortune common stock represented at the special meeting, including shares that are represented but that vote to abstain, will be treated as present for purposes of determining the presence or absence of a quorum.

Required Vote

The affirmative vote of the holders of at least two-thirds (2/3) of the issued and outstanding shares of Fortune common stock is required to approve the merger agreement proposal.    Failures to vote and abstentions will have the same effect as a vote against this proposal.  The adjournment proposal will be approved if the votes cast by holders of Fortune common stock in favor of such proposal exceed the votes cast against such proposal.  Failures to vote and abstentions will have no effect on this proposal.

Voting of Proxies by Holders of Record

If you were a record holder of Fortune common stock at the close of business on the record date, a proxy card is enclosed for your use.  Fortune requests that you vote your shares as promptly as possible by submitting your proxy card by mail using the enclosed return envelope.  When the accompanying proxy card is returned properly executed, the shares of Fortune common stock represented by it will be voted at the special meeting or any adjournment or postponement thereof in accordance with the instructions contained in the proxy card.

If a proxy card is returned without an indication as to how the shares of Fortune common stock represented by it are to be voted with regard to a particular proposal, such shares will be voted “FOR” the merger agreement proposal and “FOR” the adjournment proposal.

At the date hereof, Fortune’s board of directors has no knowledge of any business that will be presented for consideration at the special meeting and that would be required to be set forth in this proxy statement/prospectus or the related proxy card other than the merger agreement proposal and the adjournment proposal.

No other matter can be considered or voted upon at the special meeting.

Your vote is important.  Accordingly, if you were a record holder of Fortune common stock on the record date for the special meeting, please sign and return the enclosed proxy card whether or not you plan to attend the special meeting in person.

Attending the Meeting; Voting in Person

Only record holders of Fortune common stock on the record date and their duly appointed proxies may attend the special meeting.  All attendees must present government-issued photo identification (such as a driver’s license or passport) for admittance.  The additional items, if any, attendees must bring to gain admittance to the special meeting depend on whether they are shareholders of record or proxy holders. A Fortune shareholder who holds shares of Fortune common stock directly registered in such shareholder’s name who desires to attend the special meeting in person should bring government-issued photo identification. No cameras, recording equipment or other electronic devices will be allowed in the meeting room.

A shareholder who holds shares in “street name” through a broker, bank, trustee or other nominee (referred to in this proxy statement/prospectus as a “beneficial owner”) who desires to attend the special meeting in person must bring proof of beneficial ownership as of the record date, such as a letter from the broker, bank, trustee or other nominee that is the record owner of such beneficial owner’s shares, a brokerage account statement or the voting instruction form provided by the broker.

A person who holds a validly executed proxy entitling such person to vote on behalf of a record owner of Fortune shares who desires to attend the special meeting in person must bring the validly executed proxy naming such person as the proxy holder, signed by the Fortune shareholder of record, and proof of the signing shareholder’s record ownership as of the record date.

Revocation of Proxies

A Fortune shareholder entitled to vote at the special meeting may revoke a proxy at any time before it is voted at the special meeting by taking any of the following three actions:

●	delivering written notice of revocation to Corporate Secretary, c/o Fortune Financial Corporation, 3494 Jeffco Boulevard, Arnold, MO 63010;
●	delivering a duly executed proxy card bearing a later date than the proxy that such shareholder desires to revoke; or
●	attending the special meeting and voting in person.

Merely attending the special meeting will not, by itself, revoke your proxy; you must vote at the special meeting using forms provided at the meeting for that purpose. The last valid vote Fortune receives before or at the special meeting is the vote that will be counted.

If you hold your shares in “street name” through a bank or broker, you must contact such bank or broker if you desire to revoke your proxy.

Solicitation of Proxies

The Fortune board of directors is soliciting proxies for the special meeting from holders of Fortune common stock entitled to vote at the special meeting.  In accordance with the merger agreement, Fortune will pay its own cost of soliciting proxies from its shareholders and Southern Missouri will pay the costs of printing and mailing this proxy statement/prospectus.  In addition to solicitation of proxies by mail, proxies may be solicited by Fortune’s officers, directors and regular employees, without additional remuneration, by personal interview, telephone or other means of communication.

Fortune will make arrangements with brokerage houses, custodians, nominees and fiduciaries to forward proxy solicitation materials to beneficial owners of Fortune common stock. Fortune may reimburse these brokerage houses, custodians, nominees and fiduciaries for their reasonable expenses incurred in forwarding the proxy materials.

Abstentions and shares held through a broker or nominee that are voted on any matter are included in determining whether a quorum exists at the special meeting.  Brokers that are members of the New York Stock Exchange (“NYSE”) or NASDAQ Stock Market, as holders of record, are permitted to vote on certain routine matters in their discretion, but not on non-routine matters.  The merger agreement proposal and the adjournment proposal are non-routine matters.  Accordingly, if you hold shares of Fortune common stock in “street name” and do not provide voting instructions to your broker that is a member of the NYSE or the NASDAQ Stock Market, those shares will not be voted on the merger agreement proposal or the adjournment proposal unless you receive a proxy from that broker that will allow you to vote the shares in person at the special meeting.

Adjournments

Any adjournment of the special meeting may be made from time to time if the approval of the holders of a majority of voting shares who are present or represented by proxy at the special meeting is obtained, whether or not a quorum exists, without further notice other than by an announcement made at the special meeting (unless a new record date is fixed).  If a quorum is not present at the special meeting, or if a quorum is present at the special meeting but there are not sufficient votes at the time of the special meeting to approve the proposals, then Fortune shareholders may be asked to vote on a proposal to adjourn the special meeting so as to permit solicitation of additional proxies (referred to above as the “adjournment proposal”).

Dissenters’ Rights

Holders of shares of Fortune common stock are entitled to dissenters’ rights under Section 351.455 of the MGBCL, provided they satisfy the special conditions set forth therein. For a more detailed discussion of your dissenters’ rights and the requirements for perfecting your dissenters’ rights, see “Proposal 1 - The Merger Proposal – Dissenters’ Rights of Fortune Shareholders.”   In addition, a copy of Section 351.455 of the MGBCL is attached to this proxy statement/prospectus as Appendix B.

PROPOSAL I – THE MERGER PROPOSAL

The following discussion contains certain information about the mergers. The discussion is subject, and qualified in its entirety by reference, to the merger agreement attached as Appendix A to this proxy statement/prospectus and incorporated herein by reference. We urge you to read carefully this entire proxy statement/prospectus, including the merger agreement attached as Appendix A, for a more complete understanding of the merger.

Terms of the Merger

Each of Southern Missouri’s and Fortune’s board of directors has approved the merger agreement. The merger agreement provides for the merger of Fortune with and into Merger Sub, a wholly owned subsidiary of Southern Missouri, with Merger Sub as the surviving entity after the merger.  As a result of this merger, each outstanding share of Fortune common stock (other than dissenting and treasury shares) will be converted into the right to receive the merger consideration described below.  Immediately following the merger, Merger Sub will merge with and into Southern Missouri with Southern Missouri as the surviving entity and, thereafter, Fortune’s wholly owned bank subsidiary, FB, will merge with and into Southern Missouri’s wholly owned bank subsidiary, Southern Bank, with Southern Bank as the surviving entity after the bank merger. As a result of the mergers, Fortune and FB will cease to exist as separate entities.

If the merger is completed, holders of Fortune common stock will be entitled to receive an assumed aggregate merger consideration equal to $29,847,000, adjusted, as discussed below, for changes to Fortune’s consolidated equity capital as of the last business day of the month immediately preceding the month in which the merger closing occurs, plus the after tax cost of the accrual of any Fortune transaction expenses which have not already been paid or accrued prior to that time (“Fortune’s Capital”).

Adjustments to assumed aggregate merger consideration:

●	If Fortune’s Capital is greater than $19,300,000 (the “Minimum Capital Requirement”), the assumed aggregate merger consideration will be increased dollar for dollar by the amount of the excess.
●	If Fortune’s Capital is less than the Minimum Capital Requirement but greater than or equal to $19,000,000, the assumed aggregate merger consideration will be decreased dollar for dollar by the amount by which the Minimum Capital Requirement exceeds Fortune’s Capital.
●	If Fortune’s Capital is less than $19,000,000, then the assumed aggregate merger consideration will be decreased by an amount equal to the product of (i) the difference between $19,000,000 and Seller’s Capital and (ii) 1.55.

As of June 30, 2021, Fortune’s consolidated equity capital was $19.3 million.   Based on this amount, and assuming no unpaid or non-accrued transaction expenses if the merger had been completed on June 30, 2021, the aggregate merger consideration would have been $29.9 million ($19.3 million x 1.55).

Forty percent (40%) of the merger consideration will be paid in cash and sixty percent (60%) will be paid in shares of Southern Missouri common stock, based on the election and allocation procedures outlined in the merger agreement.  The per share cash consideration will be equal to the assumed aggregate merger consideration, subject to adjustment based on changes to Fortune’s consolidated equity capital, divided by the number of shares of Fortune common stock issued and outstanding immediately prior to the merger.  The per share stock consideration will be a number of shares of Southern Missouri common stock equal to the per share cash consideration divided by $43.99, the average Southern Missouri common stock price.  For example, if the assumed aggregate merger consideration is $29,847,000, the per share cash consideration, based on the number of shares of Fortune common stock currently outstanding, would be $12.55 and the per share stock consideration would be 0.2853 shares of Southern Missouri common stock for each share of Fortune common stock outstanding.  The per share stock consideration to be issued at the 0.2853 exchange ratio represents approximately $12.55 in value for each share of Fortune common stock based on the average Southern Missouri common stock price.  Fortune shareholders who, based on the election and allocation procedures, would otherwise be entitled to a fractional share of Southern Missouri common stock will instead receive an amount in cash equal to the fractional share interest multiplied by $43.99.

Under the above scenario, if you held 100 shares of Fortune common stock immediately prior to the merger, you would receive $1,255.00 in cash ($12.55 x 100) or 28 shares of Southern Missouri common stock (0.2853 x 100) plus $23.31 in cash in lieu of a fraction of a Southern Missouri share (0.53 x $43.99).

Additionally, Fortune’s outstanding stock options will be fully vested upon consummation of the merger, and all outstanding Fortune stock options that are unexercised prior to the closing will be cashed out pursuant to the terms of the merger agreement.

As stated above, the assumed aggregate merger consideration the holders of Fortune common stock will receive in the merger is based on Fortune’s consolidated equity capital (as adjusted pursuant to the merger agreement) as of the last business day of the month immediately preceding the month in which the merger closing occurs.  Accordingly, the assumed aggregate merger consideration to be paid to the holders of Fortune common stock at closing will depend on a number of factors, including Fortune’s consolidated equity capital as of the last business day of the month immediately preceding the month in which the merger closing occurs and the total amount of the after-tax cost of the accrual of any Fortune’s transaction expenses not already paid or accrued. The per share cash consideration and the per share stock consideration are based on the number of shares of Fortune common stock outstanding immediately prior to the merger. To the extent that number changes from the amount outstanding as of the date of the merger agreement the per share cash and stock consideration will adjust accordingly. In addition, since the per share stock consideration is calculated based on $43.99 (the average Southern Missouri common stock price), the market value of the per share stock consideration to be paid to the holders of Fortune common stock who receive Southern Missouri common stock based on the election and allocation procedures, as set forth in the merger agreement, will vary from the closing price of Southern Missouri common stock on the date Southern Missouri and Fortune announced the merger, on the date that this proxy statement/prospectus is mailed to Fortune shareholders, on the date of the Fortune special meeting, on the date of the election deadline and on the date the merger is completed and thereafter.  However, there will not be any adjustment to the per share stock consideration for changes in the market price of shares of Southern Missouri common stock, except as discussed below.  Therefore, you will not know at the time of the special meeting the precise assumed aggregate merger consideration or the market value of the per share stock consideration you will receive upon completion of the merger. We urge you to obtain current market quotations for Southern Missouri common stock (NASDAQ: trading symbol “SMBC”).

Holders of Fortune common stock are being asked to approve the merger agreement proposal. See below for additional and more detailed information regarding the legal documents that govern the merger, including information about the conditions to the completion of the merger and the provisions for terminating or amending the merger agreement.

Treatment of Fortune Stock Options

Fortune’s outstanding stock options will be fully vested upon the effective time of the merger, and all outstanding Fortune stock options that are unexercised prior to the effective time of the merger will be automatically canceled and converted  into the right to receive cash equal to the amount by which $12.55 exceeds the option exercise price. As of the effective time of the merger, all Fortune stock options, whether or not vested or exercisable, will no longer be outstanding and shall automatically cease to exist, and the holder of Fortune stock options will cease to have any rights with respect to such Fortune stock option, except the right to receive the option consideration.  The option consideration will be paid in cash.

Background of the Merger

Fortune’s board of directors and management have regularly reviewed and discussed Fortune’s business strategy, performance, and opportunities in the context of the economic environment, developments in the regulation of financial institutions, and the competitive landscape. In connection with Fortune’s evaluation of strategic alternatives, members of management and the board of directors have had, over the years, communications with representatives of other financial institutions and have updated the board regarding these discussions. The Fortune board has always recognized that its fiduciary duty to Fortune’s shareholders encompassed consideration of a business combination, merger, or sale of Fortune that might strengthen Fortune’s business and offer enhanced value to its shareholders and greater market liquidity.

Fortune’s board of directors and management also regularly discuss and evaluate potential risks that Fortune faces in executing its current strategy, including exposure to national and local economic conditions, interest rate risks, and increasing regulatory burden. The board and the senior management team evaluate the benefits and risks of strategic alternatives based upon what they believe will create shareholder value, further Fortune’s strategic objectives, and better serve, satisfy, and grow Fortune’s customer base.

On May 21, 2021, Fortune engaged Piper Sandler as financial advisor to the board of directors to explore strategic business combination opportunities. In June, 2021, Fortune’s management and Piper Sandler prepared bid solicitation materials for distribution to potential acquirors, and potential acquirors were contacted by Piper Sandler. Those potential acquirors that expressed an interest in further exploring a potential acquisition of Fortune entered into confidentiality agreements with Piper Sandler on behalf of Fortune. Potential acquirors that signed confidentiality agreements were granted access to a secure virtual data room created by Fortune and Piper Sandler into which Fortune delivered preliminary due diligence materials.

On July 21, 2021, Southern Missouri submitted an initial letter of interest. Two other bank holding companies also submitted written indications of interest on July 21, 2021, and July 23, 2021, respectively. Fortune’s board of directors held a special meeting on July 29, 2021, at which a representative of Fortune’s outside legal counsel, Armstrong Teasdale LLP, discussed the legal structure of each of the proposed offers and the board’s fiduciary duties, and representatives of Piper Sandler presented a financial comparison of the three offers. Following these presentations and a question and answer session, the board of directors determined to proceed with exclusive negotiations with Southern Missouri.

On July 29, 2021, Fortune agreed to Southern Missouri’s indication of interest, which provided for a 60-day exclusivity period during which the parties would perform confirmatory and reverse due diligence and negotiate a definitive merger agreement. Pursuant to the indication of interest, the parties agreed to make the confidentiality provisions of the confidentiality agreement entered into by Southern Missouri reciprocal.

On August 23, 2021, Southern Missouri provided a confirmatory due diligence request list regarding Fortune, requesting more detailed financial, business, and loan information, and the responsive materials were subsequently provided by Fortune in the transaction data room. In addition to reviewing these materials, on August 30, 2021, representatives of Southern Missouri’s management held an in person meeting and due diligence session with representatives of Fortune at the headquarters of FB.

On September 3, 2021, Fortune provided Southern Missouri with a reverse due diligence request list regarding Southern Missouri, and the responsive materials were subsequently provided by Southern Missouri in the transaction data room. In addition to reviewing these materials, representatives of Fortune reviewed publicly available SEC filings and financial statements.

On September 13, 2021, Southern Missouri and its outside legal counsel, Silver, Freedman, Taff & Tiernan LLP provided Fortune and Armstrong Teasdale LLP with an initial draft of the merger agreement for the proposed transaction. On September 14, 2021, Fortune’s management held a telephonic meeting with representatives of Piper Sandler and Armstrong Teasdale LLP to review the merger agreement in detail. Over the course of the following weeks, the parties and their respective legal advisors exchanged multiple drafts of the merger agreement and disclosure schedules thereto, the material terms of which were discussed with members of the board of directors of each of Southern Missouri and Fortune, and worked toward finalizing the terms of the transaction, including: the representations and warranties to be given by the parties; the operational covenants concerning Fortune’s actions between signing of the merger agreement and the closing of the transaction; a mechanism to adjust the level of merger consideration in the event that Fortune does not meet or exceeds a certain level of consolidated equity capital; the inclusion of a double trigger termination provision and the different thresholds affecting termination; the treatment of various compensation arrangements for Fortune’s employees and directors; and the provisions regarding a termination fee and Fortune’s ability to pursue other transactions if necessary to satisfy the Fortune board’s fiduciary duties. During this period of negotiation, the parties and their representatives continued to conduct ongoing, reciprocal, comprehensive due diligence.

On September 15, 2021, Piper Sandler provided a reverse due diligence meeting agenda to Southern Missouri, and the parties held a reverse due diligence meeting on September 16, 2021, at the headquarters of Southern Bank. Representatives of Armstrong Teasdale LLP and Piper Sandler attended that meeting in person and by telephone. Following the conclusion of that meeting, representatives of Fortune’s and Southern Missouri’s management met to discuss the merger agreement.

On September 17, 2021, a representative of Armstrong Teasdale LLP met with members of Fortune’s management to discuss preparation of the disclosure schedules to the merger agreement. Fortune continued to work with Armstrong Teasdale LLP to prepare the disclosure schedules until the merger agreement was signed.

On September 20, 2021, Armstrong Teasdale LLP reviewed proposed comments to the merger agreement with Fortune’s board of directors, management, and representatives of Piper Sandler. Later that day, Armstrong Teasdale LLP provided a revised draft of the merger agreement to Southern Missouri’s counsel, Silver, Freedman, Taff & Tiernan LLP. Representatives of Armstrong Teasdale LLP and Silver, Freedman, Taff & Tiernan LLP met on September 22, 2021, to discuss the proposed comments to the merger agreement. In addition, Fortune’s and Southern Missouri’s respective management teams, legal counsel, and Piper Sandler met that day to discuss the exchange ratio for shares of Fortune’s common stock under the merger agreement.

On September 23, 2021, Fortune received a revised draft of the merger agreement (including exhibits thereto) from Southern Missouri. A representative of Armstrong Teasdale LLP reviewed the revised merger agreement with Fortune’s management and Fortune provided its responsive comments and an initial draft of the disclosure schedules to Southern Missouri later that day. Negotiation of the merger agreement continued on September 24 and 25, 2021, and the parties continued to exchange comments on the agreement.

On September 26, 2021, Fortune’s board of directors was provided with and reviewed substantially final drafts of the merger agreement and exhibits thereto, the disclosure schedules to the merger agreement, and draft resolutions authorizing the transactions contemplated by the merger agreement.

On September 27, 2021, management from both Fortune and Southern Missouri, the parties’ legal counsel, and Piper Sandler met to discuss remaining open items. Later that day, Southern Missouri provided Fortune with a revised draft of the merger agreement, the form of voting agreement, and the form of non-compete agreement, and Fortune distributed these documents to its board of directors.

On September 28, 2021, the Fortune board of directors held a special meeting to discuss the proposed transaction, proposed final version of the merger agreement and the exhibits and schedules thereto, and the proposed final version of the voting agreement, with representatives of Armstrong Teasdale LLP and Piper Sandler in attendance. Armstrong Teasdale LLP reviewed in detail the final terms of the merger agreement with the Fortune board, including a description of the changes since the previous draft provided to the board. Armstrong Teasdale LLP also provided the board with a resolution of the board to be adopted approving the terms of the proposed transaction and the merger agreement, which was reviewed in detail by the board members. Representatives of Piper Sandler reviewed its financial analyses of the proposed transaction and rendered its oral opinion (which was subsequently delivered in writing at the conclusion of the meeting) to the effect that as of that date, and based upon and subject to the assumptions, considerations, qualifications and limitations set forth in the written opinion, the merger consideration was fair, from a financial point of view, to the shareholders of Fortune common stock. Following extensive discussion, review of the merger agreement and related documents, and questions and answers, including consideration of the factors described under “Fortune’s Reasons for the Merger,” the Fortune board determined that the merger agreement and the transactions contemplated thereby was advisable and in the best interests of Fortune and its shareholders. The Fortune board of directors then unanimously approved the merger agreement and the transactions contemplated thereby

On September 28, 2021, after the closing of the market, Fortune and Southern Missouri executed the merger agreement, the directors of Fortune executed the voting agreements, and Southern Missouri issued a press release announcing the merger.

Fortune’s Reasons for the Merger; Recommendation of Fortune’s Board of Directors

Fortune’s board of directors believes that the merger agreement and the transactions contemplated by the merger agreement, including the mergers, are advisable and in the best interests of Fortune and its shareholders. Accordingly, Fortune’s board of directors has unanimously approved the merger and the merger agreement and unanimously recommends that Fortune’s shareholder vote “FOR” approval of the merger agreement.

The board believes that combining with Southern Missouri will create a stronger and more diversified organization that will provide significant benefits to Fortune’s shareholders and customers alike.

The terms of the merger agreement, including the consideration to be paid to Fortune’s shareholders, were the result of arm’s length negotiations between representatives of Fortune and representatives of Southern Missouri. In arriving at its determination to approve the merger agreement, Fortune’s board of directors considered a number of factors, including the following material factors:

●	Fortune’s board of directors’ familiarity with and review of information concerning the business, results of operations, financial condition, competitive position and future prospects of Fortune;
●	the current and prospective environment in which Fortune operates, including national, regional and local economic conditions, the competitive environment for banks, thrifts and other financial institutions generally, the increased regulatory burdens on financial institutions generally and the trend toward consolidation in the banking industry and in the financial services industry;
●	that shareholders of Fortune will receive sixty percent (60%) of the merger consideration in shares of Southern Missouri common stock, which is listed on the NASDAQ Stock Market, contrasted with the absence of a public market for Fortune’s common stock;
●	the treatment of the merger as a "reorganization" within the meaning of Section 368(a) of the Code with respect to the shares of Fortune common stock exchanged for Southern Missouri common stock;
●	the results that Fortune could expect to obtain if it continued to operate independently, and the likely benefits to shareholders of that course of action, as compared with the value of the merger consideration offered by Southern Missouri;

●	the ability of Southern Missouri to pay the aggregate merger consideration without a financing contingency and without the need to obtain financing to close the transaction;
●	the ability of Southern Missouri to receive the requisite regulatory approvals in a timely manner;
●	the terms and conditions of the merger agreement, including the parties' respective representations, warranties, covenants and other agreements, and the conditions to closing;
●	that a merger with a larger holding company would provide the opportunity to realize economies of scale, increase efficiencies of operations and enhance the development of new products and services;
●	that Fortune’s directors and executive officers have financial interests in the merger in addition to their interests as Fortune shareholders, including financial interests that are the result of compensation arrangements with Fortune, and the manner in which such interests would be affected by the merger;
●	that the cash portion of the merger consideration will be taxable to Fortune’s shareholders upon completion of the merger; and
●	the requirement that Fortune conduct its business in the ordinary course and the other restrictions on the conduct of Fortune’s business before completion of the merger, which may delay or prevent Fortune from undertaking business opportunities that may arise before completion of the merger.

The Fortune board of directors also considered a number of potential risks and uncertainties associated with the merger in connection with its deliberation of the proposed transaction, including, without limitation, the following:

●	Fluctuation in the market price of Southern Missouri common stock;
●	Fortune’s shareholders will have less influence as shareholders of Southern Missouri;
●	Regulatory approvals may not be received;
●	Combination of the two companies may be more difficult, costly, or time consuming than expected;
●	The merger agreement limits Fortune’s ability to pursue alternative acquisition proposals;
●	The merger agreement requires Fortune to pay a termination fee of $1,250,000 under certain circumstances;
●	Termination of the merger agreement could negatively impact Fortune;
●	Fortune will be subject to business uncertainties and contractual restrictions while the merger is pending;
●	If the merger is not completed, Fortune will have incurred substantial expenses without realizing the expected benefit of the merger;
●	The dissenters’ rights appraisal process is uncertain;
●	The merger may fail to qualify as a tax-free reorganization under the Internal Revenue Code;
●	The potential risk of diverting management attention and resources from the operation of Fortune’s business towards completion of the merger;
●	The restrictions on the conduct of Fortune’s business prior to the completion of the merger, which are customary for merger agreements involving financial institutions, but which, subject to specific exceptions, could delay or prevent Fortune from undertaking business opportunities that may arise or any other action it would otherwise take with respect to the operations of Fortune absent the pending completion of the merger; and
●	The other risks described under the heading “Risk Factors.”

The foregoing discussion of the information and factors considered by the Fortune board of directors is not intended to be exhaustive but includes the material factors considered by the Fortune board of directors.  In reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, the board of directors of Fortune did not assign any relative or specific weight to different factors and individual directors may have given weight to different factors.  Based on the reasons stated above, the board of directors of Fortune believes that the merger is in the best interest of Fortune and its shareholders and therefore the board of directors of Fortune unanimously approved the merger agreement and the merger.

This summary of the reasoning of Fortune’s board of directors and other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Cautionary Statement Regarding Forward-Looking Statements.”

FORTUNE’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF THE MERGER AGREEMENT.

Opinion of Fortune’s Financial Advisor

Fortune retained Piper Sandler to act as financial advisor to Fortune’s board of directors in connection with Fortune’s consideration of a possible business combination. Fortune selected Piper Sandler to act as its financial advisor because Piper Sandler is a nationally recognized investment banking firm which specializes in financial institutions.  In the ordinary course of its investment banking business, Piper Sandler is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

Piper Sandler acted as financial advisor to Fortune’s board of directors in connection with the proposed merger.  At the September 28, 2021 meeting at which Fortune’s board of directors considered the merger and the merger agreement, Piper Sandler delivered to the board of directors its oral opinion, which was subsequently confirmed in writing on September 28, 2021, to the effect that, as of such date, the merger consideration was fair to the holders of Fortune common stock from a financial point of view.

The full text of Piper Sandler’s opinion is attached as Appendix C to this proxy statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Piper Sandler in rendering its opinion.  The description of the opinion set forth below is qualified in its entirety by reference to the full text of the opinion.  Holders of Fortune common stock are urged to read the entire opinion carefully in connection with their consideration of the proposed merger.

Piper Sandler’s opinion was directed to the board of directors of Fortune in connection with its consideration of the merger and the merger agreement and does not constitute a recommendation to any shareholder of Fortune as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the approval of the merger and the merger agreement.  Piper Sandler’s opinion was directed only to the fairness, from a financial point of view, of the merger consideration to the holders of Fortune common stock and did not address the underlying business decision of Fortune to engage in the merger, the relative merits of the merger as compared to any other alternative transactions or business strategies that might exist for Fortune or the effect of any other transaction in which Fortune might engage.  Piper Sandler also did not express any opinion as to the fairness of the amount or nature of the compensation to be received in the merger by any officer, director or employee of Fortune or Southern Missouri, or any class of such persons, if any, relative to the compensation to be received in the merger by any other shareholder.  Piper Sandler’s opinion was approved by Piper Sandler’s fairness opinion committee.

In connection with its opinion, Piper Sandler reviewed and considered, among other things:

●	an execution copy of the merger agreement;
●	certain publicly available financial statements and other historical financial information of Fortune that Piper Sandler deemed relevant;
●	certain publicly available financial statements and other historical financial information of Southern Missouri that Piper Sandler deemed relevant;
●	certain internal financial projections for Fortune for the year ending December 31, 2021, as provided by senior management of Fortune, with estimated annual long-term balance sheet and net income growth rates for Fortune for the years ending December 31, 2022 through December 31, 2025, as confirmed by the senior management of Fortune;
●	publicly available median analyst earnings per share and dividends per share estimates for Southern Missouri for the six months ending December 31, 2021 and the calendar year ending December 31, 2022, as well as estimated annual long-term balance sheet and net income growth rates for Southern Missouri for the calendar years ending December 31, 2023 through December 31, 2025 and estimated dividends per share for Southern Missouri for the calendar years ending December 31, 2023 through December 31, 2025, as confirmed by the senior management of Southern Missouri;

●	the pro forma financial impact of the merger on Southern Missouri based on certain assumptions relating to transaction expenses, purchase accounting adjustments and cost savings, as confirmed by the senior management of Southern Missouri;
●	the publicly reported historical price and trading activity for Southern Missouri common stock, including a comparison of certain stock trading information for Southern Missouri common stock and certain stock indices, as well as similar publicly available information for certain other companies, the securities of which are publicly traded;
●	a comparison of certain financial and market information for Fortune and Southern Missouri with similar financial institutions for which information is publicly available;
●	the financial terms of certain recent business combinations in the bank and thrift industry (on a nationwide basis), to the extent publicly available;
●	the current market environment generally and the banking environment in particular; and
●	such other information, financial studies, analyses and investigations and financial, economic and market criteria as Piper Sandler considered relevant;

Piper Sandler also discussed with certain members of the senior management of Fortune and its representatives the business, financial condition, results of operations and prospects of Fortune and held similar discussions with certain members of the senior management of Southern Missouri and its representatives regarding the business, financial condition, results of operations and prospects of Southern Missouri.

In performing its review, Piper Sandler relied upon the accuracy and completeness of all of the financial and other information that was available to Piper Sandler from public sources, that was provided to Piper Sandler by Fortune, Southern Missouri or their respective representatives, or that was otherwise reviewed by Piper Sandler, and Piper Sandler assumed such accuracy and completeness for purposes of rendering its opinion without any independent verification or investigation. Piper Sandler further relied on the assurances of the respective senior managements of Fortune and Southern Missouri that they were not aware of any facts or circumstances that would have made any of such information inaccurate or misleading in any respect material to Piper Sandler’s analyses. Piper Sandler was not asked to undertake, and did not undertake, an independent verification of any such information and Piper Sandler did not assume any responsibility or liability for the accuracy or completeness thereof. Piper Sandler did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Fortune or Southern Missouri, nor was Piper Sandler furnished with any such evaluations or appraisals. Piper Sandler rendered no opinion on or evaluation of the collectability of any assets or the future performance of any loans of Fortune or Southern Missouri. Piper Sandler did not make an independent evaluation of the adequacy of the allowance for loan losses of Fortune or Southern Missouri, or the combined entity after the Merger, and Piper Sandler did not review any individual credit files relating to Fortune or Southern Missouri. Piper Sandler assumed, with Fortune’s consent, that the respective allowances for loan losses for both Fortune and Southern Missouri were adequate to cover such losses and would be adequate on a pro forma basis for the combined entity.

In preparing its analyses, Piper Sandler used certain internal financial projections for Fortune for the year ending December 31, 2021, as provided by senior management of Fortune, with estimated annual long-term balance sheet and net income growth rates for Fortune for the years ending December 31, 2022 through December 31, 2025, as confirmed by the senior management of Fortune. In addition, Piper Sandler used publicly available median analyst earnings per share and dividends per share estimates for Southern Missouri for the six months ending December 31, 2021 and the calendar year ending December 31, 2022, as well as estimated annual long-term balance sheet and net income growth rates for Southern Missouri for the calendar years ending December 31, 2023 through December 31, 2025 and estimated dividends per share for Southern Missouri for the calendar years ending December 31, 2023 through December 31, 2025, as confirmed by the senior management of Southern Missouri. Piper Sandler also received and used in its pro forma analyses certain assumptions relating to transaction expenses, purchase accounting adjustments and cost savings, as confirmed by the senior management of Southern Missouri. With respect to the foregoing information, the respective senior managements of Fortune and Southern Missouri confirmed to Piper Sandler that such information reflected (or, in the case of the publicly available analyst estimates referred to above, were consistent with) the best currently available projections, estimates and judgments of those respective senior managements at such time as to the future financial performance of Fortune and Southern Missouri, respectively, and Piper Sandler assumed that the financial results reflected in such information would be achieved. Piper Sandler expressed no opinion as to such projections, estimates or judgments, or the assumptions on which they were based. Piper Sandler also assumed that there had been no material change in Fortune’s or Southern Missouri’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to Piper Sandler. Piper Sandler assumed, in all respects material to its analyses, that Fortune and Southern Missouri would remain as going concerns for all periods relevant to Piper Sandler’s analyses.

Piper Sandler also assumed, with Fortune’s consent, that (i) each of the parties to the merger agreement would comply in all material respects with all material terms and conditions of the merger agreement and all related agreements, that all of the representations and warranties contained in such agreements were true and correct in all material respects, that each of the parties to such agreements would perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements were not and would not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on Fortune, Southern Missouri, the merger or any related transactions, and (iii) the merger and any related transactions would be consummated in accordance with the terms of the merger agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements. Finally, with Fortune’s consent, Piper Sandler relied upon the advice that Fortune received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the merger and the other transactions contemplated by the merger agreement.  Piper Sandler expressed no opinion as to any such matters.

Piper Sandler’s opinion was necessarily based on financial, regulatory, economic, market and other conditions as in effect on, and the information made available to Piper Sandler as of, the date thereof. Events occurring after the date thereof could materially affect Piper Sandler’s opinion. Piper Sandler did not undertake to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after the date thereof. Piper Sandler expressed no opinion as to the trading value of Southern Missouri common stock at any time or what the value of Southern Missouri common stock will be once it is actually received by the holders of Fortune common stock.

In rendering its opinion, Piper Sandler performed a variety of financial analyses.  The summary below is not a complete description of all the analyses underlying Piper Sandler’s opinion or the presentation made by Piper Sandler to Fortune’s board of directors, but is a summary of the material analyses performed and presented by Piper Sandler.  The summary includes information presented in tabular format.  In order to fully understand the financial analyses, these tables must be read together with the accompanying text.  The tables alone do not constitute a complete description of the financial analyses.  The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances.  The process, therefore, is not necessarily susceptible to a partial analysis or summary description.  Piper Sandler believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses to be considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion.  Also, no company included in Piper Sandler’s comparative analyses described below is identical to Fortune or Southern Missouri and no transaction is identical to the merger.  Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or transaction values, as the case may be, of Fortune and Southern Missouri and the companies to which they were compared.  In arriving at its opinion, Piper Sandler did not attribute any particular weight to any analysis or factor that it considered.  Rather, Piper Sandler made qualitative judgments as to the significance and relevance of each analysis and factor.  Piper Sandler did not form an opinion as to whether any individual analysis or factor (positive or negative) considered in isolation supported or failed to support its opinion, rather, Piper Sandler made its determination as to the fairness of the merger consideration to the holders of Fortune common stock on the basis of its experience and professional judgment after considering the results of all its analyses taken as a whole.

In performing its analyses, Piper Sandler also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of Fortune, Southern Missouri, and Piper Sandler.  The analyses performed by Piper Sandler are not necessarily indicative of actual values or future results, both of which may be significantly more or less favorable than suggested by such analyses.  Piper Sandler prepared its analyses solely for purposes of rendering its opinion and provided such analyses to Fortune’s board of directors at its September 28, 2021 meeting.  Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold.  Such estimates are inherently subject to uncertainty and actual values may be materially different.  Accordingly, Piper Sandler’s analyses do not necessarily reflect the value of Fortune common stock or Southern Missouri common stock or the prices at which Fortune or Southern Missouri common stock may be sold at any time.  The analyses of Piper Sandler and its opinion were among a number of factors taken into consideration by Fortune’s board of directors in making its determination to approve the merger agreement and the analyses described below should not be viewed as determinative of the decision of Fortune’s board of directors with respect to the fairness of the merger consideration.

Summary of Proposed Merger Consideration and Implied Transaction Metrics.

Piper Sandler reviewed the financial terms of the proposed merger.  Pursuant to the terms of the merger agreement, at the effective time of the merger each share of Fortune common stock issued and outstanding immediately prior to the effective time of the transaction, except for certain shares as set forth in the merger agreement, shall be converted into the right to receive (i) for each share of Fortune common stock with respect to which a cash election has been effectively made and not revoked or deemed revoked, an amount in cash equal to the Per Share Cash Consideration (the “Cash Consideration”); (ii) for each share of Fortune common stock with respect to which a stock election has been effectively made and not revoked or deemed revoked, a number of validly issued, fully paid and nonassessable shares of Southern Missouri common stock equal to the Per Share Stock Consideration (the “Stock Consideration”); and (iii) for each share of Fortune common stock other than shares as to which a cash election and/or a stock election has been effectively made and not revoked or deemed revoked, the right to receive such Stock Consideration or Cash Consideration shall be determined in accordance with the terms of the merger agreement, subject to adjustment as set forth in the merger agreement. Piper Sandler calculated an aggregate implied transaction value of approximately $29.9 million and an implied purchase price per share of $12.55 consisting of the implied value of 2,378,257 shares of Fortune common stock based on the 20-day average closing price of Southern Missouri as of the second preceding trading day before the signing of the merger agreement and assuming that 60% of the outstanding shares of Fortune common stock receive Stock Consideration and 40% of the outstanding shares of Fortune common stock receive Cash Consideration.  Based upon financial information for Fortune as of or for the last twelve months (“LTM”) ended June 30, 2021 and the 20-day average closing price of Southern Missouri as of the second preceding trading day before the signing of the merger agreement Piper Sandler calculated the following implied transaction metrics:

Transaction Price Per Share / Tangible Book Value Per Share	162%
Transaction Price Per Share / LTM Earnings per Share	9.3	x
Transaction Price Per Share / Estimated 2021 Earnings per Share[1]	11.9	x
Core Deposit Premium[2]	7.3%

1	Estimated 2021 Earnings per share as provided by Fortune senior management
2	Core deposits defined as total deposits less time deposits with balances greater than $100,000

Stock Trading History.

Piper Sandler reviewed the publicly available historical reported trading price of Southern Missouri common stock for the one-year and three-year periods ended September 24, 2021.  Piper Sandler then compared the relationship between the movements in the price of Southern Missouri common stock to movements in the Southern Missouri peer group (as described below) as well as the S&P 500 and NASDAQ Bank Indexes.

Southern Missouri’s One-Year Stock Performance

Ending Value September 24, 2021
Southern Missouri	+91.9%
Southern Missouri Peer Group	+50.4%
S&P 500 Index	+37.2%
NASDAQ Bank Index	+91.7%

Southern Missouri’s Three-Year Stock Performance

Ending Value September 24, 2021
Southern Missouri	+11.9%
Southern Missouri Peer Group	-6.3%
S&P 500 Index	+53.3%
NASDAQ Bank Index	+13.0%

Comparable Company Analyses.

Piper Sandler used publicly available information to compare certain financial information for Fortune with a group of financial institutions selected by Piper Sandler.  The Fortune peer group included banks and thrifts headquartered in the Midwest whose securities are publicly traded, with total assets between $250 million and $500 million and a 1-year average daily trading volume of at least 50 shares, but excluded targets of announced merger transactions (the “Fortune Peer Group”). The Fortune Peer Group consisted of the following companies:

AMB Financial Corporation

Century Financial Corporation

CNB Corporation

Comunibanc Corporation

Equitable Financial Corporation

FFW Corporation

First Bancorp of Indiana Incorporated

First Robinson Financial Corporation

HCB Financial Corporation

Home Loan Financial Corporation

Madison County Financial Incorporated

Northeast Indiana Bancorp

SVB & T Corporation

Union Financial Corporation

The analysis compared publicly available financial information for Fortune with corresponding data for the Fortune Peer Group as of or for the period ended June 30, 2021 with pricing data as of September 24, 2021.  The table below sets forth the data for Fortune and the median, mean, low and high data for the Fortune Peer Group.  Certain financial data prepared by Piper Sandler, as referenced in the table presented below, may not correspond to the data presented in Fortune’s historical financial statements as a result of using consolidated data.

Fortune Comparable Company Analysis

		Fortune	Fortune	Fortune	Fortune
		Peer Group	Peer Group	Peer Group	Peer Group
	Fortune	Median	Mean	Low	High

Total assets ($mm)	254	427	407	253	498
Loans / Deposits (%)	98.8	79.2	76.0	41.3	97.1
Non-performing assets¹ / Total assets (%)	0.76	0.52	0.73	0.14	2.76
Tangible common equity/Tangible assets (%)	7.27	9.35	9.90	6.70	16.75
Tier 1 Leverage Ratio (%)	8.31	9.18	9.62	6.37	16.53
Total Risk Based Capital (“RBC”) Ratio (%)	11.24	15.46	15.86	11.68	20.16
LTM Return on average assets (%)	1.26	1.15	1.10	0.56	1.74
LTM Return on average equity (%)	16.79	10.21	10.81	6.12	18.02
LTM Net interest margin (%)	3.62	3.29	3.27	2.72	3.90
LTM Efficiency ratio (%)	69.35	64.77	65.57	49.25	77.04
Price/ Tangible book value (%)	--	96	99	74	144
Price/ LTM Earnings per share (x)	--	9.5	10.0	5.0	16.5
Current Dividend Yield (%)	--	2.5	2.2	0.0	3.6
Market value ($mm)	--	38	40	13	83

1   Nonperforming assets defined as nonaccrual loans and leases, renegotiated loans and leases, and real estate owned

Piper Sandler used publicly available information to perform a similar analysis for Southern Missouri by comparing certain financial information for Southern Missouri with a group of financial institutions selected by Piper Sandler.  The Southern Missouri peer group included banks and thrifts headquartered in the Midwest whose securities are publicly traded on a major exchange with total assets between $2 billion and $3.5 billion, but excluded targets of announced merger transactions (the “Southern Missouri Peer Group”). The Southern Missouri Peer Group consisted of the following companies:

Alerus Financial Corporation

Ames National Corporation

Bank First Corporation

Bridgewater Bancshares Incorporated

ChoiceOne Financial Services

Civista Bancshares Incorporated

Farmers & Merchants Bancorp

Farmers National Banc Corporation

First Business Financial Services Incorporated

Level One Bancorp Incorporated

Macatawa Bank Corporation

Old Second Bancorp Incorporated

Sterling Bancorp

Waterstone Financial Incorporated

West Bancorporation

The analysis compared publicly available financial information for Southern Missouri with corresponding data for the Southern Missouri Peer Group as of or for the period ended June 30, 2021 with pricing data as of September 24, 2021.  The table below sets forth the data for Southern Missouri and the median, mean, low and high data for the Southern Missouri Peer Group.

Southern Missouri Comparable Company Analysis

		Southern Missouri	Southern Missouri	Southern Missouri	Southern Missouri
	Southern	Peer Group	Peer Group	Peer Group	Peer Group
	Missouri	Median	Mean	Low	High

Total assets ($mm)	2,701	2,925	2,810	2,085	3,417
Loans / Deposits (%)	95.8	81.7	79.0	47.6	105.3
Non-performing assets¹ / Total assets (%)	0.42	0.41	0.56	0.03	2.71
Tangible common equity/Tangible assets (%)	9.85	9.11	9.45	6.63	19.58
Tier 1 Leverage Ratio (%)	10.61	9.08	9.63	7.24	19.50
Total RBC Ratio (%)	14.18	14.85	16.29	11.22	28.04
LTM Return on average assets (%)	1.79	1.19	1.40	-0.16	4.25
LTM Return on average equity (%)	17.69	13.31	12.75	-1.82	22.45
LTM Net interest margin (%)	3.77	3.23	3.18	2.39	3.69
LTM Efficiency ratio (%)	46.85	57.63	56.61	40.33	81.34
Price/ Tangible book value (%)	146	132	133	81	198
Price/ LTM Earnings per share (x)	8.3	9.4	9.8	5.2	14.4
Price/ 2022E Earnings per share (x)	10.2	11.0	11.3	8.8	15.2
Current Dividend Yield (%)	1.8	2.5	2.4	0.0	4.4
Market value ($mm)	385	349	351	190	529

1   Nonperforming assets include nonaccrual loans and leases and foreclosed or repossessed assets; excludes TDRs

Analysis of Precedent Transactions.

Piper Sandler reviewed a group of recent merger and acquisition transactions on a nationwide basis.  The group consisted of transactions involving banks and thrifts which were announced between January 1, 2021 and September 24, 2021 where the relevant target’s assets were greater than $200 million at the time of announcement and the announced deal value was between $20 million and $100 million (the “Nationwide Precedent Transactions”).

The Nationwide Precedent Transactions group was composed of the following transactions:

Acquiror	Target
Workers United	Amalgamated Investments Company
BayCom Corporation	Pacific Enterprise Bancorp
Seacoast Banking Corporation of Florida	Sabal Palm Bancorp Incorporated
First Financial Corporation	Hancock Bancorp Incorporated
Newtek Business Services Corporation	National Bank of New York City
Finward Bancorp	Royal Financial Incorporated
First Western Financial Incorporated	Teton Financial Services Incorporated
Lake Michigan Credit Union	Pilot Bancshares Incorporated
HBT Financial Incorporated	NXT Bancorporation Incorporated
Equity Bancshares Incorporated	American State Bancshares Incorporated
Southern California Bancorp	Bank of Santa Clarita
Colony Bankcorp Incorporated	SouthCrest Financial Group Incorporated
SmartFinancial Incorporated	Sevier County Bancshares Incorporated
Fidelity D & D Bancorp Incorporated	Landmark Bancorp Incorporated
First National Corporation	Bank of Fincastle
Investar Holding Corporation	Cheaha Financial Group Incorporated

Using the latest publicly available information prior to the announcement of the relevant transaction, Piper Sandler reviewed the following transaction metrics: transaction price to last-twelve-months earnings per share, transaction price to tangible book value per share, and core deposit premium. Piper Sandler compared the indicated transaction metrics for the merger to the median, mean, low and high metrics of the Nationwide Precedent Transactions group.

		Nationwide Precedent Transactions
	Southern Missouri/ Fortune	Median	Mean	Low	High
Transaction Price / LTM Earnings Per Share (x)	9.3	16.8	17.6	8.0	34.2
Transaction Price / Tangible Book Value Per Share (%)	162	123	124	55	187
Tangible Book Value Premium to Core Deposits (%)	5.9	3.3	3.9	-3.1	10.3

Net Present Value Analyses.

Piper Sandler performed an analysis that estimated the net present value of a share of Fortune common stock assuming Fortune performed in accordance with certain internal financial projections for Fortune for the year ending December 31, 2021, as provided by senior management of Fortune, and estimated annual long-term balance sheet and net income growth rates for Fortune for the years ending December 31, 2022 through December 31, 2025, as confirmed by the senior management of Fortune. To approximate the terminal value of a share of Fortune common stock at December 31, 2025, Piper Sandler applied price to 2025 earnings multiples ranging from 8.0x to 12.0x and multiples of 2025 tangible book value ranging from 80% to 120%.  The terminal values were then discounted to present values using different discount rates ranging from 11.0% to 15.0%, which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Fortune common stock.  As illustrated in the following tables, the analysis indicated an imputed range of values per share of Fortune common stock of $6.58 to $11.57 when applying multiples of earnings and $5.80 to $10.21 when applying multiples of tangible book value.

Earnings Per Share Multiples

Discount
Rate	8.0x	8.8x	9.6x	10.4x	11.2x	12.0x
11.0%	$7.71	$8.48	$9.25	$10.02	$10.80	$11.57
12.0%	$7.41	$8.15	$8.89	$9.63	$10.37	$11.11
13.0%	$7.12	$7.83	$8.54	$9.25	$9.96	$10.67
14.0%	$6.84	$7.52	$8.21	$8.89	$9.58	$10.26
15.0%	$6.58	$7.23	$7.89	$8.55	$9.21	$9.86

Tangible Book Value Per Share Multiples

Discount
Rate	80%	88%	96%	104%	112%	120%
11.0%	$6.81	$7.49	$8.17	$8.85	$9.53	$10.21
12.0%	$6.54	$7.19	$7.85	$8.50	$9.15	$9.81
13.0%	$6.28	$6.91	$7.54	$8.17	$8.79	$9.42
14.0%	$6.04	$6.64	$7.25	$7.85	$8.45	$9.06
15.0%	$5.80	$6.39	$6.97	$7.55	$8.13	$8.71

Piper Sandler also considered and discussed with the Fortune’s board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to earnings. To illustrate this impact, Piper Sandler performed a similar analysis, assuming Fortune’s earnings varied from 20.0% above projections to 20.0% below projections.  This analysis resulted in the following range of per share values for Fortune’s common stock, applying the price to 2025 earnings multiples range of 8.0x to 12.0x referred to above and a discount rate of 12.71%.

Earnings Per Share Multiples

Annual Estimate
Variance	8.0x	8.8x	9.6x	10.4x	11.2x	12.0x
(20.0%)	$5.76	$6.33	$6.91	$7.49	$8.06	$8.64
(10.0%)	$6.48	$7.13	$7.77	$8.42	$9.07	$9.72
0.0%	$7.20	$7.92	$8.64	$9.36	$10.08	$10.80
10.0%	$7.92	$8.71	$9.50	$10.29	$11.09	$11.88
20.0%	$8.64	$9.50	$10.37	$11.23	$12.09	$12.96

Piper Sandler also performed an analysis that estimated the net present value per share of Southern Missouri common stock, assuming Southern Missouri performed in accordance with publicly available median analyst earnings per share and dividends per share estimates for the six months ending December 31, 2021 and the calendar year ending December 31, 2022, estimated annual long-term balance sheet and net income growth rates for Southern Missouri for the calendar years ending December 31, 2023 through December 31, 2025 and estimated dividends per share for Southern Missouri for the calendar years ending December 31, 2023 through December 31, 2025, as confirmed by the senior management of Southern Missouri. To approximate the terminal value of a share of Southern Missouri common stock at December 31, 2025, Piper Sandler applied price to 2025 earnings multiples ranging from 9.0x to 13.0x and multiples of 2025 tangible book value ranging from 110% to 160%.  The terminal values were then discounted to present values using different discount rates ranging from 10.0% to 14.0%, which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Southern Missouri common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of Southern Missouri common stock of $26.02 to $42.53 when applying multiples of earnings and $30.73 to $50.85 when applying multiples of tangible book value.

Earnings Per Share Multiples

Discount
Rate	9.0x	9.8x	10.6x	11.4x	12.2x	13.0x
10.0%	$30.35	$32.79	$35.22	$37.66	$40.09	$42.53
11.0%	$29.19	$31.53	$33.87	$36.20	$38.54	$40.88
12.0%	$28.08	$30.33	$32.57	$34.82	$37.07	$39.31
13.0%	$27.03	$29.19	$31.34	$33.50	$35.66	$37.82
14.0%	$26.02	$28.10	$30.17	$32.25	$34.32	$36.40

Tangible Book Value Per Share Multiples

Discount
Rate	110%	120%	130%	140%	150%	160%
10.0%	$35.88	$38.87	$41.86	$44.86	$47.85	$50.85
11.0%	$34.49	$37.37	$40.24	$43.12	$45.99	$48.87
12.0%	$33.18	$35.94	$38.70	$41.46	$44.22	$46.98
13.0%	$31.92	$34.58	$37.23	$39.88	$42.53	$45.19
14.0%	$30.73	$33.28	$35.83	$38.38	$40.93	$43.48

Piper Sandler also considered and discussed with Fortune’s board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to earnings. To illustrate this impact, Piper Sandler performed a similar analysis assuming Southern Missouri’s earnings varied from 20.0% above estimates to 20.0% below estimates.  This analysis resulted in the following range of per share values for Southern Missouri common stock, applying the price to 2025 earnings multiples range of 9.0x to 13.0x referred to above and a discount rate of 12.71%.

Earnings Per Share Multiples

Annual Estimate
Variance	9.0x	9.8x	10.6x	11.4x	12.2x	13.0x
(20.0%)	$22.41	$24.16	$25.91	$27.66	$29.40	$31.15
(10.0%)	$24.87	$26.84	$28.80	$30.77	$32.73	$34.70
0.0%	$27.33	$29.51	$31.69	$33.88	$36.06	$38.25
10.0%	$29.78	$32.19	$34.59	$36.99	$39.39	$41.79
20.0%	$32.24	$34.86	$37.48	$40.10	$42.72	$45.34

Piper Sandler noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

Pro Forma Transaction Analysis.

Piper Sandler analyzed certain potential pro forma effects of the merger on Southern Missouri assuming the transaction closes on March 31, 2022.  Piper Sandler also utilized the following information and assumptions: (a) internal financial projections for Fortune for the year ending December 31, 2021, as provided by senior management of Fortune, and estimated annual long-term balance sheet and net income growth rates for Fortune for the years ending December 31, 2022 through December 31, 2025, as confirmed by the senior management of Fortune, (b) publicly available median analyst earnings per share and dividends per share estimates for the six months ending December 31, 2021 and the year ending December 31, 2022, estimated annual long-term balance sheet and net income growth rates for Southern Missouri for the calendar years ending December 31, 2023 through December 31, 2025 and estimated dividends per share for Southern Missouri for the calendar years ending December 31, 2023 through December 31, 2025, as confirmed by the senior management of Southern Missouri, and (c) certain assumptions related to transaction expenses, purchase accounting adjustments and cost savings, as provided by the senior management of Southern Missouri. The analysis indicated that the transaction could be accretive to Southern Missouri’s estimated earnings per share (excluding one-time transaction costs and expenses) in the calendar years ending December 31, 2022 through December 31, 2025 and dilutive to Southern Missouri’s estimated tangible book value per share at close and through December 31, 2024.

In connection with this analysis, Piper Sandler considered and discussed with Fortune’s board of directors how the analysis would be affected by changes in the underlying assumptions, including the impact of final purchase accounting adjustments determined at the closing of the transaction, and noted that the actual results achieved by the combined company may vary from projected results and the variations may be material.

Piper Sandler’s Relationship.

Piper Sandler is acting as Fortune’s financial advisor in connection with the merger and will receive a fee for such services in an amount equal to approximately $673,300, which fee is contingent upon the closing of the merger.  Piper Sandler also received a $100,000 fee from Fortune upon rendering its fairness opinion, which opinion fee will be credited in full towards the advisory fee which will become payable to Piper Sandler upon consummation of the merger.  Fortune has also agreed to indemnify Piper Sandler against certain claims and liabilities arising out of Piper Sandler’s engagement and to reimburse Piper Sandler for certain of its out-of-pocket expenses incurred in connection with Piper Sandler’s engagement.

In the two years preceding the date of Piper Sandler’s opinion Piper Sandler provided certain other investment banking services to Fortune.  In summary, Piper Sandler acted as placement agent in connection with Fortune’s offer and sale of subordinated debt, which transaction closed in May 2021 and for which Piper Sandler received a fee of approximately $225,000. An affiliate of Piper Sandler, Piper Sandler Loan Strategies, LLC (“PSLS”), provided certain investment banking services to Southern Missouri’s subsidiary, Southern Bank, in the two years preceding the date of Piper Sandler’s opinion . In summary, PSLS assisted Southern Bank with the valuation of certain assets and/or liabilities in connection with the standards adopted by the Financial Accounting Standards Board in 2020 and 2021 for which PSLS received approximately $7,500 in compensation. In addition, in the ordinary course of Piper Sandler’s business as a broker-dealer, Piper Sandler may purchase securities from and sell securities to Fortune, Southern Missouri and their respective affiliates. Piper Sandler may also actively trade the equity and debt securities of Southern Missouri and its affiliates for its own account and for the accounts of Piper Sandler’s customers.

Southern Missouri’s Board of Directors Following Completion of the Merger

Following completion of the mergers, the directors of Southern Missouri and Southern Bank immediately prior to the effective time will constitute the boards of directors of Southern Missouri as the surviving corporation and Southern Bank as the resulting institution, respectively, with the addition of Daniel L. Jones to both boards.

Interests of Fortune’s Directors and Executive Officers in the Merger

General.  In considering the recommendation of the Fortune board of directors to vote for the merger agreement proposal, you should be aware that the directors and officers of Fortune have interests in the merger that are in addition to, or different from, their interests as shareholders of Fortune.  The board of Fortune was aware of these interests and considered them, among other matters, in approving the merger agreement and determining to recommend to Fortune shareholders to vote for approval of the merger agreement. These interests include:

Stock Ownership.  Fortune’s directors and executive officers and their affiliates were entitled to vote approximately 1,349,071 shares of Fortune’s common stock, or approximately 56.48% of the total outstanding shares of Fortune common stock as of the date of this proxy statement/prospectus.

Stock Options.  As of the date of this proxy statement/prospectus, Fortune director and executive officer Gerard J. “Jerry” Geen holds outstanding options for 5,000 shares of Fortune common stock with an exercise price of $9.35 per share and Fortune director and executive officer Lance K. Greunke holds outstanding options for 5,500 shares of Fortune hold common stock with an exercise price of $9.35 per share, which options were granted to such persons previously by Fortune under its stock option plans.  At the effective time of the merger, all of Fortune’s outstanding stock options will be fully vested and all outstanding Fortune stock options that are unexercised prior to the effective time of the merger will be automatically canceled and converted into the right to receive cash equal to the amount by which $12.55 exceeds the option exercise price.

The option cash amounts estimated to be received by the directors of Fortune, as of December 31, 2021, the latest practicable date before the printing of this proxy statement/prospectus, are:

Director/Executive Officer	Number of Stock Options	Amount
Gerard J. “Jerry” Geen	5,000	$16,000
Lance K. Greunke	5,500	$17,600

Indemnification and Insurance.  Southern Missouri has agreed to indemnify the directors and officers of Fortune prior to the effective time of the merger for six years following the merger against all losses, claims, damages, costs, expenses (including reasonable attorneys’ fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of Southern Missouri, which consent shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding, investigation or other legal proceeding, whether civil, criminal, administrative or investigative or investigation, in which an indemnified party is, or is threatened to be made, a party or witness or arising out of the fact that such person is or was a director or officer of Fortune if such claim pertains to any matter of fact arising, existing or occurring at or before the effective time of the merger to the fullest extent permitted under Fortune’s articles of incorporation and bylaws, to the extent permitted by applicable law.

Additionally, Southern Missouri has agreed to purchase prior to the effective time of the merger a “tail” policy for up to six years consistent with Fortune’s current directors’ and officers’ liability and insurance policy, which will provide insurance coverage post-merger for the officers and directors of Fortune and FB.

Severance Payments. Directors, officers, and employees of Fortune and/or FB will be entitled to receive severance payments aggregating up to $1.6 million under various agreements in the event of a change in control of FB. Set forth below is a summary of these payments and agreements.

Severance Agreements. FB is party to employment agreements with seven (7) employees of Fortune and/or FB that provide for cash payments of $1.6 million in the aggregate in the event of a change in control of FB, which include payments to be made to the following directors and executive officers of Fortune:

●	$42,500 to Daniel L. Jones, Chief Executive Officer and Chairman of FB;
●	$44,400 to Gerard J. “Jerry” Geen, Vice Chairman of Fortune; and
●	$48,750 to Lance K. Greunke, President and Chief Operating Officer of FB.

Severance Benefit.  The merger agreement provides that full-time employees of FB who are not otherwise entitled to contractual or other severance or change in control benefits and are involuntarily terminated by Southern Bank without cause at the time of or within one year following the closing of the merger will be paid by Southern Bank a severance benefit equal to one week of base pay for each year of full-time employment at FB with a maximum payment of 13 weeks base pay, subject to such employees executing and not revoking a release of all employment claims.

Retention Bonuses.  Fortune is a party to retention bonus plan agreements pursuant to Fortune’s retention bonus plan with nine (9) employees of Fortune and/or FB that provide for cash payments of $155,000 in the aggregate upon consummation of the merger, which include a $50,000 retention bonus to Christopher K. Ford, President and Chief Revenue Officer of FB. No other directors or executive officers of Fortune are parties to the retention bonus plan agreements.

Salary Continuation Agreements.  FB is a party to salary continuation agreements with four (4) employees of Fortune and/or FB, three (3) of whom are executive officers, that provide for salary continuation payments in the event of termination of employment following a change in control. Fortune anticipates that FB will terminate these salary continuation agreements prior to closing the merger and pay the accrual balances to the employees, which include the following projected payments to directors and executive officers of Fortune:

●	$193,127 to Daniel L. Jones, Chief Executive Officer and Chairman of FB;
●	$228,309 to Gerard J. “Jerry” Geen, Vice Chairman of Fortune; and
●	$71,410 to Lance K. Greunke, President and Chief Operating Officer of FB.

Employment Agreements with Southern Missouri.  Daniel L. Jones, Chairman and Chief Executive Officer of FB and Chairman and Chief Executive Officer of Fortune, is expected to become an employee of Southern Missouri and has entered into a one-year employment agreement with Southern Bank, Southern Missouri’s wholly owned bank subsidiary, to be effective upon completion of the merger.  Mr. Jones will serve as a Market Chairman for Southern Bank. Under the terms of Mr. Jones’ employment agreement with Southern Bank, he will receive an annual salary of $170,000.  In addition, Mr. Jones will be entitled to participate in and receive the benefits of any pension or other retirement benefit plan, profit sharing, employee stock ownership or other plans, benefits and privileges given to similarly situated employees of Southern Bank.

Christopher K. Ford, President and Chief Revenue Officer of FB is also expected to become an employee of Southern Bank and has entered into a one-year employment agreement with Southern Bank. Mr. Ford will serve as a Market President for Southern Bank. Under the terms of his employment agreement, Mr. Ford will receive an annual salary of $175,000 and will be entitled to participate in and receive the benefits of any pension or other retirement benefit plan, profit sharing, employee stock ownership or other plans, benefits and privileges given to similarly situated employees of Southern Bank.

Regulatory Approvals

Each of Southern Missouri and Fortune has agreed to cooperate with the other and use commercially reasonable best efforts to obtain all regulatory approvals required to complete the transactions contemplated by the merger agreement, including the merger and the bank merger. These include approvals from the Federal Reserve Board and the Missouri Division.  The U.S. Department of Justice may also review the impact of the merger and the bank merger on competition.

As of the date of this proxy statement/prospectus, all applications and notices necessary to obtain all required regulatory approvals have been filed. There can be no assurance as to whether all required regulatory approvals will be obtained or the dates of the approvals. There also can be no assurance that the regulatory approvals received will not contain a condition or requirement that results in a failure to satisfy the conditions to closing set forth in the merger agreement. See “Proposal 1 - The Merger Proposal—Conditions to Complete the Merger.”

Accounting Treatment

In accordance with current accounting guidance, the mergers will be accounted for using the acquisition method of accounting in accordance with FASB Topic 805, “Business Combinations.” The result of this is that the assets and liabilities of Southern Missouri will be carried forward at their recorded amounts, the historical operating results will be unchanged for the prior periods being reported on and the assets and liabilities of Fortune will be adjusted to fair value at the date of the mergers.  In addition, all identified intangibles will be recorded at fair value and included as part of the net assets acquired. To the extent that the purchase price, consisting of cash plus the number of shares of Southern Missouri common stock to be issued to former Fortune shareholders, at fair value, exceeds the fair value of the net assets, including identifiable intangibles, of Fortune at the date of the mergers, that amount will be reported as goodwill. In accordance with current accounting guidance, goodwill will not be amortized but will be evaluated for impairment annually. Identified intangibles will be amortized over their estimated lives. Further, the acquisition method of accounting results in the operating results of Fortune being included in the operating results of Southern Missouri beginning from the date of completion of the mergers.

Dissenters’ Rights of Fortune Shareholders

Under Section 351.455 of MGBCL, Fortune shareholders who do not vote in favor of the merger agreement proposal and who follow the procedures summarized below will have the right to dissent from and obtain payment in cash of the fair value of their shares of Fortune common stock, as of the day prior to the date of the Fortune’s special meeting, in the event of the consummation of the merger.  However, Southern Missouri may elect to terminate the merger agreement if holders of 10% or more of Fortune outstanding common stock exercise dissenters' rights.  No holder of Fortune common stock dissenting from the merger will be entitled to the merger consideration or any dividends or other distributions unless and until the holder fails to perfect or effectively withdraws or loses his or her right to dissent from the merger agreement.  If you are contemplating exercising your right to dissent, we urge you to read carefully the provisions of Section 351.455 of the MGBCL, which are attached to this proxy statement/prospectus as Appendix B, and consult with your legal counsel before exercising or attempting to exercise these rights.  Holders of Fortune common stock receiving cash upon exercise of dissenters' rights may recognize gain for federal income tax purposes. See “Material U.S. Federal Income Tax Consequences of the Merger” on page 59.

ANY SHAREHOLDER WHO WISHES TO EXERCISE DISSENTERS’ RIGHTS OR WHO WISHES TO PRESERVE HIS OR HER RIGHT TO DO SO SHOULD REVIEW APPENDIX B CAREFULLY AND CONSULT HIS OR

HER LEGAL ADVISOR.  FAILURE TO TIMELY AND PROPERLY COMPLY WITH THE PROCEDURES SET FORTH THEREIN WILL RESULT IN THE LOSS OF SUCH RIGHTS.

A Fortune shareholder may assert dissenters' rights only by complying with all of the following requirements:

(1)  The shareholder must deliver to Fortune prior to or at the special meeting a written objection to the merger agreement.  The written objection should be delivered or mailed in time to arrive before the vote is taken on the merger agreement proposal at the special meeting to Fortune Financial Corporation, 3494 Jeffco Boulevard, Arnold, MO 63010, Attention: Corporate Secretary.  The written objection must be made in addition to, and separate from, any proxy or other vote against adoption of the merger agreement proposal.  Neither a vote against, a failure to vote for, nor an abstention from voting will satisfy the requirement that a written objection be delivered to Fortune before the vote on the merger agreement proposal is taken.  Unless a shareholder files the written objection as provided above, he or she will not have any dissenters' rights of appraisal.

(2)  The shareholder must not vote in favor of adoption of the merger agreement. The return of a signed proxy which does not specify a vote against the merger agreement proposal or a direction to abstain will constitute a waiver of the shareholder's right to dissent.

(3)  The shareholder must deliver to Southern Missouri within twenty days after the effective time of the merger a written demand for payment of the fair value of his or her shares of Fortune common stock as of the day prior to the date on which the vote for the merger agreement proposal was taken. That demand must include a statement of the number of shares of Fortune common stock owned.  The demand must be mailed or delivered to Southern Missouri Bancorp, Inc. at 2991 Oak Grove Road, Poplar Bluff, Missouri 63901, Attn: Greg A. Steffens, President and Chief Executive Officer.  Any shareholder who fails to make a written demand for payment within the twenty-day period after the effective time will be conclusively presumed to have consented to the merger agreement and will be bound by the terms thereof.  Neither a vote against the merger agreement nor the written objection referred to in clause (1) above satisfies the written demand requirement referred to in this clause (3).

A beneficial owner of shares of Fortune common stock who is not the record owner may not assert dissenters' rights.  If the shares of Fortune common stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, or by a nominee, the written demand asserting dissenters' rights must be executed by the fiduciary or nominee. If the shares of Fortune common stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand must be executed by all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for a shareholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner.

If within thirty days of the effective time the value of a dissenting shareholder's shares of Fortune common stock is agreed upon between the shareholder and Southern Missouri, Southern Missouri will make payment to the shareholder within ninety days of the effective time, upon the shareholder's surrender of his or her Fortune common stock certificates. Upon payment of the agreed value, the dissenting shareholder will cease to have any interest in such shares or in Southern Missouri.

If the dissenting shareholder and Southern Missouri do not agree on the fair value of the shares within thirty days after the effective time, the dissenting shareholder may, within sixty days after the expiration of the thirty days, file a petition in any court of competent jurisdiction within Butler County, Missouri asking for a finding and a determination of the fair value of the shares.  The dissenting shareholder is entitled to judgment against Southern Missouri for the amount of the fair value as of the day prior to the date on which such vote was taken adopting the merger agreement, together with interest thereon to the date of judgment. The judgment is payable only upon and simultaneously with the surrender to the Southern Missouri of the Fortune common stock certificates representing said shares. Upon payment of the judgment, the dissenting shareholder shall cease to have any interest in such shares or in Southern Missouri.  Unless the dissenting shareholder files a petition within the allotted time frame, the shareholder and all persons claiming under the shareholder will be conclusively presumed to have adopted and ratified the merger agreement and will be bound by the terms thereof.

The right of a dissenting shareholder to be paid the fair value for his or her shares will cease if the shareholder fails to comply with the procedures of Section 351.455 or if the merger agreement is terminated for any reason.

It is a condition to the completion of the merger that the holders of less than 10% of Fortune’s outstanding common stock.

THE PRECEDING IS QUALIFIED IN ITS ENTIRETY BY THE TEXT OF THE APPRAISAL PROVISIONS OF SECTION 351.455. A COPY OF THAT STATUTE IS ATTACHED HERETO AS APPENDIX B AND IS INCORPORATED HEREIN BY REFERENCE.  TO THE EXTENT THERE ARE ANY INCONSISTENCIES BETWEEN THE FOREGOING SUMMARY AND THE APPLICABLE PROVISIONS OF THE MGBCL, THE MGBCL WILL CONTROL.

Southern Missouri’s Dividend Policy

The holders of Southern Missouri common stock receive cash dividends if and when declared by the Southern Missouri board of directors out of legally available funds.  The timing and amount of cash dividends depends on Southern Missouri’s earnings, capital requirements, financial condition, cash on hand and other relevant factors.  Southern Missouri also has the ability to receive dividends or capital distributions from its bank subsidiary, Southern Bank.  There are regulatory restrictions on the ability of Southern Bank to pay dividends. As a bank holding company, Southern Missouri’s ability to pay dividends is subject to the guidelines of the Federal Reserve Board regarding capital adequacy and dividends and limitations under Missouri law.  Southern Missouri currently pays a quarterly cash dividend of $0.20 per share on its outstanding common stock.  No assurances can be given that cash dividends will not be reduced or eliminated in future periods.  For additional information, see “Comparative Market Prices and Dividends on Common Stock.”

Public Trading Markets

Southern Missouri’s common stock is listed on the NASDAQ Global Market under the symbol “SMBC.” The shares of Southern Missouri common stock issuable in the merger for shares of Fortune common stock will be listed on NASDAQ.  Fortune’s common stock is not listed on an exchange or quoted on any automated services, and there is no established trading market for shares of Fortune common stock.

Closing and Effective Time of the Merger

The merger will be completed only if all conditions to the consummation of the merger set forth in the merger agreement are either satisfied or waived. See “—Conditions to Complete the Merger.” The closing of the merger will occur on a date mutually agreed upon by the parties which will coordinate with the date scheduled with Southern Missouri’s data processor for the conversion of Fortune’s data (but not earlier than five business days) after the satisfaction or waiver of all conditions to completion of the merger (other than those that by their nature are to be satisfied or waived at the closing of the merger), subject to extension by mutual agreement of the parties.  It currently is anticipated that the closing of the merger will occur in the first quarter of 2022, subject to the receipt of regulatory approvals and other closing conditions.

The merger will become effective as set forth in the articles of merger to be filed with the Secretary of State of the State of Missouri.

No assurances can be given as to when or if the merger will be completed.

Conversion of Shares; Election and Exchange Procedures

Proration and Allocation

Overview

The merger agreement provides that 40% of the merger consideration will be paid in cash and 60% will be paid in shares of Southern Missouri stock. As a result, even if a Fortune shareholder elects to receive the cash consideration or the stock consideration pursuant to the procedures described below under “—Election and Share Exchange Procedure,” that holder may nevertheless receive the other form of consideration.

If Fortune shareholders elect to receive more of one form of consideration than is available, the available amount will be allocated ratably among the Fortune shareholders electing to receive that form of consideration, and those shareholders will receive the other form of consideration for the balance of their shares.

In this section:

“Stock election shares” means the shares of Fortune common stock whose holders have validly elected to receive the stock consideration.

“Cash election shares” means the shares of Fortune common stock whose holders have validly elected to receive the cash consideration.

“Non-election shares” means the shares of Fortune common stock for which no valid election is in effect as of the election deadline.

“Dissenting shares” means shares of Fortune common stock not voted in favor of the merger agreement whose holders have perfected dissenters’ rights under the MGBCL.

“The “total cash amount” is 40% of the aggregate merger consideration.

Excess Cash Elections

If the aggregate cash amount that would be paid upon conversion in the merger of the cash election shares and the dissenting shares is greater than the total cash amount, then:

●	all stock election shares and non-election shares will be converted into the right to receive the stock consideration;
●	all dissenting shares will be deemed, for purposes of the proration and allocation provisions of the merger agreement, to be converted into the right to receive the cash consideration;
●	the exchange agent will select from among the remaining cash election shares, by a pro rata selection process, a sufficient number of shares (referred to as "stock designated shares") such that the aggregate cash amount that will be paid in the merger equals as closely as practicable the total cash amount, and all stock designated shares will be converted into the right to receive the stock consideration; and
●	the remaining cash election shares that are not stock designated shares will be converted into the right to receive the cash consideration.

Excess Stock Elections

If the aggregate cash amount that would be paid upon conversion in the merger of the cash election shares and the dissenting shares is less than the total cash amount, then:

●	all cash election shares will be converted into the right to receive the cash consideration;
●	all dissenting shares will be deemed, for purposes of the proration provisions of the merger agreement, to be converted into the right to receive the cash consideration;
●	all non-election shares will be converted into the right to receive the cash consideration up to the total cash amount, with any excess non-election shares being converted into the right to receive the stock consideration;
●	to the extent the total cash amount has not then been satisfied, the exchange agent will select from among the stock election shares, by a pro rata selection process, a sufficient number of shares such that the aggregate cash amount that will be paid in the merger equals as closely as practicable the total cash amount, and all cash designated shares will be converted into the right to receive the cash consideration; and
●	the stock election shares that are not cash designated shares will be converted into the right to receive the stock consideration.

Proportionate Elections

If the aggregate cash amount that would be paid upon conversion in the merger of the cash election shares and dissenting shares is equal or nearly equal (as determined by the exchange agent) to the total cash amount, then:

●	all dissenting shares will be deemed converted into the right to receive the cash consideration;
●	the exchange agent will select from among the cash election shares, by a pro rata selection process, a sufficient number of stock designated shares such that the aggregate cash amount that will be paid in the merger equals as closely as practicable the total cash amount, and all stock designated shares will be converted into the right to receive the stock consideration; and
●	all cash election shares that are not stock designated shares will be converted into the right to receive the cash consideration.

The exchange agent will make the allocations and prorations described above within five business days after the election deadline described under "—Election and Share Exchange Procedure," unless the completion of the merger has not yet occurred, in which case the allocations and prorations will be made as soon as practicable after the completion of the merger.

Election and Share Exchange Procedure

Election Forms

Not less than 20 business days prior to the anticipated election deadline, Southern Missouri will send election forms to holders of record of Fortune common stock. The election forms will include transmittal materials containing instructions for surrendering such shares in connection with the merger.

The election forms will allow a holder to indicate the number of shares of Fortune common stock for which such holder desires to receive the stock consideration and the number of shares for which such holder desires to receive the cash consideration.

To make a valid election, a properly completed and signed election form and transmittal materials, including the certificates representing such shares of Fortune common stock (or a customary guarantee of delivery of such certificates from a member of any registered national securities exchange or a commercial bank or trust company in the United States), must actually be received by Southern Missouri's exchange agent, at or prior to the election deadline. If a certificate for Fortune stock has been lost, stolen or destroyed, the shareholder will need to follow the procedure described below under "—Lost, Stolen or Destroyed Certificates" prior to the election deadline in order to make a valid election. Unless Southern Missouri and Fortune agree otherwise, the election deadline will be 5:00 p.m. Central time on the date which Southern Missouri and Fortune agree is as near as practicable to three business days prior to the anticipated closing date of the merger. Southern Missouri and Fortune will issue a press release announcing the date of the election deadline not more than 15 business days, and not less than five business days, before the election deadline.

A holder of Fortune common stock can change or revoke such holder's election to receive the stock consideration and/or the cash consideration by delivering written notice to the exchange agent, accompanied by a properly completed and signed revised election form, prior to the election deadline.

Exchange Procedure

As soon as practicable after the completion of the merger, the exchange agent will send to each Fortune shareholder who made a valid election by the election deadline, the applicable merger consideration to which they are entitled, without interest.

Within ten business days after the date of completion of the merger, the exchange agent will send transmittal materials to each holder of certificated shares of Fortune preferred stock who did not properly surrender his or her certificate(s) to the exchange agent by the election deadline. Upon proper surrender of the shareholder's certificate(s) to the exchange agent in accordance with the transmittal materials, the exchange agent will send to the shareholder the applicable merger consideration to which the shareholder is entitled, without interest.

Lost, Stolen or Destroyed Certificates

If a certificate for shares of Fortune common stock has been lost, stolen or destroyed, the exchange agent will issue the merger consideration payable in respect of those shares upon (1) receipt of an affidavit of that fact by the claimant and (2) if required by Southern Missouri or the exchange agent, the posting by the claimant of a bond in an amount Southern Missouri or the exchange agent reasonably determines is necessary as indemnity against any claim that may be made against it with respect to such certificate.

No Transfers After Completion of Merger

After completion of the merger, there will be no further transfers on the stock transfer books of Fortune of shares of Fortune common stock that were issued and outstanding immediately prior to the effective time of the merger other than to settle transfers that occurred prior to the effective time.

Tax Withholding

Southern Missouri or the exchange agent will be entitled to deduct and withhold from any cash consideration payable under the merger agreement to any holder of Fortune common stock the amounts it is required to deduct and withhold under the Code or any provision of state, local or foreign tax law. If any such amounts are withheld and paid over to the appropriate governmental authority, these amounts will be treated for all purposes of the merger agreement as having been paid to the persons from whom they were withheld.

Dividends and Distributions

No dividends or other distributions declared with respect to Southern Missouri common stock will be paid to the holder of any shares of Fortune common stock until the holder surrenders such shares in accordance with the merger agreement. After the surrender of such shares in accordance with the merger agreement, the record holder thereof will be entitled to receive any such dividends or other distributions with a record date after the effective time of the merger, without any interest, which had previously become payable with respect to the whole shares of Southern Missouri common stock which the shares of Fortune common stock have been converted into the right to receive under the merger agreement.

Representations and Warranties

The representations and warranties described below and included in the merger agreement were made only for purposes of the merger agreement and as of specific dates, may be subject to limitations, qualifications or exceptions agreed upon by the parties, including those included in confidential disclosures made for the purposes of, among other things, allocating contractual risk between Southern Missouri and Fortune rather than establishing matters as facts, and may be subject to standards of materiality that differ from those standards relevant to Fortune shareholders. You should not rely on the representations, warranties, or any description thereof as characterizations of the actual state of facts or condition of Southern Missouri, Fortune or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in public disclosures by Southern Missouri that are incorporated by reference into this proxy statement/prospectus. The representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this proxy statement/prospectus and in the documents incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information.”

The merger agreement contains customary representations and warranties of each of Southern Missouri and Fortune relating to their respective businesses. The representations and warranties in the merger agreement do not survive completion of the merger.

The representations and warranties made by each of Fortune and Southern Missouri in the merger agreement relate to a number of matters, including the following:

●	organization and standing;
●	capitalization;
●	subsidiaries;
●	corporate powers;

●	authority relative to execution and delivery of the merger agreement and the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the merger or bank merger;
●	required governmental and other regulatory filings, consents and approvals in connection with the merger and the bank merger;
●	financial statements and the absence of certain changes or events;
●	in the case of Southern Missouri, SEC reports;
●	legal proceedings;
●	reports to regulatory authorities and absence of agreements with regulatory authorities;
●	compliance with applicable laws;
●	in the case of Fortune, certain contracts;
●	in the case of Fortune, no broker’s fees payable in connection with the merger;
●	employee benefit matters and labor matters;
●	the accuracy of information supplied for inclusion in this proxy statement/prospectus and other documents;
●	inapplicability of takeover statutes;
●	environmental matters;
●	tax matters;
●	risk management instruments;
●	the accuracy of corporate record books;
●	insurance matters;
●	accounting and internal controls;
●	in the case of Southern Missouri, the availability of sources of capital and authorized shares of common stock sufficient to pay the merger consideration;
●	loan matters and allowance for loan losses;
●	in the case of Fortune, properties;
●	investment securities;
●	in the case of Fortune, intellectual property;
●	in the case of Fortune, related party transactions;
●	absence of actions or circumstances that would prevent the merger or the bank merger from qualifying as a “reorganization” under Section 368(a) of the Code;
●	the proper administration of fiduciary accounts;
●	in the case of Fortune, the absence of an action or a failure to act by any present or former director, officer, employee or agent of Fortune or any of its subsidiaries that would give rise to a claim for indemnification by such individual; and
●	no representation or warranty is misleading.

Southern Missouri also has represented to Fortune that Southern Missouri does not own any Fortune stock other than shares of Fortune common stock held in trust accounts, managed or similar accounts or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties.

Certain representations and warranties of Southern Missouri and Fortune are qualified as to “materiality” or “material adverse effect.” For purposes of the merger agreement, a “material adverse effect,” when used in reference to either Southern Missouri, Fortune or the combined company following the merger, means:

(1)	a material adverse effect on the business, properties, results of operations or financial condition of such party and its subsidiaries taken as a whole (provided that a material adverse effect will not be deemed to include the impact of (A) changes, after the date of the merger agreement, in GAAP or applicable regulatory accounting requirements, (B) changes, after the date of the merger agreement, in laws, rules or regulations of general applicability to companies in the industries in which such party and its subsidiaries operate, or interpretations thereof by courts or governmental entities, (C) changes, after the date of the merger agreement, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally, (D) public disclosure of the transactions contemplated by the merger agreement or actions or inactions expressly required by the merger agreement or that are taken with the prior written consent of the other party in contemplation of the transactions contemplated by the merger agreement, (E) a decline in the trading price of a party’s common stock or the failure, in and of itself, of a party to meet earnings projections, but not, in either case, including the underlying causes thereof, or (F) any declaration by any applicable governmental entity of any national or global epidemic, pandemic, or disease outbreak (including the COVID-19 virus), or the material worsening of such conditions threatened or existing as of the date of the merger agreement; except, with respect to subclauses (A), (B), or (C), to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its subsidiaries operate); or
(2)	a material adverse effect on the ability of such party or its financial institution subsidiary to timely consummate the transactions contemplated by the merger agreement.

Covenants and Agreements

Conduct of Businesses Prior to the Completion of the Merger

Pursuant to the merger agreement, each of Fortune and Southern Missouri has agreed to certain restrictions on its activities until the merger is completed or terminated.  In general, each party has agreed that, except as otherwise permitted by the merger agreement, or as required by applicable law or a governmental entity or with the prior written consent of the other party, it will, and will cause each of its subsidiaries to:

●	use reasonable efforts to maintain and preserve intact its business organization and advantageous business relationships and not take any action reasonably likely to impair its ability to perform any of its obligations under the merger agreement; and
●	not take any action that would, or is reasonably likely to, cause the merger or the bank merger to fail to qualify as a reorganization under Section 368(a) of the Code and not knowingly take any action that is intended or is reasonably likely to result in any of the conditions to the completion of the merger not being satisfied or a material violation of any provision of the merger agreement;

Southern Missouri has also agreed that it will not and will not permit any of its subsidiaries to amend its articles of incorporation or bylaws or other governing documents in a manner that would materially and adversely affect the benefits of the merger to the holders of Fortune common stock. Southern Missouri will, however, reserve a sufficient number of shares of its common stock to pay the per share stock consideration, and will use its best efforts to cause the shares of Southern Missouri common stock to be issued in the merger to be authorized for listing on NASDAQ.  In addition, Southern Missouri has agreed that it will not enter into any agreement, arrangement or understanding with respect to a merger, acquisition, consolidation, share exchange or similar business combination involving Southern Missouri and/or a subsidiary of Southern Missouri, where the effect of such agreement, arrangement or understanding, or the consummation of the transactions contemplated thereby, would be reasonably likely to or does result in the termination of the merger agreement, materially delay or jeopardize the receipt of any required regulatory approval for the merger or bank merger or the filing of any regulatory application, or cause the anticipated tax treatment of the merger or the bank merger to be unavailable; however, this provision does not prohibit any transaction that by its terms contemplates the consummation of the merger in accordance with the merger agreement and which treats holders of Fortune common stock, upon completion of the merger and their receipt of Southern Missouri common stock, in the same manner as the holders of Southern Missouri common stock.

Fortune has also agreed that it will, and will cause each of its subsidiaries to, conduct its business in the ordinary and usual course.  Fortune has further agreed that it will not, and will not permit any of its subsidiaries to, do any of the following without the prior written consent of Southern Missouri:

●	issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of Fortune common stock or rights to acquire stock or permit any additional shares of Fortune common stock to become subject to grants of employee or director stock options, other rights or similar stock-based employee rights;
●	adjust, split, combine, redeem, reclassify, purchase or otherwise acquire any shares of Fortune’s capital stock, other ownership interests or rights to acquire stock;
●	enter into, modify, renew, or terminate any employment, severance or similar agreement or arrangement with any director, officer, employee or independent contractor, or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments) other than normal increases in compensation to employees other than executive officers;
●	except as required by law or to satisfy a previously disclosed contractual obligation existing as of the date of the merger agreement, establish, modify or terminate any employee benefit plan or take action to accelerate the vesting of benefits under any employee benefit plan;
●	sell, transfer, lease, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties or intellectual property, except in the ordinary course of business consistent with past practice, and other than the sale of any or all of Fortune’s securities portfolio so long as the proceeds are reinvested in assets on terms consistent with the merger agreement;
●	acquire the assets, business, deposits or properties of any other entity, other than pursuant to foreclosure or acquisition of control in a fiduciary capacity or in satisfaction of debts previously contracted in each case in the ordinary and usual course of business consistent with past practice;
●	sell or acquire any loans or loan participations except in the ordinary course of business consistent with past practice;
●	amend its governing documents;
●	implement or adopt any change in its accounting principles, practices or methods, except as may be required by accounting principles generally accepted in the United States or regulatory accounting principles;
●	enter into, materially modify or terminate any material contract, other than in the ordinary course of business consistent with past practice;
●	except in the ordinary course of business consistent with past practice, settle any claim, action or proceeding, except for any claim, action or proceeding that does not involve precedent for other material claims, actions or proceedings and that involve money damages in an amount not in excess of the limit specified in the merger agreement;
●	foreclose upon any real property without obtaining a phase one environmental report, except for one- to four-family non-agricultural residential properties of five acres or less which Fortune does not have reason to believe might be in violation of or require remediation under environmental laws;
●	in the case of FB, (i) voluntarily make a material change in its deposit mix; (ii) increase or decrease the interest rate paid on its time deposits or certificates of deposit except in a manner consistent with past practice and competitive factors in the marketplace; (iii) incur any material liability or obligation relating to retail banking and branch merchandising, marketing and advertising activities and initiatives except in the ordinary course of business consistent with past practice; (iv) open any new branch of deposit taking facility; or (v) close or relocate any existing branch or other facility;
●	acquire any investment securities outside of the limits specified in the merger agreement;
●	except as specified in the disclosure schedules to the merger agreement or for emergency repairs or replacements, make capital expenditures other than in the ordinary course of business consistent with past practices;

●	materially change its loan underwriting policies or make loans or extensions of credit in excess of amounts specified in the merger agreement;
●	invest in any new or existing joint venture, partnership or similar activity or any new real estate development or construction activity, other than by way of foreclosures or acquisitions of control in a fiduciary capacity or in satisfaction of debts previously contracted, in each case in the ordinary and usual course of business consistent with past practice;
●	materially change its interest rate and other risk management policies and practices;
●	except as specified in the disclosure schedules to the merger agreement, incur any debt for borrowed funds other than advances, repurchase agreements and other borrowing from the Federal Home Loan Bank of Des Moines or the Federal Reserve Bank of St. Louis in the ordinary course of business with a term of one year or less, or incur, assume, guarantee or otherwise become subject to any obligations or liabilities of any other person, other than in the ordinary course of business and subject to the restrictions set forth in the merger agreement;
●	enter into, modify or renew any lease or license other than in the ordinary course of business consistent with past practice and involving an amount in excess of the limit in the merger agreement,
●	permit the lapse of any intellectual property rights;
●	create any lien on any of its assets or properties, other than the pledge of assets to secure public deposits and in connection with securing advances, repurchase agreements and other borrowings in the ordinary course of business;
●	make charitable contributions in excess of limits specified in the merger agreement;
●	except as required by GAAP, regulatory accounting principles or by a regulatory authority, make a change in policy respect to loan loss reserves and charge-offs, asset/liability management or any other material matter;
●	except as required by law, make, change or revoke any tax election, file any amended tax return, enter into any tax closing agreement, or settle or agree to compromise any liability with respect to disputed taxes;
●	develop, market or implement any new products or lines of business; or
●	agree or commit to do any of the foregoing.

Regulatory Matters

Southern Missouri and Fortune have agreed to cooperate with each other and use their commercially reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and governmental entities which are necessary or advisable to consummate the transactions contemplated by the merger agreement.  Southern Missouri and Fortune have also agreed to furnish each other with all information reasonably necessary or advisable in connection with any statement, filing, notice or application to any governmental entity in connection with the merger and the bank merger, as well as to keep each other apprised of the status of matters related to the completion of the transactions contemplated by the merger agreement and to advise the other upon receiving any communication from any governmental entity whose approval is required for the merger or bank merger that causes the receiving party to believe that there is a reasonable likelihood that any required regulatory approval will not be obtained or may be materially delayed, or that any such approval may contain a condition or requirement that is deemed unduly burdensome by Southern Missouri including any condition that would increase the minimum regulatory capital requirements of Southern Missouri or Southern Bank.

Employee Benefit Plan Matters

Following the effective time of the merger, Southern Missouri will cause Southern Bank to maintain employee benefit plans and compensation opportunities for the benefit of employees who are full-time employees of FB on the merger closing date (referred to below as “covered employees”) that provide employee benefits and compensation opportunities which, in the aggregate, are substantially comparable and equivalent to the employee benefits and compensation opportunities that are made available on a uniform and non-discriminatory basis to similarly situated employees of Southern Bank.  Until such time as covered employees participate in the benefit plans and compensation opportunities that are made available to similarly situated employees of Southern Bank, a covered employee’s continued participation in the employee benefit plans and compensation opportunities of FB will be deemed to satisfy this provision of the merger agreement. In no event will any covered employee be eligible to participate in any closed or frozen plan of Southern Missouri or its subsidiaries.

To the extent that a covered employee becomes eligible to participate in a Southern Missouri benefit plan, Southern Bank will cause the plan to recognize full-time years of prior service from the date of the most recent hire of such covered employee with FB, for purposes of eligibility, participation, vesting and, except under any plan that determines benefits on an actuarial basis, for benefit accrual, but only to the extent such service was recognized immediately prior to the merger closing date under a comparable Fortune benefit plan in which such covered employee was eligible to participate immediately prior to completion of the merger. This recognition of service will not duplicate any benefits of a covered employee with respect to the same period of service.

With respect to any Southern Missouri benefit plan that is a health, dental, vision or other welfare plan in which any covered employee is eligible to participate for the plan year in which such covered employee is first eligible to participate, Southern Bank will use commercially reasonable best efforts to cause any pre-existing condition limitations or eligibility waiting periods to be waived with respect to the covered employee to the extent such pre-existing condition was or would have been covered under a Fortune benefit plan in which such covered employee participated immediately prior to the effective time of the merger.

Fortune has agreed to take, and cause its subsidiaries to take, all actions requested by Southern Missouri that may be necessary or appropriate to (i) cause one or more Fortune benefit plans to terminate as of the effective time of the merger, or as of the date immediately preceding the effective time of the merger, or with respect to any Fortune benefit plan that is a multiple employer plan, to terminate its participation in such plan (and at the request of Southern Missouri to withdraw from such plan) no later than the date immediately preceding the effective time of the merger, (ii) cause benefit accruals and entitlements under any Fortune benefit plan to cease as of the effective time of the merger, or as of the date immediately preceding the effective time, (iii) cause the continuation on and after the effective time of the merger of any contract, arrangement or insurance policy relating to any Fortune benefit plan for such period as may be requested by Southern Missouri, and (iv) facilitate the merger of any Fortune benefit plan into any employee benefit plan maintained by Southern Missouri or a Southern Missouri subsidiary.

Full-time employees of FB who are not otherwise entitled to contractual or other severance or change in control benefits and are involuntarily terminated by Southern Bank without cause at the time of or within one year following the closing of the merger will be paid by Southern Bank a severance benefit equal to one week of base pay for each year of full-time employment at FB with a maximum payment of 13 weeks base pay, subject to such employees executing and not revoking a release of all employment claims.

Director and Officer Indemnification and Insurance

For a period of six years following the merger, and to the maximum extent permitted by Fortune’s articles of incorporation and bylaws and applicable law, Southern Missouri has agreed to indemnify and hold harmless the directors and officers of Fortune and FB for all losses and claims incurred by these individuals in their capacity as such and arising out of or relating to matters existing or occurring at or prior to completion of the merger (including the transactions contemplated by the merger agreement).

Additionally, the merger agreement requires Southern Missouri to purchase prior to the effective time of the merger a “tail” policy for up to six (6) years consistent with Fortune’s current directors’ and officers’ liability and insurance policy, which will provide insurance coverage post-merger for the officers and directors of Fortune and FB. The cost of this policy shall not exceed 250% of Fortune’s current annual premium for directors’ and officers’ insurance.  If the tail policy cannot be obtained for this amount, then Southern Missouri will pay the required premium cost to obtain as much comparable insurance as is available for this amount.

Shareholder Meeting and Recommendation of Fortune’s Board of Directors

Fortune has agreed to cause its board of directors to call a special meeting of shareholders for the purpose of voting upon the merger agreement within 40 days after notice of the meeting is given to Fortune shareholders.  Fortune has further agreed to use its commercially reasonable best efforts to convene and hold the meeting on its scheduled date and to obtain the approval of the merger agreement by Fortune shareholders at that meeting.  In addition, Fortune has agreed to include in this proxy statement/prospectus and in all other communications with Fortune shareholders the recommendation of Fortune’s board of directors that Fortune shareholders approve the merger agreement, subject to the board’s ability to withdraw or modify that recommendation as described under “—Agreement Not to Solicit Other Offers.

Notwithstanding any change in recommendation by the board of directors of Fortune, unless the merger agreement has been terminated in accordance with its terms, Fortune is required to convene the Fortune special meeting and to submit the merger agreement to a vote of its shareholders.

Agreement Not to Solicit Other Offers

Fortune has agreed that, from the date of the merger agreement until the effective time of the merger or, if earlier, the termination of the merger agreement, it will not, and will cause its subsidiaries not to: (i) initiate, solicit, encourage or knowingly facilitate inquiries or proposals with respect to, or engage in any discussions or negotiations concerning, or provide to any person any confidential or nonpublic information concerning, Fortune’s and its subsidiaries’ business, properties or assets with respect to an acquisition proposal; or (ii) have any discussions with any person or entity relating to an acquisition proposal.  An “acquisition proposal” means a tender or exchange offer, proposal for a merger, consolidation or other business combination involving Fortune or FB or any proposal or offer to acquire in any manner more than 24.99% of the voting power in, or more than 24.99% of the fair market value of the business, assets or deposits of, Fortune or FB, other than the merger and the bank merger.

If Fortune receives an unsolicited written acquisition proposal prior to shareholder approval of the merger agreement that Fortune’s board of directors determines in good faith will constitute or result in a transaction that is more favorable from a financial point of view to the shareholders of Fortune than the merger with Southern Missouri (referred to as a “superior proposal”), Fortune may provide confidential information to and negotiate with the third party that submitted such acquisition proposal if the Fortune board of directors determines in good faith, after consulting with counsel, that the failure to do so would violate the board’s fiduciary duties.  In order to constitute a superior proposal, an acquisition proposal to acquire voting power in, or a portion of the business, assets or deposits of, Fortune or FB must be for a majority of such voting power or a majority of the fair market value of such business, assets or deposits.  Fortune must promptly advise Southern Missouri of any acquisition proposal received and keep it apprised of any related developments.

The merger agreement generally prohibits the Fortune board of directors from withdrawing or modifying in a manner adverse to Southern Missouri the board’s recommendation that Fortune’s shareholders vote to approve the merger agreement (referred to as a “change in recommendation”).  At any time prior to the approval of the merger agreement by Fortune’s shareholders, however, the Fortune board of directors may effect a change in recommendation in response to a bona fide written unsolicited acquisition proposal that the board determines in good faith, after consultation with outside legal counsel, constitutes a superior proposal.  The Fortune board of directors may not make a change in recommendation in response to a superior proposal, or terminate the merger agreement to pursue a superior proposal, unless it has given Southern Missouri at least four business days to propose a modification to the merger agreement and, after considering any such proposed modification, the Fortune board of directors determines in good faith, after consultation with counsel, that the proposal continues to constitute a superior proposal.

If Southern Missouri terminates the merger agreement based on a change in recommendation by the Fortune board of directors or Fortune terminates the merger agreement to pursue a superior proposal, Fortune will be required to pay Southern Missouri a termination fee of $1,250,000 in cash.  See “-Termination of the Merger Agreement” and “-Termination Fee.”

Conditions to Complete the Merger

Southern Missouri’s and Fortune’s respective obligations to complete the merger are subject to the satisfaction or, to the extent legally permitted, waiver of the following conditions:

●	the approval of the merger agreement by Fortune’s shareholders;
●	to the extent required, the filing by Southern Missouri with NASDAQ of a notification form for the listing of the shares of Southern Missouri common stock to be issued in the merger, and the non-objection by NASDAQ to such listing;
●	the effectiveness of the registration statement of which this proxy statement/prospectus is a part, and the absence of any stop order (or proceedings for that purpose initiated or threatened and not withdrawn);
●	the absence of any order, injunction, decree or law preventing or making illegal the completion of the merger or the bank merger;
●	accuracy, as of the date of the merger agreement and as of the closing date of the merger, of the other party’s representations and warranties made by each of Southern Missouri and Fortune to the extent specified in the merger agreement, and the receipt by each party of an officer’s certificate from the other party to that effect;

●	the performance by the other party in all material respects of all obligations required to be performed by it under the merger agreement and the receipt by each party of an officer’s certificate from the other party to that effect; and

The following are additional conditions to Southern Missouri’s obligation to complete the merger:

●	receipt by Fortune of all designated third-party consents;
●	the receipt of all necessary regulatory authorizations, consents, orders or approvals, including from the Federal Reserve Board and the Missouri Division, necessary to consummate the merger and the bank merger, without the imposition of any condition or requirement, which individually or in the aggregate, is deemed unduly burdensome by Southern Missouri, including any condition that would increase the minimum regulatory capital requirements of Southern Missouri or Southern Bank, and such authorizations, consents, orders and approvals shall remain in full force and effect and all statutory waiting period in respect thereof shall have expired; and
●	the holders of less than 10.0% of the outstanding shares of Fortune common stock shall have exercised dissenters’ rights under Missouri law.

Neither Southern Missouri nor Fortune can provide assurance as to when or if all of the conditions to the merger can or will be satisfied or waived by the appropriate party.

Termination of the Merger Agreement

The merger agreement can be terminated at any time prior to completion of the merger in the following circumstances:

●	by mutual written consent of Southern Missouri and Fortune;
●	by either Southern Missouri or Fortune, if any governmental entity that must grant a required regulatory approval has denied approval of the merger or bank merger and such denial has become final and non-appealable or any governmental entity of competent jurisdiction has issued a final non-appealable order, injunction or decree permanently enjoining or otherwise prohibiting or making illegal the merger or bank merger, unless the failure to obtain a required regulatory approval is due to the failure of the party seeking to terminate the merger agreement to perform or observe its covenants and agreements under the merger agreement;
●	by either Southern Missouri or Fortune, if the merger has not been completed on or before June 30, 2022, unless the failure of the merger to be completed by that date is due to the failure of the party seeking to terminate the merger agreement to perform or observe its covenants and agreements under the merger agreement;
●	by either Southern Missouri or Fortune (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement), if there is a breach of any of the covenants or agreements or any of the representations or warranties set forth in the merger agreement on the part of the other party which, either individually or in the aggregate, would constitute, if occurring or continuing on the merger closing date, the failure of a closing condition of the terminating party and which is not cured within 20 days following written notice to the party committing such breach, or which by its nature or timing cannot be cured during such period;
●	by Southern Missouri, if the board of directors of Fortune fails to recommend in this proxy statement/prospectus that its shareholders approve the merger agreement, or the Fortune board of directors withdraws, modifies or makes or causes to be made any third party or public communication announcing an intention to modify or withdraw such recommendation in a manner adverse to Southern Missouri, or Fortune materially breaches any of its obligations relating to third-party acquisition proposals;
●	by either Southern Missouri or Fortune, if the special meeting of Fortune shareholders has been held (including any postponement or adjournment thereof) and the required vote to approve the merger agreement has not been obtained; provided in the case of a termination by Fortune that Fortune has complied in all material respects with its obligations under the merger agreement, including with respect to its board of directors recommending approval of the merger agreement and the non-solicitation of third-party acquisition proposals;
●	by Fortune prior to Fortune obtaining shareholder approval of the merger agreement in order to enter into an agreement with respect to a third party superior unsolicited acquisition proposal, provided Fortune has not committed a material breach of its obligations with respect to third-party acquisition proposals and concurrently with such termination pays Southern Missouri a termination fee of $1,250,000 in cash.

Additionally, Fortune may terminate the merger agreement if, at any time during the five-day period commencing on the 20th day prior to the closing date (the “Determination Date”), both of the following conditions are satisfied:

●	the average of the daily closing prices of Southern Missouri common stock for the 20 consecutive trading days immediately preceding the Determination Date (the “Buyer Market Value”) is less than $35.19; and
●	the number obtained by dividing the Buyer Market Value by $43.99 is less than the number obtained by subtracting 0.20 from the average of the daily closing values of the Nasdaq Bank Index for the twenty (20) consecutive trading days preceding the Determination Date divided by the average of the daily closing values of the Nasdaq Bank Index for the twenty (20) consecutive trading days immediately preceding the execution of the merger agreement (the “Index Ratio”).

If Fortune elects to exercise its termination right as described above, it must give written notice thereof to Southern Missouri. During the five business day period commencing with its receipt of such notice, Southern Missouri shall have the option to increase the consideration to equal the lesser of (x) a quotient, the numerator of which is equal to the product of 43.99, the per share stock consideration, and the Index Ratio minus 0.20, and the denominator of which is equal to the Buyer Market Value on the Determination Date; or (y) the quotient determined by dividing 43.99 by the Buyer Market Value on the Determination Date, and multiplying the quotient by the product of the per share stock consideration and 0.80. If within such five business day period, Southern Missouri delivers written notice to Fortune that it intends to proceed with the merger by paying such additional consideration as contemplated by the preceding sentence, and notifies Fortune of the revised per share stock consideration, then no termination shall have occurred and the merger agreement shall remain in full force and effect in accordance with its terms (except that the per share stock consideration shall have been so modified).

Effect of Termination

If the merger agreement is terminated, it will become void and have no effect, except that (1) both Southern Missouri and Fortune will remain liable for any liabilities or damages arising out of its willful breach of any provision of the merger agreement except, in the case of Fortune, if the termination fee is paid, and (2) designated provisions of the merger agreement will survive the termination, including those relating to payment of fees and expenses.

Termination Fee

Southern Missouri will be entitled to a termination fee of $1,250,000 from Fortune if the merger agreement is terminated under the following circumstances:

●	a termination by Southern Missouri based on (i) the board of directors of Fortune either failing to continue its recommendation that the Fortune shareholders approve the merger agreement or adversely changing such recommendation or (ii) Fortune materially breaching the provisions of the merger agreement relating to third-party acquisition proposals;
●	a termination by Fortune prior to obtaining shareholder approval of the merger agreement in order to enter into an agreement with a third party with respect to an unsolicited superior acquisition proposal as described above; or
●	a termination by either Southern Missouri or Fortune as a result of the failure of Fortune’s shareholders to approve the merger agreement if prior to such termination there is publicly announced another acquisition proposal and within one year of termination Fortune or FB enters into a definitive agreement for or consummates an acquisition proposal. For purposes of this bullet point, an acquisition proposal to acquire voting power in, or a portion of the business, assets or deposits of, Fortune or FB must be for a majority of such voting power or a majority of the fair market value of such business, assets or deposits.

In the event Southern Missouri terminates the merger agreement as a result of a willful and material breach by Fortune of the provisions of the merger agreement relating to third-party acquisition proposals, Southern Missouri is not required to accept the termination fee from Fortune and may pursue alternate relief against Fortune.

Expenses and Fees

All fees and expenses incurred in connection with the merger agreement and the transactions contemplated thereby will be paid by the party incurring such fee or expense, except that the costs and expenses of printing and mailing this proxy statement/prospectus and all filing and other fees paid to the SEC in connection with the merger will be paid by Southern Missouri.

Amendment, Waiver and Extension of the Merger Agreement

Subject to compliance with applicable law, the merger agreement may be amended by the parties at any time before or after approval of the merger agreement by the shareholders of Fortune, except that after approval of the merger agreement by the shareholders of Fortune, there may not be, without further approval of such shareholders, any amendment of the merger agreement that requires further approval of such shareholders under applicable law.

At any time prior to completion of the merger, the parties may, to the extent legally allowed, extend the time for the performance of any of the obligations or other acts of the other party, waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant to the merger agreement, and waive compliance with any of the agreements or satisfaction of any conditions contained in the merger agreement.

Voting Agreements

As an inducement to Southern Missouri to enter into the merger agreement, each of Fortune’s directors, including the majority shareholder, has entered into a voting agreement with Southern Missouri with respect to the shares of Fortune common stock beneficially owned by him or her. The following summary of the voting agreement is qualified in its entirety by reference to the form of voting agreement, a copy of which is attached as Exhibit A to the merger agreement, which is included in Appendix A to this proxy statement/prospectus.

Pursuant to the voting agreement, each of Fortune’s directors, including the majority shareholder, has agreed:

●	to vote, or cause to be voted, all of the shares of Fortune common stock he or she beneficially owns in favor of approval of the merger agreement proposal and against the approval or adoption of any proposal made in opposition to the merger; and
●	not to sell, transfer or otherwise dispose of any such shares of Fortune common stock until after Fortune shareholder approval of the merger agreement, excluding (i) a transfer where the transferee has agreed in writing to abide by the terms of the voting agreement in a form reasonably satisfactory to Southern Missouri, (ii) a transfer by will or operation of law, or (iii) a transfer made with the prior written consent of Southern Missouri.

The obligations under the voting agreement will terminate on the first to occur of: (i) the termination of the merger agreement, (ii) the approval of the merger agreement by Fortune’s shareholders, (iii) an amendment to the merger agreement which reduces the amount of or alters the form of the merger consideration, or (iv) the parties’ mutual agreement to terminate the voting agreement.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following summary describes generally the material U.S. federal income tax consequences of the merger to U.S. holders of Fortune common stock. The term “U.S. holder” means a beneficial owner of shares of Fortune common stock that is, for U.S. federal income tax purposes:

●	an individual citizen or resident of the United States;
●	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or any state thereof or the District of Columbia;
●	a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) such trust has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person for U.S. federal income tax purposes; or
●	an estate that is subject to U.S. federal income taxation on its income regardless of its source.

This discussion is based upon current provisions of the Code, the U.S. Treasury Regulations promulgated thereunder, judicial decisions and published positions of the Internal Revenue Service (the “IRS”), all as in effect as of the date of this document, and all of which are subject to change or differing interpretations, possibly with retroactive effect. Any such change or interpretation could affect the continued accuracy of the statements and conclusions set forth in this discussion.

This discussion is for general information only and does not purport to address all aspects of U.S. federal income taxation that may be relevant to particular holders of Fortune common stock in light of their particular facts and circumstances. This discussion addresses only U.S. holders of Fortune common stock that hold such stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This summary does not address any tax consequences of the merger under any state, local or foreign laws or any federal laws other than those pertaining to income tax, nor does it address any considerations in respect of any withholding required pursuant to the Foreign Account Tax Compliance Act of 2010 (including the U.S. Treasury Regulations issued thereunder and intergovernmental agreements entered into pursuant thereto). This discussion does not address considerations that may be relevant to particular holders of Fortune common stock in light of their individual circumstances or to holders of Fortune common stock that are subject to special rules, including, without limitation, holders that are: (i) banks and other financial institutions; (ii) subchapter S corporations, entities or arrangements treated as partnerships for U.S. federal income tax purposes or other pass-through entities and investors therein; (iii) retirement plans; (iv) individual retirement accounts or other tax-deferred accounts; (v) holders who are liable for the alternative minimum tax; (vi) insurance companies; (vii) mutual funds; (viii) holders who actually or constructively own more than 5% of Fortune common stock; (ix) holders who acquired their shares in exchange for shares of FB’s common stock; (x) tax-exempt organizations; (xi) dealers in securities or currencies; (xii) traders in securities that elect to use a mark-to-market method of accounting; (xiii) shareholders that hold Fortune common stock as part of a straddle, hedge, constructive sale, conversion or other integrated transaction; (xiv) regulated investment companies; (xv) real estate investment trusts; (xvi) former citizens or former residents of the United States; (xvii) U.S. holders whose “functional currency” is not the U.S. dollar; (xviii) “controlled foreign corporations”; (xix) “passive foreign investment companies”; and (xx) holders who acquired their shares of Fortune common stock through the exercise of a stock option, through a tax -qualified retirement plan or otherwise as compensation.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds Fortune common stock, the tax treatment of a person treated as a partner in that partnership generally will depend upon the status of the partner and the activities of the partnership. Persons that for U.S. federal income tax purposes are treated as partners in partnerships holding shares of Fortune common stock should consult their own tax advisors about the tax consequences of the merger to them.

ALL HOLDERS OF FORTUNE COMMON STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECTS OF U.S. FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

In connection with the filing with the SEC of the registration statement on Form S-4 of which this proxy statement/prospectus is a part, Silver, Freedman, Taff & Tiernan LLP, tax counsel to Southern Missouri, has rendered its tax opinion to Southern Missouri and Armstrong Teasdale LLP, tax counsel to Fortune, has rendered its tax opinion to Fortune addressing the U.S. federal income tax consequences of the merger as described below. Based solely on the information set forth herein and subject to the assumptions, qualifications and limitations set forth herein and in their respective federal income tax opinions filed as exhibits to the registration statement on Form S-4, the discussion below of the material U.S. federal income tax consequences of the merger serves, insofar as such discussion constitutes statements of United States federal income tax law or legal conclusions, as the opinion of each of Silver, Freedman, Taff & Tiernan LLP and Armstrong Teasdale LLP as to the material U.S. federal income tax consequences of the merger to the U.S. holders of Fortune common stock. In rendering their respective tax opinions, each counsel relied upon representations and covenants, including those contained in certificates of officers of Southern Missouri and Fortune, reasonably satisfactory in form and substance to each such counsel. If any of the representations, covenants or assumptions upon which the opinions are based are inconsistent with the actual facts, the U.S. federal income tax consequences of the merger could be adversely affected. Copies of the tax opinions are attached as Exhibits 8.1 and 8.2 to the Registration Statement on Form S-4.

Treatment of the Merger as a “Reorganization”

The parties intend for the mergers, taken as a whole, to be treated as one or more “reorganizations” for U.S. federal income tax purposes. The obligations of the parties to complete the merger are conditioned on, among other things, the receipt by Fortune and Southern Missouri of tax opinions from Armstrong Teasdale LLP and Silver, Freedman, Taff & Tiernan LLP, respectively, each dated and based on the facts and law existing as of the closing date of the merger, that for U.S. federal income tax purposes the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In addition, the obligation of each of Armstrong Teasdale LLP and Silver, Freedman, Taff & Tiernan LLP to deliver such opinions is conditioned on the merger satisfying the statutory and regulatory requirements of a “reorganization,” including the “continuity of proprietary interest” requirement. That requirement generally will be satisfied if Southern Missouri common stock constitutes at least 40% of the value of the total consideration to be paid or deemed paid in the merger.

In the opinion of Armstrong Teasdale LLP and Silver, Freedman, Taff & Tiernan LLP, in reliance on representation letters provided by Fortune and Southern Missouri and upon customary factual assumptions, as well as certain covenants and undertakings of Fortune and Southern Missouri, the mergers taken as a whole will qualify as one or more “reorganizations” within the meaning of Section 368(a) of the Code. If any of such representations, assumptions, covenants or undertakings are or become incorrect, incomplete or inaccurate, or are violated, the validity of the opinions described above may be affected, and the U.S. federal income tax consequences of the merger could differ materially from those described below. Neither Southern Missouri nor Fortune has sought, and neither of them will seek, any ruling from the IRS regarding any matters relating to the merger, and the opinions described above will not be binding on the IRS or any court. Consequently, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth in such opinions or below.

U.S. Federal Income Tax Consequences of the Merger to U.S. Holders

Subject to the qualifications and limitations set forth above, the material U.S. federal income tax consequences of the merger to U.S. holders will be as follows:

●	No gain or loss will be recognized by Southern Missouri or Fortune as a result of the merger.
●	A U.S. holder who receives solely shares of Southern Missouri common stock in exchange for shares of Fortune common stock pursuant to the merger generally will not recognize gain or loss, except with respect to cash received in lieu of a fractional share of Southern Missouri common stock (as discussed below).
●	A U.S. holder who receives solely cash in exchange for shares of Fortune common stock pursuant to the merger will recognize gain or loss in an amount equal to the difference between the amount of cash received and such U.S. holder’s aggregate adjusted tax basis in the shares of Fortune common stock surrendered. Such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if, as of the effective time of the merger, the holding period for such shares exceeds one year, unless your receipt of cash has the effect of a distribution of a dividend (as discussed below under “—Potential Recharacterization of Gain as a Dividend”). Long-term capital gains of individuals are generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.
●	A U.S. holder who receives a combination of shares of Southern Missouri common stock and cash (other than cash received in lieu of a fractional share of Southern Missouri common stock) in exchange for shares of Fortune common stock pursuant to the merger generally will recognize gain (but not loss) in an amount equal to the lesser of (i) the amount by which the sum of the fair market value of the Southern Missouri common stock (determined as of the effective time of the merger) and cash received by such U.S. holder of Fortune common stock exceeds such U.S. holder’s adjusted tax basis in its Fortune common stock surrendered and (ii) the amount of cash received by such U.S. holder of Fortune common stock (in each case excluding any cash received in lieu of a fractional share of Southern Missouri common stock, which will be treated as discussed below). This gain generally will be capital gain and will be long-term capital gain if the holding period for the shares of Fortune common stock exchanged is more than one year at the time of completion of the merger, unless your receipt of cash has the effect of a distribution of a dividend (as discussed below under “—Potential Recharacterization of Gain as a Dividend”).
●	The aggregate tax basis of the Southern Missouri common stock received by a U.S. holder of Fortune common stock in the merger (including any fractional shares of Southern Missouri common stock deemed received and exchanged for cash, as described below) will be the same as the aggregate tax basis of the Fortune common stock for which it is exchanged, decreased by the amount of cash received in the merger (other than cash received in lieu of a fractional share of Southern Missouri common stock), and increased by the amount of gain recognized on the exchange, other than with respect to cash received in lieu of a fractional share of Southern Missouri common stock (regardless of whether such gain is classified as capital gain or as dividend income, as discussed below under “—Potential Recharacterization of Gain as a Dividend”).
●	The holding period of Southern Missouri common stock received in exchange for shares of Fortune common stock (including fractional shares of Southern Missouri common stock deemed received and exchanged for cash, as described below) will include the holding period of the Fortune common stock for which it is exchanged.

If a U.S. holder of Fortune common stock acquired different blocks of Fortune common stock at different times or at different prices, any gain or loss will be determined separately with respect to each block of Fortune common stock, and such U.S. holder’s tax basis and holding period in its shares of Southern Missouri stock will be determined with reference to each block of Fortune common stock.  If a U.S. holder receives a combination of shares of Southern Missouri common stock and cash (other than cash received in lieu of a fractional share of Southern Missouri common stock) in exchange for shares of Fortune common stock pursuant to the merger and determines that it has a loss with respect to any block of shares, such loss cannot be recognized as part of the merger and cannot be used to offset any gain realized on another block of shares.  U.S. holders should consult their tax advisors regarding the manner in which cash and shares of Southern Missouri common stock should be allocated among different blocks of their Fortune common stock surrendered in the merger. The basis and holding period of each block of Southern Missouri common stock you receive will be determined on a block-for-block basis depending on the basis and holding period of the blocks of Fortune common stock exchanged for such block of Southern Missouri common stock.

Potential Recharacterization of Gain as a Dividend

Any gain recognized by a U.S. holder of Fortune common stock in connection with the merger generally will be capital gain unless such holder’s receipt of cash has the effect of a distribution of a dividend, in which case the gain will be treated as a dividend to the extent of such holder’s ratable share of Fortune’s accumulated earnings and profits, as calculated for U.S. federal income tax purposes. For purposes of determining whether your receipt of cash has the effect of a distribution of a dividend, you will be treated as if you first exchanged all of your Fortune common stock solely in exchange for Southern Missouri common stock and then Southern Missouri immediately redeemed a portion of that stock for the cash that you actually received in the merger (referred to herein as the “deemed redemption”). Receipt of cash will generally not have the effect of a dividend to you if such receipt is “not essentially equivalent to a dividend” or “substantially disproportionate,” each within the meaning of Section 302(b) of the Code. In order for the deemed redemption to be “not essentially equivalent to a dividend,” the deemed redemption must result in a “meaningful reduction” in your deemed percentage stock ownership of Southern Missouri following the merger. The determination of whether the deemed redemption is “substantially disproportionate” generally requires a comparison of the percentage of the outstanding stock of Southern Missouri that you are considered to have owned immediately before the deemed redemption to the percentage of the outstanding stock of Southern Missouri that you own immediately after the deemed redemption. The IRS has indicated in rulings that any reduction in the interest of a minority shareholder that owns a small number of shares in a publicly and widely held corporation and that exercises no control over corporate affairs would result in capital gain (as opposed to dividend) treatment. For purposes of applying the foregoing tests, a shareholder will be deemed to own the stock the shareholder actually owns and the stock the shareholder constructively owns under the attribution rules of Section 318 of the Code. Under Section 318 of the Code, a shareholder will be deemed to own the shares of stock owned by certain family members, by certain estates and trusts of which the shareholder is a beneficiary, and by certain affiliated entities, as well as shares of stock subject to an option actually or constructively owned by the shareholder or such other persons. If, after applying these tests, the deemed redemption results in a capital gain, the capital gain will be long-term if the holding period for your Fortune common stock is more than one year as of the date of the exchange. If, after applying these tests, the deemed redemption results in the gain recognized being classified as a dividend, such dividend will be treated as either ordinary income or qualified dividend income. Any gain treated as qualified dividend income will be taxable to you at the long-term capital gains rate, provided you held the shares giving rise to such income for more than 60 days during the 121-day period beginning 60 days before the effective time of the merger. The determination as to whether you will recognize a capital gain or dividend income as a result of your exchange of Fortune common stock in the merger is complex and is determined on a shareholder-by-shareholder basis. Accordingly, we urge you to consult your own tax advisor with respect to any such determination that is applicable to your individual situation.

Receipt of Cash in Lieu of a Fractional Share of Southern Missouri Stock

A U.S. holder of Fortune common stock who receives cash in lieu of a fractional share of Southern Missouri common stock will generally be treated as having received the fractional share pursuant to the merger and then as having exchanged the fractional share for cash in a redemption by Southern Missouri. As a result, such U.S. holder of Fortune common stock will generally recognize gain or loss equal to the difference between the amount of cash received with respect to such fractional share and the tax basis in its fractional share interest as set forth above. The gain or loss recognized by the U.S. holders described in this paragraph will generally be capital gain or loss, and will be long-term capital gain or loss if, as of the effective time of the merger, the U.S. holder’s holding period for the relevant share of Fortune common stock is greater than one year. The deductibility of capital losses is subject to limitations.

Dissenting Shareholders

If you are a U.S. holder of Fortune common stock and you perfect your dissenters’ rights with respect to your shares of such stock, you will generally recognize capital gain or loss equal to the difference between the amount of cash received in exchange for those shares and your tax basis in those shares. Any taxable gain or loss to a U.S. holder on the exchange of Fortune common stock will generally be treated as either long-term or short-term capital gain or loss depending on such shareholder’s holding period for such stock. The tax consequences of cash received may vary depending upon your individual circumstances. Each holder of Fortune common stock who contemplates exercising statutory dissenters’ rights should consult its tax adviser as to the possibility that all or a portion of the payment received pursuant to the exercise of such rights will be treated as dividend income.

Net Investment Income Tax

A U.S. holder of Fortune common stock that is an individual is subject to a 3.8% tax on the lesser of: (1) his or her “net investment income” for the relevant taxable year, or (2) the excess of his or her modified adjusted gross income for the taxable year over a certain threshold (between $125,000 and $250,000 depending on the individual’s U.S. federal income tax filing status). Estates and trusts are subject to similar rules. Net investment income generally would include any capital gain recognized in connection with the merger (including any gain treated as a dividend), as well as, among other items, other interest, dividends, capital gains and rental or royalty income received by such individual. Holders of Fortune common stock should consult their tax advisors as to the application of this additional tax to their circumstances.

Backup Withholding

Payments of cash, including cash received in lieu of a fractional share of Southern Missouri common stock, to a U.S. holder of Fortune common stock pursuant to the merger may, under certain circumstances, be subject to backup withholding (currently at a rate of 24%) unless the U.S. holder provides proof of an applicable exemption or, in the case of backup withholding, furnishes its taxpayer identification number and otherwise complies with all applicable requirements of the backup withholding rules. Certain holders (such as corporations) are exempt from backup withholding. Holders exempt from backup withholding may be required to comply with certification requirements and identification procedures in order to establish an exemption from backup withholding or otherwise avoid possible erroneous backup withholding. Any amounts withheld from payments to a U.S. holder under the backup withholding rules are not additional tax and generally will be allowed as a refund or credit against the U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Information Reporting

A U.S. holder of Fortune common stock who receives Southern Missouri common stock as a result of the merger may be required to retain records pertaining to the merger. Each U.S. holder of Fortune common stock who is required to file a U.S. federal income tax return and who is a “significant holder” that receives Southern Missouri common stock in the merger will be required to file a statement with such U.S. holder’s U.S. federal income tax return for the year in which the merger is completed in accordance with Treasury Regulations Section 1.368-3(b). Such statement must set forth the fair market value, determined immediately before the exchange, of all the Fortune common stock exchanged pursuant to the merger, and the holder’s adjusted tax basis, determined immediately before the exchange, in its Fortune common stock. A “significant holder” is a holder of Fortune common stock who, immediately before the merger, owned at least 1% (by vote or value) of the outstanding stock of Fortune or securities of Fortune with a basis for federal income tax purposes of at least $1.0 million.

Material U.S. Federal Income Tax Consequences if the Merger Fails to Qualify as a Reorganization

If the merger does not qualify as a “reorganization” within the meaning of Section 368(a) of the Code, then each U.S. holder of Fortune common stock generally will recognize capital gain or loss equal to the difference between (a) the sum of the fair market value of the shares of Southern Missouri common stock received by such U.S. holder in the merger (determined as of the effective time of the merger) and the amount of cash received by such U.S. holder in the merger and (b) its adjusted tax basis in the shares of Fortune common stock surrendered in exchange therefor.

This discussion does not address U.S. federal income tax consequences that may vary with, or are contingent upon, individual circumstances. Moreover, it does not address any non-income tax or any state, local or foreign tax consequences of the merger. Tax matters are very complicated, and the tax consequences of the merger to you will depend upon the facts of your particular situation. Accordingly, we strongly urge you to consult with your tax advisor to determine the particular federal, state, local or foreign income or other tax consequences to you of the merger, tax return reporting requirements and the effect of any proposed changes in the tax laws.

INFORMATION ABOUT SOUTHERN MISSOURI BANCORP

Southern Missouri, headquartered in Poplar Bluff, Missouri, is the bank holding company of Southern Bank. Southern Bank, founded in 1887, is a Missouri state-chartered, community-focused financial institution providing relationship banking through 50 locations in Missouri, Arkansas and Illinois, as well as online/mobile channels. As of September 30, 2021, Southern Missouri had assets of $2.7 billion, deposits of $2.4 billion, and stockholders’ equity of $293.3 million.

As a bank holding company, Southern Missouri is regulated by the Federal Reserve Board. As a Missouri state-chartered trust company with banking powers, and a member of the Federal Reserve System, Southern Bank's primary regulators are the Missouri Division and the Federal Reserve Board.

The principal business of Southern Bank consists primarily of attracting retail deposits from the general public and using such deposits along with wholesale funding from the Federal Home Loan Bank of Des Moines, and to a lesser extent, brokered deposits, to invest to one-to four-family residential mortgage loans, mortgage loans secured by commercial real estate, commercial non-mortgage business loans, and consumer loans.  These funds are also used to purchase mortgage-backed and related securities, U.S. Government Agency obligations, municipal bonds, and other permissible investments.

Southern Bank offers a variety of deposit accounts for individuals and businesses. Deposits are its primary source of funds for its lending and investing activities.

Southern Missouri regularly evaluates opportunities to expand through acquisitions and conducts due diligence activities in connection with such opportunities. As a result, acquisition discussions and, in some cases, negotiations, may take place at any time, and acquisitions involving cash, or our debt or equity securities, may occur.

Southern Missouri’s principal office is located at 2991 Oak Grove Road, Poplar Bluff, Missouri 63901, and its telephone number is (573) 778-1800.  Southern Missouri’s common stock is listed on the NASDAQ Global Market under the symbol “SMBC.”

Additional information about Southern Missouri and its subsidiaries is included in documents incorporated by reference in this proxy statement/prospectus. See “Where You Can Find More Information.”

INFORMATION ABOUT FORTUNE FINANCIAL CORPORATION

General

Fortune, headquartered in Arnold, Missouri, is the bank holding company for FB. FB, founded in 2005, as a Missouri trust corporation with banking powers, is a community-focused financial institution providing relationship banking through branches located in Arnold and Oakville, Missouri, and insurance offices in Piedmont, Greenville, and Ironton, Missouri, as well as via online and mobile channels. As of September 30, 2021, Fortune had assets of $249.9 million, deposits of $209.0 million, and shareholders’ equity of $20.2 million.

As a bank holding company, Fortune is regulated by the Federal Reserve Board. As a Missouri state-chartered trust company with banking powers, FB’s primary regulators are the Missouri Division and the Federal Deposit Insurance Corporation.

The principal business of FB consists primarily of attracting retail deposits from the general public and using such deposits along with wholesale funding from the Federal Home Loan Bank of Des Moines, and brokered deposits, to invest in one-to four-family residential mortgage loans, mortgage loans secured by commercial real estate, commercial non-mortgage business loans, and consumer loans.  These funds are also used to purchase mortgage-backed and related securities, U.S. Government Agency obligations, municipal bonds, and other permissible investments.

FB has five business lines to provide a broad array of products and services to meet the financial needs of its customers and clients.  The Banking business line offers a variety of deposit accounts for individuals and businesses. Deposits are its primary source of funds for its lending and investing activities.  The Insurance business line offers home, auto, life, health, and business insurance products.  The Investment business line offers wealth advisory services and products to help customers effectively navigate their finances and investments in order to build wealth.  The Mortgage business line offers one-to four-family residential loans to customers who want to purchase a new home, consolidate debt, or lower their monthly payments.  The SBA Lending business line offers Small Business

Administration 7(a) and 504 loans to support its business customers’ plans to expand, start a new business, purchase a franchise, acquire, renovate, or construct real estate, finance equipment, or refinance existing debt.

Fortune’s principal office is located at 3494 Jeffco Boulevard, Arnold, MO 63010, and its telephone number is (636) 464-9009. Fortune’s common stock is not listed or traded on any established securities exchange or quotation system.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth the beneficial ownership of Fortune common stock as of September 30, 2021, by (i) each person or entity who is known by Fortune to beneficially own more than 5% of the outstanding shares of Fortune common stock, (ii) each director of Fortune, (iii) each executive officer of Fortune, and (iv) all directors and executive officers of Fortune as a group.  No person who is not also a director beneficially owns 5% or more of the Fortune common stock. Unless otherwise indicated, and subject to the voting agreements entered into with Southern Missouri in connection with the merger (see “Proposal 1 - The Merger Proposal—Voting Agreements”), management of Fortune believes that each person has sole voting and dispositive power over the shares indicated as owned by such person.  Unless otherwise specified, the address of each listed shareholder is c/o Fortune Financial Corporation, 3494 Jeffco Boulevard, Arnold, MO 63010.

Name of Beneficial Owner	Number of shares of Fortune common stock beneficially owned(1)	Percent of class
Daniel L. Jones(2)	1,304,975	54.87%
Gerard J. Geen(3)	38,696	1.62%
Christopher K. Ford(4)	4,900	*
Lance K. Greunke(5)	5,500	*

All directors and executive officers, as a group (four persons)	1,354,071	56.69%

*Equals less than 1%

(1)	In accordance with Rule 13d-3 of the Exchange Act, for purposes of this table, a person is deemed to be the beneficial owner of Fortune’s common stock if he or she has or shares voting or investment power with respect to such security, or has a right to acquire beneficial ownership at any time within 60 days from September 30, 2021. As used herein, “voting power” is the power to vote or direct the voting of shares, and “investment power” is the power to dispose or direct the disposition of the shares. The shares set forth in this table include all shares held directly, as well as by spouses and minor children, in trust and in other forms of indirect ownership. The nature of beneficial ownership for shares shown in this column, unless otherwise noted, represents sole voting and investment power.
(2)	Shares are held in the name of a revocable trust of which Mr. Jones is trustee.
(3)	Includes unexercised options to purchase 5,000 shares of Fortune’s common stock granted to Mr. Geen; 3,125 shares held jointly in the names of Mr. Geen and his spouse; and 30,571 shares held in the name of Enterprise Bank & Trust as custodian of an individual retirement account for the benefit of Mr. Geen.
(4)	Shares are held in the name of Christopher Ford, TOD Melissa Jones Ford.
(5)	Includes unexercised options to purchase 5,500 shares of Fortune’s common stock granted to Mr. Greunke.

Additional Information Regarding Daniel L. Jones and Christopher K. Ford

As noted under “Proposal 1 - The Merger Proposal - Interests of Fortune’s Directors and Executive Officers in the Merger,” Daniel L. Jones, the current Chairman and Chief Executive Officer of FB, and Christopher K. Ford, the current President and Chief Revenue Officer of FB, have each entered into a one-year employment agreement with Southern Bank, to become effective upon the completion of the merger.  Mr. Jones will serve as a Market Chairman for Southern Bank and Mr. Ford will serve as a Market President for Southern Bank.  Mr. Jones will also become a director of Southern Missouri upon completion of the merger. Set forth below is background information for Messrs. Jones and Ford, followed by information regarding the compensation they have received from Fortune and FB.

Background – Daniel L. Jones.  Daniel L. “Dan” Jones, C.P.A., is the Founder, Chairman and Chief Executive Officer of FB and Founder, Chairman, and Chief Executive Officer of Fortune.  He started his career at KPMG in the community bank practice of the audit group.  After leaving KPMG, he acquired a public accounting firm in Arnold, MO and served as a legal director for Eagle Bank & Trust Co. and Midwest Bank Centre.  He practiced as a Certified Public Accountant for 20 years.  After decades in the financial field, he felt there was a need for a truly community-minded bank in northern Jefferson County.  He wanted to create a bank with personality with a goal of serving the local community.  In 2004, he started the process of founding Fortune.  In addition to being an active citizen in the community, he also owns DLJ Properties, Inc., a business that develops, constructs, owns and manages commercial real estate. He earned a bachelor’s degree in Business Administration from Southeast Missouri State University.

Background – Christopher K. Ford.   Christopher K. “Chris” Ford is Daniel L. Jones’ son-in-law and serves as the President and Chief Revenue Officer of FB.  He joined FB in 2014 as a Credit Analyst and has since served as Assistant Vice President Commercial Lending and Senior Vice President of Bank Fee Income Generation.  He received his bachelor’s degree in Business Administration from the University of Central Arkansas.

Compensation –The following table provides information regarding the compensation paid by Fortune and FB to Messrs. Jones and Ford, for the fiscal years ended December 31, 2020 and 2019.

Summary Compensation Table

Name	Year	Salary(1)	Bonus	All Other Compensation(2)	Total
Daniel L. Jones	2020	$199,829	−	$40,087	$239,916
	2019	$194,606	−	$37,657	$232,263
Christopher K. Ford	2020 2019	$132,426 $93,157	$30,625 −	$22,286 $15,171	$185,337 $108,328

(1)	Consists of base salary, cell phone allowance, and auto and salary continuation plan earnings.
(2)	Consists of employer portion of taxes and employer contribution for 401(k) and medical premiums.

Related Person Transactions.   FB has entered into that certain Pad lease dated May 1, 2019, between DLJ Lindbergh, LLC, as landlord, and FB, as tenant, for Gathering Square, 5228 S. Lindbergh Blvd., St. Louis, MO  63126.  DLJ Lindbergh, LLC is an affiliate of Daniel L. Jones, FB’s Founder, Chairman and Chief Executive Officer.  Lease payments paid by FB to DLJ Lindbergh, LLC were $81,362.71 and $65,434.65 for the calendar years of 2020 and 2019; respectively.

FB has entered into that certain lease between Wesken & Welrob, a lessor, and FB as tenant, for the Ponderosa ATM site lease, 3601 Jeffco Boulevard, Arnold, MO, 63010.  Wesken and Welrob is an affiliate of Daniel L. Jones, FB’s Founder, Chairman and Chief Executive Officer.  Lease payments paid by FB to Wesken & Welrob were $11,700.00 and $10,800.00 for the calendar years of 2020 and 2019; respectively.

FB has entered into a contract with Maintenance Solutions LLC in which Maintenance Solutions LLC provides maintenance service for the properties owned by Fortune and FB.  Maintenance Solutions LLC is an affiliate of Daniel L. Jones, Fortune’s Founder, Chairman, and Chief Executive Officer and FB’s Founder, Chairman and Chief Executive Officer.  Payments for services provided to Fortune and FB by Maintenance Solutions LLC were $690.00 and $31,125.22 for the calendar years of 2020 and 2019; respectively.

COMPARATIVE MARKET PRICES AND DIVIDENDS ON COMMON STOCK

Southern Missouri common stock is listed on the NASDAQ Global Market under the symbol “SMBC.”  Fortune common stock is not listed on an exchange or quoted on any automated services, and there is no established trading market for shares of Fortune common stock.  The following table presents the high and low closing prices for the Southern Missouri’s common stock for the periods indicated.

	Stock Price		Dividends per Share
	High	Low
Fiscal 2022 Quarters:
Second Quarter (ended December 31, 2021)	$61.93	$44.91	$0.20
First Quarter (ended September 30, 2021)	45.78	42.12	0.20

Fiscal 2021 Quarters:
Fourth Quarter (ended June 30, 2021)	$46.51	$38.75	$0.16
Third Quarter (ended March 31, 2021)	41.45	30.07	0.16
Second Quarter (ended December 31, 2020)	32.21	21.96	0.15
First Quarter (ended September 30, 2020)	25.00	20.00	0.15

Fiscal 2020 Quarters:
Fourth Quarter (ended June 30, 2020)	$27.26	$19.73	$0.15
Third Quarter (ended March 31, 2020)	38.35	23.06	0.15
Second Quarter (ended December 31, 2019)	39.05	35.61	0.15
First Quarter (ended September 30, 2019)	37.30	32.05	0.15

Southern Missouri’s cash dividend payout policy is continually reviewed by management and the Board of Directors.  Southern Missouri intends to continue its policy of paying quarterly dividends; however future dividend payments will depend upon a number of factors, including capital requirements, regulatory limitations, Southern Missouri’s financial condition, results of operations and Southern Bank’s ability to pay dividends to Southern Missouri.  Southern Missouri relies upon dividends originating from Southern Bank to accumulate earnings for payment of cash dividends to stockholders.

Fortune began paying a $0.025 per share quarterly cash dividend to shareholders during the quarter-ended March 31, 2018.

Fortune’s cash dividend payout policy is continually reviewed by management and the Board of Directors.  Dividend payments depend upon a number of factors, including capital requirements, regulatory limitations, Fortune’s financial condition, results of operations and FB’s ability to pay dividends to Fortune.  Fortune relies upon dividends from FB to accumulate funds for payment of cash dividends to shareholders.

On September 27, 2021, the day prior to the public announcement of the merger agreement, the high and low sales prices of shares of Southern Missouri common stock as reported on NASDAQ were $45.94 and $43.53, respectively. On December 31, 2021, the latest practicable date before the printing of this proxy statement/prospectus, the high and low sales prices of shares of Southern Missouri common stock as reported on NASDAQ were $52.61 and $51.49, respectively.

As of December 31, 2021, the last date prior to printing this proxy statement/prospectus for which it was practicable to obtain this information for Southern Missouri and Fortune, there were approximately 238 registered holders of Southern Missouri common stock and 172 registered holders of Fortune common stock.

Fortune shareholders are advised to obtain a current market quotation for Southern Missouri’s common stock. Current market quotations for Fortune’s common stock are not available. The market price of Southern Missouri common stock will fluctuate between the date of this proxy statement/prospectus and the date of completion of the merger. No assurance can be given concerning the market price of Southern Missouri common stock before or after the effective date of the merger.  Changes in the market price of Southern Missouri common stock prior to the completion of the merger will affect the value of the per share stock consideration that holders of Fortune common stock may elect to receive upon completion of the merger.

DESCRIPTION OF SOUTHERN MISSOURI’S CAPITAL STOCK

The following information regarding the material terms of Southern Missouri’s capital stock is qualified in its entirety by reference to Southern Missouri’s articles of incorporation.

General

Southern Missouri’s authorized capital stock currently consists of:

●	12,000,000 shares of common stock, $0.01 par value per share; and
●	500,000 shares of preferred stock, $0.01 par value per share.

As of September 30, 2021, there were 8,878,591 shares of Southern Missouri common stock issued and outstanding. No shares of Southern Missouri preferred stock are currently outstanding. Southern Missouri’s common stock is listed on the NASDAQ Global Market under the symbol “SMBC.”

Common Stock

Each share of Southern Missouri common stock has the same relative rights and is identical in all respects with each other share of Southern Missouri common stock. Common shareholders of Southern Missouri do not have the right to vote cumulatively in the election of directors.  Subject to any prior rights of the holders of preferred shares, each outstanding Southern Missouri common shares is entitled to such dividends as may be declared from time to time by Southern Missouri’s board of directors out of legally available funds.  In the event of Southern Missouri’s liquidation, dissolution or winding up, common shareholders will be entitled to their proportionate share of any assets remaining after payment of liabilities and any amounts due to the holders of preferred stock.  Southern Missouri common shareholders have no preemptive rights and no right to convert of exchange their shares of common stock into any other securities.

Preferred Stock

Southern Missouri’s board of directors is authorized, generally without shareholder approval, to issue from time to time up to 500,000 shares of preferred stock (none of which are currently outstanding) in one or more series and to fix the rights, preferences, privileges and restrictions granted to or imposed upon the preferred shares, including voting rights, dividend rights, conversion rights, terms of redemption, liquidation preference, sinking fund terms and the number of shares constituting any series or the designation of a series.  Southern Missouri’s board of directors may, generally without shareholder approval, issue preferred shares with voting and conversion rights that could adversely affect the voting power of common shareholders.  Any preferred shares issued would also rank senior to Southern Missouri’s common stock as to rights upon liquidation, winding-up or dissolution.  The issuance of convertible preferred shares could have the effect of delaying, deferring or preventing a change in control of Southern Missouri.  Southern Missouri has no present plans to issue any preferred shares.

Other Anti-Takeover Provisions

In addition to the ability to issue common and preferred stock without shareholder approval, Southern Missouri’s charter and bylaws contain a number of provisions which may have the effect of delaying, deferring or preventing a change in control of Southern Missouri. See “Comparison of Shareholder Rights.”

COMPARISON OF SHAREHOLDER RIGHTS

Fortune and Southern Missouri are both incorporated under the laws of the State of Missouri.  The rights of holders of Fortune common stock are governed by the laws of the state of Missouri and Fortune’s articles of incorporation and bylaws.  The rights of holders of Southern Missouri stock are governed by the laws of the state of Missouri and Southern Missouri’s articles of incorporation and bylaws. Consequently, after the merger, the rights of former shareholders of Fortune who receive shares of Southern Missouri common stock in the merger will be determined by reference to Southern Missouri’s articles of incorporation and bylaws and Missouri law.

This section describes certain differences between the rights of Fortune shareholders and Southern Missouri stockholders, including those which may be material.  This section does not include a complete description of all differences among the rights of these holders of stock, nor does it include a complete description of the specific rights of these holders of stock. In addition, the identification of some of the differences in the rights of these shareholders is not intended to indicate that other differences that are equally important do not exist. The discussion in this section is qualified in its entirety by reference to the MGBCL, and to Southern Missouri’s articles of incorporation and bylaws and Fortune’s articles of incorporation and bylaws.   Copies of Southern Missouri’s articles of incorporation and bylaws have been filed by Southern Missouri with the SEC. See “Where You Can Find More Information.” Copies of Fortune’s articles of incorporation and bylaws are available upon written request to Lance K. Greunke, Corporate Secretary, Fortune Financial Corporation, 3494 Jeffco Boulevard, Arnold, MO 63010, or by phone at (636) 464-9009.

FORTUNE	SOUTHERN MISSOURI
Capitalization:

The articles of incorporation of Fortune authorize 10,000,000 shares of common stock, $0.01 par value per share, and 100,000 shares of preferred stock, par value $0.01 per share.

As of September 30, 2021, there were 2,378,257 shares of Fortune common stock and no shares of Fortune preferred stock issued and outstanding.

The articles of incorporation of Southern Missouri authorize 12,000,000 shares of common stock, par value $0.01 per share, and 500,000 shares of preferred stock, par value $.01 per share.

As of September 30, 2021, there were 8,878,591 shares of Southern Missouri common stock and no shares of Southern Missouri preferred stock issued and outstanding.

Southern Missouri’s common stock is listed on the NASDAQ Global Market under the symbol “SMBC.”

Southern Missouri’s board of directors is authorized to provide for the issuance of preferred stock in one or more classes or series and to fix the rights, designations, preferences related thereto.

Corporate Governance:
The rights of the Fortune shareholders are governed by Missouri law and the articles of incorporation and bylaws of Fortune.	The rights of the Southern Missouri shareholders are governed by Missouri law and the articles of incorporation and bylaws of Southern Missouri.
Convertibility of Stock:
The common stock of Fortune is not convertible into any other securities of Fortune.	The common stock of Southern Missouri is not convertible into any other securities of Southern Missouri.
Preemptive Rights and Right of First Refusal:

Under Missouri law, shareholders have preemptive rights (the right of existing shareholders to participate in subsequent share issuances) unless these rights are affirmatively limited or denied

Preemptive rights are denied pursuant to Southern Missouri’s articles of incorporation.

No right of first refusal to purchase or acquire the stock of a selling Southern Missouri stockholder exists under either the articles of incorporation or bylaws of Southern Missouri.

FORTUNE	SOUTHERN MISSOURI

in the articles of incorporation.  There are no limitations on preemptive rights pursuant to Fortune’s articles of incorporation.

Fortune’s articles of incorporation provide that Fortune shall have the right of first refusal to purchase the stock of a selling Fortune shareholder, except in the case of a “permitted transfer,” which is generally defined as a transfer to a trust or another entity controlled by the shareholder, to the shareholder’s spouse (except pursuant to a dissolution of marriage) or to or for the benefit of the shareholder’s spouse, lineal descendants and/or one or more existing shareholders by reason of the death of the shareholder.

Election of Directors:

Fortune’s articles of incorporation provide that the number of directors to constitute the first board of directors is three and, thereafter, the number of directors shall be fixed, by or in the manner provided in Fortune’s bylaws.  Fortune currently has four directors.

The bylaws of Fortune provide that directors shall be elected at the annual meeting of the shareholders for a one-year term, or until the next annual meeting of shareholders, and until his or her successor is duly elected and qualified.  Shareholders of Fortune are entitled to cumulate votes in the election of directors (i.e., every share casts one vote for each seat up for election with shareholders having the right to “cumulate” their votes for one or more directors as they choose).

Southern Missouri’s articles of incorporation provide that Southern Missouri will have the number of directors as may be fixed from time to time by its board of directors, provided that such number may not be less than five or more than 15.  Southern Missouri currently has eight directors.

Stockholders of Southern Missouri are not entitled to cumulate votes in the election of directors. Except with respect to any directors who may be elected by any class or series of Southern Missouri preferred stock, Southern Missouri’s board of directors is divided into three classes, each of which contains one-third of the members of the board. The members of each class are elected for a term of three years, with the terms of office of all members of one class expiring each year so that approximately one-third of the total number of directors is elected each year.

Removal of Directors and Board Vacancies:

Fortune’s bylaws provide that any director or the entire board of directors may be removed from office, with or without cause, upon the affirmative vote of a majority of the outstanding shares then entitled to vote for the election of directors, provided that if less than the entire board is to be removed, no individual director may be removed if the votes cast against his or her removal would be sufficient to elect him or her as a director if cumulatively voted in an election of directors.

Fortune’s bylaws also provide that in the case of the death, resignation, removal, or disqualification of one or more directors, a majority of the surviving or remaining directors may appoint a director or directors to fill the vacancy or vacancies, provided, however, that if the remaining directors do not fill the vacancy or vacancies within thirty days, the shareholders shall have the right to fill the same.  Any director elected to fill an unexpired term shall serve until the next annual meeting or until such director’s successor is elected and qualified.

Southern Missouri’s articles of incorporation provide that any director or the entire board of directors may be removed from office only for cause and only upon the affirmative vote of the holders of least 80% of the total votes to which all of the shares then entitled to vote at a meeting of stockholders called for an election of directors are entitled, provided that if less than the entire board is to be removed, no individual director may be removed if the votes cast against his or her removal would be sufficient to elect him or her as a director if cumulatively voted in an election of directors.

Southern Missouri’s articles of incorporation also provide that any vacancy on the board shall be filled by a majority of the directors then in office (even if less than quorum). Any director elected to fill a vacancy in any class will have a term that expires at the next election of directors by the stockholders.

Southern Missouri’s articles of incorporation provide further that any increase or decrease in the number of directors is to be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible.

FORTUNE	SOUTHERN MISSOURI
Amendment of Governing Documents:

Fortune’s articles of incorporation may be amended at any annual or special meeting of Fortune shareholders by a vote of a majority of the shares which are issued and outstanding and entitled to vote.

Missouri law provides that if the articles of incorporation or bylaws provide for cumulative voting in the election of directors, the number of directors shall not be decreased to less than three by amendment to the articles of incorporation when the number of shares voting against the proposal for decrease would be sufficient to elect a director if the shares were voted cumulatively at an election of three directors. Fortune’s bylaws provided for cumulative voting in the election of directors

Fortune’s bylaws may be amended at any annual or special meeting of the Fortune shareholders by a vote of a majority of the shares represented in person or by proxy and entitled to vote at such meeting.

Southern Missouri’s articles of incorporation generally may be amended upon approval by its board of directors and the holders of a majority of the outstanding shares of Southern Missouri common stock. The amendment of the provisions of Southern Missouri’s articles of incorporation pertaining to certain business combinations requires the approval of the holders of at least 80% of the voting power of the outstanding shares of stock entitled to vote generally in the  election of directors, voting as a single class, and the holders of at least a majority of the voting power of the outstanding shares of such stock not beneficially owned by any interested stockholder or its affiliates and associates, voting together as a single class.  In addition, an amendment of the provisions of Southern Missouri’s articles of incorporation relating to the number, classification, election and removal of directors also requires the affirmative vote of the holders of at least 80% of the total votes to which all of the shares then entitled to vote at a meeting of stockholders called for an election of directors are entitled, unless the amendment has been approved by Southern Missouri’s board of directors by a 66 2/3% vote.

Southern Missouri’s bylaws may be amended either by its board of directors, by a vote of two-thirds of the board, or by Southern Missouri’s stockholders, by the vote of the holders of at least 80% of the outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class.

Shareholder Actions; Vote Requirements; Voting Limitations:

Missouri law and Fortune’s bylaws provide that on all matters, the affirmative vote of the holders of a majority of the shares entitled to vote with respect to the matter and represented in person or by proxy at a meeting of shareholders, at which a quorum is present, will be the act of the shareholders unless the vote of a greater number is required by law, the articles of incorporation, or the bylaws.

Under Missouri law, the affirmative vote of the holders of at least two-thirds of the outstanding shares of the corporation entitled to vote is required to approve a merger or other fundamental business transaction.

The MGBCL contains a business combination statute that prohibits a business combination between a corporation and an interested shareholder (one who beneficially owns 20% or more of the corporation's outstanding voting stock or who is an affiliate or associate of the corporation and at any time within the previous five years was the beneficial owner of 20% or more of the corporation's outstanding voting stock) for a period of five years after the interested shareholder first becomes an interested shareholder, unless the business combination or the acquisition of stock that resulted in the interested shareholder becoming an interested shareholder is approved by the board of directors on or

Missouri law and Southern Missouri’s bylaws provide that on all matters, the affirmative vote of the holders of a majority of the shares entitled to vote with respect to the matter and represented in person or by proxy at a meeting of shareholders at which a quorum is present, will be the act of the shareholders unless the vote of a greater number is required by law, the articles of incorporation, or the bylaws.

Under Missouri law, the affirmative vote of the holders of at least two-thirds of the outstanding shares of the corporation entitled to vote is required to approve a merger or other fundamental business transaction.

Southern Missouri’s articles of incorporation provides that certain business combinations (for example, mergers or consolidations, significant asset sales and significant stock issuances) involving "interested stockholders " of Southern Missouri require, in addition to any vote required by law, the approval of (i) the holders of at least 80% of the voting power of the outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class, and (ii) the holders of at least a majority of the voting power of the outstanding shares of such stock not beneficially owned by the interested stockholder and its affiliates and associates, voting

FORTUNE	SOUTHERN MISSOURI

before the date that the interested shareholder became an interested shareholder or unless the corporation has exempted itself from the statute pursuant to a provision in its original articles of incorporation or, subject to certain conditions, a shareholder-approved bylaw amendment.  After the five-year period has elapsed, a corporation subject to the statute may not consummate a business combination with an interested shareholder unless the transaction has been approved by the holders of a majority of the voting stock excluding shares beneficially owned by the interested shareholder and its affiliates and associates. This approval requirement need not be met if certain fair price and terms criteria have been satisfied.  We are subject to the Missouri business combination statute.

Each share of Fortune common stock has one vote for each matter properly brought before the shareholders, other than with respect to cumulative voting in connection with the election of directors.

The MGBCL contains a control share acquisition statute which, in general terms, provides that where a shareholder acquires issued and outstanding shares of a corporation's voting stock (referred to as control shares) within one of several specified ranges (one-fifth or more but less than one-third, one-third or more but less than a majority, or a majority or more), approval by shareholders of the control share acquisition must be obtained before the acquiring shareholder may vote the control shares. The required shareholder vote is a majority all votes entitled to be cast, excluding "interested shares," defined as shares held by the acquiring person, officers of the corporation and employees who are also directors of the corporation. A corporation may opt-out of the control share statute through a provision in its articles of incorporation or bylaws, which we have not done.  Accordingly, the Missouri control share acquisition statute applies to acquisitions of shares of our common stock.

Fortune’s bylaws provide that special meetings of shareholders may be called by the president, the board of directors, or holders of not less than one-fifth of the shares which are issued and outstanding and entitled to vote.

together as a single class, unless a majority of the whole board has approved a memorandum of understanding with the interested stockholder with respect to, or on substantially the same terms as, the proposed business combination prior to the time the interested stockholder became an interested stockholder. An "interested shareholder" for purposes of this provision generally means a person who is a 10% or greater stockholder of Southern Missouri or who is an affiliate or associate of Southern Missouri and at any time within the prior two years was a 5% or greater stockholder of Southern Missouri.

The business combination and control share acquisition statutes contained in the MGBCL and described in the adjacent Fortune column are also applicable to Southern Missouri.

Each share of Southern Missouri common stock has one vote for each matter properly brought before the stockholders, provided that under Southern Missouri’s articles of incorporation, any person who beneficially owns in excess of 10% of the outstanding shares of Southern Missouri common stock may not vote the excess shares without the prior approval of a majority of the whole board (defined as the total number of directors Southern Missouri would have if there were no vacancies on its board).

Southern Missouri’s bylaws provide that special meetings of stockholders may only be called by Southern Missouri’s board of directors.

Indemnification; Limitation of Director Liability:

Fortune’s bylaws require that each person who is or has been a director or officer of Fortune, or is or was serving at the request of Fortune as a director or officer of another corporation, be indemnified by Fortune as of right to the full extent permitted or authorized by the laws of the State of Missouri against any liability, judgment, fine, amount paid in settlement, costs and expenses (including attorney fees) asserted or threatened against and incurred by such person in his or her capacity, or arising out of his or her status, as a director or officer of Fortune or such other corporation at which such person was serving at the request of Fortune.

Southern Missouri’s articles of incorporation require Southern Missouri to indemnify any present or former director or executive officer of Southern Missouri or any subsidiary of Southern Missouri against any and all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement and reasonably incurred by such person in connection with any threatened, pending or completed civil, criminal, administrative or investigative action, suit, proceeding or claim (including any action by or in the right of Southern Missouri or a subsidiary) by reason of the fact that such person is or was serving in such capacity; provided, however, that no such person may be indemnified on account of (i) conduct which is finally adjudged

FORTUNE	SOUTHERN MISSOURI

Under Missouri law, a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

In connection with an action by or in the right of the corporation, Missouri law provides indemnification similar to that set forth in the immediately preceding paragraph; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his or her duty to the corporation unless and only to the extent that the court in which the action or suit was brought determines upon application that, despite the adjudication of liability and in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

Fortune’s bylaws provide that no person shall be liable to Fortune for any loss, damage, liability or expense suffered by Fortune on account of any action taken or omitted to be taken by such person as a director or officer of Fortune or any other corporation which he or she serves as a director or officer at the request of Fortune, if such person (a) exercised the same degree of care and skill as a prudent person would have exercised under the circumstance in the conduct of such person’s own affairs, or (b) took or committed to take such action in reliance upon advice of the legal counsel of Fortune (or for such other corporation), or upon statements made or information furnished by other directors, officers, employees or agents of Fortune (or such other corporation), which he or she had no reasonable grounds to disbelieve.

to have been knowingly fraudulent or deliberately dishonest or to have constituted willful misconduct, or (ii) an accounting for profits pursuant to Section 16(b) of the Exchange Act.

Southern Missouri’s articles of incorporation permit Southern Missouri, to the extent its board of directors deems appropriate, to indemnify any present or former nonexecutive officer, or employee or agent of Southern Missouri or any subsidiary or any person who was serving at the request of Southern Missouri as a director, officer, employee or agent of another entity against any and all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement and reasonably incurred by such person in connection with any threatened, pending or completed civil, criminal, administrative or investigative action, suit, proceeding or claim (including any action by or in the right of Southern Missouri or a subsidiary) by reason of the fact that such person is or was serving in such capacity; provided, however, that no such person may be indemnified on account of (i) conduct which is finally adjudged to have been knowingly fraudulent or deliberately dishonest or to have constituted willful misconduct, or (ii) an accounting for profits pursuant to Section 16(b) of the Exchange Act.

Advance Notice Regarding Shareholder Proposals and Shareholder Nominations of Candidates for Election to the Board of Directors:

Neither Fortune’s articles of incorporation nor its bylaws require advance notice regarding shareholder proposals or shareholder nominations of candidates for election to Fortune’s board of directors at its annual shareholder meetings.

Southern Missouri’s bylaws provide that it must receive written notice of any stockholder proposal for business at an annual meeting of stockholders not less than 90 days or more than 120 days before the anniversary of the preceding year’s annual meeting. If the date of the current year annual meeting is

FORTUNE	SOUTHERN MISSOURI

advanced by more than 20 days or delayed by more than 60 days from the anniversary date of the preceding year’s annual meeting, Southern Missouri must receive written notice of the proposal no earlier than the close of business on the 120th day prior to the date of the annual meeting and no later than the close of business on the later of the 90th day prior to the annual meeting or the 10th day following the day on which notice of the date of the meeting is mailed or public announcement of the date of the meeting date is first made, whichever occurs first.

Southern Missouri’s bylaws also provide that it must receive written notice of any stockholder director nomination for a meeting of stockholders not less than 90 days or more than 120 days before the date of the meeting. If, however, less than 100 days’ notice or prior public announcement of the date of the meeting is given or made to stockholders, Southern Missouri must receive notice of the nomination no later than the tenth day following the day on which notice of the date of the meeting is mailed or public announcement of the date of the meeting date is first made, whichever occurs first.

PROPOSAL 2 – ADJOURNMENT OF THE SPECIAL MEETING

If there are not sufficient votes to constitute a quorum or to approve and adopt the merger agreement and approve the merger at the time of the Fortune special meeting, the merger agreement cannot be approved unless the Fortune special meeting is adjourned to a later date or dates to permit further solicitation of proxies. To allow proxies that have been received by Fortune at the time of the special meeting to be voted for an adjournment, if deemed necessary, Fortune has submitted the question of adjournment to its shareholders as a separate matter for their consideration. The board of directors of Fortune unanimously recommends that shareholders vote “FOR” the adjournment proposal. If it is deemed necessary to adjourn the special meeting, no notice of the adjourned meeting is required to be given to shareholders, other than an announcement at the meeting of the time and place to which the meeting is adjourned, as well as the means, if any, by which shareholders can be present and vote at the adjourned meeting through the use of communications equipment.

LEGAL MATTERS

The validity of the shares of Southern Missouri common stock to be issued in connection with the merger has been passed upon by Silver, Freedman, Taff & Tiernan LLP, Washington, D.C. Certain U.S. federal income tax consequences of the merger have been passed upon by Silver, Freedman, Taff & Tiernan LLP, Washington, D.C., and by Armstrong Teasdale LLP, St. Louis, Missouri.

EXPERTS

The consolidated financial statements of Southern Missouri appearing in Southern Missouri’s Annual Report (Form 10-K) as of and for the years ended June 30, 2021 and 2020 and for each year in the three-year period ended June 30, 2021, and the effectiveness of its internal control over financial reporting as of June 30, 2021, have been audited by BKD, LLP, an independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

Southern Missouri files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these filings at the public reference room of the SEC located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Southern Missouri’s SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at “www.sec.gov.” You may also obtain copies of this information by mail from the Public Reference Section of the SEC, at 100 F Street, N.W., Washington, D.C. 20549, at prescribed rates.

Southern Missouri filed with the SEC a registration statement on Form S-4 under the Securities Act of 1933 with respect to the shares of Southern Missouri common stock to be issued in the merger to the holders of Fortune common stock.  This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of Southern Missouri in addition to being a proxy statement of Fortune for the special meeting of Fortune’s shareholders. As permitted by SEC rules, this proxy statement/prospectus does not contain all the information contained in the registration statement or the exhibits to the registration statement. The additional information may be inspected and copied as set forth above.

The SEC permits the incorporation by reference of information regarding Southern Missouri into this proxy statement/prospectus, which means that important business and financial information about Southern Missouri can be disclosed to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this document, and later information that Southern Missouri files with the SEC will update and supersede that information. This document incorporates by reference the documents set forth below that Southern Missouri has previously filed with the SEC and all documents filed by Southern Missouri with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this proxy statement/prospectus and before the date of the special meeting.

Southern Missouri Filings (SEC file number 000-23406)

This proxy statement/prospectus incorporates by reference the documents listed below that Southern Missouri has previously filed with the SEC (excluding any portion of these documents that has been furnished to and deemed not to be filed with the SEC).

Report(s)	Period(s) of Report(s) or Date(s) Filed
● Annual Report on Form 10-K	For the fiscal year ended June 30, 2021
● Quarterly Reports on Form 10-Q	For the quarter ended September 30, 2021
● Current Reports on Form 8-K	Filed on July 22, 2021, August 5, 2021, September 16, 2021, and September 30, 2021

Except where the context otherwise indicates, Southern Missouri supplied all information contained or incorporated by reference in this document relating to Southern Missouri and Fortune supplied all information contained in this proxy statement/prospectus relating to Fortune.

You can obtain any of the documents incorporated by reference from the SEC. The documents incorporated by reference also are available from us without charge. Exhibits will not be sent, however, unless those exhibits have specifically been incorporated by reference into this document. You can obtain documents incorporated by reference into this document by writing or telephoning Southern Missouri at the address and telephone number that follows:

Southern Missouri Documents
Attention: Investor Relations
Southern Missouri Bancorp, Inc.
2991 Oak Grove Road
Poplar Bluff, Missouri 63901
(573) 778-1800

If you would like to request documents from Southern Missouri, you must do so by January 28, 2022, to receive them before the special meeting of Fortune’s shareholders.

Neither Southern Missouri nor Fortune has authorized anyone to give any information or make any representation about the merger or the companies that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that have been incorporated in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

APPENDIX A

AGREEMENT AND PLAN OF MERGER

by and among

SOUTHERN MISSOURI BANCORP, INC.,

SOUTHERN MISSOURI ACQUISITION V CORP.

and

FORTUNE FINANCIAL CORPORATION

Dated as of September 28, 2021

A-i

A-ii

EXHIBITS

Exhibit AForm of Voting Agreement

Exhibit B Form of Non-Compete Agreement

Exhibit CForm of Bank Plan of Merger

A-iii

INDEX OF DEFINED TERMS

Definition	Page
Acceptable Confidentiality Agreement	43
Acquisition Proposal	43
Agreement	1
Articles of Merger	2
Assumed Aggregate Merger Consideration	2
Bank Merger	1
Bank Merger Certificates	5
Bank Plan of Merger	5
Buyer	1
Buyer Common Stock	3
Buyer Compensation and Benefit Plans	27
Buyer Consultants	27
Buyer Directors	27
Buyer Disclosure Schedule	23
Buyer Employees	27
Buyer ERISA Affiliate	28
Buyer ERISA Affiliate Plan	28
Buyer Market Value	48
Buyer Pension Plan	27
Cancelled Shares	4
Cash Consideration	2, 1
Cash Designated Shares	7
Cash Election	2, 1
Cash Election Share	6
Certificate	3
Change in Recommendation	43
Claim	42
Closing	50
Closing Date	50
Code	1
Confidentiality Agreement	39
Covered Employees	40
Determination Date	48
Dissenting Shares	4
Division	12
DPC Common Shares	4
Effective Time	2
Election	5
Election Deadline	6
Election Period	6
Enforceability Exception	12
Environmental Laws	18
Exchange Agent	8
Exchange Agent Agreement	8
FB	1
FDIC	11
Federal Reserve Board	12
FHLB	11
Final Index Price	49
Form of Election	6
Form S-4	12
FRBSTL	35
GAAP	10

A-iv

GBCLM	1
Governmental Entity	13
Holder	5
Index	49
Index Ratio	49
Initial Buyer Market Value	49
Initial Index Price	49
Intellectual Property	22
Knowledge	53
Letter of Transmittal	8
Liens	11
Loan Package	34
Loans	21
Material Adverse Effect	10
Measuring Date	3
Merger	1
Merger Sub	1
Merger Sub Common Stock	2
Mergers	1
Minimum Capital Requirement	3
Missouri Secretary of State	2
Nasdaq	3
Non-Compete Agreement	1
Non-Election Shares	2
Option	3
Parties	1
Per Share Cash Consideration	3, 1
Previously Disclosed	10, 23
Proxy Statement	12
PSC	15
PTO	40
Regulatory Authorities	14
Requisite Regulatory Approvals	45
SEC	12
Second Articles of Merger	5
Second Effective Time	5
Second Step Merger	1
Seller	1
Seller Articles	10
Seller Board Recommendation	39
Seller Bylaws	11
Seller Common Stock	2, 1
Seller Compensation and Benefit Plans	15
Seller Confidential Information	42
Seller Consultants	15
Seller Contracts	15
Seller Directors	15
Seller Disclosure Schedule	10
Seller Employees	15
Seller ERISA Affiliate	16
Seller ERISA Affiliate Plan	16
Seller Financial Statements	13
Seller Indemnified Party	42
Seller Individuals	42
Seller Pension Plan	16
Seller Representatives	42

A-v

Seller Shareholder Approval	12
Seller Shareholder Meeting	39
Seller’s Capital	3
Southern Bank	1
Stock Consideration	2, 1
Stock Designated Shares	7
Stock Election	2, 1
Stock Election Share	6
Stock Election Shares	2
Subsidiary	10
Superior Proposal	43
Surviving Bank	5
Surviving Company	1
Surviving Corporation	1
Takeover Laws	18
Tax	19
Tax Return	19
Taxes	19
Termination Date	47
Termination Fee	49
Total Cash Amount	7
Total Payments	41
Trust Account Common Shares	4
Unduly Burdensome Condition	45
Voting Agreement	1

A-vi

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of September 28, 2021 (this “Agreement”), by and among Southern Missouri Bancorp, Inc., a Missouri corporation (“Buyer”), Southern Missouri Acquisition V Corp., a newly formed Missouri corporation and wholly owned first-tier transitory subsidiary of Buyer (“Merger Sub”), and Fortune Financial Corporation, a Missouri corporation (“Seller”, and together with Buyer and Merger Sub, the “Parties”).

RECITALS

A.The boards of directors of the Parties have determined that it is in the best interests of their respective companies and their shareholders to consummate the business combination transaction provided for in this Agreement in which Seller will, on the terms and subject to the conditions set forth in this Agreement, merge with and into Merger Sub (the “Merger”), so that Merger Sub is the surviving corporation (hereinafter sometimes referred to in such capacity as the “Surviving Company”) in the Merger.

B.As soon as reasonably practicable following the Merger and as part of a single integrated transaction for purposes of the Internal Revenue Code of 1986, as amended (the “Code”), Buyer shall cause the Surviving Company to be merged with and into Buyer (the “Second Step Merger”, and together with the Merger, the “Mergers”), with Buyer as the surviving corporation in the Second Step Merger (sometimes referred to in such capacity as the “Surviving Corporation”).

C.Following the Second Step Merger, FortuneBank, a Missouri chartered trust company with banking powers and wholly owned subsidiary of Seller (“FB”), will be merged (the “Bank Merger”) with and into Southern Bank, a Missouri chartered trust company with banking powers and wholly owned subsidiary of Buyer (“Southern Bank”).

D.As a condition to the willingness of Buyer to enter into this Agreement, all of the directors and executive officers of Seller will enter into a voting agreement (“Voting Agreement”) with Buyer, substantially in the form attached hereto as Exhibit A, dated as of the date hereof.

E.As a further condition to the willingness of Buyer to enter into this Agreement, the directors and executive officers of Seller have entered into resignation, non-competition and non-disclosure agreements with Buyer (each a “Non-Compete Agreement”), substantially in the form attached hereto as Exhibit B, dated as of the date hereof but effective upon consummation of the Merger.

F.The Parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, the Parties agree as follows:

ARTICLE I

THE MERGER

1.1The Merger.  Subject to the terms and conditions of this Agreement, in accordance with the General and Business Corporation Law of Missouri, as amended (the “GBCLM”), at the Effective Time (as defined in Section 1.2), Seller shall merge with and into Merger Sub. Merger Sub shall be the Surviving Company in the Merger and shall continue its existence as a corporation under the laws of the State of Missouri. As of the Effective Time, the separate corporate existence of Merger Sub shall cease.

1.2Effective Time.  Subject to the terms and conditions of this Agreement, simultaneously with the Closing (as defined in Section 9.1) the Parties shall execute, and Buyer shall cause to be filed with the

Secretary of State of the State of Missouri (the “Missouri Secretary of State”), a statement of merger as provided in the GBCLM (the “Articles of Merger”). The Merger shall become effective at such time as designated in the Articles of Merger (the time the Merger becomes effective being referred to as the “Effective Time”).

1.3Effects of the Merger.  At and after the Effective Time, the Merger shall have the effects set forth in the GBCLM.

1.4Conversion of Securities; Election Procedures.  At the Effective Time, by virtue of the Merger and without any action on the part of Seller, Buyer or the holders of any of the following securities:

(a)Each share of common stock, $0.01 value, of Merger Sub (“Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall continue to be one validly issued, fully paid and nonassessable share of common stock, $0.01 par value, of the Surviving Company.

(b)Subject to Sections 1.4(e), (f), and (g), each share of common stock, $0.01 par value, of Seller (“Seller Common Stock”) issued and outstanding immediately prior to the Effective Time, including Trust Account Common Shares and DPC Common Shares (as such terms are defined in Section 1.4(e)), but excluding any Cancelled Shares (as defined in Section 1.4(e)) and Dissenting Shares (as defined in Section 1.4(g)), shall be converted, in accordance with the procedures set forth in Section 1.11 and subject to the proration provisions of Section 1.12, into the right to receive:

(i)For each share of Seller Common Stock with respect to which an election to receive cash (a “Cash Election”) has been effectively made and not revoked or deemed revoked pursuant to Section 1.11, an amount in cash equal to the Per Share Cash Consideration (collectively, the “Cash Consideration”);

(ii)For each share of Seller Common Stock with respect to which an election to receive Buyer Common Stock (a “Stock Election”) has been effectively made and not revoked or deemed revoked pursuant to Section 1.11 (collectively, the “Stock Election Shares”), a number of validly issued, fully paid and nonassessable shares of Buyer Common Stock equal to the Per Share Stock Consideration (collectively, the “Stock Consideration”), it being understood that upon the Second Effective Time (as defined in Section 1.8) the Buyer Common Stock, including the shares issued to former holders of Seller Common Stock as Stock Consideration, shall be the common stock of the Surviving Corporation; and

(iii)For each share of Seller Common Stock other than shares as to which a Cash Election and/or a Stock Election has been effectively made and not revoked or deemed revoked pursuant to Section 1.11 (collectively the “Non-Election Shares”), the right to receive such Stock Consideration or Cash Consideration shall be determined in accordance with Section 1.12.

Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(A)“Assumed Aggregate Merger Consideration” means, for purposes of calculating the Per Share Cash Consideration and the Per Share Stock Consideration, $29,847,000, subject to adjustment pursuant to Section 1.4(c).

(B)“Average Closing Price” means the average of the daily closing sale prices (rounded to the nearest one ten thousandth) of Buyer Common Stock on the Nasdaq Stock Market, Inc. (“Nasdaq”) for the twenty (20) trading days ending on and including the second trading day immediately preceding the date of execution of this Agreement.

(C)“Buyer Common Stock” means the shares of common stock, $0.01 par value, of Buyer.

(D)“Per Share Cash Consideration” means a cash amount equal to the quotient of (1) the Assumed Aggregate Merger Consideration, divided by (2) the number of shares of Seller Common Stock that will be issued and outstanding immediately prior to the Effective Time (or $12.55, assuming no change in the number of outstanding shares of Seller Common Stock from the date of this Agreement and subject Section 1.4(c)).

(E)“Per Share Stock Consideration” means the number of shares of Buyer Common Stock equal to the quotient of (1) the Per Share Cash Consideration, divided by (2) the Average Closing Price (and based on the actual Average Closing Price shall be 0.2853 shares, assuming no change in the number of outstanding shares of Seller Common Stock from the date of this Agreement and subject to Section 1.4(c));

(F)The “Merger Consideration” means the Cash Consideration and/or the Stock Consideration described in this Section, as applicable.

(v)Cancellation of Options. Seller and Buyer shall take all requisite action so that, as of the Effective Time, each option to purchase shares of Seller Common Stock awarded under the Seller Benefit Plans and outstanding immediately prior to the Effective Time (each, an “Option”), whether vested or unvested, shall be cancelled in connection with the Merger in exchange for an amount of cash for each share of Seller Common Stock subject to the Option equal to (x) the Merger Consideration minus (y) the amount of the exercise price per share of the Option.

All of the shares of Seller Common Stock converted into the right to receive the Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate previously representing any such shares of Seller Common Stock (each, a “Certificate”), (it being understood that any reference to “Certificate” shall be deemed, as appropriate, to include reference to book-entry account statements relating to the ownership of Seller Common Stock, and it being further understood that provisions herein relating to Certificates shall be interpreted in a manner that appropriately accounts for book-entry shares, including that, in lieu of delivery of a Certificate and a letter of transmittal as specified herein, shares held in book-entry form may be transferred by means of an “agent’s message” to the Exchange Agent or such other similar evidence of transfer as the Exchange Agent may reasonably request), shall thereafter represent only the right to receive the Merger Consideration and/or any cash in lieu of a fractional share interest into which the shares of Seller Common Stock represented by such Certificate have been converted pursuant to this Section 1.4 and Section 2.3(f), as well as any dividends as provided in Section 2.3(c).

(c) (i)For purposes of this Agreement, “Seller’s Capital” means the consolidated equity capital of Seller determined in accordance with GAAP, adjusted for the after-tax cost of the accrual of any Seller transaction expenses as of the close of business on the last business day of the month immediately preceding the Effective Time (the “Measuring Date”) which have not already been paid or accrued prior to that time; provided, however, that any termination fees or deconversion fees associated with FB’s data processing agreements will be excluded from the calculation of Seller’s Capital. Section 1.4(c) of the Seller Disclosure Schedule sets forth an example calculation of Seller’s Capital.

(ii)Adjustment to Merger Consideration.

(A)If Seller’s Capital is greater than $19,300,000 (the “Minimum Capital Requirement”), the Assumed Aggregate Merger Consideration shall be increased dollar for dollar by the amount of such excess.

(B)If Seller’s Capital is less than the Minimum Capital Requirement but greater than or equal to $19,000,000, the Assumed Aggregate Merger Consideration shall be decreased dollar for dollar by the amount by which the Minimum Capital Requirement exceeds Seller’s Capital.

(C)If Seller’s Capital is less than $19,000,000, then the Assumed Aggregate Merger Consideration shall be decreased by an amount equal to the product of (i) the difference between $19,000,000 and Seller’s Capital and (ii) 1.55.

(d)Seller shall, within five business days after the Measuring Date, provide Buyer with a calculation of Seller’s Capital as contemplated by Section 1.4(c).  If Buyer disagrees with such calculation of Seller’s Capital, then Seller and Buyer shall attempt to resolve any such disagreement through good faith negotiations.  If Seller and Buyer cannot resolve any such disagreement within ten (10) business days after Buyer has informed Seller of such disagreement, then an independent accounting firm mutually agreed to by Seller and Buyer shall resolve any such disagreement consistent with the terms of this Agreement, which resolution, in the absence of any mathematical error, shall be final and binding upon Seller and Buyer.

(e)All shares of Seller Common Stock that are owned immediately prior to the Effective Time by Seller or Buyer (other than shares of Seller Common Stock held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties (any such shares, “Trust Account Common Shares”) and other than shares of Seller Common Stock held, directly or indirectly, by Seller or Buyer in respect of a debt previously contracted (any such shares, “DPC Common Shares”) shall be cancelled and shall cease to exist and no stock of Buyer or other consideration shall be delivered in exchange therefor (any such shares, the “Cancelled Shares”).

(f)If, between the date of this Agreement and the Effective Time, the outstanding shares of Buyer Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, and such change would have an economic effect on the value of the stock portion of the Merger Consideration, then an appropriate and proportionate adjustment shall be made to the Per Share Stock Consideration to provide the holders of Seller Common Stock converted into Merger Consideration the same economic effect as contemplated by this Agreement with respect to the stock portion of the Merger Consideration prior to such event; provided, however, that nothing in this Section 1.4(f) shall be construed to permit Buyer to take any action with respect to its securities that is prohibited by the terms of this Agreement.

(g)Holders of shares of Seller Common Stock who have not voted in favor of the Merger and otherwise complied with the requirements of Section 351.455 of the GBCLM will be entitled to exercise such rights with respect to the shares as to which rights have been perfected (“Dissenting Shares”), to the extent available under the GBCLM.  Dissenting Shares shall not be converted into the right to receive the Merger Consideration but shall only be entitled to receive such consideration as will be determined under the GBCLM.  Each share of Seller Common Stock that is outstanding immediately prior to the Effective Time and with respect to which dissenters rights under the GBCLM may be, but have not yet been perfected will, if and when such dissenters rights can no longer be legally perfected or exercised under the GBCLM, be converted into a right to receive the Merger Consideration, and will no longer be a Dissenting Share.  Prior to the Closing Date, Seller shall from time to time give prompt notice to Buyer of any notifications, demands, attempted withdrawals of such demands and any other instruments served or delivered pursuant to the GBCLM by or to Seller for appraisal or determination of the fair value of shares. Buyer shall have a right to participate in and direct all negotiations and proceedings with respect to such demands.  Prior to the Effective Time, Seller shall not, except with the prior written consent of Buyer, which consent shall not be unreasonably withheld, make any payment with respect to, settle, or offer to settle, any such demands.

1.5Incorporation Documents and By-Laws of the Surviving Company.  At the Effective Time, the articles of incorporation of Merger Sub in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Company until thereafter amended in accordance with applicable law, and the by-laws of Merger Sub in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Company until thereafter amended in accordance with applicable law and the terms of such by-laws.

1.6Directors and Officers.  The directors and officers of Merger Sub immediately prior to the Effective Time shall be the directors and officers of the Surviving Company and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

1.7Tax Consequences.  It is intended that the Mergers, taken together, shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement is intended to be and is adopted as a “plan of reorganization” for the purposes of Sections 354, 356, and 361 of the Code.

1.8The Second Step Merger.  On the Closing Date and as soon as reasonably practicable following the Effective Time, in accordance with the GBCLM, Buyer shall cause the Surviving Company to be merged with and into Buyer in the Second Step Merger, with Buyer surviving the Second Step Merger and continuing its existence under the laws of the State of Missouri, and the separate corporate existence of the Surviving Company ceasing as of the Second Effective Time (as defined below). In furtherance of the foregoing, Buyer shall cause to be filed with the Missouri Secretary of State, in accordance with the GBCLM, articles of merger (“Second Articles of Merger”) relating to the Second Step Merger. The Second Step Merger shall become effective as of the date and time specified in the Second Articles of Merger (such date and time, the “Second Effective Time”). At and after the Second Effective Time, the Second Step Merger shall have the effects set forth in the applicable provisions of the GBCLM.

1.9The Bank Merger.  At such time following the Second Step Merger as Buyer may determine in its sole discretion, Buyer intends to merge FB with and into Southern Bank in accordance with the provisions of applicable state and federal banking laws and regulations and Southern Bank shall be the resulting institution or surviving bank (the “Surviving Bank”). The Bank Merger shall have the effects as set forth under applicable state and federal banking laws and regulations and the boards of directors of the Parties shall approve, and shall cause the boards of directors of FB and Southern Bank, respectively, to approve, a separate combination agreement/plan of merger (the “Bank Plan of Merger”) in substantially the form attached hereto as Exhibit C, and cause the Bank Plan of Merger to be executed and delivered as soon as practicable following the date of execution of this Agreement. In addition, Seller shall cause FB, and Buyer shall cause Southern Bank, to execute and file in accordance with applicable state and federal banking laws and regulations such articles of merger or combination, corporate resolutions, and/or other documents and certificates as are necessary to make the Bank Merger effective (the “Bank Merger Certificates”).

1.10Change in Structure.  Buyer may at any time change the method of effecting the Mergers and/or the Bank Merger; provided, however, that no such change or amendment shall (i) alter or change the amount or kind of the Merger Consideration to be received by the shareholders of Seller, (ii) adversely affect the tax consequences of the Merger to the shareholders of Seller or the tax treatment of either party pursuant to this Agreement or (iii) impede or materially delay consummation of the transactions contemplated by this Agreement.

1.11Election Procedures.  Each holder of record of shares of Seller Common Stock to be converted into the right to receive the Cash Consideration and/or the Stock Consideration in accordance with, and subject to, Sections 1.4 and 1.11 (a “Holder”) shall have the right, subject to the limitations set forth in this Article I, to submit an election in accordance with the following procedures:

(a)Each Holder may specify in a request made in accordance with the provisions of this Section 1.11 (an “Election”) (i) the number of shares of Seller Common Stock owned by such Holder with respect to which such Holder desires to make a Stock Election and (ii) the number of shares of Seller Common Stock owned by such Holder with respect to which such Holder desires to make a Cash Election. A share in respect of which the Holder has validly elected to make a Stock Election is referred to as a “Stock Election Share” and a share in respect of which the Holder has validly elected to make a Cash Election is referred to as a “Cash Election Share.”

(b)Buyer shall prepare a form reasonably acceptable to Seller, including appropriate and customary transmittal materials in such form as prepared by Buyer and reasonably acceptable to Seller (the “Form of Election”), so as to permit Holders to exercise their right to make an Election.

(c)Buyer shall initially make available and mail the Form of Election not less than twenty (20) business days prior to the anticipated Election Deadline to Holders of record as of the voting record date for the Seller Shareholder Meeting. The time period between such mailing date and the Election Deadline is referred to herein as the “Election Period”.

(d)Any Election shall have been made properly only if the Exchange Agent shall have received, during the Election Period, a Form of Election properly completed and signed by the Holder. As used herein, unless otherwise agreed in advance by the parties, “Election Deadline” means 5:00 p.m. local time (in the city in which the principal office of the Exchange Agent is located) on the date which the parties shall agree is as near as practicable to three (3) business days preceding the Closing Date. The Parties shall cooperate to issue a press release reasonably satisfactory to each of them announcing the date of the Election Deadline not more than fifteen (15) business days before, and at least five (5) business days prior to, the Election Deadline.

(e)Any Holder may, at any time during the Election Period, change or revoke his or her Election by written notice to the Exchange Agent prior to the Election Deadline accompanied by a properly completed and signed revised Form of Election. If any Election is not properly made with respect to any shares of Seller Common Stock (none of Buyer, Seller nor the Exchange Agent being under any duty to notify any Holder of any such defect), such Election shall be deemed to be not in effect, and the shares of Seller Common Stock covered by such Election shall, for purposes hereof, be deemed to be Non-Election Shares, unless a proper Election is thereafter timely made.

(f)Any Holder may, at any time during the Election Period, revoke his or her Election by written notice received by the Exchange Agent prior to the Election Deadline or by withdrawal prior to the Election Deadline of his or her Certificates, or of the guarantee of delivery of such Certificates, previously deposited with the Exchange Agent, in which case the shares covered thereby shall, for purposes hereof, be deemed to be Non-Election Shares, unless a proper Election is thereafter timely made. All Elections shall be automatically deemed revoked upon receipt by the Exchange Agent of written notification from the parties that this Agreement has been terminated in accordance with the terms hereof.

(g)Subject to the terms of this Agreement and the Form of Election, Buyer, in the exercise of its reasonable, good faith discretion, shall have the right to make all determinations, not inconsistent with the terms of this Agreement, governing (i) the validity of the Forms of Election and compliance by any Holder with the Election procedures set forth herein, (ii) the method of issuance and delivery of certificates representing the whole number of shares of Buyer Common Stock into which shares of Seller

Common Stock are converted to Stock Consideration in the Merger and (iii) the method of payment of cash for shares of Seller Common Stock converted into the right to receive the Cash Consideration and cash in lieu of fractional shares of Buyer Common Stock.

1.12Proration.  Within five (5) business days after the Election Deadline, unless the Effective Time has not yet occurred, in which case as soon thereafter as practicable,  Buyer shall cause the Exchange Agent to effect the allocation among the holders of shares of Seller Common Stock of rights to receive Buyer Common Stock and/or cash in the Merger in accordance with the Elections follows:

(a)Excess Cash Election. If the aggregate cash amount that would be paid upon the conversion in the Merger of the Cash Election Shares and the Dissenting Shares is greater than the Total Cash Amount (as defined in Section 1.12(a)(iii) below), then:

(i)all Stock Election Shares and Non-Election Shares shall be converted into the right to receive the Stock Consideration;

(ii)all Dissenting Shares shall be deemed, for the purposes of this Section 1.12(a)(ii), to be converted into the right to receive the Cash Consideration;

(iii)the Exchange Agent shall then select from among the Cash Election Shares, by a pro rata selection process, a sufficient number of shares of Seller Common Stock (“Stock Designated Shares”) such that the aggregate cash amount that will be paid in the Merger equals as closely as practicable forty percent (40%) of the Aggregate Merger Consideration (the “Total Cash Amount”), and all Stock Designated Shares shall be converted into the right to receive the Stock Consideration; and

(iv)the Cash Election Shares that are not Stock Designated Shares will be converted into the right to receive the Cash Consideration.

(b)Excess Stock Election. If the aggregate cash amount that would be paid upon conversion in the Merger of the Cash Election Shares and Dissenting Shares is less than the Total Cash Amount, then:

(i)all Cash Election Shares and Non-Election Shares shall be converted into the right to receive the Cash Consideration;

(ii)all Dissenting Shares shall be deemed, for the purposes of this Section 1.12(b)(ii), to be converted into the right to receive the Cash Consideration;

(iii)the Exchange Agent shall then select from among the Stock Election Shares, by a pro rata selection process, a sufficient number of shares of Seller Common Stock (“Cash Designated Shares”) such that the aggregate cash amount that will be paid in the Merger equals as closely as practicable the Total Cash Amount, and all Cash Designated Shares shall be converted into the right to receive the Cash Consideration; and

(iv)the Stock Election Shares and the Non-Election Shares that are not Cash Designated Shares shall be converted into the right to receive the Per Share Stock Consideration.

(c)Proportionate Election. If the aggregate cash amount that would be paid upon conversion in the Merger of the Cash Election Shares and Dissenting Shares is equal or nearly equal (as determined by the Exchange Agent) to the Total Cash Amount, then subparagraphs (a) and (b) above shall not apply, and:

(i)all Dissenting Shares shall be converted in accordance with Section 1.4(g);

(ii)the Exchange Agent shall then select from among the Cash Election Shares, by a pro rata selection process, a sufficient number of Stock Designated Shares such that the aggregate cash amount that will be paid in the Merger equals as closely as practicable the Total Cash Amount, and all Stock Designated Shares shall be converted into the right to receive the Stock Consideration; and

(iii)the Cash Election Shares that are not Stock Designated Shares will be converted into the right to receive the Cash Consideration.

ARTICLE II

DELIVERY OF MERGER CONSIDERATION

2.1Exchange Agent.  Prior to the Effective Time, Buyer shall appoint an unrelated bank or trust company reasonably acceptable to Seller, or Buyer’s transfer agent, pursuant to an agreement (the “Exchange Agent Agreement”) to act as exchange agent (the “Exchange Agent”) hereunder.

2.2Deposit of Merger Consideration.  At or prior to the Effective Time, Buyer shall (i) deposit with the Exchange Agent, or authorize the Exchange Agent to issue, an aggregate number of shares of Buyer Common Stock equal to the stock portion of the Aggregate Merger Consideration and (ii) deposit, or cause to be deposited, with the Exchange Agent an amount in cash sufficient to pay the cash portion of the Aggregate Merger Consideration plus, to the extent then determinable, any cash payable in lieu of fractional shares pursuant to Section 2.3(f), plus the amount of cash necessary to fund the cancellation of Options pursuant to Section 1.4(b) (together, the “Exchange Fund”) and Buyer shall instruct the Exchange Agent to timely deliver the Merger Consideration.

2.3Delivery of Merger Consideration.

(a)As soon as reasonably practicable after the Effective Time (and in any event within five (5) days thereafter), and subject to the receipt by the Exchange Agent of a list of Seller’s shareholders in a format that is reasonably acceptable to the Exchange Agent, the Exchange Agent shall mail to each holder of a Certificate, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to each Certificate shall pass, only upon delivery of such Certificate (or an affidavit of loss in lieu thereof) to the Exchange Agent) in such form and substance as shall be prescribed by the Exchange Agent Agreement (the “Letter of Transmittal”) and (ii) instructions for use in surrendering each Certificate in exchange for the Merger Consideration, any cash in lieu of a fractional share of Buyer Common Stock to be issued or paid in consideration therefor and any dividends or distributions to which such holder is entitled pursuant to Section 2.3(c).

(b)As soon as reasonably practicable after surrender to the Exchange Agent of its Certificate or Certificates, accompanied by a properly completed Letter of Transmittal, such holder of Seller Common Stock will be entitled to receive the Merger Consideration, any cash in lieu of a fractional share of Buyer Common Stock to be issued or paid in consideration therefor, and any dividends or distributions to which such holder is entitled pursuant to Section 2.3(c), in respect of the shares of Seller Common Stock represented by such holder’s Certificate or Certificates.  Until so surrendered, each Certificate shall represent after the Effective Time, for all purposes, only the right to receive, without interest, the Merger Consideration, any cash in lieu of a fractional share of Buyer Common Stock to be issued or paid in consideration therefor upon surrender of such Certificate in accordance with, and any dividends or distributions to which such holder is entitled pursuant to, this Article II.

(c)No dividends or other distributions with respect to Buyer Common Stock shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Buyer Common Stock represented thereby, in each case unless and until the surrender of such Certificate in accordance with this Article II.  Subject to the effect of applicable abandoned property, escheat or similar laws, following surrender of any such Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive, without interest, and in addition to the other amounts set forth herein, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to the whole shares of Buyer Common Stock represented by such Certificate and not paid and (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to whole shares of Buyer Common Stock represented by such Certificate with a record date after the Effective Time (but before such surrender date) and with a payment date subsequent to the issuance of the Buyer Common Stock issuable with respect to such Certificate.

(d)In the event of a transfer of ownership of a Certificate representing Seller Common Stock prior to the Effective Time that is not registered in the stock transfer records of Seller, the Merger Consideration, any cash in lieu of a fractional share of Buyer Common Stock to be issued or paid in consideration therefor, and any dividends or distributions to which such holder is entitled, shall be issued or paid in exchange therefor to a person other than the person in whose name the Certificate so surrendered is registered if the Certificate formerly representing such Seller Common Stock shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment or issuance shall pay any transfer or other similar Taxes (as defined in Section 3.818) required by reason of the payment or issuance to a person other than the registered holder of the Certificate or establish to the satisfaction of Buyer that the Tax has been paid or is not applicable.  The Exchange Agent (or, subsequent to the earlier of (x) six months after the Effective Time and (y) the expiration or termination of the Exchange Agent Agreement, Buyer) shall be entitled to deduct and withhold from the cash portion of the Merger Consideration and any cash in lieu of a fractional share of Buyer Common Stock otherwise payable pursuant to this Agreement to any holder of Seller Common Stock such amounts as the Exchange Agent or Buyer, as the case may be, is required to deduct and withhold under the Code, or any provision of state, local or foreign tax law, with respect to the making of such payment; provided, however, that prior to making any such deduction or withholding, Buyer shall instruct the Exchange Agent to use commercially reasonable efforts to solicit from such holder of Seller Common Stock an IRS Form W-9 or other applicable tax form (which may be included in the Letter of Transmittal) within a reasonable amount of time in order to provide the opportunity for such Holder to provide such forms to avoid or reduce such withholding amounts.  To the extent amounts are so withheld by the Exchange Agent or Buyer, as the case may be, and timely paid over to the appropriate Governmental Entity (as defined in Section 3.6), such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of Seller Common Stock in respect of whom such deduction and withholding was made by the Exchange Agent or Buyer, as the case may be.

(e)After the Effective Time, there shall be no transfers on the stock transfer books of Seller of the shares of Seller Common Stock that were issued and outstanding immediately prior to the Effective Time other than to settle transfers of Seller Common Stock that occurred prior to the Effective Time.  If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the Merger Consideration, any cash in lieu of fractional shares of Buyer Common Stock to be issued or paid in consideration therefor, and any dividends or distributions to which such holder is entitled, in accordance with the procedures set forth in this Article II.

(f)Notwithstanding anything to the contrary contained in this Agreement, no fractional shares of Buyer Common Stock shall be issued upon the surrender of Certificates for exchange, no dividend or distribution with respect to Buyer Common Stock shall be payable on or with respect to any fractional share, and such fractional share interest shall not entitle the owner thereof to vote or to any other rights of a shareholder of Buyer.  In lieu of the issuance of any such fractional share, Buyer shall pay to each former shareholder of Seller who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the Average Closing Price by (ii) the fraction of a share (after taking into account all shares of Seller Common Stock held by such holder at the Effective Time and rounded to the nearest one ten thousandth when expressed in decimal form) of Buyer Common Stock to which such holder would otherwise be entitled to receive pursuant to Section 1.4(b).

(g)Any portion of the Exchange Fund that remains unclaimed by the former shareholders of Seller at the expiration of six months after the Effective Time shall be paid to Buyer.  In such event, any former shareholders of Seller who have not theretofore complied with this Article II shall thereafter look only to Buyer with respect to the Merger Consideration, any cash in lieu of any fractional share interest and any unpaid dividends and distributions on the Buyer Common Stock deliverable in respect of the shares represented by a Certificate such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.  Notwithstanding the foregoing, none of Buyer, Merger Sub, Seller, the Surviving Company, the Exchange Agent or any other person shall be liable to any former holder of shares of Seller Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

(h)In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Buyer or the Exchange Agent, the posting by such person of a bond in such amount as Buyer or the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration, any cash in lieu of any fractional share interest and any dividends and distributions to which such person is entitled in respect thereof pursuant to this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as disclosed in the disclosure schedule delivered by Seller to Buyer concurrently herewith (the “Seller Disclosure Schedule”) or as previously provided to Buyer (“Previously Disclosed”); provided, that (a) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (b) the mere inclusion of an item in the Seller Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Seller that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect (as defined in Section 3.1) on Seller and (c) any disclosures made with respect to a section of Article III shall be deemed to qualify (1) any other section of Article III specifically referenced or cross-referenced and (2) other sections of Article III to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections, Seller hereby represents and warrants to Buyer as follows:

3.1Organization and Standing.  Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Missouri. Seller is duly qualified to do business and is in good standing in the states of the United States and any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified, except where the failure to be so qualified would not have a Material Adverse Effect on Seller.  Seller is a registered bank holding company with the Federal Reserve Board.  As used in this Agreement, the term “Material Adverse Effect” means, with respect to Buyer, Merger Sub, Seller or the Surviving Company, as the case may be, changes, developments, occurrences, or events having a material adverse effect on (i) the business, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries taken as a whole (provided, however, that, with respect to this clause (i), Material Adverse Effect shall not be deemed to include the impact of (A) changes, after the date hereof, in United States generally accepted accounting principles (“GAAP”) or applicable regulatory accounting requirements, or authoritative interpretations thereof, (B) changes, after the date hereof, in laws, rules or regulations of general applicability to companies in the industries in which such party and its Subsidiaries operate, or interpretations thereof by courts or Governmental Entities, (C) changes, after the date hereof, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally, (D) public disclosure of the transactions contemplated hereby or actions or inactions expressly required by this Agreement or that are taken with the prior written consent of the other party in contemplation of the transactions contemplated hereby, (E) a decline in the trading price of a party’s common stock or the failure, in and of itself, to meet earnings projections, but not, in either case, including the underlying causes thereof, or (F) any declaration by an applicable Governmental Entity (as defined in Section 3.5 hereof) of any national or global epidemic, pandemic, or disease outbreak (including the COVID-19 virus), or the material worsening of such conditions threatened or existing as of the date of this Agreement; except, with respect to subclauses (A), (B), (C), or (F), to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate), or (ii) the ability of such party or its financial institution Subsidiary to timely consummate the transactions contemplated hereby.  As used in this Agreement, the word “Subsidiary” when used with respect to any party, means any corporation, partnership, limited liability company, bank or other organization, whether incorporated or unincorporated, which is consolidated with such party for financial reporting purposes.  True and complete copies of the amended and restated articles of incorporation of Seller (the “Seller Articles”) and the bylaws of Seller (the “Seller Bylaws”), as in effect as of the date of this Agreement, have previously been made available by Seller to Buyer.

3.2Capitalization.  As of the date hereof, the authorized capital stock of Seller consists exclusively of 10,100,000 shares of capital stock, which is made up of (i) 10,000,000 shares of Seller Common Stock, of which as of the date hereof 2,378,257 shares are issued and outstanding; and (ii) 100,000 shares of undesignated preferred stock, par value $0.01 per share, no shares of which are issued or outstanding.  Except as set forth in Section 3.2 of the Seller Disclosure Schedule, Seller does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Seller Common Stock or any other equity securities of Seller or any of its Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of Seller Common Stock or other equity securities of Seller or any of its Subsidiaries. The outstanding shares of Seller Common Stock are duly authorized and validly issued and outstanding, fully paid and nonassessable, and, except as Previously Disclosed, subject to no preemptive rights (and were not, and will not be, issued in violation of any preemptive rights).

3.3Subsidiaries.

(a)Seller has Previously Disclosed a list of all of its Subsidiaries (which includes FB) together with the jurisdiction of organization of each such Subsidiary. As of the date hereof, (i) the authorized capital stock of FB consists of 53,750 shares of common stock, par value $100.00 per share, of which 53,750 shares are issued and outstanding, (ii) Seller owns all of the issued and outstanding shares of the common stock of FB, (iii) no equity securities of any of its Subsidiaries are or may become required to be issued (other than to it or its wholly owned Subsidiaries) by reason of any Right or otherwise, (iv) there are no contracts, commitments, understandings or arrangements by which any of such Subsidiaries is or may be bound to sell or otherwise transfer any equity securities of any such Subsidiaries (other than to it or its wholly owned Subsidiaries), (v) there are no contracts, commitments, understandings, or arrangements relating to its rights to vote or to dispose of such securities and (vi) except as set forth on Section 3.3(a) of the Seller Disclosure Schedule, all the equity securities of each Subsidiary held by Seller or its Subsidiaries are fully paid and nonassessable and are owned by Seller or its Subsidiaries free and clear of any liens, pledges, charges, encumbrances, and security interest whatsoever (“Liens”).  There are no restrictions on the ability of any Subsidiary of Seller to pay dividends or distributions except for statutory restrictions on dividends or distributions generally applicable to all entities of the same type and, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities.  The deposit accounts of FB are insured by the Federal Deposit Insurance Corporation (“FDIC”) through the Deposit Insurance Fund to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or threatened.  Section 3.3 of the Seller Disclosure Schedule sets forth a true and complete list of all Subsidiaries of Seller.  Neither Seller nor any of its Subsidiaries owns any equity or profit-and-loss interest in any business enterprise, corporation, partnership or joint venture, limited liability company, association, joint-stock company, business trust or unincorporated organization, other than a Subsidiary, readily marketable securities, securities held-to-maturity in its investment portfolio, and stock in the Federal Home Loan Bank of Des Moines (the “FHLB”).

(b)Set forth on Section 3.3(b) of the Seller Disclosure Schedule is a list of all equity securities, or similar interests of any Person or any interest in a partnership or joint venture of any kind, other than its Subsidiaries, that it beneficially owns, directly or indirectly, as of the date hereof.

(c)Each of Seller’s Subsidiaries has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization, and is duly qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified, except where the failure to be so qualified would not have a Material Adverse Effect on Seller.

3.4Corporate Power.  Each of Seller and its Subsidiaries has the  power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and each of Seller and FB has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and, subject to receipt of approval of this Agreement by the shareholders of Seller and, as applicable, subject to the receipt of the approval of the shareholders of FB for the Bank Merger, to consummate the transactions contemplated hereby.

3.5Authority; No Violation.

(a)Seller has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the board of directors of Seller.  The board of directors of Seller has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of Seller and its shareholders and has directed that this Agreement be submitted to Seller’s shareholders for approval at a meeting of such shareholders and has adopted a resolution to the foregoing effect.  Except for the approval of this Agreement by the affirmative vote of the holders of two-thirds of the outstanding shares of Seller Common Stock (the “Seller Shareholder Approval”), no other corporate proceedings on the part of Seller are necessary to approve this Agreement or to consummate the Merger.  This Agreement has been duly and validly executed and delivered by Seller and (assuming due authorization, execution and delivery by Buyer and Merger Sub) constitutes a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms (except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws of general applicability relating to or affecting the rights of creditors generally and subject to general principles of equity (the “Enforceability Exception”)).

(b)Neither the execution and delivery of this Agreement by Seller or the Bank Plan of Merger by FB, nor the consummation of the Merger by Seller or the Bank Merger by FB, nor compliance by Seller or FB with any of the terms and provisions of this Agreement or the Bank Plan of Merger, will (i) assuming the Seller Shareholder Approval is obtained, violate any provision of the Seller Articles or Seller Bylaws or the organization or governing documents of any Seller Subsidiary or (ii) assuming the filings, notices, consents and approvals referred to in Section 3.6 are duly obtained and/or made, as applicable, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Seller or any of its Subsidiaries or any of their respective properties or assets or (y) except as set forth in Section 3.5(b) of the Seller Disclosure Schedule, violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Seller or any of its Subsidiaries under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other material instrument or obligation to which Seller or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound.

3.6Consents and Approvals.  Except for (a) the filing of applications, filings and notices, as applicable, with the Nasdaq, and approval of such applications, filings and notices, (b) the filing of applications, filings and notices, as applicable, with the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) under the Bank Holding Company Act of 1956, as amended, and approval of such applications, filings and notices, (c) the filing of applications, filings and notices, as applicable, with the Missouri Division of Finance (the “Division”) and approval of such applications, filings and notices, (d) the filing with the Securities and Exchange Commission (the “SEC”) of a registration statement on Form S-4, in which a proxy statement relating to the meeting of Seller’s shareholders to be held in connection with this Agreement (the “Proxy Statement”) will be included as a prospectus by Buyer in connection with the transactions contemplated by this Agreement (the “Form S-4”) and declaration of effectiveness of the Form S-4, (e) the filing of the Articles of Merger with the Division and the Secretary of State and the filing of the Bank Merger Certificates, and (f) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Buyer Common Stock pursuant to this Agreement and the approval of the listing of such Buyer Common Stock on the Nasdaq, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality or self regulatory organization (each a “Governmental Entity”) are necessary in connection with (A) the execution and delivery by Seller of this Agreement or (B) the consummation by Seller of the Merger or the consummation by FB of the Bank Merger.  As of the date hereof, Seller is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger and Bank Merger on a timely basis.

3.7Financial Reports; Absence of Certain Changes or Events.

(a)Seller has Previously Disclosed to Buyer copies of the compilation reports and financial statements of Seller as of and for the years ended December 31, 2019 and December 31, 2020, the interim financial statements as of and for the three and six months ended June 30, 2021 and 2020, and the Call Reports of FB for the same periods (the “Seller Financial Statements”). The Seller Financial Statements (including, in each case, any related notes), were prepared in accordance with GAAP (except as may be indicated in the notes to such financial statements) and fairly present, in all material respects, the consolidated financial position, results of operations, changes in shareholders’ equity and cash flows of Seller and its Subsidiaries at the dates and for the periods indicated, as applicable.

(b)The accounting books and records of Seller and its Subsidiaries have been maintained in compliance with applicable legal and accounting requirements, and such books and records accurately reflect, in all material respects, all dealings and transactions in respect of the business, assets, liabilities and affairs of Seller and its Subsidiaries.

(c)Since December 31, 2020, Seller and its Subsidiaries have not incurred any liability other than in the ordinary course of business consistent with past practice or for legal, accounting, and financial advisory fees and out-of-pocket expenses in connection with the transactions contemplated by this Agreement.

(d)Since December 31, 2020, (i) Seller and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practice (excluding matters related to this Agreement and the transactions contemplated hereby) and (ii) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of Article III or otherwise), is reasonably likely to have a Material Adverse Effect with respect to Seller and its Subsidiaries.

(e)Except as Previously Disclosed, none of Seller or any of its Subsidiaries has any liability or obligation, whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, including any liability for Taxes (including those arising from past or present facts, situations, circumstances, conditions or other bases for any present or future action, suit or proceeding, hearing, charge, complaint, claim or demand against Seller or any of its Subsidiaries) required in accordance with GAAP to be reflected in the balance sheets of Seller or the notes thereto, except for (i) liabilities included in the Seller Financial Statements as of December 31, 2020, or June 30, 2021, or the notes thereto, (ii) liabilities occurring in the ordinary course of business since December 31, 2020 and (iii) expenses and other liabilities relating to the transactions contemplated by this Agreement.

(f)Except for such items that are of the type to be set forth in the notes to the consolidated financial statements of Seller, Seller is not a party to any “off-balance sheet arrangements” (as defined in Item 303(a)(4)(ii) of Regulation S-K of the SEC).

3.8Litigation.  No litigation, claim or other proceeding before any court or Governmental Entity is pending against Seller or any of its Subsidiaries, or against any officer, director or employee of Seller or any of its Subsidiaries in such capacity, and, to Seller’s Knowledge, no such litigation, claim or other proceeding has been threatened, in each case which is reasonably likely, individually or in the aggregate, to result in a Material Adverse Effect.  There is no injunction, order, judgment or decree imposed upon Seller or the assets or property of Seller that has resulted in, or is reasonably likely to result in, a Material Adverse Effect.

3.9Regulatory Matters.

(a)Neither Seller nor any of its Subsidiaries or properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any federal or state governmental agency or authority charged with the supervision or regulation of financial institutions (or their holding companies) or issuers of securities or engaged in the insurance of deposits (including, without limitation, the Federal Reserve Board, the FDIC and the Division) or the supervision or regulation of it or any of its Subsidiaries (collectively, the “Regulatory Authorities”).

(b)Neither Seller nor any of its Subsidiaries has been advised in writing by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or, to Seller’s Knowledge, is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

(c)Seller is not a financial holding company as defined by the Gramm-Leach-Bliley Act of 1999.

(d)Since December 31, 2017, Seller and its Subsidiaries have duly and timely filed with all applicable Regulatory Authorities the reports required to be filed by them under applicable laws and regulations and such reports were complete and accurate in all material respects and in compliance with the requirements of applicable laws and regulations. Except as set forth in Section 3.9 of the Seller Disclosure Schedule, in connection with the examinations of FB by any Regulatory Authority, FB was not required to correct or change any action, procedure or proceeding which Seller believes has not been corrected or changed as required.

3.10Compliance with Laws.  Each of Seller and its Subsidiaries:

(a)is in material compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, except where the failure to be so in compliance could not reasonably be expected to have a Material Adverse Effect on Seller and its Subsidiaries;

(b)has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted, except where the failure to obtain such permit, license, authorization, order or approval or make such filing, application or registration could not reasonably be expected to have a Material Adverse Effect on Seller and its Subsidiaries; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to Seller’s Knowledge, no suspension or cancellation of any of them is threatened;

(c)has received no written notification from any Governmental Entity (i) asserting that Seller or any of its Subsidiaries is not in compliance with any of the statutes, regulations, or ordinances which such Governmental Entity enforces or (ii) threatening to revoke any license, franchise, permit, or governmental authorization (nor, to Seller’s Knowledge, do any grounds for any of the foregoing exist);

(d)is in material compliance with the privacy provisions of the Gramm-Leach-Bliley Act, and all other applicable laws relating to consumer privacy; and

(e)is in compliance with its articles of incorporation and bylaws or equivalent documents.

FB has a CRA rating of “satisfactory” or better.  To the Knowledge of Seller, there is no fact or circumstance or set of facts and circumstances that would cause FB’s CRA rating to fall below “satisfactory.”

3.11Material Contracts; Defaults.  Except for this Agreement or as set forth in Section 3.11 of the Seller Disclosure Schedule, neither Seller nor any of its Subsidiaries is a party to, bound or affected by, or obligated to pay benefits under (a) any agreement, indenture or other instrument relating to the borrowing of money (other than in the case of FHLB advances and federal funds purchased) or the guarantee of any obligation by it; (b) any agreement, arrangement or commitment relating to the employment of a consultant or the employment, election or retention in office of any present or former director, advisory director, officer or employee of Seller or any of its Subsidiaries; (c) any agreement, arrangement or understanding pursuant to which any payment (whether of severance pay or otherwise) will or may become due to any present or former director, advisory director, officer or employee of Seller or any of its Subsidiaries as a result of Seller or FB entering into this Agreement, the approval of this Agreement by Seller’s shareholders or the consummation of any of the transactions contemplated hereby (assuming for purposes hereof that such Person’s employment is involuntarily terminated without cause in connection with the transactions contemplated hereby); (d) any agreement, arrangement or understanding (other than as provided in the articles of incorporation or bylaws or equivalent document of Seller or any of its Subsidiaries) pursuant to which Seller or any of its Subsidiaries is obligated to indemnify any present or former director, advisory director, officer, employee or agent of Seller or any of its Subsidiaries; (e) any agreement, arrangement or understanding to which Seller  or any of its Subsidiaries is a party or by which it is bound which limits in any way the conduct of business by Seller or any of its Subsidiaries (including without limitation a non-compete or similar provision); (f) any agreement pursuant to which loans (or participations) have been sold by Seller or any of its Subsidiaries, which imposes any potential recourse obligations (by representation, warranty, covenant or other contractual terms) upon Seller or any of its Subsidiaries; (g) any subservicing agreement; (h) to the extent not included within any of clauses (a) through (g) above, any “material contract” within the meaning of Item 601(b) of the SEC’s Regulation S-K; or (i) any other material agreement, commitment or understanding imposing a monetary or forbearance obligation on Seller or any of its Subsidiaries (collectively, all such agreements, arrangements, commitments and understandings referenced in this Section 3.11, the “Seller Contracts”). For purposes of subsection (i), a material agreement, commitment or understanding shall not include any deposit account liability, brokerage account, any arrangement which is terminable by Seller or any of its Subsidiaries on 30 days or less advance written notice without penalty or premium or any monetary obligation of Seller or any of its Subsidiaries which involves the payment of less than $50,000 per year. Neither Seller nor any of its Subsidiaries is in default under any Seller Contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its respective assets, business, or operations may be bound or affected, or under which it or its respective assets, business, or operations receive benefits and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

3.12Brokers Fees.  With the exception of the engagement of Piper Sandler & Co. (“PSC”), neither Seller nor its Subsidiaries nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions, finder’s fees, or advisory or fairness opinion fees in connection with the Merger or the Bank Merger.  Seller has disclosed to Buyer as of the date hereof the aggregate fees provided for in connection with the engagement PSC, related to the Merger and the Bank Merger.

3.13Employee Benefit Plans.

(a)Seller has set forth in Section 3.13(a)(i) of the Seller Disclosure Schedule a complete and accurate list of all existing bonus, incentive, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, severance, welfare and fringe benefit plans, employment or severance agreements and all similar practices, policies and arrangements in which any current or former employee (the “Seller Employees”), current or former consultant (the “Seller Consultants”) or current or former director (the “Seller Directors”) of Seller or any of its Subsidiaries participates or to which any such Seller Employees, Seller Consultants or Seller Directors are a party (the “Seller Compensation and Benefit Plans”).  Except as required by the terms of this Agreement or as set forth in Section 3.13(a)(ii) of the Seller Disclosure Schedule, neither Seller nor any of its Subsidiaries has any commitment to create any additional Seller Compensation and Benefit Plan or to modify or change any existing Seller Compensation and Benefit Plan.

(b)Each Seller Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code or any regulations or rules promulgated thereunder, and all filings, disclosures and notices required by ERISA, the Code and any other applicable law have been timely made. Each Seller Compensation and Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Seller Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter (including a determination that the related trust under such Seller Compensation and Benefit Plan is exempt from tax under Section 501(a) of the Code) from the IRS or the Seller Compensation and Benefit Plan uses a prototype or volume submitter plan that is the subject of an IRS opinion or advisory letter, and Seller is not aware of any circumstances which could adversely affect such qualification or which are likely to result in the revocation of any existing favorable determination letter or in not receiving a favorable determination letter. There is no pending or, to the Knowledge of Seller, threatened legal action, suit or claim relating to the Seller Compensation and Benefit Plans other than routine claims for benefits.  Neither Seller nor any of its Subsidiaries has engaged in a transaction, or omitted to take any action, with respect to any Seller Compensation and Benefit Plan that would reasonably be expected to subject Seller or any of its Subsidiaries to a material tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA, assuming for purposes of Section 4975 of the Code that the taxable period of any such transaction expired as of the date hereof.

(c)No liability (other than for payment of premiums to the PBGC which have been made or will be made on a timely basis) under Title IV of ERISA has been or is expected to be incurred by Seller or any of its Subsidiaries with respect to any ongoing, frozen or terminated “single-employer plan” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or any single-employer plan of any entity (a “Seller ERISA Affiliate”) which is considered one employer with Seller under Section 4001(a)(14) of ERISA or Section 414(b) or (c) of the Code (a “Seller ERISA Affiliate Plan”).  None of Seller, any of its Subsidiaries or any Seller ERISA Affiliate has contributed, or has been obligated to contribute, to (i) a multiemployer plan under Subtitle E of Title IV of ERISA at any time since December 31, 2016, or (ii) except as set forth in Section 3.13(c)(ii) of the Seller Disclosure Schedule, a multiple employer plan covered by Section 413(c) of the Code at any time since December 31, 2016.  If the Seller or any of its Subsidiaries or any Seller ERISA Affiliate has participated in a multiple employer plan at any time since December 31, 2016, such plan and each participating employer in such plan has complied with all requirements of the Code and ERISA applicable to such plan and each participating employer in such plan at all times since December 31, 2016, and the Seller and its Subsidiaries may withdraw from such plan without incurring any liability associated with such withdrawal.  No notice of a “reportable event,” within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Seller Compensation and Benefit Plan or by any Seller ERISA Affiliate Plan within the 12-month period ending on the date hereof, and no such notice will be required to be filed as a result of the transactions contemplated by this Agreement.  The PBGC has not instituted proceedings to terminate any Seller Pension Plan or Seller ERISA Affiliate Plan and, to Seller’s Knowledge, no condition exists that presents a material risk that such proceedings will be instituted.  To the Knowledge of Seller, there is no pending investigation or enforcement action by the PBGC, the DOL or the IRS or any other governmental agency with respect to any Seller Compensation and Benefit Plan.  Under each Seller Pension Plan and Seller ERISA Affiliate Plan, as of the date of the most recent actuarial valuation performed prior to the date of this Agreement, the actuarially determined present value of all “benefit liabilities,” within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in such actuarial valuation of such Seller Pension Plan or Seller ERISA Affiliate Plan), did not exceed the then current value of the assets of such Seller Pension Plan or Seller ERISA Affiliate Plan and since such date there has been neither an adverse change in the financial condition of such Seller Pension Plan or Seller ERISA Affiliate Plan nor any amendment or other change to such Seller Pension Plan or Seller ERISA Affiliate Plan that would increase the amount of benefits thereunder which reasonably could be expected to change such result.

(d)All contributions required to be made under the terms of any Seller Compensation and Benefit Plan or Seller ERISA Affiliate Plan or any employee benefit arrangements under any collective bargaining agreement to which Seller or any of its Subsidiaries is a party have been timely made or have been reflected on Seller’s Financial Statements.  Neither any Seller Pension Plan nor any Seller ERISA Affiliate Plan has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and all required payments to the PBGC with respect to each Seller Pension Plan or Seller ERISA Affiliate Plan have been made on or before their due dates.  None of Seller, any of its Subsidiaries or any Seller ERISA Affiliate (x) has provided, or would reasonably be expected to be required to provide, security to any Seller Pension Plan or to any Seller ERISA Affiliate Plan pursuant to Section 401(a)(29) of the Code, and (y) has taken any action, or omitted to take any action, that has resulted, or would reasonably be expected to result, in the imposition of a lien under Section 412(n) of the Code or pursuant to ERISA.

(e)Neither Seller nor any of its Subsidiaries has any obligations to provide retiree health and life insurance or other retiree death benefits under any Seller Compensation and Benefit Plan, other than benefits mandated by Section 4980B of the Code, and each such Seller Compensation and Benefit Plan may be amended or terminated without incurring liability thereunder, and there has been no communication to Seller Employees by Seller or any of its Subsidiaries that would reasonably be expected to promise or guarantee such Seller Employees retiree health or life insurance or other retiree death benefits on a permanent basis.

(f)Seller and its Subsidiaries do not maintain any Seller Compensation and Benefit Plans covering foreign Seller Employees.

(g)With respect to each Seller Compensation and Benefit Plan, if applicable, Seller has provided or made available to Buyer, true and complete copies of existing: (i) Seller Compensation and Benefit Plan documents and amendments thereto; (ii) trust instruments and insurance contracts; (iii) two most recent Forms 5500 filed with the IRS; (iv) most recent actuarial report and financial statement; (v) the most recent summary plan description; (vi) most recent determination or opinion letter issued by the IRS; (vii) any Form 5310 or Form 5330 filed with the IRS; and (viii) most recent nondiscrimination tests performed under ERISA and the Code (including 401(k) and 401(m) tests).

(h)Except as set forth in Section 3.13(h) of the Seller Disclosure Schedule, the consummation of the transactions contemplated by this Agreement would not, directly or indirectly (including, without limitation, as a result of any termination of employment prior to or following the Effective Time) to (i) entitle any Employee, Consultant or Seller Director to any payment (including severance pay or similar compensation) or any increase in compensation, (ii) result in the vesting or acceleration of any benefits under any Seller Compensation and Benefit Plan or (iii) result in any material increase in benefits payable under any Seller Compensation and Benefit Plan.

(i)Neither Seller nor any of its Subsidiaries maintains any compensation plans, programs or arrangements the payments under which would not reasonably be expected to be deductible as a result of the limitations under Section 162(m) of the Code and the regulations issued thereunder.

(j)As a result, directly or indirectly, of the transactions contemplated by this Agreement (including, without limitation, as a result of any termination of employment prior to or following the Effective Time), neither Buyer nor Seller, nor any of their respective Subsidiaries will be obligated to make a payment to an Employee of Seller or any of its Subsidiaries that would be characterized as an “excess parachute payment” to an individual who is a “disqualified individual” (as such terms are defined in Section 280G of the Code), without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

(k)As of the Effective Time, except as Previously Disclosed, there are no supplemental employment retirement plans (SERPs) between Seller, any of its Subsidiaries and any of their employees.

(l)Neither Seller nor any of its Subsidiaries has made any agreement, taken any action, or omitted to take any action, with respect to or as part of any Seller Compensation and Benefit Plan that is an operational failure under Section 409A of the Code or that would reasonably be expected to subject Seller or any of its Subsidiaries to any obligation to report any amount or withhold any amount as includable in income and subject to tax, interest or any penalty by any service provider to Seller or any of its Subsidiaries under Section 409A of the Code or to pay any reimbursement or other payment to any service provider, as defined under Section 409A of the Code, respecting any such tax, interest or penalty under Section 409A of the Code.  As a result, directly or indirectly, of the transactions contemplated by this Agreement (including, without limitation, as a result of any termination of employment prior to or following the Effective Time), neither Seller nor any of its Subsidiaries will be obligated to report any amount or withhold any amount as includable in income and subject to tax, interest or any penalty by any service provider (as defined under Section 409A of the Code) to Seller or any of its Subsidiaries under Section 409A of the Code or to pay any reimbursement or other payment to any service provider (as defined under Section 409A of the Code) respecting any such Tax, interest or penalty under Section 409A of the Code and no provision of any of the Seller Compensation and Benefit Plans, or any actions taken or omitted thereunder, violate Section 409A of the Code.

3.14Labor Matters.  Neither Seller nor any of its Subsidiaries is a party to or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is Seller or any of its Subsidiaries the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel Seller or any such Subsidiary to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it or any of its Subsidiaries pending or, to Seller’s Knowledge, threatened, nor is Seller aware of any activity involving its or any of its Subsidiaries’ employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

3.15[Intentionally Omitted].

3.16Takeover Laws.  Seller has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transaction,” “business combination” or other antitakeover laws and regulations of any state applicable to Seller (collectively, “Takeover Laws”).

3.17Environmental Matters.  To Seller’s Knowledge, neither the conduct nor operation of Seller or its Subsidiaries nor any condition of any property presently or previously owned, leased or operated by any of them (including, without limitation, in a fiduciary or agency capacity), or on which any of them holds a Lien, violates or violated any applicable federal, state or local law, regulation, order, decree, permit, authorization, or agency requirement relating to: (i) the protection or restoration of the environment, health and safety as it relates to hazardous substance exposure or natural resource damages, (ii) the handling, use, presence, disposal, release or threatened release of, or exposure to, any hazardous substance, and (iii) wetlands, indoor air, pollution, or contamination or any injury to persons or property from exposure to any hazardous substance (collectively, “Environmental Laws”).  To Seller’s Knowledge, no condition has existed or event has occurred with respect to Seller or its Subsidiaries or any property presently or previously owned, leased or operated by any of them (including, without limitation, in a fiduciary or agency capacity), or on which any of them holds a Lien that, with notice or the passage of time, or both, is reasonably likely to result in liability under Environmental Laws.  Neither Seller nor any of its Subsidiaries has received any written notice from any person or entity that Seller or its Subsidiaries or the operation or condition of any property previously owned, leased, operated, or held as collateral or in a fiduciary capacity by any of them are or were in violation of or otherwise are alleged to have liability under any Environmental Law, including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any pollutants, contaminants or hazardous or toxic wastes, substances or materials at, on, beneath, or originating from any such property.

3.18Tax Matters.  (a) All Tax Returns that are required to be filed by or with respect to Seller and its Subsidiaries have been duly filed (all such Tax Returns being accurate and complete in all material respects), (b) all Taxes shown to be due on the Tax Returns referred to in clause (a) have been paid in full, (c) the Tax Returns referred to in clause (a) are not currently under examination by the Internal Revenue Service or the appropriate state, local or foreign taxing authority or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired,  (d) all deficiencies asserted or assessments made as a result of any examinations have been paid in full, (e) no issues that have been raised by the relevant taxing authority in connection with the examination of any of the Tax Returns referred to in clause (a) are currently pending, and (f) no waivers of statutes of limitation have been given by or requested with respect to any Taxes of Seller or its Subsidiaries.  Seller has made available to Buyer true and correct copies of the United States Federal Income Tax Returns filed by Seller and its Subsidiaries for each of the three most recent fiscal years ended on or before December 31, 2020.  Neither Seller nor any of its Subsidiaries has any liability with respect to income, franchise or similar Taxes that accrued on or before December 31, 2020, in excess of the amounts accrued with respect thereto that are reflected in the Seller Financial Statements as of December 31, 2020.  As of the date hereof, neither Seller nor any of its Subsidiaries has any Knowledge of any conditions that exist that might prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.  Seller and its Subsidiaries have complied with all applicable laws relating to withholding of Taxes (including withholding of Taxes pursuant to Section 1441, 1442, 3121 and 3402 of the Code and similar provisions under any other domestic or foreign tax laws) and have, within the time and the manner prescribed by law, paid over to the proper tax authority all amounts required to be so withheld and paid over under applicable laws.

As used in this Agreement, the term “Tax” or “Taxes” means all federal, state, local, and foreign income, excise, gross receipts, ad valorem, profits, gains, property, capital, sales, transfer, use, license, payroll, employment, social security, Medicare, severance, unemployment, withholding, duties, excise, windfall profits, intangibles, franchise, backup withholding, value added, alternative or add-on minimum, estimated and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon.

As used in this Agreement, the term “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Entity.  The Parties agree that Buyer shall file the final consolidated Tax Return for Seller.

3.19Risk Management Instruments.  Neither Seller nor any of its Subsidiaries are parties to any interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for Seller’s own account, or for the account of one or more of Seller’s Subsidiaries or their customers.

3.20Books and Records.  The books and records of Seller and its Subsidiaries have been fully, properly and accurately maintained in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein and they fairly reflect the substance of events and transactions included therein and all meetings, consents or other actions of the boards of directors and shareholders of Seller and its Subsidiaries.

3.21Insurance.  Section 3.21 of Seller’s Disclosure Schedule sets forth all of the insurance policies, binders or bonds maintained by Seller or its Subsidiaries.  Seller and its Subsidiaries are insured with insurers believed to be reputable against such risks and in such amounts as the management of Seller reasonably has determined to be prudent in accordance with industry practices.  All such insurance policies are in full force and effect; Seller and its Subsidiaries are not in material default thereunder; and all claims thereunder have been filed in due and timely fashion.  Except as set forth in Section 3.21 of the Seller Disclosure Schedule, neither Seller nor any of its Subsidiaries has, during the past three years, had an insurance policy canceled or non-renewed or been denied any insurance coverage for which it has applied.

3.22No Registration Obligation.  Neither Seller nor any of its Subsidiaries has any obligation, contingent or otherwise, to register any of its securities under the Securities Act, the Exchange Act or any other federal or state securities laws or regulations.

3.23Accounting and Internal Controls.

(a)The records, systems, controls, data and information of Seller and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Seller or its Subsidiaries (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the system of internal accounting controls of Seller.

(b)Since December 31, 2017, neither Seller nor any of its Subsidiaries or, to the Knowledge of Seller, any director, officer, employee, auditor, accountant or representative of Seller or any of its Subsidiaries, has received or has otherwise had or obtained Knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Seller or any of its Subsidiaries or their internal accounting controls, including any complaint, allegation, assertion or claim that Seller or any of its Subsidiaries has engaged in questionable accounting or auditing practices.

3.24Properties.  All material real and personal property owned by Seller or any of its Subsidiaries or presently used in its business are reasonably sufficient to carry its business in the ordinary course of business consistent with past practices. Seller and its Subsidiaries have good and marketable title free and clear of all Liens to all of their owned properties and assets, real and personal, except (a) Liens for current taxes and assessments not yet due or payable, (b) pledges to secure deposits, (c) clearing deposits, (d) such imperfections of title, easements and non-monetary encumbrances affecting real property, if any, as set forth in Section 3.24 of the Seller Disclosure Schedule, or which do not adversely affect the value or use of such real property, and (e) monetary Liens, if any, reflected in the Seller Financial Statements. Except as set forth in Section 3.24 of the Seller Disclosure Schedule, all real and personal property which is material to the business of Seller or any of its Subsidiaries that is leased or licensed by it is held pursuant to leases or licenses which are valid and enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles) and such leases and licenses will not terminate or lapse prior to the Effective Time or thereafter by reason of completion of any of the transactions contemplated by this Agreement.  All improved real property owned or leased by Seller or any of its Subsidiaries is in compliance with all applicable laws, including zoning laws and the Americans with Disabilities Act, except for any non-compliance which would not have a Material Adverse Effect on Seller and its Subsidiaries.

3.25Allowance for Loan Losses.  The allowance for loan losses reflected on Seller’s consolidated balance sheet included in the Seller Financial Statements is, and will be in the case of subsequent consolidated financial statements of Seller, adequate in all material respects as of their respective dates under the requirements of GAAP and all applicable Regulatory Authorities. The real estate owned, if any, reflected in the Seller Financial Statements is, and will be in the case of subsequent consolidated financial statements of Seller, carried at the lower of cost or fair value, less estimated costs to sell, as required by GAAP.

3.26Material Interests of Certain Persons.

(a)No officer, director or employee of Seller or any of its Subsidiaries or any “associate” (as such term is defined in Rule 14a-1 under the Exchange Act) or related interest of any such Person has any interest in any contract or property (real or personal, tangible or intangible), used in, or pertaining to, the business of Seller or any of its Subsidiaries.

(b)Except as set forth in Section 3.26(b) of the Seller Disclosure Schedule, there are no Insider Loans. All outstanding Insider Loans were made by FB in the ordinary course of business and on substantially the same terms as those prevailing at the time for comparable transactions with third parties and were, with respect to executive officers and directors, approved by the board of directors of FB in accordance with applicable laws and regulations.

3.27Indemnification.  To the Knowledge of Seller, no action or failure to take action by any present or former director, advisory director, officer, employee or agent of Seller or any of its Subsidiaries has occurred which could give rise to a claim or a potential claim by any such Person for indemnification from Seller or any of its Subsidiaries.

3.28Loan Portfolio.

(a)As of the date hereof, except as set forth in Section 3.28(a) of the Seller Disclosure Schedule, neither Seller nor any of its Subsidiaries is a party to any written or oral (i) loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) in which Seller or any Subsidiary of Seller is a creditor which, as of June 30, 2021, was over ninety days or more delinquent in payment of principal or interest, or (ii) Loans with any director or executive officer of Seller or any of its Subsidiaries, or holder of 5% or more of the Seller Common Stock, or to the Knowledge of Seller, any affiliate of any of the foregoing.  Set forth in Section 3.28(a) of the Seller Disclosure Schedule is a true, correct and complete list of (A) all of the Loans of Seller and its Subsidiaries that, as of June 30, 2021, were classified by Seller as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, together with the aggregate principal amount of such Loans by category of Loan (e.g., commercial, consumer, etc.), and (B) each asset of Seller or any of its Subsidiaries that, as of June 30, 2021, was classified as “Other Real Estate Owned” and the book value thereof.

(b)To Seller’s Knowledge, each Loan of Seller and its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of Seller and its Subsidiaries as secured Loans, has been secured by valid charges, mortgages, pledges, security interests, restrictions, claims, liens or encumbrances, as applicable, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exception; provided, however, that Seller makes no representation regarding the collectability of any such Loan.

(c)Each outstanding Loan originated, administered and/or serviced by Seller or any of its Subsidiaries was originated, administered and/or serviced, by Seller or a Seller Subsidiary, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of Seller and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and in all material respects with all applicable federal, state and local laws, regulations and rules.

(d)With respect to Loans serviced by Seller or any of its Subsidiaries on behalf of others: (i) such Loans have been serviced and administered in accordance with all applicable guidelines, relevant laws and investor requirements, (ii) except as set forth in Section 3.28(d) of the Seller Disclosure Schedule, there have been no repurchases of any such Loans or losses incurred with respect to any such Loans during the past two years, and (iii) the fair value of the mortgage servicing rights associated with such Loans in the Seller Financial Statements is reflected net of an adequate reserve for future loss exposure of Seller and its Subsidiaries relating to such Loans.

(e)None of the agreements pursuant to which Seller or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan after the expiration of six months from the date of sale.

(f)There are no outstanding Loans made by Seller or any of its Subsidiaries to any “executive officer” or other “insider” (as each such term is defined in Regulation O promulgated by the Federal Reserve Board) of Seller or its Subsidiaries, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.

(g)Neither Seller nor any of its Subsidiaries is now nor has it been since January 1, 2020, subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity relating to the origination, sale or servicing of mortgage or consumer Loans.

3.29Securities Portfolio.  All securities held by Seller or any of its Subsidiaries, as reflected in the consolidated balance sheets of Seller included in the Seller Financial Statements, are carried in accordance with GAAP, specifically including Statement of Financial Accounting Standards No. 115. Except as set forth in Section 3.29 of the Seller Disclosure Schedule and except for pledges to secure public and trust deposits and advances from the Federal Home Loan Bank of Des Moines, none of the securities reflected in the Seller Financial Statements as of December 31, 2020 and none of the securities since acquired by Seller or any of its Subsidiaries is subject to any restriction, whether contractual or statutory, which impairs the ability of Seller or any of its Subsidiaries to freely dispose of such security at any time, other than those restrictions imposed on securities held to maturity under GAAP, pursuant to a clearing agreement or in accordance with laws.

3.30Intellectual Property.  Seller and its Subsidiaries own, lease or license all Intellectual Property which are material to the conduct of the business of Seller and/or any of its Subsidiaries (collectively, “Intellectual Property”) free and clear of all Liens, except any restrictions set forth in any licensed Intellectual Property none of which restrictions materially affect the business of Seller or any of its Subsidiaries.  Seller has set forth in Section 3.30 of the Seller Disclosure Schedule a complete list of all Intellectual Property of Seller and its Subsidiaries (other than commercially available “shrink wrap” or “click wrap” licenses). No claims, suits, actions or proceedings are pending, and, to the Knowledge of Seller, no Person has threatened to commence any suit, action or proceeding, alleging that Seller or any of its Subsidiaries is infringing on the rights of any Person with regard to any Intellectual Property. To the Knowledge of Seller, none of the Intellectual Property of Seller and its Subsidiaries infringes on the rights of any other Person, and to the Knowledge of Seller, no Person is infringing on the rights of Seller or any of its Subsidiaries with respect to any Intellectual Property of Seller or any of its Subsidiaries. Except as set forth in Section 3.30 of the Seller Disclosure Schedule, neither Seller nor any of its Subsidiaries is a licensor or licensee of, or otherwise has any contractual arrangement with a third party with respect to, any Intellectual Property. The

Intellectual Property of Seller and its Subsidiaries will not be limited or otherwise adversely affected in any material respect by virtue of the consummation of any of the transactions contemplated by this Agreement.

3.31Seller Information.  The information relating to Seller and its Subsidiaries to be contained in the Proxy Statement and the Form S-4, and the information relating to Seller and its Subsidiaries that is provided by Seller or its representatives for inclusion in any other document filed with any other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

3.32Reorganization.  Neither Seller nor FB has taken any action or is aware of any fact or circumstance that would reasonably be expected to prevent the Merger or the Bank Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

3.33Fiduciary Business.  Each of Seller and its Subsidiaries has properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the applicable governing documents and applicable laws and regulations.

3.34Indemnification.  To the Knowledge of Seller, no action or failure to take action by any present or former director, advisory director, officer, employee or agent of Seller or any of its Subsidiaries has occurred which would give rise to a claim by any such individual for indemnification from Seller or any of its Subsidiaries.

3.35Representations Not Misleading.  No representation or warranty by Seller in this Agreement, or in any document furnished to Buyer or its Subsidiaries under and pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading.

3.36No Other Representations or Warranties.  Except for the representations and warranties made by Seller in this ARTICLE III, neither Seller nor any other Person makes any express or implied representation or warranty with respect to Seller, any of Seller’s Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Seller hereby disclaims any such other representations or warranties.  In particular, without limiting the foregoing disclaimer, neither Seller nor any other Person makes or has made any representation or warranty to Buyer or any of its Affiliates or Representatives with respect to:  (i) any financial projection, forecast, estimate, budget or prospective information relating to Seller, any of Seller’s Subsidiaries or their respective businesses; or (ii) except for the representations and warranties made by Seller in this ARTICLE III, any oral or written information presented to Buyer or any of its Affiliates or  Representatives in the course of their due diligence investigation of Seller and its Subsidiaries, the negotiation of this Agreement or in the course of the transactions contemplated hereby.  Seller acknowledges and agrees that neither Buyer or Merger Sub nor any other Person has made or is making any express or implied representation or warranty other than those contained in ARTICLE IV.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Except (i) as disclosed in the disclosure schedule delivered by Buyer to Seller concurrently herewith (the “Buyer Disclosure Schedule”) or as previously provided to Seller (“Previously Disclosed”); provided, that (a) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (b) the mere inclusion of an item in the Buyer Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Buyer that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect, and (c) any disclosures made with respect to a section of Article IV shall be deemed to qualify (1) any other section of Article IV specifically referenced or cross-referenced and (2) other sections of Article IV to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections or (ii) as disclosed in Buyer’s SEC Documents (as defined in Section 4.7) filed with the SEC by Buyer prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), Buyer hereby represents and warrants to Seller as follows:

4.1Organization and Standing.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Missouri.  Buyer is duly qualified to do business and is in good standing in the states of the United States and foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified, except where the failure to be so qualified would not have a Material Adverse Effect on Buyer.  Buyer is a registered bank holding company with the Federal Reserve Board.

4.2Capitalization.

(a)As of the date hereof, the authorized capital stock of Buyer consists of (i) 12,000,000 shares of Buyer Common Stock, of which as of the date hereof, 8,878,591 shares were outstanding, and (ii) 500,000 shares of preferred stock, par value $.01 per share, of which none were outstanding as of the date hereof.  As of the date hereof, except as set forth in Section 4.2(a) of Buyer’s Disclosure Schedule, Buyer does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Buyer Common Stock or any other equity securities of Buyer or any of its Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of Buyer Common Stock or other equity securities of Buyer or any of its Subsidiaries.  As of the date hereof, Buyer had 89,500 shares of Buyer Common Stock which are issuable and reserved for issuance upon exercise of Buyer stock options. Buyer also has granted 17,190 performance shares which are expected to be issued in installments over the next five years, subject to grantees’ continued employment and the attainment of profitability targets set forth in the award agreements. The outstanding shares of Buyer Common Stock have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and subject to no preemptive rights (and were not issued in violation of any preemptive rights).

(b)The shares of Buyer Common Stock to be issued in exchange for shares of Seller Common Stock in the Merger, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable, with no personal liability attaching to the ownership thereof, subject to no preemptive rights and authorized for trading on the Nasdaq.

4.3Subsidiaries.  Each of Buyer’s Subsidiaries has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization, and is duly qualified to do business and is in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified, except where the failure to be so qualified would not have a Material Adverse Effect on Buyer, and, other than as set forth in Schedule 4.3 of the Buyer Disclosure Schedule, it owns, directly or indirectly, all the issued and outstanding equity securities of each of its Significant Subsidiaries.  In the case of Merger Sub, it was formed to facilitate the Merger and has not engaged in any business activity.

4.4Corporate Power.  Each of Buyer and its Subsidiaries has the power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and Buyer and Merger Sub have the corporate power and authority to execute, deliver and perform their obligations under this Agreement and to consummate the transactions contemplated hereby.

4.5Corporate Authority.  The execution and delivery of this Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of Buyer and the board of directors of Buyer and Merger Sub and the board of directors of Merger Sub.  Assuming due authorization, execution and delivery by Seller, this Agreement is a valid and legally binding obligation of Buyer and Merger Sub, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

4.6Consents and Approvals; No Defaults.

(a)Except for the filings, notices, consents and approvals referred to in Section 3.5 hereof, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (i) the execution and delivery by Buyer of this Agreement or (ii) the consummation by Buyer of the Merger and the consummation by Southern Bank of the Bank Merger.  As of the date hereof, Buyer is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger and Bank Merger on a timely basis.

(b)Subject to the satisfaction of the requirements referred to in the preceding paragraph and expiration of the related waiting periods, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of Buyer or of any of its Subsidiaries or to which Buyer or any of its Subsidiaries or properties is subject or bound, (ii) constitute a breach or violation of, or a default under, the articles of incorporation or bylaws (or similar governing documents) of Buyer or any of its Subsidiaries, or (iii) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument, except with respect to clauses (i) and (iii), for such violations, conflicts, breaches or defaults which either individually or in the aggregate would not have a Material Adverse Effect.

4.7Financial Reports and SEC Documents; Absence of Certain Changes or Events.

(a)Buyer’s reports, registration statements, prospectuses, schedules, forms, statements, and other documents (including schedules, exhibits, and all other information included or incorporated by reference therein) required to be filed by Buyer or any of its Subsidiaries with the SEC since July 1, 2018, or to be filed by Buyer or any of its Subsidiaries with the SEC prior to the Effective Time (collectively “Buyer’s SEC Documents”), as of the date filed or to be filed or, if amended or superseded by a subsequent filing prior to the date thereof, as of the date of the last such amendment or superseding filing (and in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), (i) as to form, complied or will comply in all material respects with the applicable requirements under the Securities Act or the Exchange Act, and the rules and regulations of the SEC thereunder applicable to such Buyer’s SEC Documents, as the case may be, and (ii) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and each of the consolidated financial statements  contained in or incorporated by reference into any of Buyer’s SEC Documents (including the related notes and schedules thereto) (x) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto as of their respective dates, (y) fairly presents, or will fairly present, in all material respects, the consolidated financial position and the results of operations, changes in shareholders’ equity and cash flows, as the case may be, of Buyer and its Subsidiaries as of and for the periods to which they relate, subject, in the case of unaudited financial statements, to normal and year-end audit adjustments as permitted by the applicable rules and regulations of the SEC (but only if the effect of such adjustments would not, individually or in the aggregate, be material), and (z) was prepared in accordance with GAAP applied on a consistent basis during the periods involved, except in each case as may be noted therein, and as may be permitted by the SEC in the case of unaudited statements.

(b)BKD, LLP, which has expressed its opinion with respect to the audited financial statements of Buyer and its Subsidiaries (including the related notes) included in the Buyer SEC Documents is and has been throughout the periods covered by such financial statements an independent registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act of 2002).

(c)Except as set forth in Schedule 4.7(c) of the Buyer Disclosure Schedule, Buyer has on a timely basis filed or furnished all of Buyer’s SEC Documents required to be filed or furnished by it or its Subsidiaries with the SEC since June 30, 2017, including reports deemed timely filed pursuant to Rule 12b-25 under the Exchange Act.

(d)The records, systems, controls, data and information of Buyer and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Buyer or its Subsidiaries (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the system of internal accounting controls of Buyer.

Since June 30, 2018, neither Buyer nor any of its Subsidiaries or, to the Knowledge of Buyer, any director, officer, employee, auditor, accountant or representative of Buyer or any of its Subsidiaries has received or has otherwise had or obtained Knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Buyer or any of its Subsidiaries or their internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act), including any complaint, allegation, assertion or claim that Buyer or any of its Subsidiaries has engaged in questionable accounting or auditing practices.

Buyer (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Buyer, including its Subsidiaries, is made known to the Chief Executive Officer and the Chief Financial Officer of Buyer by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to Buyer’s outside auditors and the audit committee of the board of directors of Buyer (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Buyer’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Buyer’s internal control over financial reporting.  Any such disclosures were made in writing by management to Buyer’s auditors and audit committee and a copy is included in Schedule 4.7(d) of the Buyer Disclosure Schedule.  As used in this Section 4.7(d), the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(e)To the Knowledge of Buyer, none of Buyer’s SEC Documents is the subject of ongoing SEC review or outstanding SEC investigation, and there are no outstanding or unresolved comments received from the SEC with respect to any of Buyer’s SEC Documents.

(f)As of the date of this Agreement, Buyer is in compliance in all material respects with the applicable current listing and governance rules and regulations of Nasdaq. Buyer has not received any comment letter from the SEC or the staff thereof or any correspondence from officials of Nasdaq or the staff thereof relating to the delisting or maintenance of listing of Buyer’s Common Stock on Nasdaq.

(g) Except for such items that are of the type to be set forth in the notes to the consolidated financial statements of the Buyer, the Buyer is not a party to any “off-balance sheet arrangements” (as defined in Item 303(a)(4)(ii) of Regulation S-K of the SEC).

4.8Litigation.  No litigation, claim or other proceeding before any Governmental Entity is pending against Buyer or any of its Subsidiaries or against any officer, director or employee of Buyer or any of its Subsidiaries in such capacity, and, to Buyer’s Knowledge, no such litigation, claim or other proceeding has been threatened, in each case which is reasonably likely, individually or in the aggregate, to result in a Material Adverse Effect.  There is no injunction, order, judgment or decree imposed upon Buyer or the assets or property of Buyer that has resulted in, or is reasonably likely to result in, a Material Adverse Effect.

4.9Regulatory Matters.  Neither Buyer nor any of its Subsidiaries or properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any Regulatory Authority.  Neither Buyer nor any of its Subsidiaries has been advised in writing by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or, to Buyer’s Knowledge, is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.  Since December 31, 2017, Buyer and its Subsidiaries have duly and timely filed with all applicable Regulatory Authorities the reports required to be filed by them under applicable laws and regulations and such reports were complete and accurate in all material respects and in compliance with the requirements of applicable laws and regulations.  Except as Previously Disclosed, in connection with the examinations of Southern Bank by any Regulatory Authority, Southern Bank was not required to correct or change any action, procedure or proceeding which Buyer believes has not been corrected or changed or is not being corrected or changed in a timely manner as required.  Southern Bank has a CRA rating of “satisfactory” or better.  To the Knowledge of Buyer, there is no fact or circumstance or set of facts and circumstances that would cause Southern Bank’s CRA rating to fall below “satisfactory.”

4.10Compliance with Laws.

Each of Buyer and its Subsidiaries:

(a)is in material compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, except where the failure to be so in compliance could not reasonably be expected to have a Material Adverse Effect on Buyer;

(b)has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted, except where the failure to obtain such permit, license, authorization, order or approval or make such filing, application or registration could not reasonably be expected to have a Material Adverse Effect on Buyer and its Subsidiaries; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to Buyer’s Knowledge, no suspension or cancellation of any of them is threatened;

(c)has received no written notification from any Governmental Entity (A) asserting that Buyer or any of its Subsidiaries is not in compliance with any of the statutes, regulations, or ordinances which such Governmental Entity enforces or (B) threatening to revoke any license, franchise, permit, or governmental authorization (nor, to Buyer’s Knowledge, do any grounds for any of the foregoing exist); and

(d)is in material compliance with the privacy provisions of the Gramm-Leach-Bliley Act, and all other applicable laws relating to consumer privacy.

4.11Employee Benefit Plans.

(a)Buyer has Previously Disclosed a complete and accurate list of all existing bonus, incentive, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, severance, welfare and fringe benefit plans, employment or severance agreements and all similar practices, policies and arrangements in which any current or former employee (the “Buyer Employees”), current or former consultant (the “Buyer Consultants”) or current or former director (the “Buyer Directors”) of Buyer or any of its Subsidiaries participates or to which any Buyer Employees, Buyer Consultants or Buyer Directors are a party (the “Buyer Compensation and Benefit Plans”).

(b)Each Buyer Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act or any regulations or rules promulgated thereunder, and all filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act and any other applicable law have been timely made.  Each Buyer Compensation and Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Buyer Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter (including a determination that the related trust under such Buyer Compensation and Benefit Plan is exempt from tax under Section 501(a) of the Code) from the IRS or the Buyer Compensation and Benefit Plan uses a prototype or volume submitter plan that is the subject of an IRS opinion or advisory letter, and Buyer is not aware of any circumstances which could adversely affect such qualification or which are likely to result in the revocation of any existing favorable determination letter or in not receiving a favorable determination letter.  There is no pending or, to the Knowledge of Buyer, threatened legal action, suit or claim relating to the Buyer Compensation and Benefit Plans other than routine claims for benefits.  Neither Buyer nor any of its Subsidiaries has engaged in a transaction, or omitted to take any action, with respect to any Buyer Compensation and Benefit Plan that would reasonably be expected to subject Buyer or any of its Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA, assuming for purposes of Section 4975 of the Code that the taxable period of any such transaction expired as of the date hereof.

(c)No liability (other than for payment of premiums to the PBGC which have been made or will be made on a timely basis) under Title IV of ERISA has been or is expected to be incurred by Buyer or any of its Subsidiaries with respect to any ongoing, frozen or terminated “single-employer plan” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or any single-employer plan of any entity (a “Buyer ERISA Affiliate”) which is considered one employer with Buyer under Section 4001(a)(14) of ERISA or Section 414(b) or (c) of the Code (a “Buyer ERISA Affiliate Plan”).  None of Buyer, any of its Subsidiaries or any Buyer ERISA Affiliate has contributed, or has been obligated to contribute, to a multiemployer plan under Subtitle E of Title IV of ERISA at any time since December 31, 2016.  No notice of a “reportable event,” within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Buyer Compensation and Benefit Plan or by any Buyer ERISA Affiliate Plan within the 12-month period ending on the date hereof, and no such notice will be required to be filed as a result of the transactions contemplated by this Agreement.  The PBGC has not instituted proceedings to terminate any Buyer Pension Plan or Buyer ERISA Affiliate Plan and, to Buyer’s Knowledge, no condition exists that presents a material risk that such proceedings will be instituted.  To the Knowledge of Buyer, there is no pending investigation or enforcement action by the PBGC, DOL or IRS or any other governmental agency with respect to any Buyer Compensation and Benefit Plan.  Under each Buyer Pension Plan and Buyer ERISA Affiliate Plan, as of the date of the most recent actuarial valuation performed prior to the date of this Agreement, the actuarially determined present value of all “benefit liabilities,” within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in such actuarial valuation of such Buyer Pension Plan or Buyer ERISA Affiliate Plan), did not exceed the then current value of the assets of such Buyer Pension Plan or Buyer ERISA Affiliate Plan and since such date there has been neither an adverse change in the financial condition of such Buyer Pension Plan or Buyer ERISA Affiliate Plan nor any amendment or other change to such Buyer Pension Plan or Buyer ERISA Affiliate Plan that would increase the amount of benefits thereunder which reasonably could be expected to change such result.

(d)All contributions required to be made under the terms of any Buyer Compensation and Benefit Plan or Buyer ERISA Affiliate Plan or any employee benefit arrangements under any collective bargaining agreement to which Buyer or any of its

Subsidiaries is a party have been timely made or have been reflected on Buyer’s financial statements.  Neither any Buyer Pension Plan nor any Buyer ERISA Affiliate Plan has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and all required payments to the PBGC with respect to each Buyer Pension Plan or Buyer ERISA Affiliate Plan have been made on or before their due dates.  None of Buyer, any of its Subsidiaries or any Buyer ERISA Affiliate (x) has provided, or would reasonably be expected to be required to provide, security to any Buyer Pension Plan or to any Buyer ERISA Affiliate Plan pursuant to Section 401(a)(29) of the Code, and (y) has taken any action, or omitted to take any action, that has resulted, or would reasonably be expected to result, in the imposition of a lien under Section 412(n) of the Code or pursuant to ERISA.

(e)Neither Buyer nor any of its Subsidiaries has any obligations to provide retiree health and life insurance or other retiree death benefits under any Buyer Compensation and Benefit Plan, other than benefits mandated by Section 4980B of the Code, and each such Buyer Compensation and Benefit Plan may be amended or terminated without incurring liability thereunder and there has been no communication to Employees by Buyer or any of its Subsidiaries that would reasonably be expected to promise or guarantee such Employees retiree health or life insurance or other retiree death benefits on a permanent basis.

(f)Buyer and its Subsidiaries do not maintain any Buyer Compensation and Benefit Plans covering foreign Employees.

(g)The consummation of the transactions contemplated by this Agreement would not, directly or indirectly (including, without limitation, as a result of any termination of employment prior to or following the Effective Time) (A) entitle any Buyer Employee, Buyer Consultant or Buyer Director to any payment (including severance pay or similar compensation) or any increase in compensation, (B) result in the vesting or acceleration of any benefits under any Buyer Compensation and Benefit Plan or (C) result in any material increase in benefits payable under any Buyer Compensation and Benefit Plan.

(h)Neither Buyer nor any of its Subsidiaries has made any agreement, taken any action, or omitted to take any action, with respect to or as part of any Buyer Compensation and Benefit Plan that is an operational failure under Section 409A of the Code or that would reasonably be expected to subject Buyer or any of its Subsidiaries to any obligation to report any amount or withhold any amount as includable in income and subject to tax, interest or any penalty by any service provider to Buyer or any of its Subsidiaries under Section 409A of the Code or to pay any reimbursement or other payment to any service provider, as defined under Section 409A of the Code, respecting any such tax, interest or penalty under Section 409A of the Code.

4.12Takeover Laws.  Buyer has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, the requirements of any Takeover Laws applicable to Buyer.

4.13Environmental Matters.  To Buyer’s Knowledge, neither the conduct nor operation of Buyer or its Subsidiaries nor any condition of any property presently or previously owned, leased or operated by any of them (including, without limitation, in a fiduciary or agency capacity), or on which any of them holds a Lien, violates or violated Environmental Laws and to Buyer’s Knowledge no condition has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, is reasonably likely to result in liability under Environmental Laws.  Neither Buyer nor any of its Subsidiaries has received any written notice from any person or entity that Buyer or its Subsidiaries or the operation or condition of any property previously owned, leased, operated or held as collateral or in a fiduciary capacity by any of them are or were in violation of or otherwise are alleged to have liability under any Environmental Law, including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on, beneath or originating from any such property.

4.14Tax Matters.  Except as set forth in Section 4.14 of the Buyer Disclosure Schedule, (a) All Tax Returns that are required to be filed by or with respect to Buyer and its Subsidiaries have been duly filed (all such Tax Returns being accurate and complete in all material respects), (b) all Taxes shown to be due on the Tax Returns referred to in clause (a) have been paid in full, (c) the Tax Returns referred to in clause (a) are not currently under examination by the Internal Revenue Service or the appropriate state, local or foreign taxing authority or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired, (d) all deficiencies asserted or assessments made as a result of any examinations have been paid in full, (e) no issues that have been raised by the relevant taxing authority in connection with the examination of any of the Tax Returns referred to in clause (a) are currently pending, and (f) no waivers of statutes of limitation have been given by or requested with respect to any Taxes of Buyer or its Subsidiaries.  Buyer has made available to Seller a true and correct copy of the United States Federal Income Tax Returns filed by Buyer and its Subsidiaries for the fiscal year ended on June 30, 2021. Neither Buyer nor any of its Subsidiaries has any liability with respect to income, franchise or similar Taxes that accrued on or before June 30, 2021, in excess of the amounts accrued with respect thereto that are reflected in the financial statements of Buyer as of June 30, 2021.  As of the date hereof, neither Buyer nor any of its Subsidiaries has any Knowledge of any conditions that exist that might prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

4.15Risk Management Instruments.  Neither Buyer nor any of its Subsidiaries are parties to any interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for Buyer’s own account, or for the account of one or more of Buyer’s Subsidiaries or their customers.

4.16Books and Records.  The books and records of Buyer and its Subsidiaries have been fully, properly and accurately maintained in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein, and they fairly reflect the substance of events and transactions included therein.

4.17Insurance.  Buyer Previously Disclosed all of the insurance policies, binders or bonds maintained by Buyer or its Subsidiaries.  Buyer and its Subsidiaries are insured with insurers believed to be reputable against such risks and in such amounts as the management of Buyer reasonably has determined to be prudent in accordance with industry practices.  All such insurance policies are in full force and effect; Buyer and its Subsidiaries are not in material default thereunder; and all claims thereunder have been filed in due and timely fashion.

4.18Funds Available.  Buyer will have available to it at the Effective Time, sources of capital and authorized shares of Buyer Common Stock sufficient to pay the Merger Consideration.

4.19Allowance for Loan Losses.  The allowance for loan losses reflected on Buyer’s consolidated balance sheet as of June 30, 2021 included in Buyer’s SEC Documents is, and will be in the case of subsequent consolidated financial statements of Buyer, adequate in all material respects as of their respective dates under the requirements of GAAP and all applicable Regulatory Authorities. The real estate owned, if any, reflected on Buyer’s consolidated balance sheet as of June 30, 2021 included in Buyer’s SEC Documents is, and will be in the case of subsequent consolidated financial statements of Buyer, carried at the lower of cost or fair value, less estimated costs to sell, as required by GAAP.

4.20Loan Portfolio.

(a)As of the date hereof, except as set forth in Section 4.20(a) of the Buyer Disclosure Schedule, neither Buyer nor any of its Subsidiaries is a party to (i) any Loan in which Buyer or any Subsidiary of Buyer is a creditor with an outstanding balance of $1.0 million or more and under the terms of which the obligor was as of June 30, 2021 over ninety days or more delinquent in payment of principal or interest or (ii) Loans with an aggregate outstanding balance of $1.0 million or more with any director, executive officer or 5% or greater shareholder of Buyer or any of its Subsidiaries, or to the Knowledge of Buyer, any affiliate of any of the foregoing.  Set forth in Section 4.20(a) of the Buyer Disclosure Schedule is a true, correct and complete list of (A) all of the Loans of Buyer and its Subsidiaries that, as of June 30, 2021, were classified by Buyer as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, together with the aggregate principal amount of such Loans by category of Loan (e.g., commercial, consumer, etc.), and (B) each asset of Buyer or any of its Subsidiaries that, as of June 30, 2021, was classified as “Other Real Estate Owned” and the book value thereof.

(b)To Buyer’s Knowledge, each Loan of Buyer and its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of Buyer and its Subsidiaries as secured Loans, has been secured by valid charges, mortgages, pledges, security interests, restrictions, claims, liens or encumbrances, as applicable, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exception; provided, however, that Buyer makes no representation regarding the collectability of any such Loan.

(c)Except as would not reasonably be expected to result in a material loss to Buyer on a consolidated basis, the outstanding Loans originated, administered and/or serviced by Buyer or any of its Subsidiaries were originated, administered and/or serviced, by Buyer or a Buyer Subsidiary, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of Buyer and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and in all material respects with all applicable federal, state and local laws, regulations and rules.

(d)With respect to Loans serviced by Buyer or any of its Subsidiaries on behalf of others: (i) such Loans have been serviced and administered in accordance with all applicable guidelines, relevant laws and investor requirements, (ii) except as set forth in Section 4.20(d) of the Buyer Disclosure Schedule, there have been no repurchases of any such Loans or losses incurred with respect to any such Loans during the past two years, and (iii) the Buyer’s financial statements reflect the fair value of the mortgage servicing rights associated with such loans and any required reserve for loss exposure.

(e)There are no outstanding Loans made by Buyer or any of its Subsidiaries to any “executive officer” or other “insider” (as each such term is defined in Regulation O promulgated by the Federal Reserve Board) of Buyer or its Subsidiaries, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.

(f)Neither Buyer nor any of its Subsidiaries is now nor has it been since January 1, 2020 subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity relating to the origination, sale or servicing of mortgage or consumer Loans.

4.21Securities Portfolio.  All securities held by Buyer or any of its Subsidiaries, as reflected on Buyer’s consolidated balance sheet as of June 30, 2021 included in Buyer’s SEC Documents, are carried in accordance with GAAP, specifically including Statement of Financial Accounting Standards No. 115. Except as Previously Disclosed and except for pledges to secure public and trust deposits, advances from the Federal Home Loan Bank of Des Moines and borrowings from the Federal Reserve Bank of St. Louis, none of the securities reflected on Buyer’s consolidated balance sheet as of June 30, 2021 included in Buyer’s SEC Documents and none of the securities since acquired by Buyer or any of its Subsidiaries is subject to any restriction, whether contractual or statutory, which impairs the ability of Buyer or any of its Subsidiaries to freely dispose of such security at any time, other than those restrictions imposed on securities held to maturity under GAAP, pursuant to a clearing agreement or in accordance with laws.

4.22Reorganization.  Neither Buyer nor Southern Bank has taken any action and is not aware of any fact or circumstance that would reasonably be expected to prevent the Merger or the Bank Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.23Buyer Information.  The information relating to Buyer and its Subsidiaries to be contained in the Proxy Statement and the Form S-4, and the information relating to Buyer and its Subsidiaries that is provided by Buyer or its representatives for inclusion in any other document filed with any other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.  The Form S-4 (except for such portions thereof that relate only to Seller or any of its Subsidiaries) will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

4.24Fiduciary Business.  Each of Buyer and its Subsidiaries has properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the applicable governing documents and applicable laws and regulations.

4.25Ownership of Seller Capital Stock.  Neither Buyer nor any of its Subsidiaries owns any Seller capital stock, other than shares held in trust accounts, managed accounts and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties.

4.26Labor Matters.  Neither Buyer nor any of its Subsidiaries is a party to or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is Buyer or any of its Subsidiaries the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel Buyer or any such Subsidiary to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it or any of its Subsidiaries pending or, to Buyer’s Knowledge, threatened, nor is Buyer aware of any activity involving its or any of its Subsidiaries’ employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

4.27Representations Not Misleading.  No representation or warranty by Buyer in this Agreement, or in any document furnished to Seller or its Subsidiaries under and pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading.

4.28No Other Representations or Warranties.  Except for the representations and warranties made by Buyer in this ARTICLE IV, neither Buyer nor any other Person makes any express or implied representation or warranty with respect to Buyer, any of Buyer’s Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Buyer hereby disclaims any such other representations or warranties.  In particular, without limiting the foregoing disclaimer, neither Buyer nor any other Person makes or has made any representation or warranty to Seller or any of its Affiliates or Representatives with respect to: (i) any financial projection, forecast, estimate, budget or prospective information relating to Buyer, any of Buyer’s Subsidiaries or their respective businesses; or (ii) except for the representations and warranties made by Buyer in this ARTICLE IV, any oral or written information presented to Seller or any of its Affiliates or  Representatives in the course of their due diligence investigation of Buyer and its Subsidiaries, the negotiation of this Agreement or in the course of the transactions contemplated hereby.  Buyer acknowledges and agrees that neither Seller nor any other Person has made or is making any express or implied representation or warranty other than those contained in ARTICLE III.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1Seller Conduct of Businesses Prior to the Effective Time.  Except as expressly contemplated or permitted by this Agreement or as required by applicable law or a Governmental Entity, or with the prior written consent of Buyer (which consent will not be unreasonably withheld, conditioned, or delayed), during the period from the date of this Agreement to the Effective Time, Seller shall, and shall cause FB to, (a) conduct its business in the ordinary course consistent with past practice, (b) use commercially reasonable best efforts to maintain and preserve intact its business organization and advantageous business relationships, and (c) take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of Seller or Buyer or any of their respective Subsidiaries to obtain any Requisite Regulatory Approvals (as defined in Section 7.1(e)) or to consummate the transactions contemplated hereby.

5.2Seller Forbearances.  During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement, or as required by applicable law or a Governmental Entity, Seller shall not, and shall not permit FB to without the prior written consent of Buyer (which shall not be unreasonably withheld, conditioned or delayed with respect to subsections (h), (m), (n), (o) or (s)):

(a)Equity Securities. Issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of its capital stock, other ownership interests or any warrants, options, other equity-based awards, convertible securities or other similar arrangements; or commitment to acquire any shares of the capital stock or other ownership interests. Directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock, other ownership interests, or rights with respect to the foregoing.

(b)Other Securities. Issue any other capital securities, including trust preferred or other similar securities, indebtedness with voting rights, or other securities, debentures or subordinated notes.

(c)[Intentionally Omitted].

(d)Compensation; Employment.  Enter into, amend, renew or accelerate the vesting or payment under, any employment, consulting, severance, change in control, salary continuation or other similar agreements, arrangements or benefit plans with any current or former director, officer or employee or grant any salary or wage increase or award any incentive payment or increase any employee benefit (including incentive payments), except (i) for changes that are required by applicable law, (ii) to satisfy contractual obligations existing as of the date hereof as described and set forth in Section 5.2(d) of the Seller Disclosure Schedule, or (iii) normal salary or wage increases made in the ordinary course of business consistent in amount and timing with past practices to employees other than executive officers.

(e)Hiring.  Hire any person as an employee of or promote any employee, except (i) to satisfy contractual obligations existing as of the date hereof as described and set forth in Section 5.2(e) of the Seller Disclosure Schedule or (ii) to fill any vacancies other than executive officer positions in the ordinary course of business and whose employment is terminable at will and who are not subject to or eligible for any severance or similar benefits or payments that would become payable as a result of the transactions contemplated hereby or the consummation thereof.

(f)Benefit Plans.  Enter into, establish, adopt, modify or amend (except as may be required to conform to applicable law), renew, or terminate any Seller Benefit Plan, or take any action to accelerate the vesting of benefits payable thereunder, other than as may be contemplated by the terms of this Agreement.

(g)Dispositions.  Sell, transfer, mortgage, lease or encumber any of its assets or properties except in the ordinary course of business consistent with past practice, and, in the case of a sale or transfer with respect to Other Real Estate Owned and related properties, in the ordinary course and at a price determined by Seller to be reasonable under the circumstances; or sell or transfer any portion of its deposit liabilities. Notwithstanding the foregoing, Seller shall have the right to sell any or all of its existing securities portfolio without Buyer’s prior consent so long as the proceeds of such sale are reinvested, if at all, in assets on terms consistent with this Section 5.2, unless Seller shall obtain Buyer’s prior consent otherwise.

(h)Certain Agreements, Leases or Licenses.  Enter into, modify, amend or renew any data processing contract, service provider agreement, or any lease, license or maintenance agreement relating to real or personal property, Intellectual Property other than the renewal of an agreement that is necessary to operate its business in the ordinary course consistent with past practice for a term not to exceed one year; or permit to lapse its rights in any material Intellectual Property, provided that prior to committing to enter into, modify, amend or renew any such agreement with annual payments in excess of fifty thousand dollars ($50,000), FB shall provide the Chief Financial Officer and Chief Legal Officer of Southern Bank with a copy of the agreement. FB shall consider any comments that may be raised by Southern Bank within two (2) business days after the agreement is delivered to such individual.

(i)Acquisitions.  Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts contracted prior to the date hereof in good faith, in each case in the ordinary course of business consistent with past practice) all or any portion of, the assets, business, deposits or properties of any person or entity.

(j)Loans, Loan Participations and Servicing Rights.  Sell or acquire any Loans (excluding originations) or Loan participations, except in the ordinary course of business consistent with past practice.

(k)Governing Documents.  Amend its organizational documents (or similar governing documents).

(l)Accounting Methods. Implement or adopt any material change in its accounting principles, practices or methods, other than as may be required by GAAP or any Governmental Entity.

(m)Contracts.  Except as otherwise permitted under this Section 5.2, enter into or terminate any Seller Contract or amend or modify in any material respect or renew any existing Seller Contract.

(n)Claims.  Except in the ordinary course of business consistent with past practice and involving an amount not in excess of fifty thousand dollars ($50,000) (exclusive of any amounts paid directly or reimbursed to Seller or FB under any insurance policy maintained by Seller or FB), settle any claim, action or proceeding against it. Notwithstanding the foregoing, no settlement shall be made if it involves a precedent for other similar claims, which in the aggregate, could reasonably be determined to be material to Seller or FB.

(o)Foreclose.  Foreclose upon or otherwise take title to or possession or control of any real property without first obtaining a phase one environmental report thereon; provided, however, that neither Seller nor FB shall be required to obtain such a report with respect to one- to four-family, non-agricultural residential property of five acres or less to be foreclosed upon unless it has reason to believe that such property contains Hazardous Substances or might be in violation of or require remediation under Environmental Laws.

(p)Deposit Taking and Other Bank Activities.  In the case of FB (i) voluntarily make any material changes in or to its deposit mix; (ii) increase or decrease the rate of interest paid on time deposits or on certificates of deposit, except in a manner and pursuant to policies consistent with past practice and competitive factors in the marketplace (as determined in FB’s reasonable discretion); (iii) incur any liability or obligation relating to retail banking and branch merchandising, marketing and advertising activities and initiatives except in the ordinary course of business consistent with past practice; (iv) open any new branch or deposit taking facility; or (v) close or relocate any existing branch or other facility.

(q)Investments.  Subject to Section 5.2(g) hereof, enter into any securities transactions for its own account or purchase or otherwise acquire any investment security or time deposit for its own account other than investment securities with an “AA”

rating or better with a projected average life of less than one (1) years in the ordinary course of business consistent with past practice; enter into or acquire any derivatives contract or structured note; or enter into any new, or modify, amend or extend the terms of any existing contracts relating to the purchase or sale of financial or other futures, or any put or call option relating to cash, securities or commodities or any interest rate swap agreements or other agreements relating to the hedging of interest rate risk.

(r)Capital Expenditures.  Purchase or lease any fixed assets where the amount paid or committed therefor is in excess of twenty-five thousand dollars ($25,000) individually or fifty thousand dollars ($50,000) in the aggregate, except for emergency repairs or replacements.

(s)Lending.  (i) Make any material changes in its policies concerning Loan underwriting or which classes of persons may approve Loans or approve exceptions to Loan policies in effect during calendar year 2020; or (ii) make, renew, modify or extend any Loans or extensions of credit except in the ordinary course of business consistent with past practice and FB’s existing lending policies as of the date of this Agreement, provided that with respect to (a) any unsecured Loan or extension of credit in excess of two hundred thousand dollars ($200,000), (b) any secured Loan or extension of credit in excess of five hundred thousand dollars ($500,000) and (c) any Loan or extension of credit that would result in FB’s aggregate direct or indirect exposure to the borrowing relationship exceeding seven hundred fifty thousand dollars ($750,000), prior to committing to make, renew, modify or extend such Loan, FB shall, subject to the exceptions set forth in Section 6.2(b) with respect to loan committee materials, provide the Chief Credit Officer and Chief Lending Officer of Southern Bank with a copy of the loan underwriting analysis and credit memo of FB with respect to such Loan (the “Loan Package”) via email to: mhecker@bankwithsouthern.com and rwindes@bankwithsouthern.com. FB shall consider any comments that may be raised by Southern Bank within two (2) business days after the Loan Package is delivered to Southern Bank, provided, however, if no comments are received by FB within such two (2) business day period, Buyer and its Subsidiaries shall be deemed to have approved of such loan.

(t)Joint Ventures and Real Estate Development Operations.  Engage in any new joint venture, partnership or similar activity; make any new or additional investment in any existing joint venture or partnership; or engage in any new real estate development or construction activity other than foreclosures thereof.

(u)Adverse Actions.  Take any action that is intended or is reasonably likely to result in any of the conditions set forth in Article VII not being satisfied; or a violation of any provision of this Agreement.

(v)Risk Management.  Except as required by applicable law or regulation, (i) implement or adopt any material change in its interest rate and other risk management policies, procedures or practices; (ii) fail to follow its existing policies or practices with respect to managing its exposure to interest rate and other risk; or (iii) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk.

(w)Indebtedness and Guaranties.  Incur any indebtedness for borrowed money other than in the ordinary course of business consistent with past practice with a term not in excess of one year or borrowings from the FHLB or Federal Reserve Bank of St. Louis (“FRBSTL”); or incur, assume or become subject to, whether directly or by way of any guarantee or otherwise, any obligations or liabilities (absolute, accrued, contingent or otherwise) of any other person or entity, other than the issuance of letters of credit in the ordinary course of business and in accordance with the restrictions set forth in Section 5.2(s).

(x)Liens.  Subject any of its assets or properties to any Lien (other than in connection with securing advances, repurchase agreements and other borrowings from the FHLB or FRBSTL and transactions in “federal funds” and pledges of assets in connection with the deposit accounts of state or local governments or instrumentalities thereof).

(y)Charitable Contributions.  Make any charitable or similar contributions, except consistent with past practice and in amounts not to exceed one thousand dollars ($1,000) individually, and five thousand dollars ($5,000) in the aggregate.

(z)New Lines of Business.  Develop, market or implement any new line of business.

(aa)Tax Matters.  Except as required by law, make, change or revoke any tax election, file any amended Tax Return, enter into any Tax closing agreement, or settle or agree to compromise any liability with respect to disputed Taxes.

(bb)Performance of Obligations.  Take any action that is reasonably likely to materially impair Seller’s ability to perform any of its obligations under this Agreement or FB’s ability to perform any of its obligations under the Bank Plan of Merger.

(cc)Commitments.  Agree or commit to do any of the foregoing.

Notwithstanding anything to the contrary contained in this Agreement, Seller will use its reasonable good faith efforts to consult with (but shall not have to obtain the approval of) Buyer before engaging in any activities involving any material changes not contemplated by Seller’s annual budget or Seller’s strategic plan (a true and correct copy of which has been provided to Buyer), to Seller’s (i) interest rate risk strategies; (ii) asset/liability management; (iii) investment strategy; or (iv) funding strategy, including any changes in investments or funding that would constitute a deviation from current approved policies and internal limitations on investment and funding and any material increases or decreases in total investments or total borrowings. Seller agrees to meet at least monthly with Buyer to discuss the status of the forgoing matters.

5.3Buyer Forbearances.  Except as expressly permitted or contemplated by this Agreement, or as required by applicable law or a Governmental Entity, or with the prior written consent of Seller during the period from the date of this Agreement to the Effective Time, Buyer shall not, and shall not permit any of its Subsidiaries to:

(a)Adverse Actions.  Take any action that is intended or is reasonably likely to result in (i) or materially delay the ability of Seller or Buyer or any of their respective Subsidiaries to obtain any Requisite Regulatory Approvals or to consummate the transactions contemplated hereby; (ii) any of Buyer’s representations and warranties set forth in this Agreement being or becoming untrue in any material respect (disregarding any materiality qualifications contained herein); (iii) any of the conditions set forth in Article VII not being satisfied; or (iv) a violation of any provision of this Agreement.

(b)Performance Obligations.  Take any action that is likely to materially impair Buyer or Merger Sub’s ability to perform any of their respective obligations under this Agreement or Southern Bank’s ability to perform any of its obligations under the Bank Plan of Merger.

(c)Ordinary Course.  Fail to use reasonable efforts to preserve intact their business organizations and assets and maintain their rights, franchises and existing relations with customers, suppliers, employees and business associates, or take any action reasonably likely to impair Buyer’s ability to perform any of its obligations under this Agreement.

(d)Transactions Involving Buyer.  Enter into any agreement, arrangement or understanding with respect to the merger, acquisition, consolidation, share exchange or similar business combination involving Buyer and/or a Buyer Subsidiary, where the effect of such agreement, arrangement or understanding, or the consummation or effectuation thereof, would be reasonably likely to or does result in the termination of this Agreement, materially delay or jeopardize the receipt of the approval of any Regulatory Authority or the filing of an application therefor, or cause the anticipated tax treatment of the transactions contemplated hereby to be unavailable; provided, that nothing herein shall prohibit any such transaction that by its terms contemplates the consummation of the Merger in accordance with the provisions of this Agreement and which treats holders of Seller Common Stock, upon completion of the Merger and their receipt of Buyer Common Stock, in the same manner as the holders of Buyer Common Stock.

(e)Governing Documents.  Amend its articles of incorporation or bylaws in a manner that would materially and adversely affect the benefits of the Merger to the stockholders of Seller.

(f)Commitments.  Agree or commit to do any of the foregoing.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1Regulatory Matters.

(a)As promptly as practicable following the date of this Agreement, Buyer shall promptly prepare and file with the SEC the Form S-4, in which the Proxy Statement, which will be prepared jointly by Buyer and Seller, will be included. Each of Buyer and Seller shall use its commercially reasonable best efforts to respond as promptly as practicable to any written or oral comments from the SEC or its staff with respect to the Form S-4 or any related matters. Each of Seller and Buyer shall use its commercially reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing and to maintain such effectiveness for as long as necessary to consummate the Merger and the other transactions contemplated by this Agreement. Upon the Form S-4 being declared effective, Seller shall thereafter mail or deliver the Proxy Statement to the holders of Seller Common Stock. Buyer shall also use its commercially reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and Seller shall furnish all information concerning Seller and the holders of Seller Common Stock as may be reasonably requested in connection with any such action. If at any time prior to the Effective Time any event occurs or information relating to Seller or Buyer, or any of their respective affiliates, directors or officers, should be discovered by Seller or Buyer that should be set forth in an amendment or supplement to either the Form S-4 or the Proxy Statement, so that either such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other party hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable law, disseminated to the holders of Seller Common Stock.

(b)In addition to their obligations pursuant to Section 6.1(a), Seller and Buyer shall make all necessary filings with respect to the Merger and the other transactions contemplated by this Agreement under the Securities Act, the Exchange Act and applicable foreign or state securities or “Blue Sky” laws and regulations promulgated thereunder and provide each other with copies of any such filings. Buyer and Seller shall advise the other party, promptly after receipt of notice thereof, of (and provide copies of any notices or communications with respect to) the time of the effectiveness of the Form S-4, the filing of any supplement or amendment thereto, the issuance of any stop order relating thereto, the suspension of the qualification of Buyer Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or of any request by the SEC or its staff for amendment to the Proxy Statement or the Form S-4, comments thereon from the SEC’s staff and each party’s responses thereto or request of the SEC or its staff for additional information. No amendment or supplement to the Proxy Statement or the Form S-4 shall be filed without the approval of each of Seller and Buyer, which approval shall not be unreasonably withheld, delayed or conditioned.

(c)Subject to the terms and conditions set forth in this Agreement, Buyer and Seller shall, and shall cause their respective Subsidiaries to, use commercially reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including (i) the satisfaction of the conditions precedent to the obligations of Seller (in the case of Buyer) or Buyer (in the case of Seller) to the Merger, (ii) the obtaining of all necessary consents or waivers from third parties, (iii) the obtaining of all waivers, consents, authorizations, permits, orders and approvals from, or any exemption by, any Governmental Entities, and (iv) the execution and delivery of any additional instruments necessary to consummate the Merger, the Bank Merger and to fully carry out the purposes of this Agreement. The Parties shall cooperate with each other and use their respective commercially reasonable best efforts to promptly prepare and file, and cause their respective Subsidiaries to prepare and file, all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties, Regulatory Agencies and other Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger and the Bank Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties, Regulatory Agencies or other Governmental Entities. In furtherance (but not in limitation) of the foregoing, Buyer shall, and shall cause Southern Bank to, use commercially reasonable efforts to file any required applications, notices or other filings with the Federal Reserve Board or the Division, if applicable, within sixty (60) days after the date hereof. Seller and Buyer shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the confidentiality of information, all the information relating to Seller or Buyer, as the case may be, and any of their respective Subsidiaries, that appear in any filing made with, or written materials submitted to, any third party, Regulatory Authority or other Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the Parties shall act reasonably and as promptly as practicable. The Parties shall consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties, Regulatory Agencies and other Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated by this Agreement.

(d)Each of Buyer and Seller shall, upon request, furnish to the other all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the Form S-4 or any other statement, filing, notice or application made by or on behalf of Buyer, Seller or any of their respective Subsidiaries to any Regulatory Authority or other Governmental Entity in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement.

(e)Each of Buyer and Seller shall promptly advise the other upon receiving any communication from any Regulatory Authority or other Governmental Entity the consent or approval of which is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any such approval may be materially delayed, or that any such approval may contain an Unduly Burdensome Condition (as defined in Section 7.1(e)).

6.2Access to Information; Current Information; Consultation.

(a)Upon reasonable notice and subject to applicable laws, each of Buyer and Seller, for the purposes of verifying the representations and warranties of the other, compliance by a party and its Subsidiaries with the covenants and agreements of such party herein, and preparing for the Merger and the other matters contemplated by this Agreement, shall, and shall cause each of their respective Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors and other representatives of the other party, reasonable access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments, personnel, information technology systems, and records as the other party shall reasonably request, and each shall cooperate with the other party in preparing to execute after the Effective Time conversion or consolidation of systems and business operations generally, and, during such period, each of Buyer and Seller shall, and shall cause its respective Subsidiaries to, make available to the other party, to the extent permissible under applicable law, (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or banking laws which is generally not available on the SEC’s EDGAR internet database or from any Regulatory Agency, as applicable, and (ii) upon reasonable notice all other information concerning its business, properties and personnel as such party may reasonably request. Seller shall also provide the officers of Buyer and/or Southern Bank upon reasonable notice with access to the lending personnel of FB relating to post-Merger duties, responsibilities and potential contractual arrangements to be effective on or after the Effective Time. Neither Buyer nor Seller nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of Buyer’s or Seller’s, as the case may be, customers, jeopardize the attorney-client privilege of the party in possession or control of such information or contravene any law, rule regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement.  The Parties will use commercially reasonable efforts to make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b)Seller shall permit, and shall cause its Subsidiaries to permit, Buyer and/or an environmental consulting firm selected by Buyer, at the sole expense of Buyer, to conduct such phase I and/or phase II environmental audits, studies and tests on all real property owned or leased by Seller (but subject to the consent of lessors with respect to leased properties).  In the event any subsurface or phase II site assessments are conducted (which assessments shall be at Buyer’s sole expense), Buyer shall indemnify Seller and its Subsidiaries for all costs and expenses associated with returning the property to its previous condition.

(c)Subject to applicable law and regulations, during the period from the date hereof to the Effective Time, Seller shall, upon the reasonable request of Buyer, cause one or more of its designated officers to confer on a monthly basis (or more frequently if the Parties reasonably agree that it is necessary) with officers of Buyer regarding the financial condition, operations and business of Seller and its Subsidiaries and matters relating to the completion of the transactions contemplated by this Agreement. FB shall also provide the Chief Credit Officer and Chief Lending Officer of Southern Bank with all materials provided to members of FB’s loan (or similar) committee within two (2) business days following the meeting of such committee. As soon as reasonably available, but in no event more than five (5) business days after filing, Seller will deliver to Buyer all reports filed by it or its Subsidiaries with any Regulatory Authority or other Governmental Entity subsequent to the date hereof including all FB Call Reports and regulatory information filed with the Federal Reserve Board, the FDIC and the Division. Seller will also deliver to Buyer as soon as practicable all quarterly and annual financial statements of Seller and its Subsidiaries prepared with respect to periods ending on or after June 30, 2021; provided however, that the loan (or similar) committee materials provided to Buyer may exclude (i) any materials relating to the transactions contemplated by this Agreement or an Acquisition Proposal (as defined in Section 6.8), (ii) any materials if the disclosure of such materials to Buyer would or could reasonably be expected to result in a violation of applicable law, regulation or orders, decrees or determinations of a Government Entity or any binding agreement or any fiduciary duty, or (iii) any materials that are otherwise reasonably deemed by the Seller board of directors to be confidential. As soon as practicable after the end of each month, Seller will deliver to Buyer in electronic form (i) the monthly deposit and loan trial balances of FB, (ii) the monthly analysis of FB’s investment portfolio, (iii) monthly balance sheet and income statement of Seller and FB, and (iv) to the extent available, an update of all of the information set forth in Section 3.28(a) of the Seller Disclosure Schedule for the then current period.

(d)During the period from the date hereof to the Effective Time, Seller shall provide Buyer with board or committee packages and minutes of meetings of the boards of directors or committees thereof of Seller and FB within a reasonable period following any board or committee meeting; provided however, that the board and committee packages and minutes provided to Buyer may exclude (i) any materials relating to the transactions contemplated by this Agreement or an Acquisition Proposal (as defined in Section 6.7(e)), (ii) any materials if the disclosure of such materials to Buyer would or could reasonably be expected to result in a violation of applicable law, regulation or orders, decrees or determinations of a Government Entity or any fiduciary duty, or contravene any binding agreement, (iii) any materials the disclosure of which would jeopardize attorney-client privilege of Seller or Seller’s Subsidiaries, or (iv) any materials that are otherwise reasonably deemed by the Seller board of directors to be confidential.

(e)All information and materials provided pursuant to this Agreement shall be subject to the provisions of the Confidentiality Agreement entered into between the Parties as of June 22, 2021 and amended as of July 29, 2021 (the “Confidentiality Agreement”).

(f)No investigation by a party hereto or its representatives shall affect the representations and warranties of the other party set forth in this Agreement.

6.3Shareholder Meeting.  Seller shall, and shall cause its board of directors to, (i) take all action in accordance with the federal securities laws, the laws of the State of Missouri, the Seller Articles and the Seller Bylaws necessary to (A) call and give notice of a special meeting of its shareholders (the “Seller Shareholder Meeting”) for the purpose of seeking the Seller Shareholder Approval as soon as practicable following the date the Form S-4 is declared effective under the Securities Act with written notice to Seller and (B) schedule the Seller Shareholder Meeting to take place on a date that is within forty (40) days after the notice date; (ii) subject to Section 6.7, use its commercially reasonable efforts to (x) cause the Seller Shareholder Meeting to be convened and held on the scheduled date and (y) obtain the Seller Shareholder Approval; and (iii) subject to Section 6.7, include in the Proxy Statement and in all communications with shareholders the recommendation that the Seller shareholders approve this Agreement and the Merger (the “Seller Board Recommendation”). Seller shall adjourn or postpone the Seller Shareholder Meeting, if, as of the time for which such meeting is originally scheduled there are insufficient shares of Seller Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting. Notwithstanding anything to the contrary herein, unless this Agreement has been terminated pursuant to Section 8.1 prior to the scheduled time of the Seller Shareholder Meeting, the Seller Shareholder Meeting shall be convened and this Agreement shall be submitted to the shareholders of Seller at the Seller Shareholder Meeting for the purpose of voting on the adoption of this Agreement and the other matters contemplated hereby, and nothing contained herein shall be deemed to relieve Seller of such obligation.

6.4Reservation of Buyer Common Stock; Nasdaq Listing; Section 16 Matters.

(a)Buyer agrees to reserve a sufficient number of shares of Buyer Common Stock to fulfill its obligations under this Agreement including for payment of the stock portion of the Aggregate Merger Consideration in the Merger.

(b)To the extent required, Buyer shall file with Nasdaq a notification form for the listing of all shares of Buyer Common Stock included in the Merger Consideration, and shall use its commercially reasonable efforts to cause such shares of Buyer Common Stock to be authorized for listing on the Nasdaq, subject to official notice of issuance, prior to the Effective Time.

(c)Before the Effective Time, Buyer shall cause any acquisitions of Buyer Common Stock resulting from the transactions contemplated by this Agreement by each individual who will become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Buyer to be exempt under Rule 16b-3 promulgated under the Exchange Act.

6.5Employee Matters.

(a)Following the Effective Time, Buyer shall maintain or cause to be maintained employee benefit plans for the benefit of employees of Seller and FB who continue their employment after the Effective Time (“Covered Employees”) that provide employee benefits which are substantially comparable with respect to all material features to the employee benefits that are made available to similarly situated employees of Buyer or its Subsidiaries (other than Seller and FB), as applicable; provided that (i) in no event shall any Covered Employee be eligible to participate in any closed or frozen plan of Buyer or its Subsidiaries; and (ii) until such time as Buyer shall cause Covered Employees to participate in the benefit plans that are made available to similarly situated employees of Buyer or its Subsidiaries (other than Seller and FB), a Covered Employee’s continued participation in employee benefit plans of Seller and FB shall be deemed to satisfy the foregoing provisions of this sentence (it being understood that participation in the Buyer Benefit Plans may commence at different times with respect to each Buyer Benefit Plan).

(b)To the extent that a Covered Employee becomes eligible to participate in a Buyer Benefit Plan, Buyer shall cause such Buyer Benefit Plan to (i) recognize prior service of such Covered Employee with Seller or FB for purposes of eligibility, participation, and vesting but not for the purposes of benefit accruals, but only to the extent that such service was recognized immediately prior to the Effective Time under a comparable Seller Benefit Plan in which such Covered Employee was eligible to participate immediately prior to the Effective Time; provided that such recognition of service shall not operate to duplicate any benefits of a Covered Employee with respect to the same period of service; (ii) with respect to any Buyer Benefit Plan that is a health, dental, vision plan or other similar plan in which any Covered Employee is eligible to participate for the plan year in which such Covered Employee is first eligible to participate, Buyer or its applicable Subsidiary shall use its commercially reasonable best efforts to (A) cause any pre-existing condition limitations or eligibility waiting periods under such Buyer or Subsidiary plan to be waived with respect to such Covered Employee to the extent such condition was or would have been covered under the Seller Benefit Plan in which such Covered Employee participated immediately prior to the Effective Time, or to the extent the Covered Employee has or had satisfied the applicable eligibility waiting period under the Seller Benefit Plan, and (B) recognize any health, dental, vision or other similar expenses incurred by such Covered Employee in the year that includes the Closing Date (or, if later, the year in which such Covered Employee is first eligible to participate) for purposes of any applicable deductible and annual out-of-pocket expense requirements under any such health, dental, vision or other welfare plan; and (iii) for purposes of vacation or paid time off (“PTO”) benefits, Buyer will treat service of a Covered Employee at Seller or FB as equivalent to service at Buyer for determining such Covered Employee’s eligibility and participation under the Buyer vacation or PTO plan, and any vacation or PTO taken prior to the Closing Date (or such later date when PTO plans or programs are integrated) shall be subtracted under the Buyer plan from the Covered Employee’s maximum vacation or PTO entitlement for the calendar year in which the Closing Date occurs and any vacation or PTO carried over from a prior calendar year pursuant to Seller’s plan or program shall be added under the Buyer’s plan to the extent accrued on the books of Seller, or reflected in the Seller Financial Statements, prior to Closing.

(c)Prior to the Effective Time, Seller shall take, and shall cause FB to take, all actions reasonably requested by Buyer that may be necessary or appropriate to (i) cause the continuation on and after the Effective Time of any contract, arrangement or insurance policy relating to any Seller Benefit Plan for such period as may be requested by Buyer, (ii) facilitate the merger of any Seller Benefit Plan into any employee benefit plan maintained by Buyer or a Buyer Subsidiary, and/or (iii) amend or terminate the Seller Benefit Plans set forth in Section 6.5(c) of the Buyer Disclosure Schedule (to the extent permitted by the terms thereof and Section 409A of the Code) immediately prior to the Effective Time, other than as provided in other subsections of this Section 6.5. All resolutions, notices, or other documents issued, adopted or executed in connection with the implementation of this Section 6.5(c) shall be subject to Buyer’s prior review and approval, which shall not be unreasonably withheld.

(d)All employment, change in control and severance agreements listed in Section 3.13(a)(i) of the Seller Disclosure Schedule and the benefits vested under the other Seller Benefit Plans, in each case with respect to employees, officers, directors and consultants of Seller or FB or affiliates who are not retained immediately following the Effective Time, or who do not enter into new employment, change in control or severance agreements with Buyer prior to the Effective Time, shall be honored by the Surviving Company or a Buyer Subsidiary. Buyer shall pay all change in control payments in accordance with the employment and change in control agreements listed in Section 3.13(a)(i) of the Seller Disclosure Schedule or, to the extent permissible under the terms of such agreements, in accordance with termination or waiver arrangements with respect to such agreements that, in form and substance, are reasonably acceptable to Buyer. Buyer shall cause Southern Bank to provide to any employee who is not otherwise entitled to contractual or other Covered Severance or change in control benefits, a severance benefit in the amount of one (1) week base pay for each full year of full  time employment with Seller or FB from his or her most recent hire date with a maximum severance benefit of thirteen (13) weeks’ base pay, if and only if (i) such employee’s employment is involuntarily terminated by Southern Bank without cause at the Effective Time or within one (1) year following the Effective Time and (ii) such employee executes a release of all employment claims, which release shall be in a form that complies with Section 409A of the Code and is reasonably acceptable to Southern Bank. Buyer has provided to Seller a copy of its form of release. For purposes of this Section 6.5(d), “cause” shall mean (A) a material act of personal dishonesty in performing employee’s duties, (B) willful misconduct, (C) a breach of fiduciary duty or duty of loyalty involving personal profit, (D) the intentional failure to perform duties of such employee’s position, and (E) a willful violation of any law, rule or regulation (other than minor or routine traffic violations or similar offenses) that reflects adversely on the reputation of Seller, FB, or their successors, any felony conviction, any violation of law involving moral turpitude, or any violation of a final cease-and-desist order.

(e)Nothing in this Agreement shall confer upon any employee, officer, director or consultant of Buyer or Seller or any of their Subsidiaries or affiliates any right to continue in the employ or service of the Surviving Company, Seller, Buyer or any Subsidiary or affiliate thereof, or shall interfere with or restrict in any way the rights of the Surviving Company, Seller, Buyer or any Subsidiary or affiliate thereof to discharge or terminate the services of any employee, officer, director or consultant of Buyer or Seller or any of their Subsidiaries or affiliates at any time for any reason whatsoever, with or without cause.  Nothing in this Agreement shall be deemed to alter or limit the ability of the Surviving Company or any of its Subsidiaries or affiliates to amend, modify or terminate any particular Seller Benefit Plan, Buyer Benefit Plan, or any other benefit or employment plan, program, agreement or arrangement after the Effective Time.  Without limiting the generality of the final sentence of Section 9.9, nothing in this Section 6.5, express or implied, is intended to or shall confer upon any third party, including without limitation any current or former employee, officer, director or consultant of Buyer or Seller or any of their Subsidiaries or affiliates, any right, benefit or remedy of any nature whatsoever under or by reason of this Section 6.5.

(f)In the event that any disqualified individual of Seller or FB receives any payments, benefits or acceleration of vesting (the “Total Payments”) in connection with the Merger that would constitute an “excess parachute payment” within the meaning of Section 280G of the Code that is subject to the Tax imposed by Section 4999 of the Code, then Seller will take all steps necessary to ensure that the Total Payments will be reduced such that the value of the Total Payments that each counterparty is entitled to receive shall be $1.00 less than the maximum amount which the counterparty may receive without becoming subject to the excise tax or resulting in a disallowance of a deduction of the payment of such amount under Section 280G of the Code.

6.6Officers’ and Directors’ Insurance; Indemnification.

(a)Buyer agrees to provide each of the directors, officers, members or trustees of Seller or the Seller’s Subsidiaries who continue to hold such positions after the Effective Time substantially the same insurance coverage against personal liability for actions and omissions prior to the Effective Time, on terms no less favorable than that which is provided to current directors and officers of Buyer and Southern Bank. Without limiting the generality of the preceding sentence, on or prior to the Effective Time Buyer shall purchase, a prepaid “tail” policy providing single limit equivalent coverage for the benefit of Seller and the Seller’s Subsidiaries (including their respective successors) and individuals who were officers, directors, members, or trustees of the Seller or the Seller’s Subsidiaries (but only in their capacity as such) immediately prior to Closing, covering actions, omissions, events, matters and circumstances occurring prior to the Effective Time for a period of up to six (6) years following the Effective Time and providing coverages equivalent to the level and scope of directors’ and officers’ liability and other professional insurance coverages as set forth in the Seller’s and the Seller’s Subsidiaries’ current directors’ and officers’ liability and other professional insurance policies in effect as of the Closing. The premium cost for such policy or policies shall not exceed 250% of the aggregate annual premium paid by Seller for the current insurance policy term(s) for such purpose.  Buyer shall cause such policy to be maintained in full force and effect for its full term, and shall cause all obligations thereunder to be honored by Buyer and no other party shall have any further obligation to purchase or pay for insurance hereunder.  The officers and directors of Seller may be required to make application and provide customary representations and warranties to Seller’s insurance carrier for the purpose of obtaining such insurance.

(b)For six (6) years from and after the Effective Time, Buyer shall indemnify and hold harmless each person who is now, or who has been at any time before the date of this Agreement, or who becomes before the Effective Time, a director or officer of Seller or FB (each, a “Seller Indemnified Party”) against all losses, claims, damages, costs, expenses (including reasonable attorneys’ fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed) of or in connection with any claim, action, suit, proceeding, investigation or other legal proceeding, whether civil, criminal, administrative or investigative or investigation (each, a “Claim”), in which a Seller Indemnified Party is, or is threatened to be made, a party or witness or arising out of the fact that such person is or was a director or officer of Seller or FB if such Claim pertains to any matter of fact arising, existing or occurring at or before the Effective Time (including the Merger and the other transactions contemplated hereby), regardless of whether such Claim is asserted or claimed before, or after, the Effective Time, to the fullest extent permitted under the organizational documents of Seller and FB as in effect at the Effective Time and to the fullest extent otherwise permitted by law.

(c)In connection with the indemnification provided pursuant to Section 6.6(b), Buyer and/or a Buyer Subsidiary (i) will advance expenses, promptly after statements therefor are received, to each Seller Indemnified Party to the fullest extent permitted by law and Governmental Entities (provided the individual to whom expenses are advanced provides an undertaking to repay such advance if it is ultimately determined that such individual is not entitled to indemnification), including the payment of the fees and expenses of one counsel with respect to a matter, and one local counsel in each applicable jurisdiction, if necessary or appropriate, selected by such Seller Indemnified Party or multiple Seller Indemnified Parties, it being understood that they collectively shall only be entitled to one counsel and one local counsel in each applicable jurisdiction where necessary or appropriate (unless a conflict shall exist between them in which case they may retain separate counsel), all such counsel shall be reasonably satisfactory to Buyer and (ii) will cooperate in the defense of any such matter.

(d)This Section 6.6 shall survive the Effective Time, is intended to benefit each Seller Indemnified Party (each of whom shall be entitled to enforce this Section against Buyer), shall be binding on all successors and assigns of Buyer and shall not be modified or terminated after the Effective Time in a manner so as to adversely affect any Seller Indemnified Party without the written consent of the affected Seller Indemnified Party.

(e)Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ or officers’ insurance claims under any policy that is or has been in existence with respect to Seller or FB for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 6.5 is not prior to or in substitution for any such claims under such policies.

(f)In the event Buyer or any of its successors or assigns (i) consolidates with or merges into any other person or entity and shall not be the continuing or surviving company or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to one or more other persons or entities, then, and in each such case, proper provision shall be made so that the successors and assigns of Buyer assume the obligations set forth in this Section 6.6.

6.7No Solicitation.

(a)Seller agrees that, except as expressly permitted by Section 6.7(b), from the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with Section 8.1, it will not, and will cause its Subsidiaries and its Subsidiaries’ officers, directors, and employees (the “Seller Individuals”) not to, and will use its commercially reasonable efforts to cause Seller and its Subsidiaries’ agents, advisors and controlled affiliates, accountants, legal counsel, and financial advisors (the “Seller Representatives”) not to, initiate, solicit, encourage or knowingly facilitate inquiries or proposals with respect to, or engage in any discussions or negotiations concerning, or provide any confidential or nonpublic information or data concerning its and/or its Subsidiaries business, properties or assets (“Seller Confidential Information”) to, or have any discussions with, any person or entity relating to, any Acquisition Proposal (as defined below). Seller will immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any persons or entities other than Buyer with respect to any Acquisition Proposal and will use its commercially reasonable efforts, subject to applicable law, to enforce any confidentiality or similar agreement relating to such an Acquisition Proposal.

(b)Notwithstanding anything to the contrary in Section 6.7(a), at any time from the date of this Agreement and prior to obtaining the Seller Shareholder Approval, in the event Seller receives an unsolicited Acquisition Proposal and the board of directors of Seller determines in good faith that such Acquisition Proposal constitutes a Superior Proposal (as defined below) or is reasonably likely to result in a Superior Proposal, Seller may, and may permit its Subsidiaries and the Seller Individuals and the Seller Representatives to, (i) negotiate the terms of, and enter into, a confidentiality agreement with terms and conditions no less favorable to Seller than the Confidentiality Agreement (an “Acceptable Confidentiality Agreement”), (ii) furnish or cause to be furnished Seller Confidential Information to the person or entity making such Acquisition Proposal pursuant to an Acceptable Confidentiality Agreement,  and (iii) negotiate and participate in such negotiations or discussions with the person or entity making such Acquisition Proposal concerning such Acquisition Proposal, if the board of directors of Seller determines in good faith (following consultation with counsel) that failure to take such actions would result in a violation of its fiduciary duties under applicable law.

(c)The board of directors of Seller shall not (nor shall any committee thereof) withdraw or modify, in a manner adverse to Buyer, the Seller Board Recommendation or make or cause to be made any third party or public communication proposing or announcing an intention to withdraw or modify in any manner adverse to Buyer the Seller Board Recommendation (any such action, a “Change in Recommendation”). Notwithstanding the foregoing, the board of directors of Seller (including any committee thereof) may, at any time prior to obtaining the Seller Shareholder Approval, effect a Change in Recommendation in response to a bona fide written unsolicited Acquisition Proposal made after the date of this Agreement that the board of directors of Seller determines in good faith (after consultation with Seller’s outside legal counsel) constitutes a Superior Proposal; provided, however, that the board of directors of Seller may not make a Change in Recommendation, or terminate this Agreement pursuant to Section 8.1(f), with respect to an Acquisition Proposal until it has given Buyer at least four (4) business days, following Buyer’s initial receipt of written notice that the board of directors of Seller has determined that such Acquisition Proposal is a Superior Proposal and the reasons therefor, to respond to any such Acquisition Proposal and, taking into account any amendment or modification to this Agreement proposed by Buyer, the board of directors of Seller determines in good faith (after consultation with counsel) that such Acquisition Proposal continues to constitute a Superior Proposal.

(d)Seller will promptly (and in any event within two (2) business days) advise Buyer in writing following receipt of any Acquisition Proposal and the substance thereof (including the identity of the person or entity making such Acquisition Proposal), and will keep Buyer apprised of any related developments, discussions and negotiations (including the terms and conditions, whether written or oral, of the Acquisition Proposal) on a current basis.

As used in this Agreement, the following terms have the meanings set forth below:

“Acquisition Proposal ”  means a tender or exchange offer, proposal for a merger, consolidation or other business combination involving Seller or FB or any proposal or offer to acquire in any manner more than 24.99% of the voting power in, or more than 24.99% of the fair market value of the business, assets or deposits of, Seller or FB, other than the transactions contemplated by this Agreement.

“Superior Proposal ”means a written Acquisition Proposal that the board of directors of Seller concludes in good faith to be more favorable from a financial point of view to its shareholders than the Merger, (i) after receiving the advice of its financial advisors (ii) after taking into account the likelihood of consummation of such transaction on the terms set forth therein and (iii) after taking into account all legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal and any other relevant factors permitted under applicable law; provided, however, that for purposes of the definition of “Superior Proposal,” the references to “more than 24.99%” in the definition of Acquisition Proposal shall be deemed to be references to “a majority”.

6.8Notification of Certain Matters.  Each of the Parties shall give prompt written notice to the other of any fact, event or circumstance known to it that (a) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (b) would cause or constitute a breach of any of its representations, warranties, covenants or agreements contained herein. Each of Seller and Buyer shall promptly inform the other in writing upon receiving notice of any claim, demand, cause of action or investigation by any Governmental Entity or third party against, or threatened against, it or any of its Subsidiaries or any of their respective assets, properties, or any of their respective directors, officers or employees in their individual capacities as such.

6.9Correction of Information.  Each of Seller and Buyer shall promptly correct and supplement in writing any information furnished under this Agreement so that such information shall be correct and complete in all material respects at all times, without taking into account any Material Adverse Effect qualification, and shall include all facts necessary to make such information correct and complete in all material respects at all times; provided, however, that in each case, such disclosure shall not be deemed to cure any breach of a representation, warranty, covenant or agreement or any failure of a condition under Article VII, or to otherwise limit or affect in any way the remedies available hereunder to any party receiving such notice.

6.10Integration.  From and after the date hereof, Seller shall, and shall cause FB and its and FB’s directors, officers and employees to, make all commercially reasonable best efforts (without undue disruption to either business) to (i) cooperate in order to permit Southern Bank to train FB employees who are expected to continue employment with Southern Bank, including excusing such employees from their duties for the purpose of training and orientation by Southern Bank following reasonable advance notice and (ii) cause FB’s data processing consultants and software providers to, cooperate and assist FB and Southern Bank in connection with reasonable requests as to scope, timing and content related to the planned electronic and systematic conversion of all applicable data of FB to the Southern Bank system to occur after the Effective Time, in each case without undue disruption to FB’s business, during normal business hours and at the expense of Buyer or Southern Bank (not to include FB’s regular employee payroll); provided, that (1) Seller shall not be required to take any action under this Section 6.10 that, after providing Buyer with notice of Seller’s concerns in the matter, would prejudice or adversely affect in any material respect its rights under any such contracts in the event the Closing does not occur, and (2) Seller shall not be required to provide access to or disclose information (i) which would jeopardize attorney-client privilege of Seller or contravene any binding agreement entered into prior to the date of this Agreement or any law or fiduciary duty; (ii) except as otherwise provided in this Agreement, related to the Seller’s directors’, officers’, employees’, accountants’, counsels’, advisors’, (including investment bankers’) agents’ or other representatives’ consideration of, or deliberations regarding, the transactions contemplated by this Agreement; or (iii) the disclosure of which would violate applicable law.

6.11Coordination; Integration.  Subject to applicable law and regulation, during the period from the date hereof until the Effective Time, Seller shall cause the Chief Executive Officer and Presidents of FB to assist and confer with the officers of Southern Bank, on a periodic basis, relating to the development, coordination and implementation of the post-Merger operating and integration plans of Southern Bank, as the Surviving Bank in the Bank Merger.

6.12Delivery of Agreements.  Seller shall cause the Voting Agreements and the Non-Compete Agreements to be executed by all directors and executive officers and delivered to Buyer prior to or simultaneously with the execution of this Agreement.

6.13Directors.  Buyer agrees to take all necessary corporate action to cause Daniel Jones to be appointed as a director of Buyer at the Effective Time.

6.14Press Releases.  Each of Seller and Buyer agrees that it will not, without the prior approval of the other party, file any material pursuant to SEC Rules 165 or 425, or issue any press release or written statement for general circulation relating to the transactions contemplated hereby, except as otherwise required by applicable law or regulation or Nasdaq rules.

ARTICLE VII

CONDITIONS PRECEDENT

7.1Conditions to Each Party’s Obligations.  The respective obligations of the Parties to effect the Merger shall be subject to the satisfaction or, to the extent permitted by law, waiver by each of Seller and Buyer, at or prior to the Closing Date of the following conditions:

(a)Shareholder Approval. The Seller Shareholder Approval shall have been obtained.

(b)Nasdaq Listing. To the extent required, Buyer shall have filed with Nasdaq a notification form for the listing of all shares of Buyer Common Stock to be delivered as Merger Consideration, and Nasdaq shall not have objected to the listing of such shares of Buyer Common Stock.

(c)Form S-4. The Form S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

(d)No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other law preventing or making illegal the consummation of the Mergers or the Bank Merger shall be in effect.

(e)Regulatory Approvals.  All regulatory authorizations, consents, orders or approvals from Regulatory Agencies and other Governmental Entities required to consummate the Mergers and the Bank Merger shall have been obtained without the imposition of any non-standard condition or requirement, which individually or in the aggregate, is reasonably deemed in good faith by the board of directors of Buyer as so materially adversely affecting the economic or business benefits of the transactions contemplated by this Agreement to Buyer as to render inadvisable the consummation of the Merger, (including any condition that would increase the minimum regulatory capital requirements of Buyer or Southern Bank) (an “Unduly Burdensome Condition”) and such authorizations, consents, orders and approvals shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to as the “Requisite Regulatory Approvals”).

7.2Conditions to Obligations of Buyer.  The obligation of Buyer to effect the Merger is also subject to the satisfaction, or, to the extent permitted by law, waiver by Buyer, at or prior to the Closing Date, of the following conditions:

(a)Representations and Warranties.  The representations and warranties of Seller set forth in this Agreement shall be (i) true and correct in all material respects as of the date of this Agreement, and (ii) true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct in all material respects as of such date), provided, however, that

(A)

the representations and warranties in Sections 3.2 (Capitalization) (other than inaccuracies that are de minimis in amount and effect), 3.6(c) and (d) (Financial Reports; Absence of Certain Changes or Events), 3.11 (Broker’s Fees), and 3.30 (Seller Information) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date;

(B)

the representations and warranties in Section 3.4 (Authority; No Violation) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date; and

(C)

no other representation or warranty of Seller shall be deemed untrue or incorrect as of the Closing Date as a consequence of events or circumstances arising after the date hereof that were not voluntary or intentional acts by or omissions of Seller or any of its Subsidiaries, unless such event or circumstance, individually or taken together with other facts, events or circumstances inconsistent with any representation or warranty of Seller has had or would reasonably be expected to result in a Material Adverse Effect on Seller;

provided, further, that for purposes of clause (C) above, any qualification or exception for, or reference to, materiality (including the terms “material,” “materially,” “in all material respects” or similar terms or phrases) or Material Adverse Effect in any such representation or warranty shall be disregarded; and Buyer shall have received a certificate signed on behalf of Seller by the Chief Executive Officer or the Chief Revenue Officer of Seller to the foregoing effect.

(b)Performance of Obligations of Seller. Seller shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time; and Buyer shall have received a certificate signed on behalf of Seller by the Chief Executive Officer or the Chief Revenue Officer of Seller to such effect.

(c)Dissenting Shares.  Dissenting Shares shall be less than ten percent (10%) of the issued and outstanding shares of Seller Common Stock, as of the record date for the Seller Shareholder Meeting.

(d)Third Party Consents.  Seller shall have obtained the written consent of the counterparties to the contracts set forth on Section 7.2(d) of the Seller Disclosure Schedule in form and substance reasonably satisfactory to Buyer and without the payment by Buyer of any material penalty or premium.

(e)Executed Non-Compete Agreements.  Buyer shall have received executed Non-Compete Agreements, in substantially the form set forth in Exhibit B from each of the directors of Seller.

7.3Conditions to Obligations of Seller.  The obligation of Seller to effect the Merger is also subject to the satisfaction or waiver by Seller at or prior to the Closing Date of the following conditions:

(a)Representations and Warranties. The representations and warranties of Buyer set forth in this Agreement shall be (i) true and correct in all material respects as of the date of this Agreement, and (ii) true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct in all material respects as of such date); provided, however, that

(A)

the representations and warranties in Sections 4.2 (Capitalization) (other than inaccuracies that are de minimis in amount and effect), 4.7(e) and (f) (Financial Reports and SEC Documents; Absence of Certain Changes) and 4.23 (Buyer Information) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date;

(B)

the representations and warranties in Section 4.5 (Corporate Authority) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date; and

(C)

no other representation or warranty of Buyer shall be deemed untrue or incorrect as of the Closing Date as a consequence of events or circumstances arising after the date hereof that were not voluntary or intentional acts by or omissions of Buyer or any of its Subsidiaries, unless such event or circumstance, individually or taken together with other facts, events or circumstances inconsistent with any representation or warranty of Buyer has had or would reasonably be expected to result in a Material Adverse Effect on Buyer;

provided, further, that for purposes of clause (C) above, any qualification or exception for, or reference to, materiality (including the terms “material,” “materially,” “in all material respects” or similar terms or phrases) or Material Adverse Effect in any such representation or warranty shall be disregarded; and Seller shall have received a certificate signed on behalf of Buyer by the Chief Executive Officer or the Chief Financial Officer of Buyer to the foregoing effect.

(b)Performance of Obligations of Buyer. Buyer shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Seller shall have received a certificate signed on behalf of Buyer by the Chief Executive Officer or the Chief Financial Officer of Buyer to such effect.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1Termination.  This Agreement may be terminated at any time prior to the Effective Time, whether before or after the Seller Shareholder Approval, by action of the board of directors of a party, as follows:

(a)by the written mutual consent of Seller and Buyer (acting on behalf of itself and Merger Sub);

(b)by either Seller or Buyer, if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Mergers or the Bank Merger and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable order, injunction or decree permanently enjoining or otherwise prohibiting or making illegal the consummation of the Merger or the Bank Merger, unless the failure to obtain a Requisite Regulatory Approval shall be due to the failure of the party seeking to terminate this Agreement to perform any covenant or agreement in this Agreement required to be performed prior to the Effective Time;

(c)by either Seller or Buyer, if the Merger shall not have been consummated on or before June 30, 2022 (the “Termination Date” ), with an understanding that all parties will make every effort to hold the Closing on or before February 22, 2022, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth in this Agreement; and provided, further, that if additional time is necessary in order to obtain any Requisite Regulatory Approvals, the Termination Date shall be automatically extended for one additional two-month period.

(d)by either Seller or Buyer (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of Seller, in the case of a termination by Buyer, or Buyer, in the case of a termination by Seller, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of any of the conditions set forth in Section 7.2 or 7.3, as the case may be, and which is not cured within twenty (20) days following written notice to the party committing such breach or by its nature or timing cannot be cured within such time period (or such fewer days as remain prior to the Termination Date);

(e)by Buyer prior to the Seller Shareholder Approval being obtained if (i) the board of directors of Seller shall have failed to make the Seller Board Recommendation or the board of directors of Seller or any committee thereof shall have made a Change in Recommendation or (ii) Seller shall have materially breached any of the provisions set forth in Section 6.7 or (iii) Seller shall have refused to call or hold the Seller Shareholder Meeting (unless this Agreement is terminated prior to the Seller Shareholder Meeting pursuant to Section 8.1(f);

(f)by Seller prior to obtaining the Seller Shareholder Approval in order to enter into an agreement relating to a Superior Proposal in accordance with Section 6.7; provided, however, that Seller has (i) not materially breached the provisions of Section 6.7, and (ii) complied with its payment obligation under Section 8.4(a);

(g)by either Seller or Buyer, if the provisions of Section 8.1(e) are not applicable and the shareholders of Seller fail to provide the Seller Shareholder Approval at a duly held meeting of shareholders or at an adjournment or postponement thereof;

(h)By Seller if, at any time during the five business day period commencing on the Determination Date, each of the following conditions is satisfied: (A) the Buyer Market Value on the Determination Date is less than $35.19; and (B) (I) the number obtained by dividing (x) the Buyer Market Value on the Determination Date, by (y) the Initial Buyer Market Value, is less than (II) the number obtained by subtracting 0.20 from the Index Ratio; subject to the following four sentences.  Any such termination shall be effective on the fifteenth business day following the Determination Date; subject to the following three sentences.  If Seller elects to exercise its termination right pursuant to this Section 8.1(h), it shall give prompt written notice thereof to Buyer.  During the five business day period commencing with its receipt of such notice, Buyer shall have the option to increase the Per Share Stock Consideration to equal the lesser of (x) a quotient, the numerator of which is equal to the product of Initial Buyer Market Value, the Per Share Stock

Consideration, and the Index Ratio minus 0.20, and the denominator of which is equal to the Buyer Market Value on the Determination Date; or (y) the quotient determined by dividing the Initial Buyer Market Value by the Buyer Market Value on the Determination Date, and multiplying the quotient by the product of the Per Share Stock Consideration and 0.80.  If within such five business day period, Buyer delivers written notice to the Company that it intends to proceed with the Merger by paying such additional consideration as contemplated by the preceding sentence, and notifies the Seller of the revised Per Share Stock Consideration, then no termination shall have occurred pursuant to this Section 8.1(h), and this Agreement shall remain in full force and effect in accordance with its terms (except that the Per Share Stock Consideration shall have been so modified).  For purposes of clarification, the adjustments to the Merger Consideration contemplated by Section 1.4(b)(iii)(A) of this Agreement shall be calculated and applied subsequent to any adjustment to the Per Share Stock Consideration pursuant to this Section 8.1(h).  If Buyer or any company belonging to the Index declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the Determination Date, the prices for the common stock of such company shall be appropriately adjusted for the purposes of applying this Section 8.1(h).

For purposes of this Agreement, the following terms shall have the following definitions:

“Buyer Market Value” means, as of any specified date, the average of the daily closing sales prices of a share of Buyer Common Stock as reported on the Nasdaq Global Market for the twenty (20) consecutive trading days immediately preceding such specified date.

“Determination Date” means the fifteenth business day preceding the Closing Date.

“Final Index Price” means the average of the daily closing value of the Index for the twenty (20) consecutive trading days immediately preceding the Determination Date, subject to adjustment pursuant to the last sentence of Section 8.1(h).

“Index” means the Nasdaq Bank Index or, if such index is not available, such substitute or similar index as substantially replicates the Nasdaq Bank Index.

“Index Ratio” means the Final Index Price divided by the Initial Index Price.

“Initial Index Price” means the average of the daily closing value of the Index for the 20 consecutive trading days immediately preceding the execution of this Agreement.

“Initial Buyer Market Value” means the Average Closing Price.

The party desiring to terminate this Agreement pursuant to clause (b), (c), (d), (e), (f), (g), or (h) of this Section 8.1 shall give written notice of such termination to the other party in accordance with Section 9.3, specifying the provision or provisions hereof pursuant to which such termination is effected.

8.2Effect of Termination.  In the event of termination of this Agreement by either Seller or Buyer as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Seller, Buyer, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever under this Agreement, or in connection with the transactions contemplated by this Agreement, except that (i) Sections 8.2, 8.3, 8.4, 9.3, 9.4, 9.5, 9.6, 9.7, 9.8, 9.9, 9.10 and 9.11 shall survive any termination of this Agreement, and (ii) if this Agreement is terminated under Section 8.1(d), the non-terminating party shall not, except as provided in Section 8.4(c), be relieved or released from any liabilities or damages arising out of its willful and material breach of any provision of this Agreement.

8.3Fees and Expenses.  Except with respect to costs and expenses of printing and mailing the Proxy Statement, which shall be borne by Buyer, and all filing and other fees in connection with any filing with the SEC, which shall be borne by Buyer, all fees and expenses incurred in connection with the Merger, the Bank Merger, this Agreement, and the other transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

8.4Termination Fee.

(a)If this Agreement is terminated pursuant to Section 8.1(e) or (f), then (i) in the case of termination under Section 8.1(e), Seller shall immediately following such termination pay Buyer an amount equal to one million two hundred fifty thousand dollars ($1,250,000) (the “Termination Fee”), and (ii) in the case of termination under Section 8.1(f), Seller shall, simultaneously with such termination and as a condition thereof, pay Buyer the Termination Fee, in each case in same-day funds.

(b)If this Agreement is terminated by either party under Section 8.1(g), and prior thereto there has been publicly announced an Acquisition Proposal, then if within one year of such termination Seller or FB either (A) enters into a definitive agreement with respect to an Acquisition Proposal or (B) consummates an Acquisition Proposal, Seller shall immediately pay Buyer the Termination Fee set forth in Section 8.4(a) in same-day funds. For purposes of clauses (A) and (B) above, the reference to 24.99% in the definition of Acquisition Proposal shall be 50.0%

(c)The payment of the Termination Fee shall fully discharge Seller from any and all liability under this Agreement and related to the transactions contemplated herein, and Buyer shall not be entitled to any other relief or remedy against Seller. If the Termination Fee is not payable, Buyer may pursue any and all remedies available to it against Seller on account of a willful and material breach by Seller of any of the provisions of this Agreement. Moreover, if the Termination Fee is payable pursuant to Section 8.1(e)(ii), Buyer shall have the right to pursue any and all remedies available to it against Seller on account of the willful and material breach by Seller of Section 6.7 in lieu of accepting the Termination Fee under Section 8.4(a). Seller may pursue any and all remedies available to it against Buyer on account of a willful and material breach by Buyer of any of the provisions of this Agreement.

8.5Amendment.  This Agreement may be amended by the Parties, by action taken or authorized by their respective boards of directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of Seller; provided, however, that after any approval of the transactions contemplated by this Agreement by the shareholders of Seller, there may not be, without further approval of such shareholders, any amendment of this Agreement that requires further approval under applicable law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

8.6Extension; Waiver.  At any time prior to the Effective Time, the Parties, by action taken or authorized by their respective board of directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE IX

GENERAL PROVISIONS

9.1Closing.  On the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the “Closing”) shall take place on a date mutually agreed to by the Parties which will coordinate with the date scheduled with Buyer’s data processor for the conversion of Seller’s data, but no earlier than five (5) business days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied or waived at the Closing), unless extended by mutual agreement of the Parties (the “Closing Date”).

9.2Nonsurvival of Representations, Warranties and Agreements.  None of the representations, warranties, covenants and agreements set forth in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for Section 6.6 and for those other covenants and agreements contained in this Agreement that by their terms apply or are to be performed in whole or in part after the Effective Time.

9.3Notices.  All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the Parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)if to Buyer or Merger Sub, to:

Southern Missouri Bancorp, Inc.
2991 Oak Grove Road
Poplar Bluff, Missouri 63901
Attention: Greg A. Steffens, Chief Executive Officer
Email: gsteffens@bankwithsouthern.com

with a copy to:
Silver, Freedman, Taff & Tiernan LLP
3299 K Street, N.W., Suite 100
Washington, D.C. 20007
Attention: Martin L. Meyrowitz, P.C.
Email: mey@sfttlaw.com

(b)if to Seller, to:

Fortune Financial Corporation
3494 Jeffco Blvd.
Arnold, MO 63010
Attention: Daniel Jones, Chairman and CEO
Email: djones@myfortuneteam.com

with a copy to:

Paul Cambridge, Esq.
Armstrong Teasdale
7700 Forsyth Blvd., Suite 1800
St. Louis, MO 63105
Email: pcambridge@atllp.com

9.4Interpretation.  When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” All schedules and exhibits hereto shall be deemed part of this Agreement and included in any reference to this Agreement. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that any provision, covenant or restriction is invalid, void or unenforceable, it is the express intention of the Parties that such provision, covenant or restriction be enforced to the maximum extent permitted.

9.5Counterparts.  This Agreement may be executed in two or more counterparts (including by facsimile or other electronic means), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other party, it being understood that each party need not sign the same counterpart.

9.6Entire Agreement.  This Agreement (including the documents and the instruments referred to in this Agreement), together with the Confidentiality Agreement, constitutes the entire agreement and supersedes all prior written, and prior or contemporaneous oral, agreements and understandings, between the Parties with respect to the subject matter of this Agreement, other than the Confidentiality Agreement.

9.7Governing Law.  This Agreement shall be governed and construed in accordance with the laws of the State of Missouri applicable to contracts made and performed entirely within such state, without regard to any applicable conflicts of law principles or any other principle that could require the application of the application of the law of any other jurisdiction. The Parties hereto agree that any suit, action or proceeding brought by either party to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal or state court located in the State of Missouri.  Each of the Parties hereto submits to the jurisdiction of any such court in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of, or in connection with, this Agreement or the transactions contemplated hereby and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such action or proceeding.  Each party hereto irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. This Agreement has been negotiated and prepared by the Parties and their respective counsel.  This Agreement shall be fairly interpreted in accordance with its terms and without any strict construction in favor or against either party.

9.8Publicity.  Neither Seller nor Buyer shall, and neither Seller nor Buyer shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the prior consent (which shall not be unreasonably withheld or delayed) of Buyer, in the case of a proposed announcement or statement by Seller, or Seller, in the case of a proposed announcement or statement by Buyer; provided, however, that either party may, without the prior consent of the other party (but after prior consultation with the other party to the extent practicable under the circumstances) issue or cause the publication of any press release or other public announcement to the extent required by law or by the rules and regulations of the Nasdaq Stock Market, Inc.

9.9Assignment; Third Party Beneficiaries.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by either of the Parties (whether by operation of law or otherwise) without the prior written consent of the other party (which shall not be unreasonably withheld or delayed). Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by each of the Parties and their respective successors and assigns. Except for Section 6.6, which is intended to benefit each indemnified person referenced therein, or as otherwise specifically provided herein, this Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any person other than the Parties hereto any rights or remedies under this Agreement.

9.10Specific Performance; Time of the Essence.  The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the Parties shall be entitled specific performance of the terms hereof, without the necessity of demonstrating irreparable harm or posting of any bond or security, in addition to any other remedies to which they are entitled at law or equity. Time is of the essence for performance of the agreements, covenants and obligations of the Parties herein.

9.11Waiver of Jury Trial.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

9.12Knowledge.  References in this Agreement to the “Knowledge” of a party shall mean: (a) with respect to a natural Person, the actual knowledge of such Person; (b) with respect to the Seller and its Subsidiaries, the actual knowledge of the Chief Executive Officer, Chief Operations Officer or Chief Revenue Officer of the Company, and (c) with respect to Buyer, the actual knowledge of the Chief Executive Officer or any Executive Vice President of Buyer.

Buyer and Seller have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

SOUTHERN MISSOURI BANCORP, INC.

By:	/s/ Greg A. Steffens
Name: Greg A. Steffens
Title: President and Chief Executive Officer

SOUTHERN MISSOURI ACQUISITION V CORP.

By:	/s/ Greg A. Steffens
Name: Greg A. Steffens
Title: President

FORTUNE FINANCIAL CORPORATION

By:	/s/ Daniel L. Jones
Name: Daniel L. Jones
Title: Chairman and CEO

Exhibit A

VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”) is dated as of September 28, 2021, by and between the undersigned holder (“Shareholder”) of common stock of Fortune Financial Corporation, a Missouri corporation (“Seller”), and Southern Missouri Bancorp, Inc., a Missouri corporation (“Buyer”). All capitalized terms used but not defined herein shall have the meanings assigned to them in the Merger Agreement (defined below).

RECITALS:

WHEREAS, concurrently with the execution of this Agreement, Buyer, Southern Missouri Acquisition V Corp. (“Merger Sub”) and Seller are entering into an Agreement and Plan of Merger (as such agreement may be subsequently amended or modified, the “Merger Agreement”), providing for, among other things, the merger of Seller with and into Merger Sub, a wholly owned first tier subsidiary of Buyer (the “Merger”), in which the outstanding shares of common stock of Seller will be exchanged for cash and stock of Buyer, subject to an election by Seller shareholders;

WHEREAS, Shareholder owns, either “beneficially” (as such term is defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) or of record, and is entitled to dispose of (or direct the disposition of) and to vote (or direct the voting of) directly or indirectly the number of shares of Seller Common Stock indicated on the signature page of this Agreement under the heading “Total Number of Shares of Seller Common Stock Subject to this Agreement” (such shares, together with any additional shares of Seller Common Stock subsequently acquired by Shareholder during the term of this Agreement, including through the exercise of any stock option or other equity award, warrant or similar instrument, being referred to collectively as the “Shares”); and

WHEREAS, it is a material inducement to the willingness of Buyer to enter into the Merger Agreement and consummate the Merger that Shareholder execute and deliver this Agreement.

AGREEMENT:

NOW, THEREFORE, in consideration of, and as a material inducement to, Buyer entering into the Merger Agreement and proceeding with the transactions contemplated thereby, and in consideration of the expenses incurred and to be incurred by Buyer in connection therewith, Shareholder and Buyer agree as follows:

Section 1.Agreement to Vote Shares. Shareholder agrees that, while this Agreement is in effect, at the Seller Shareholder Meeting or at any adjournment thereof, or in any other circumstances in which Shareholder is entitled to vote, consent or give any other approval, except as otherwise agreed to in writing in advance by Buyer, Shareholder shall:

(a)appear at each such meeting in person or by proxy or otherwise cause the Shares to be counted as present thereat for purposes of calculating a quorum; and

(b)vote (or cause to be voted), in person or by proxy, all the Shares as to which the Shareholder has, directly or indirectly, the right to vote or direct the voting, (i) in favor of adoption and approval of the Merger Agreement (including any amendments or modifications of the terms thereof approved by the board of directors of Seller and adopted in accordance with the terms thereof); (ii) in favor of any proposal to adjourn or postpone such meeting, if necessary, to solicit additional proxies to approve the Merger Agreement; (iii) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Seller contained in the Merger Agreement or of Shareholder contained in this Agreement; and (iv) against any Acquisition Proposal (as defined in the Merger Agreement) or any other action, agreement or transaction that is intended, or could reasonably be expected, to impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect consummation of the transactions contemplated by the Merger Agreement.

Shareholder further agrees not to vote or execute any written consent to rescind or amend in any manner any prior vote or written consent, as a shareholder of Seller, to approve or adopt the Merger Agreement unless this Agreement shall have been terminated in accordance with its terms.

Section 2. No Transfers. Until the earlier of (i) the termination of this Agreement pursuant to Section 6 and (ii) receipt of the Seller Shareholder Approval, Shareholder agrees not to, directly or indirectly, sell, transfer, pledge, assign or otherwise dispose

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of, or enter into any contract; option, commitment or other arrangement or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, any of the Shares, except the following transfers shall be permitted: (a) transfers by will or operation of law, in which case this Agreement shall bind the transferee, (b) transfers pursuant to any pledge agreement or pursuant to the exercise of an existing option issued by Mr. Daniel Jones, subject to the pledgee or transferee agreeing in writing, prior to such transfer, to be bound by the terms of this Agreement, (c) transfers in connection with estate and tax planning purposes, including transfers to relatives, trusts and charitable organizations, subject to each transferee agreeing in writing, prior to such transfer, to be bound by the terms of this Agreement, and (d) such transfers as Buyer may otherwise permit in its sole discretion. Any transfer or other disposition in violation of the terms of this Section 2 shall be null and void.

Section 3.Representations and Warranties of Shareholder. Shareholder represents and warrants to and agrees with Buyer as follows:

(a)Shareholder has all requisite capacity and authority to enter into and perform his, her or its obligations under this Agreement.

(b)This Agreement has been duly executed and delivered by Shareholder, and assuming the due authorization, execution and delivery by Buyer, constitutes the valid and legally binding obligation of Shareholder enforceable against Shareholder in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(c)The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of his, her or its obligations hereunder and the consummation by Shareholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which Shareholder is a party or by which Shareholder is bound, or any statute, rule or regulation to which Shareholder is subject or, in the event that Shareholder is a corporation, partnership, trust or other entity, any charter, bylaw or other organizational document of Shareholder.

(d)Shareholder is the record or beneficial owner of or is the trustee that is the record holder of, and whose beneficiaries are the beneficial owners of, and has good title to all of the Shares, and the Shares are owned free and clear of any Liens.  Shareholder has the right to vote the Shares, and none of the Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Shares, except as contemplated by this Agreement. Shareholder does not own, of record or beneficially, any shares of capital stock of Seller other than the Shares or any other securities convertible into or exercisable or exchangeable for such capital stock.

Section 4. No Solicitation.  From and after the date hereof until the termination of this Agreement pursuant to Section 6, Shareholder, subject to Section 10, in his, her or its capacity as a shareholder of Seller, shall not, nor shall such Shareholder authorize any partner, officer, director, advisor or representative of, such Shareholder or any of his, her or its affiliates to, directly or indirectly (and, to the extent applicable to Shareholder, such Shareholder shall use commercially reasonable efforts to prohibit any of his, her or its representatives or Affiliates to), (a) initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (b) participate in any discussions or negotiations regarding any Acquisition Proposal or furnish, or otherwise afford access, to any person (other than Buyer) any information or data with respect to Seller or otherwise relating to an Acquisition Proposal, (c) enter into any agreement, agreement in principle or letter of intent with respect to an Acquisition Proposal or approve or resolve to approve any Acquisition Proposal or any agreement, agreement in principle or letter of intent relating to an Acquisition Proposal, (d) solicit proxies with respect to an Acquisition Proposal (other than the Merger Agreement) or otherwise encourage or assist any party in taking or planning any action that would compete with, restrain or otherwise serve to interfere with or inhibit the timely consummation of the Merger in accordance with the terms of the Merger Agreement, or (e) initiate a shareholders’ vote or action by consent of Seller’s shareholders with respect to an Acquisition Proposal.

Section 5. Specific Performance; Remedies; Attorneys’ Fees. Shareholder acknowledges that it is a condition to the willingness of Buyer to enter into the Merger Agreement that Shareholder execute and deliver this Agreement and that it will be impossible to measure in money the damage to Buyer if Shareholder fails to comply with the obligations imposed by this Agreement

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and that, in the event of any such failure, Buyer will not have an adequate remedy at law or in equity. Accordingly, Shareholder agrees that injunctive relief or other equitable remedy is the appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that Buyer has an adequate remedy at law. Shareholder further agrees that Shareholder will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with Buyer’ seeking or obtaining such equitable relief. In addition, after discussing the matter with Shareholder, Buyer shall have the right to inform any third party that Buyer reasonably believes to be, or to be contemplating, participating with Shareholder or receiving from Shareholder assistance in violation of this Agreement, of the terms of this Agreement and of the rights of Buyer hereunder, and that participation by any such persons with Shareholder in activities in violation of Shareholder’s agreement with Buyer set forth in this Agreement may give rise to claims by Buyer against such third party.

Section 6. Term of Agreement; Termination. The term of this Agreement shall commence on the date hereof. This Agreement may be terminated at any time prior to consummation of the transactions contemplated by the Merger Agreement by the mutual written agreement of the parties hereto, and shall be automatically terminated upon the earlier to occur of (a) the Effective Time, or (b) termination of the Merger Agreement.  Upon such termination, no party shall have any further obligations or liabilities hereunder; provided, however, that such termination shall not relieve any party from liability for any breach of this Agreement prior to such termination.

Section 7.Entire Agreement. This Agreement represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby, and this Agreement supersedes any and all other oral or written agreements heretofore made.

Section 8.Modification and Waiver.  No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by each party.  No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of dissimilar provisions or conditions at the same or any prior subsequent time.

Section 9.Severability.  In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their commercially reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

Section 10.Capacity as Shareholder. This Agreement shall apply to Shareholder solely in his or her capacity as a shareholder of Seller and it shall not apply in any manner to Shareholder in his or her capacity as a director or officer of Seller or of Fortune Bank (“FB”), if applicable. Nothing contained in this Agreement shall be deemed to apply to, or limit in any manner, the obligations of Shareholder to comply with his or her fiduciary duties as a director or officer of Seller or FB, if applicable. Shareholder makes no agreement or understanding in this Agreement in Shareholder's capacity as a director or officer of Seller or FB, if applicable, and no actions or omissions by Shareholder in his or her capacity as a director of Seller or FB shall be deemed a breach of this Agreement.

Section 11. Governing Law.  This Agreement shall be governed by, and interpreted and enforced in accordance with, the internal, substantive laws of the State of Missouri, without regard for conflict of law provisions.

Section 12.Disclosure. Shareholder hereby authorizes Seller and Buyer to publish and disclose in any announcement or disclosure required by the Securities and Exchange Commission and in the Proxy Statement such Shareholder’s identity and ownership of the Shares and the nature of Shareholder’s obligations under this Agreement.

Section 13.Counterparts. This Agreement may be executed and delivered by facsimile or by electronic data file and in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.  Signatures delivered by facsimile or by electronic data file shall have the same effect as originals.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

SOUTHERN MISSOURI BANCORP, INC.

By:
Name:	Greg A. Steffens
Title:	President and Chief Executive Officer

SHAREHOLDER

Printed or Typed Name of Shareholder

By:
Name:
Title:

Total Number of Shares of Seller Common Stock Subject to this Agreement:

Signature Page – Voting Agreement

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Exhibit B-1

RESIGNATION, NON-COMPETITION AND NON-DISCLOSURE AGREEMENT

This Resignation, Non-Competition and Non-Disclosure Agreement (“Agreement”), is dated as of September 28, 2021, by and between Daniel L. Jones, an individual resident of the State of Missouri (“Director”), and Southern Missouri Bancorp, Inc., a Missouri corporation and its wholly owned subsidiary, Southern Bank (collectively “Buyer”).  All capitalized terms used but not defined herein shall have the meanings assigned to them in the Merger Agreement (defined below).

RECITALS:

WHEREAS, concurrently with the execution of this Agreement, Buyer, Southern Missouri Acquisition V Corp. (“Merger Sub”) and Fortune Financial Corporation, a Missouri corporation (“Seller”), are entering into an Agreement and Plan of Merger (as such agreement may be subsequently amended or modified, the “Merger Agreement”), providing for, among other things, the merger of Seller with and into Merger Sub, a wholly owned first tier subsidiary of Buyer (the “Merger”), in which the outstanding shares of common stock of Seller will be exchanged solely for cash and Buyer common stock, subject to an election by Seller shareholders;

WHEREAS, Director is a shareholder of Seller and, as a result of the Merger and pursuant to the transactions contemplated by the Merger Agreement, Director is expected to receive significant consideration in exchange for the shares of Seller Common Stock held by Director and awards to Director of options to acquire shares of Seller Common Stock and a change in control payment pursuant to the employment agreement dated ______ among the Director and FB (as defined below;

WHEREAS, the goodwill associated with the acquisition of Director’s shares of Seller by Buyer through the Merger is of significant value and is critical to Buyer’s decision to consummate the Merger.

WHEREAS, prior to the date hereof, Director has served as a member of the Board of Directors of Seller or its wholly owned subsidiary, FortuneBank (“FB”), and as an officer of FB and, therefore, Director has knowledge of the Confidential Information and Trade Secrets (as hereinafter defined);

WHEREAS, as a result of the Merger, Buyer will succeed to all of the Confidential Information and Trade Secrets, for which Buyer as of the Effective Time will have paid valuable consideration and desires reasonable protection; and

WHEREAS, it is a material prerequisite to the consummation of the Merger that all of the directors of Seller, including Director, execute and deliver this Agreement.

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AGREEMENT:

NOW, THEREFORE, in consideration of these premises and the mutual covenants and undertakings herein contained, Buyer and Director, each intending to be legally bound, covenant and agree as follows:

Section 1.Resignation.  The Director does hereby resign, to the extent applicable, as a member of the board of directors of Seller and as an officer of Seller at the Effective Time and, to the extent applicable, as a member of the board of directors of FB and as an officer of FB at the time of the consummation of the merger of FB with and into Southern Bank; provided, that, such resignation shall have no effect on any agreements then in effect between the Director, on the one hand, and Seller, FB, Buyer, Merger Sub and/or Southern Bank, on the other hand. Buyer agrees that Director shall receive a lump sum payment equal to the severance payment specified in Section 12(e) of Director’s current employment agreement with FB (the “FB Employment Agreement”) as if Director terminated his employment for Good Reason (as defined in the FB Employment Agreement), with such lump sum to be paid by Buyer at the Effective Time.

Section 2. Restrictive Covenants.

(a)Buyer and the Director acknowledge and agree that: (i) various business connections, clientele and customers have been established by Seller and FB (collectively the “Seller Entities”) and will be maintained at a great expense to Buyer; (ii) by virtue of the Director's service as a member of the boards of directors  of the Seller Entities, the Director has become familiar with the identity and the business needs of the customers and clientele of the Seller Entities; and (iii) Buyer will sustain great loss and damage if the Director violates the covenants and agreements hereinafter set forth, for which loss and damage Buyer does not have an adequate remedy at law. Director acknowledges that (i) Buyer has separately bargained for the restrictive covenants in this Agreement; and (ii) the types and periods of restrictions imposed by the covenants in this Agreement are fair and reasonable to Director and such restrictions will not prevent Director from earning a livelihood.
(b)Having acknowledged the foregoing, solely in the event that the Merger is consummated, Director expressly covenants and agrees with Buyer as follows:
(i)For a period beginning at the Effective Time and ending eighteen (18) months after the Effective Time (the “Restricted Period”), the Director shall not, unless acting with the prior written consent of Buyer, whether for the Director’s own benefit or for the benefit of any other person, firm, corporation or other business organization (each a “Person”) (A) refer any customer, as of the Effective Time, including but not limited to loan, deposit and asset management customers, of the Seller Entities to any Competing Business (as defined in this Section below) other than the financial institution subsidiaries of Buyer; (B) except as expressly provided on Schedule I to this Agreement, solicit the business or patronage of any Seller Entity customer as of the Effective Time, including actively sought prospective customers of FB, for the purpose of providing products or services by a Competing Business; (C) induce any Seller Entity customer as of the Effective Time to terminate or reduce any aspect of its relationship with Buyer or any of its financial institution subsidiaries in any material respect; (D) except as an officer, director, employee or consultant of Buyer or any of its financial institution subsidiaries, and as expressly provided on Schedule I to this Agreement, participate as a director, manager, officer or employee or consultant of a Competing Business that has an office located within the Restricted Territory (as defined in this Section below), (E) invest in more than 2% of the capital stock of any financial institution or financial institution in formation located in Jefferson County, Missouri, or (F) except for the individuals with existing relationships as set forth under Schedule II hereof, who may continue to work with Director consistent with past practices, for a period of one (1) year following the Effective Time, solicit or recruit or attempt to solicit or recruit, directly or by assisting others, any employee of Buyer or any of its financial institution subsidiaries, whether or not such employee is a full-time employee or a temporary employee, whether or not such employment is pursuant to a written agreement and whether or not such employment is for a determined period or is at will, or take any action intended, or that a reasonable person acting in like circumstances would expect, to have the effect of causing any officer or employee of, or vendor or service provider doing business with, Buyer or any of its financial institution subsidiaries to terminate his, her or its employment or independent contractor relationship with Buyer or any of its financial institution subsidiaries; provided that the foregoing will not prevent the placement of any general solicitation for employment not specifically directed towards employees of Buyer or any of its financial institution subsidiaries or hiring any such person as a result thereof. For purposes of this Section (b)(i), the following terms shall be defined as set forth below:
(a)	“Competing Business” means any business, enterprise, operation, activity or service that provides the same or substantially similar products or services to the products or services of Buyer, Southern Bank or the Seller Entities as such exist or are contemplated by the Seller Entities as of the Effective Time, but excludes Director’s existing real estate and farming activity (it is also understood and agreed that the formation and operation of a company solely formed for the purpose of serving as a holding company, for administrative and not operational purposes, of a to be

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formed or acquired financial institution whose operations and market area shall not be located in the Missouri counties of Jefferson, St. Louis, St. Charles, Washington, St. Genevieve, or the City of St. Louis, shall not be considered a Competing Business);
(b)	“financial institution” includes any business engaged in the business of banking or that of owning or managing or controlling a bank or banks (which term shall include, but is not limited to, commercial banks, mortgage companies, savings and loan associations, credit unions and savings banks, or a holding company thereof); and
(c)	“Restricted Territory” means the Missouri counties of Jefferson, St. Louis, St. Charles, Washington, St. Genevieve, and the City of St. Louis.
(ii)Director will not disclose or use for his or her personal benefit, or disclose, communicate or divulge to, or use for the direct or indirect benefit of any Person other than Buyer and its financial institution subsidiaries at all times after the Effective Time, any confidential information regarding the business methods, business policies, procedures, techniques, research or development projects or results, trade secrets, or other knowledge or processes of or developed by any of the Seller Entities or any names and addresses of customers or any data on or relating to past, present or prospective customers or suppliers, financial data, financial plans, product plans or any other information relating to or dealing with the business operations or activities of any of the Seller Entities (including that which gives FB an opportunity to obtain an advantage over competitors who do not know or use it), made known to the Director or learned or acquired by the Director while an employee or director of any of the Seller Entities that is not commonly known by or available to competitors of FB or Southern Bank or the public (“Confidential Information” and “Trade Secrets”) for so long as such information remains Confidential Information or a Trade Secret, as applicable; provided, however, that the foregoing restrictions shall not apply to (a) any such data or information which is or comes into the public domain other than through the fault or negligence of the Director, (b) any disclosure ordered by a court of competent  jurisdiction or as otherwise required by law, (c) information that has been independently developed and disclosed by others, or (d) information that has otherwise entered the public domain through lawful means. In the event that Director is required by law to disclose any Confidential Information and Trade Secrets, Director will: (A) if and to the extent permitted by such law provide Buyer with prompt notice of such requirement prior to the disclosure so that Buyer may waive the requirements of this Agreement or seek an appropriate protective order at Buyer’s sole expense; and (B) use commercially reasonable efforts to obtain assurances that any Confidential Information and Trade Secrets disclosed will be accorded confidential treatment substantially on the same basis as provided in this Agreement. If, in the absence of a waiver or protective order, Director is nonetheless, in the opinion of his or her counsel, required to disclose Confidential Information and Trade Secrets, disclosure may be made only as to that portion of the Confidential Information and Trade Secrets that counsel advises Director is required to be disclosed.  Nothing in this Agreement shall be interpreted or applied to prohibit Director from providing information to the auditors of Seller or Buyer or to any regulator, governmental agency or other governmental entity having jurisdiction over Seller, Buyer or their respective subsidiaries, or from participating in an investigation by any such entity, or from providing disclosure in compliance with a lawful subpoena. In addition, pursuant to the Defend Trade Secrets Act of 2016, 18 U.S.C. §1833(b), Director understands that an individual may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a Trade Secret that (i) is made (A) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding.  Further, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the employer's Trade Secrets to the attorney and use the Trade Secret information in the court proceeding if the individual (y) files any document containing the Trade Secret under seal; and (z) does not disclose the Trade Secret, except pursuant to court order.
(iii)During the Restricted Period, the Director will not make any remarks or statements, whether orally or in writing, about Buyer or any of its financial institution subsidiaries, any of their respective products or services, or any of their respective directors, officers, employees, agents or representatives that are disparaging.  The restrictions in this subparagraph, however, do not prohibit the Director from taking any action relating to the enforcement of his or her rights under the Merger Agreement and the related documents.

Section 3. Specific Performance.  Director acknowledges that irreparable loss and injury would result to Buyer upon the breach of any of the covenants contained in this Agreement and that damages arising out of such breach would be difficult to ascertain. Director hereby agrees that, in addition to all other remedies provided at law or in equity, Buyer may petition and obtain from a court of law or equity, without the necessity of proving actual damages and without posting any bond or other security, both temporary and permanent injunctive relief to prevent a breach by Director of this Agreement, and shall be entitled to an equitable accounting of all earnings, profits and other benefits arising out of any such breach. Moreover, if the Director has violated any of the provisions of  Section  2, Buyer’s right to injunctive relief shall include, without limitation, the imposition of an additional period of time during which the

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Director will be required to comply with the violated provisions thereof, which period of time shall not be less than the period of time the Director was in violation of said provisions of Section 2.  In the event of any legal action between the Director and Buyer under this Agreement, the prevailing party in such action shall be entitled to recover from the non-prevailing party reasonable fees and disbursements of his, her or its counsel (plus any court costs) incurred by such prevailing party in connection with such legal action.

Section 4.Termination. This Agreement may be terminated at any time by the written consent of Buyer and the Director, and this Agreement shall be automatically terminated upon the earlier of (i) termination of the Merger Agreement in accordance with its terms; or (ii) eighteen (18) months following the Effective Time, subject to any extension of the time period under Section 3.  Upon termination of this Agreement, no party shall have any further obligations or liabilities hereunder, except that termination of this Agreement will not relieve a breaching party from liability for any breach of any provision of this Agreement occurring prior to the termination of this Agreement.

Section 5.Notices.  All notices, requests and other communications hereunder to a party, shall be in writing and shall be deemed properly given if delivered (a) personally, (b) by registered or certified mail (return receipt requested), with adequate postage prepaid thereon, (c) by properly addressed electronic mail delivery (with confirmation of delivery receipt), or (d) by reputable courier service to such party at its address set forth below, or at such other address or addresses as such party may specify from time to time by notice in like manner to the parties hereto. All notices shall be deemed effective upon delivery.

If to Buyer:	Southern Missouri Bancorp, Inc.
2991 Oak Grove Road
Poplar Bluff, MD 63901
Attn: Greg A. Steffens, President and Chief Executive Officer
E-mail: gsteffens@bankwithsouthern.com

If to Director:

The address of the Director’s principal residence as it appears in the Seller’s records as of the date hereof, as subsequently modified by the Director’s provision of notice regarding the same to Buyer.

Section 6.Governing Law.  This Agreement shall be governed by, and interpreted and enforced in accordance with, the internal, substantive laws of the State of Missouri, without regard for conflict of law provisions.

Section 7.Modification and Waiver. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Director and Buyer. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of dissimilar provisions or conditions at the same or any prior subsequent time.

Section 8.Severability. If any provision of this Agreement shall be held by a court of competent jurisdiction to be unreasonable as to duration, activity or subject, it shall be deemed to extend only over the maximum duration, range of activities or subjects as to which such provision shall be valid and enforceable under applicable law. In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement. Accordingly, if any provision shall be determined to be invalid or unenforceable either in whole or in part, including without limitation the geographic scope or duration of such provision, the parties hereto agree that the court making such determination shall have the power to reduce the scope or duration of such provision or to delete specific words or phrases as necessary (but only to the minimum extent necessary) to cause such provision or part to be valid and enforceable. If such court does not have the legal authority to take the actions described in the preceding sentence, the parties agree to negotiate in good faith a modified provision that would, in so far as possible, reflect the original intent of this Agreement, including without limitation Section 2 hereof, without violating applicable law.

Section 9.Counterparts.  This Agreement may be executed and delivered by facsimile or by electronic data file and in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart.  Signatures delivered by facsimile or by electronic data file shall have the same effect as originals.

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Section 10.Entire Agreement; Binding Effect.  This Agreement is entered into as a condition to consummation of the Merger under the Merger Agreement and represents the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings of the parties in connection therewith, except to the extent specifically referred to herein. This Agreement shall be binding upon and inure to the benefit of the parties and Buyer’s successors in interest.

Section 11.Construction; Interpretation. Whenever the singular number is used in this Agreement and when required by the context, the same shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The headings in this Agreement are for convenience only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any of its provisions.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

SOUTHERN MISSOURI BANCORP, INC.

By:
Name:	Greg A. Steffens
Title:	President and Chief Executive Officer

DIRECTOR

Signature Page – Non-Competition and Non-Disclosure Agreement

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Schedule I

For avoidance of doubt, the parties acknowledge and agree that the restrictions set forth in Section 2(b) (i)(B) and (D) shall not apply to any of the following activities of Director:

1.	The provision of legal services by Director to any Person.
2.	The offer and sale of insurance products by Director to any Person.
3.	The provision of investment advisory and brokerage services by Director to any Person.
4.	The provision of private equity/venture capital financing by Director to any Person.
5.	The provision of accounting services by Director to any Person.
6.	The ownership of 5% or less of any class of securities of any Person.
7.	The provision of automobile financing in connection with the operation of auto dealerships.
8.	Obtaining banking-related services or products for entities owned or controlled by the Director.
9.	Referrals of clients or obtaining banking-related services in connection with the conduct of real estate or mortgage broker businesses.
10.	Activities that are incidental to the Director’s performance of his or her profession so long as such activities are not a scheme to circumvent the restrictions contained in this Agreement.

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Schedule II

Chris Ford

Nancy Marciante

Scott Weidenbenner

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Exhibit B-2

RESIGNATION, NON-COMPETITION AND NON-DISCLOSURE AGREEMENT

This Resignation, Non-Competition and Non-Disclosure Agreement (“Agreement”), is dated as of September 28, 2021, by and between,                                             , an individual resident of the State of Missouri (“Director”), and Southern Missouri Bancorp, Inc., a Missouri corporation and its wholly owned subsidiary, Southern Bank (collectively “Buyer”).  All capitalized terms used but not defined herein shall have the meanings assigned to them in the Merger Agreement (defined below).

RECITALS:

WHEREAS, concurrently with the execution of this Agreement, Buyer, Southern Missouri Acquisition V Corp. (“Merger Sub”) and Fortune Financial Corporation, a Missouri corporation (“Seller”), are entering into an Agreement and Plan of Merger (as such agreement may be subsequently amended or modified, the “Merger Agreement”), providing for, among other things, the merger of Seller with and into Merger Sub, a wholly owned first tier subsidiary of Buyer (the “Merger”), in which the outstanding shares of common stock of Seller will be exchanged solely for cash and Buyer common stock, subject to an election by Seller shareholders;

WHEREAS, Director is a shareholder of Seller and, as a result of the Merger and pursuant to the transactions contemplated by the Merger Agreement, Director is expected to receive significant consideration in exchange for the shares of Seller Common Stock held by Director and awards to Director of options to acquire shares of Seller Common Stock;

WHEREAS, the goodwill associated with the acquisition of Director’s shares of Seller by Buyer through the Merger is of significant value and is critical to Buyer’s decision to consummate the Merger.

WHEREAS, prior to the date hereof, Director has served as a member of the Board of Directors of Seller or its wholly owned subsidiary, FortuneBank (“FB”), and as an officer of FB and, therefore, Director has knowledge of the Confidential Information and Trade Secrets (as hereinafter defined);

WHEREAS, as a result of the Merger, Buyer will succeed to all of the Confidential Information and Trade Secrets, for which Buyer as of the Effective Time will have paid valuable consideration and desires reasonable protection; and

WHEREAS, it is a material prerequisite to the consummation of the Merger that all of the directors of Seller, including Director, execute and deliver this Agreement.

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AGREEMENT:

NOW, THEREFORE, in consideration of these premises and the mutual covenants and undertakings herein contained, Buyer and Director, each intending to be legally bound, covenant and agree as follows:

Section 1.Resignation.  The Director does hereby resign, to the extent applicable, as a member of the board of directors of Seller and as an officer of Seller at the Effective Time and, to the extent applicable, as a member of the board of directors of FB and as an officer of FB at the time of the consummation of the merger of FB with and into Southern Bank; provided, that, such resignation shall have no effect on any agreements then in effect between the Director, on the one hand, and Seller, FB, Buyer, Merger Sub and/or Southern Bank, on the other hand.

Section 2. Restrictive Covenants.

(c)Buyer and the Director acknowledge and agree that: (i) various business connections, clientele and customers have been established by Seller and FB (collectively the “Seller Entities”) and will be maintained at a great expense to Buyer; (ii) by virtue of the Director's service as a member of the boards of directors  of the Seller Entities, the Director has become familiar with the identity and the business needs of the customers and clientele of the Seller Entities; and (iii) Buyer will sustain great loss and damage if the Director violates the covenants and agreements hereinafter set forth, for which loss and damage Buyer does not have an adequate remedy at law. Director acknowledges that (i) Buyer has separately bargained for the restrictive covenants in this Agreement; and (ii) the types and periods of restrictions imposed by the covenants in this Agreement are fair and reasonable to Director and such restrictions will not prevent Director from earning a livelihood.
(d)Having acknowledged the foregoing, solely in the event that the Merger is consummated, Director expressly covenants and agrees with Buyer as follows:
(i)For a period beginning at the Effective Time and ending eighteen (18) months after the Effective Time (the “Restricted Period”), the Director shall not, unless acting with the prior written consent of Buyer, whether for the Director’s own benefit or for the benefit of any other person, firm, corporation or other business organization (each a “Person”) (A) refer any customer, as of the Effective Time, including but not limited to loan, deposit and asset management customers, of the Seller Entities to any Competing Business (as defined in this Section below) other than the financial institution subsidiaries of Buyer; (B) except as expressly provided on Schedule I to this Agreement, solicit the business or patronage of any Seller Entity customer as of the Effective Time, including actively sought prospective customers of FB, for the purpose of providing products or services by a Competing Business; (C) induce any Seller Entity customer as of the Effective Time to terminate or reduce any aspect of its relationship with Buyer or any of its financial institution subsidiaries in any material respect; (D) except as an officer, director, employee or consultant of Buyer or any of its financial institution subsidiaries, and as expressly provided on Schedule I to this Agreement, participate as a director, manager, officer or employee or consultant of a Competing Business that has an office located within the Restricted Territory (as defined in this Section below), (E) invest in more than 2% of the capital stock of any financial institution or financial institution in formation located in Jefferson County, Missouri, or (F) except for the individuals with existing relationships as set forth under Schedule II hereof, who may continue to work with Director consistent with past practices, for a period of one (1) year following the Effective Time, solicit or recruit or attempt to solicit or recruit, directly or by assisting others, any employee of Buyer or any of its financial institution subsidiaries, whether or not such employee is a full-time employee or a temporary employee, whether or not such employment is pursuant to a written agreement and whether or not such employment is for a determined period or is at will, or take any action intended, or that a reasonable person acting in like circumstances would expect, to have the effect of causing any officer or employee of, or vendor or service provider doing business with, Buyer or any of its financial institution subsidiaries to terminate his, her or its employment or independent contractor relationship with Buyer or any of its financial institution subsidiaries; provided that the foregoing will not prevent the placement of any general solicitation for employment not specifically directed towards employees of Buyer or any of its financial institution subsidiaries or hiring any such person as a result thereof. For purposes of this Section (b)(i), the following terms shall be defined as set forth below:

(a)	“Competing Business” means any business, enterprise, operation, activity or service that provides the same or substantially similar products or services to the products or services of Buyer, Southern Bank or the Seller Entities as such exist or are contemplated by the Seller Entities as of the Effective Time, but excludes Director’s existing real estate and farming activity (it is also understood and agreed that the formation and operation of a company solely formed for the purpose of serving as a holding company, for administrative and not operational purposes, of a to be formed or acquired financial institution whose operations and market area shall not be located in the Missouri counties of Jefferson, St. Louis, St. Charles, Washington, St. Genevieve, or the City of St. Louis, shall not be considered a Competing Business);

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(b)	“financial institution” includes any business engaged in the business of banking or that of owning or managing or controlling a bank or banks (which term shall include, but is not limited to, commercial banks, mortgage companies, savings and loan associations, credit unions and savings banks, or a holding company thereof); and
(c)	“Restricted Territory” means the area within a 20-mile radius from the Seller’s headquarters office.
(ii)Director will not disclose or use for his or her personal benefit, or disclose, communicate or divulge to, or use for the direct or indirect benefit of any Person other than Buyer and its financial institution subsidiaries at all times after the Effective Time, any confidential information regarding the business methods, business policies, procedures, techniques, research or development projects or results, trade secrets, or other knowledge or processes of or developed by any of the Seller Entities or any names and addresses of customers or any data on or relating to past, present or prospective customers or suppliers, financial data, financial plans, product plans or any other information relating to or dealing with the business operations or activities of any of the Seller Entities (including that which gives FB an opportunity to obtain an advantage over competitors who do not know or use it), made known to the Director or learned or acquired by the Director while an employee or director of any of the Seller Entities that is not commonly known by or available to competitors of FB or Southern Bank or the public (“Confidential Information” and “Trade Secrets”) for so long as such information remains Confidential Information or a Trade Secret, as applicable; provided, however, that the foregoing restrictions shall not apply to (a) any such data or information which is or comes into the public domain other than through the fault or negligence of the Director, (b) any disclosure ordered by a court of competent  jurisdiction or as otherwise required by law, (c) information that has been independently developed and disclosed by others, or (d) information that has otherwise entered the public domain through lawful means. In the event that Director is required by law to disclose any Confidential Information and Trade Secrets, Director will: (A) if and to the extent permitted by such law provide Buyer with prompt notice of such requirement prior to the disclosure so that Buyer may waive the requirements of this Agreement or seek an appropriate protective order at Buyer’s sole expense; and (B) use commercially reasonable efforts to obtain assurances that any Confidential Information and Trade Secrets disclosed will be accorded confidential treatment substantially on the same basis as provided in this Agreement. If, in the absence of a waiver or protective order, Director is nonetheless, in the opinion of his or her counsel, required to disclose Confidential Information and Trade Secrets, disclosure may be made only as to that portion of the Confidential Information and Trade Secrets that counsel advises Director is required to be disclosed.  Nothing in this Agreement shall be interpreted or applied to prohibit Director from providing information to the auditors of Seller or Buyer or to any regulator, governmental agency or other governmental entity having jurisdiction over Seller, Buyer or their respective subsidiaries, or from participating in an investigation by any such entity, or from providing disclosure in compliance with a lawful subpoena. In addition, pursuant to the Defend Trade Secrets Act of 2016, 18 U.S.C. §1833(b), Director understands that an individual may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a Trade Secret that (i) is made (A) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding.  Further, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the employer's Trade Secrets to the attorney and use the Trade Secret information in the court proceeding if the individual (y) files any document containing the Trade Secret under seal; and (z) does not disclose the Trade Secret, except pursuant to court order.
(iv)During the Restricted Period, the Director will not make any remarks or statements, whether orally or in writing, about Buyer or any of its financial institution subsidiaries, any of their respective products or services, or any of their respective directors, officers, employees, agents or representatives that are disparaging.  The restrictions in this subparagraph, however, do not prohibit the Director from taking any action relating to the enforcement of his or her rights under the Merger Agreement and the related documents.

Section 3. Specific Performance.  Director acknowledges that irreparable loss and injury would result to Buyer upon the breach of any of the covenants contained in this Agreement and that damages arising out of such breach would be difficult to ascertain. Director hereby agrees that, in addition to all other remedies provided at law or in equity, Buyer may petition and obtain from a court of law or equity, without the necessity of proving actual damages and without posting any bond or other security, both temporary and permanent injunctive relief to prevent a breach by Director of this Agreement, and shall be entitled to an equitable accounting of all earnings, profits and other benefits arising out of any such breach. Moreover, if the Director has violated any of the provisions of  Section  2, Buyer’s right to injunctive relief shall include, without limitation, the imposition of an additional period of time during which the Director will be required to comply with the violated provisions thereof, which period of time shall not be less than the period of time the Director was in violation of said provisions of Section 2.  In the event of any legal action between the Director and Buyer under this Agreement, the prevailing party in such action shall be entitled to recover from the non-prevailing party reasonable fees and disbursements of his, her or its counsel (plus any court costs) incurred by such prevailing party in connection with such legal action.

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Section 4.Termination. This Agreement may be terminated at any time by the written consent of Buyer and the Director, and this Agreement shall be automatically terminated upon the earlier of (i) termination of the Merger Agreement in accordance with its terms; or (ii) eighteen (18) months following the Effective Time, subject to any extension of the time period under Section 3.  Upon termination of this Agreement, no party shall have any further obligations or liabilities hereunder, except that termination of this Agreement will not relieve a breaching party from liability for any breach of any provision of this Agreement occurring prior to the termination of this Agreement.

Section 5.Notices.  All notices, requests and other communications hereunder to a party, shall be in writing and shall be deemed properly given if delivered (a) personally, (b) by registered or certified mail (return receipt requested), with adequate postage prepaid thereon, (c) by properly addressed electronic mail delivery (with confirmation of delivery receipt), or (d) by reputable courier service to such party at its address set forth below, or at such other address or addresses as such party may specify from time to time by notice in like manner to the parties hereto. All notices shall be deemed effective upon delivery.

If to Buyer:Southern Missouri Bancorp, Inc.

2991 Oak Grove Road

Poplar Bluff, MD 63901

Attn:Greg A. Steffens, President and Chief Executive Officer

E-mail:   gsteffens@bankwithsouthern.com

If to Director:

The address of the Director’s principal residence as it appears in the Seller’s records as of the date hereof, as subsequently modified by the Director’s provision of notice regarding the same to Buyer.

Section 6.Governing Law.  This Agreement shall be governed by, and interpreted and enforced in accordance with, the internal, substantive laws of the State of Missouri, without regard for conflict of law provisions.

Section 7.Modification and Waiver. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Director and Buyer. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of dissimilar provisions or conditions at the same or any prior subsequent time.

Section 8.Severability. If any provision of this Agreement shall be held by a court of competent jurisdiction to be unreasonable as to duration, activity or subject, it shall be deemed to extend only over the maximum duration, range of activities or subjects as to which such provision shall be valid and enforceable under applicable law. In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement. Accordingly, if any provision shall be determined to be invalid or unenforceable either in whole or in part, including without limitation the geographic scope or duration of such provision, the parties hereto agree that the court making such determination shall have the power to reduce the scope or duration of such provision or to delete specific words or phrases as necessary (but only to the minimum extent necessary) to cause such provision or part to be valid and enforceable. If such court does not have the legal authority to take the actions described in the preceding sentence, the parties agree to negotiate in good faith a modified provision that would, in so far as possible, reflect the original intent of this Agreement, including without limitation Section 2 hereof, without violating applicable law.

Section 9.Counterparts.  This Agreement may be executed and delivered by facsimile or by electronic data file and in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart.  Signatures delivered by facsimile or by electronic data file shall have the same effect as originals.

Section 10.Entire Agreement; Binding Effect.  This Agreement is entered into as a condition to consummation of the Merger under the Merger Agreement and represents the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings of the parties in connection therewith, except to the extent specifically referred to herein. This Agreement shall be binding upon and inure to the benefit of the parties and Buyer’s successors in interest.

Section 11.Construction; Interpretation. Whenever the singular number is used in this Agreement and when required by the context, the same shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed

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by the words “without limitation.” The headings in this Agreement are for convenience only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any of its provisions.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

SOUTHERN MISSOURI BANCORP, INC.

By:
Name:	Greg A. Steffens
Title:	President and Chief Executive Officer

DIRECTOR

Signature Page – Non-Competition and Non-Disclosure Agreement

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Schedule I

For avoidance of doubt, the parties acknowledge and agree that the restrictions set forth in Section 2(b) (i)(B) and (D) shall not apply to any of the following activities of Director:

11.	The provision of legal services by Director to any Person.
12.	The offer and sale of insurance products by Director to any Person.
13.	The provision of investment advisory and brokerage services by Director to any Person.
14.	The provision of private equity/venture capital financing by Director to any Person.
15.	The provision of accounting services by Director to any Person.
16.	The ownership of 5% or less of any class of securities of any Person.
17.	The provision of automobile financing in connection with the operation of auto dealerships.
18.	Obtaining banking-related services or products for entities owned or controlled by the Director.
19.	Referrals of clients or obtaining banking-related services in connection with the conduct of real estate or mortgage broker businesses.
20.	Activities that are incidental to the Director’s performance of his or her profession so long as such activities are not a scheme to circumvent the restrictions contained in this Agreement.

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Schedule II

Chris Ford

Nancy Marciante

Scott Weidenbenner

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Exhibit C

AGREEMENT FOR MERGER

This AGREEMENT FOR MERGER (this “Agreement”) is made and entered into as of the ____ day of _____, 2021, by and between FortuneBank, a Missouri chartered trust company with banking powers with its principal office located at 3494 Jeffco Blvd., Arnold, MO 63010 (“FB”), and Southern Bank, a Missouri chartered trust company with banking powers with its principal office located at 2991 Oak Grove Road, Poplar Bluff, MO 63901 (“SB”).

RECITALS

WHEREAS, Southern Missouri Bancorp, Inc., the sole owner of and holding company of SB and Southern Missouri Acquisition V Corp., a transitory subsidiary of Southern Missouri Bancorp, Inc. formed for the sole purpose of facilitating the Merger (as defined below), and Fortune Financial Corporation., the sole owner of and holding company of FB, have entered into an Agreement and Plan of Merger dated September 28, 2021 (the “Merger Agreement”);

WHEREAS, the Merger Agreement contemplates three mergers in the following order: (a) the merger of Southern Missouri Acquisition V Corp. with and into Fortune Financial Corporation (the “Merger”); (b) the merger of Fortune Financial Corporation with and into Southern Missouri Bancorp, Inc. (the “Second-Step Merger”); and (c) the merger of FB with and into SB pursuant to this Agreement (the “Bank Merger”);

WHEREAS, each of the three mergers is subject to receipt of requisite regulatory and corporate approvals; and

WHEREAS, FB and SB desire to set forth certain terms and conditions for the Bank Merger, as identified in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises set forth below, the parties enter into the following agreement.

AGREEMENT

§ 1Bank Merger.  FB shall merge with and into SB in the Bank Merger following the consummation of the Merger and the Second-Step Merger.

§ 2Receiving Institution.  The receiving institution in the Bank Merger (the “Receiving Institution”) shall be SB, which is chartered under Missouri law.

§ 3Home or Principal Office of the Receiving Institution.  The home or principal office of the Receiving Institution shall be located at 2991 Oak Grove Road, Poplar Bluff, MO 63901.  The branch offices of the Receiving Institution shall be the branch offices of SB and the offices of FB, the addresses of which are listed on Appendix A attached hereto, which constitutes a part of this Agreement.

§ 4Charter and Bylaws of the Receiving Institution.  After the Bank Merger, the Receiving Institution shall operate under the existing charter and bylaws of SB.

§ 5Directors of the Receiving Institution.  The number of directors of the Receiving Institution shall be nine.  The names and residence addresses of those persons who shall serve as directors of the Receiving Institution and the expiration dates of their terms are listed on Appendix B attached hereto, which constitutes a part of this Agreement.

§ 6Accounts.  Upon the Effective Time (as defined below), each accountholder of FB shall receive, without payment, a withdrawable account or accounts in the Receiving Institution equal in withdrawal value to the account or accounts held in FB on such date, featuring the same rate, maturity and other terms.

§ 7Effect of the Bank Merger; Transfer of Assets and Liabilities Upon Bank Merger.  Upon the Effective Time, the separate existence of FB shall cease and the Receiving Institution shall possess all assets and property of every description, and every interest in the assets and property, wherever located, and the rights, privileges, immunities, powers, franchises and authority, of a public as well as of a private nature, of FB and SB and all obligations belonging or due to each, all of which shall be vested in the Receiving Institution without further act or deed; title to any real estate vested in FB or SB shall be vested in the Receiving Institution and shall not revert or in any way be impaired by reason of the Bank Merger; the Receiving Institution shall have all the liabilities of FB and of SB; and all assets and property (real, personal, and mixed, tangible and intangible, choses in action, rights and credits) then owned by

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FB and SB or which would inure to either of them, shall, immediately by operation of law and without any conveyance, transfer, or further action, become the property of the Receiving Institution.  The Receiving Institution shall be deemed to be a continuation of the entity of FB and of SB, the rights and obligations of which shall succeed to such rights and obligations and the duties and liabilities connected therewith, subject to federal law.

§ 8Capital Stock.  As of the Effective Time, the amount of the capital stock of SB, consisting solely of shares of common stock, par value $.01 per share, issued and outstanding immediately prior to the Bank Merger shall remain issued and outstanding and shall constitute the only shares of capital stock of the Receiving Institution issued and outstanding immediately after the Bank Merger.  Each share of the capital stock of FB, consisting solely of common stock with a par value of $100.00 per share issued and outstanding immediately prior to the Bank Merger, and each share of capital stock of FB held as treasury stock by FB at such time, shall by virtue of the Bank Merger and without any action by the issuer or the holder thereof, be surrendered, retired and cancelled.

§ 9Effective Time of Bank Merger.  The effective time of the Bank Merger (the “Effective Time”) shall be the close of business on the date (the "Closing Date") a copy of the minutes of the sole stockholder of the parties hereto at which this Agreement is approved and ratified, certified and verified by the Secretary of the respective parties, together with a copy of this Agreement and the written approval of this Agreement by the Director of the Missouri Division of Finance, are filed in the public records of the Missouri Division of Finance.

§ 10Actions, Further Actions; Amendment; Headings.

(a)  This Agreement has been approved by the respective boards of directors of the parties.

(b)An executed copy of this Agreement and copies of the proceedings of the respective boards of directors of the parties certified and verified by the secretary of the respective parties shall be submitted in duplicate to the Director of the Missouri Division of Finance for approval.

(c)This Agreement has been approved and ratified by the board of directors of Southern Missouri Bancorp, Inc, acting in its capacity as the sole stockholder of SB and as the entity who will become, in the Second-Step Merger, the owner of 100.0% of the issued and outstanding FB Common Stock.

(d)No amendment or modification of this Agreement shall be binding unless approved by action of the respective boards of directors of the parties and executed in writing by the parties or their successors.

(e)Section headings are not to be considered part of this Agreement, are solely for convenience of reference, and shall not affect the meaning or interpretation of this Agreement or any of its provisions.

§ 11Termination.  This Agreement shall terminate automatically without any action by the parties in the event that the Merger Agreement is terminated.  After consummation of the Merger and the Second-Step Merger, this Agreement may be terminated by action of Southern Missouri Bancorp, Inc.as the sole stockholder of the parties hereto.

§ 12Entire Agreement, Severability.

(a)This Agreement, together with any interpretation or understanding agreed to in writing by the parties, constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the parties in connection with it.

(b)If any provision of this Agreement is invalid or unenforceable, all of the remaining provisions of this Plan shall remain in full force and effect and shall be binding upon the parties.

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§ 13Governing Law.  This Agreement and the rights and obligations under it shall be governed by the laws of the State of Missouri and, to the extent applicable, federal law.  Nothing in this Agreement shall require any unlawful action or inaction by either party.  This Agreement is intended to satisfy the requirements of a plan of merger under Chapter 362 of the Missouri Revised Statutes.

§ 14Acknowledgment.  Each party to this Agreement, by the execution of this Agreement, acknowledges and affirms that its board of directors has approved this Agreement and the Bank Merger, authorized the execution of this Agreement, empowered its signatories to execute this Agreement, and authorized the filing of this Agreement with the Director of the Missouri Division of Finance and federal officials as required by applicable law.

[signature page follows]

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The parties have on the date first written above caused this Agreement to be executed by their duly authorized officers.

FORTUNEBANK
[SEAL]

By:
Daniel Jones, Chairman and Chief
Executive Officer

ATTEST:

___________________________________
Secretary

STATE OF MISSOURI )
) ss.
COUNTY OF JEFFERSON )

On this ____ day of _______, 20__before me personally appeared Daniel Jones, to me personally known, who being by me duly sworn did say that he is the Chairman and Chief Executive Officer of  FortuneBank, a trust company with banking powers organized under the laws of the state of Missouri, and that the seal affixed to the foregoing instrument is the corporate seal of said corporation and that said instrument was signed and sealed on behalf of said corporation by authority of its Board of Directors, and said Daniel Jones acknowledged said instrument to be the free act and deed of said corporation.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed by official seal at my office in ____________________ the day and year last above written.

(SEAL)
Printed Name:
Notary Public in and for said State
Commissioned in _________ County

My Commission Expires:

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SOUTHERN BANK
[SEAL]

By:
Greg Steffens, President and Chief Executive Officer

Lorna Brannum, Secretary
ATTEST:

___________________________________
Lorna Brannum, Secretary

STATE OF MISSOURI )
) ss.
COUNTY OF BUTLER )

On this ____ day of ___, 20___, before me personally appeared Greg Steffens, to me personally known, who being by me duly sworn did say that he is the President and Chief Executive Officer of Southern Bank, a trust company with banking powers organized under the laws of the State of Missouri, and that the seal affixed to the foregoing instrument is the corporate seal of said corporation and that said instrument was signed and sealed on behalf of said corporation by authority of its Board of Directors, and said Greg Steffens acknowledged said instrument to be the free act and deed of said corporation.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed by official seal at my office in ____________________ the day and year last above written.

(SEAL)
Printed Name:
Notary Public in and for said State
Commissioned in Butler County

My Commission Expires:

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CERTIFICATION AND VERIFICATION

The undersigned secretary of FortuneBank (the “Bank”) hereby certifies and, being duly sworn upon his oath, verifies that the attached resolutions of the sole stockholder of the Bank dated ________, 20__ are true, complete and exact copies of the minutes of said meeting.

Secretary
FortuneBank

State of Missouri )
) ss.
County of Jefferson )

On this ________day of ____, 202__, before me appeared __________, to me personally known, who, upon first being duly sworn, upon his oath stated that he is the secretary of FortuneBank and that the statements contained in the foregoing certification and verification are true to the best of her knowledge and belief.

Notary Public

My commission expires __________________________________.

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CERTIFICATION AND VERIFICATION

The undersigned secretary of Southern Bank (the “Bank”) hereby certifies and, being duly sworn upon her oath, verifies that the attached resolutions of the sole stockholder of the Bank dated ________, 202__ are true, complete and exact copies of the minutes of said meeting.

_______________________________Lorna Brannum, Secretary Southern Bank

State of Missouri )
) ss.
County of Butler )

On this ________day of ____, 202__, before me appeared Lorna Brannum, to me personally known, who, upon first being duly sworn, upon her oath stated that she is the secretary of Southern Bank and that the statements contained in the foregoing certification and verification are true to the best of her knowledge and belief.

Notary Public

My commission expires __________________________________.

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Appendix A

Location City and State Zip:

3494 Jeffco Blvd., Arnold MO 63010

6121 Telegraph Rd., St. Louis, MO  63129

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Exhibit B

Directors of Surviving Bank:

Greg A. Steffens 2991 Oak Grove Road, Poplar Bluff, Missouri 63901

Todd Hensley 2991 Oak Grove Road, Poplar Bluff, Missouri 63901

L. Douglas Bagby 2991 Oak Grove Road, Poplar Bluff, Missouri 63901

Sammy A. Schalk 2991 Oak Grove Road, Poplar Bluff, Missouri 63901

Rebecca M. Brooks 2991 Oak Grove Road, Poplar Bluff, Missouri 63901

Charles R. Love 2991 Oak Grove Road, Poplar Bluff, Missouri 63901

Dennis C. Robison 2991 Oak Grove Road, Poplar Bluff, Missouri 63901

David J. Tooley 2991 Oak Grove Road, Poplar Bluff, Missouri 63901

Daniel Jones 2991 Oak Grove Road, Poplar Bluff, Missouri 63901

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APPENDIX B

GENERAL BUSINESS AND CORPORATION LAWS OF MISSOURI

351.455.  Shareholder entitled to appraisal and payment of fair value, when — remedy exclusive, when. —

1.  Any shareholder shall be deemed a dissenting shareholder and entitled to appraisal under this section if such shareholder:

  (1)  Owns stock of a corporation which is a party to a merger or consolidation as of the record date for the meeting of shareholders at which the plan of merger or consolidation is submitted to a vote;

  (2)  Files with the corporation before or at such meeting a written objection to such plan of merger or consolidation;

  (3)  Does not vote in favor thereof if the shareholder owns voting stock as of such record date; and

  (4)  Makes written demand on the surviving or new corporation within twenty days after the merger or consolidation is effected for payment of the fair value of such shareholder's shares as of the day before the date on which the vote was taken approving the merger or consolidation.

  2.  The surviving or new corporation shall pay to each such dissenting shareholder, upon surrender of his or her certificate or certificates representing said shares in the case of certificated shares, the fair value thereof.  Such demand shall state the number and class of the shares owned by such dissenting shareholder.  Any shareholder who:

  (1)  Fails to file a written objection prior to or at such meeting;

  (2)  Fails to make demand within the twenty-day period; or

  (3)  In the case of a shareholder owning voting stock as of such record date, votes in favor of the merger or consolidation;

shall be conclusively presumed to have consented to the merger or consolidation and shall be bound by the terms thereof and shall not be deemed to be a dissenting shareholder.

  3.  Notwithstanding the provisions of subsection 1 of section 351.230, notice under the provisions of subsection 1 of section 351.230 stating the purpose for which the meeting is called shall be given to each shareholder owning stock as of the record date for the meeting of shareholders at which the plan of merger or consolidation is submitted to a vote, whether or not such shareholder is entitled to vote.

  4.  If within thirty days after the date on which such merger or consolidation was effected the value of such shares is agreed upon between the dissenting shareholder and the surviving or new corporation, payment therefor shall be made within ninety days after the date on which such merger or consolidation was effected, upon the surrender of his or her certificate or certificates representing said shares in the case of certificated shares.  Upon payment of the agreed value the dissenting shareholder shall cease to have any interest in such shares or in the corporation.

  5.  If within such period of thirty days the shareholder and the surviving or new corporation do not so agree, then the dissenting shareholder may, within sixty days after the expiration of the thirty-day period, file a petition in any court of competent jurisdiction within the county in which the registered office of the surviving or new corporation is situated, asking for a finding and determination of the fair value of such shares, and shall be entitled to judgment against the surviving or new corporation for the amount of such fair value as of the day prior to the date on which such vote was taken approving such merger or consolidation, together with interest thereon to the date of such judgment.  The judgment shall be payable only upon and simultaneously with the surrender to the surviving or new corporation of the certificate or certificates representing said shares in the case of certificated shares.  Upon the payment of the judgment, the dissenting shareholder shall cease to have any interest in such shares, or in the surviving or new corporation.  Such shares may be held and disposed of by the surviving or new corporation as it may see fit.  Unless the dissenting shareholder shall file such petition

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within the time herein limited, such shareholder and all persons claiming under such shareholder shall be conclusively presumed to have approved and ratified the merger or consolidation, and shall be bound by the terms thereof.

  6.  The right of a dissenting shareholder to be paid the fair value of such shareholder's shares as herein provided shall cease if and when the corporation shall abandon the merger or consolidation.

  7.  When the remedy provided for in this section is available with respect to a transaction, such remedy shall be the exclusive remedy of the shareholder as to that transaction, except in the case of fraud or lack of authorization for the transaction.

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APPENDIX C

1251 AVENUE OF THE AMERICAS, 6TH FLOOR NEW YORK, NY 10020 P 212 466-7800 | TF 800 635-6851 Piper Sandler & Co. Since 1895. Member SIPC and NYSE.

September 28, 2021

Board of Directors

Fortune Financial Corporation

3494 Jeffco Boulevard

Arnold, MO 63010

Ladies and Gentlemen:

Fortune Financial Corporation (“Seller”), Southern Missouri Bancorp, Inc. (“Buyer”) and Southern Missouri Acquisition V Corp., a newly formed, wholly-owned first-tier transitory subsidiary of Buyer (“Merger Sub”), are proposing to enter into an Agreement and Plan of Merger (the “Agreement”) pursuant to which Seller shall merge with and into Merger Sub with Merger Sub as the surviving corporation (the “Merger”).  As set forth in the Agreement, at the Effective Time, each share of common stock, $0.01 par value, of Seller (“Seller Common Stock”) issued and outstanding immediately prior to the Effective Time, except for certain shares of the Seller Common Stock as specified in the Agreement, shall, subject to the election and proration procedures set forth in the Agreement, be converted into the right to receive: (i) for each share of Seller Common Stock with respect to which a Cash Election has been effectively made and not revoked or deemed revoked, an amount in cash equal to the Per Share Cash Consideration (the “Cash Consideration”); (ii) for each share of Seller Common Stock with respect to which a Stock Election has been effectively made and not revoked or deemed revoked, a number of validly issued, fully paid and nonassessable shares of Buyer Common Stock equal to the Per Share Stock Consideration (the “Stock Consideration”); and (iii) for each share of Seller Common Stock other than shares as to which a Cash Election and/or a Stock Election has been effectively made and not revoked or deemed revoked, the right to receive such Stock Consideration or Cash Consideration shall be determined in accordance with the terms of the Agreement, subject to adjustment as set forth in the Agreement. The Cash Consideration and the Stock Consideration are collectively referred to herein as the “Merger Consideration.” As defined more fully in the Agreement, “Per Share Cash Consideration” means a cash amount equal to the quotient of (1) the Assumed Aggregate Merger Consideration, divided by (2) the number of shares of Seller Common Stock that will be issued and outstanding immediately prior to the Effective Time (or $12.55, assuming no change in the number of outstanding shares of Seller Common Stock from the date of the Agreement), and “Per Share Stock Consideration” means the number of shares of Buyer Common Stock equal to the quotient of (1) the Per Share Cash Consideration, divided by (2) the Average Closing Price (and based on the actual Average Closing Price shall be 0.2853 shares, assuming no change in the number of outstanding shares of Seller Common Stock from the date of the Agreement. Capitalized terms used herein without definition shall have the meanings ascribed thereto in the Agreement.  You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to the holders of Seller Common Stock.

Piper Sandler & Co. (“Piper Sandler”, “we” or “our”), as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.  In connection with this opinion, we have reviewed and considered, among other things: (i) an execution copy of the Agreement; (ii) certain publicly available financial statements and other historical financial information of Seller that we deemed relevant; (iii) certain publicly available financial statements and other historical financial information of Buyer that we deemed relevant; (iv) certain internal financial projections for Seller for the year ending December 31, 2021, as provided by senior management of Seller, with estimated annual long-term balance sheet and net income growth rates for Seller for the years ending December 31, 2022 through December 31, 2025, as confirmed by the senior management of Seller; (v) publicly available median analyst earnings per share and dividends per share estimates for Buyer for the six months ending December 31, 2021 and the year ending December 31, 2022, as well as estimated annual long-term balance sheet and net income growth rates for Buyer for the years ending December 31, 2023 through December 31, 2025 and estimated dividends per share for Buyer for the years ending December 31, 2023 through December 31, 2025, as confirmed by the senior management of Buyer; (vi) the pro forma financial impact of the Merger on Buyer based on certain assumptions relating to transaction expenses, purchase accounting adjustments and cost savings, as confirmed by the senior management of Buyer; (vii) the publicly reported historical price and trading activity for Buyer Common Stock, including a comparison of certain stock trading information for Buyer Common Stock and certain stock indices, as well as similar publicly available information for certain other companies, the securities of which are publicly traded; (viii) a comparison of certain financial and market information for Seller and Buyer with similar financial institutions for which information is publicly available; (ix) the financial terms of certain recent business combinations in the bank and thrift industry (on a nationwide basis), to the extent publicly available; (x) the current market environment generally and the banking environment in particular; and (xi) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant.  We also discussed with certain members of the senior management of Seller and its representatives the business, financial condition, results of operations and prospects of Seller and held similar discussions with certain members of the senior management of Buyer and its representatives regarding the business, financial condition, results of operations and prospects of Buyer.

In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by Seller, Buyer or their respective representatives, or that was otherwise reviewed by us and we have assumed such accuracy and completeness for purposes of rendering this opinion without any independent verification or investigation.  We have further relied on the assurances of the respective senior managements of Seller and Buyer that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading in any respect material to our analyses.  We have not been asked to undertake, and have not undertaken, an independent verification of any such information and we do not assume any responsibility or liability for the accuracy or completeness thereof.  We did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Seller or Buyer, nor were we furnished with any such evaluations or appraisals.  We render no opinion on or evaluation of the collectability of any assets or the future performance of any loans of Seller or Buyer.  We did not make an independent evaluation of the adequacy of the allowance for loan losses of Seller or Buyer, or the combined entity after the Merger, and we have not reviewed any individual credit files relating to Seller or Buyer.  We have assumed, with your consent, that the respective allowances for loan losses for both Seller and Buyer are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity.

In preparing its analyses, Piper Sandler used certain internal financial projections for Seller for the year ending December 31, 2021, as provided by senior management of Seller, with estimated annual long-term balance sheet and net income growth rates for Seller for the years ending December 31, 2022 through December 31, 2025, as confirmed by the senior management of Seller.  In addition, Piper Sandler used publicly available median analyst earnings per share and dividends per share estimates for Buyer for the six months ending December 31, 2021 and the year ending December 31, 2022, as well as estimated annual long-term balance sheet and net income growth rates for Buyer for the years ending December 31, 2023 through December 31, 2025 and estimated dividends per share for Buyer for the years ending December 31, 2023 through December 31, 2025, as confirmed by the senior management of Buyer.  Piper Sandler also received and used in its pro forma analyses certain assumptions relating to transaction expenses, purchase accounting adjustments and cost savings, as confirmed by the senior management of Buyer.  With respect to the foregoing information, the respective senior managements of Seller and Buyer confirmed to us that such information reflected (or, in the case of the publicly available analyst estimates referred to above, were consistent with) the best currently available projections, estimates and judgements of those respective senior managements as to the future financial performance of Seller and Buyer, respectively, and we assumed that the financial results reflected in such information would be achieved.  We express no opinion as to such projections, estimates or judgements, or the assumptions on which they are based.  We have also assumed that there has been no material change in Seller’s or Buyer’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us.  We have assumed in all respects material to our analyses that Seller and Buyer will remain as going concerns for all periods relevant to our analyses.

We have also assumed, with your consent, that (i) each of the parties to the Agreement will comply in all material respects with all material terms and conditions of the Agreement and all related agreements required to effect the Merger, that all of the representations and warranties contained in such agreements are true and correct in all material respects, that each of the parties to such agreements will perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements are not and will not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Seller, Buyer, the Merger or any related transactions, and (iii) the Merger and any related transactions will be consummated in accordance with the terms of the Agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements.  Finally, with your consent, we have relied upon the advice that Seller has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the Agreement.  We express no opinion as to any such matters.

Our opinion is necessarily based on financial, regulatory, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.  Events occurring after the date hereof could materially affect this opinion.  We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We express no opinion as to the trading value of Buyer Common Stock at any time or what the value of Buyer Common Stock will be once it is actually received by the holders of Seller Common Stock.

We have acted as Seller’s financial advisor in connection with the Merger and will receive a fee for our services, which fee is contingent upon consummation of the Merger.  We will also receive a fee for rendering this opinion, which opinion fee will be credited in full towards the advisory fee which will become payable to Piper Sandler upon consummation of the Merger.  Seller has also agreed to indemnify us against certain claims and liabilities arising out of our engagement and to reimburse us for certain of our out-of-pocket expenses incurred in connection with our engagement.  Piper Sandler provided certain other investment banking services to Seller in the two years preceding the date hereof. In summary, Piper Sandler acted as placement agent in connection with Sellers’s offer and sale of subordinated debt, which transaction closed in May 2021 and for which Piper Sandler received a fee of approximately $225,000.  As you are aware, an affiliate of Piper Sandler, Piper Sandler Loan Strategies, LLC (“PSLS”), provided certain investment banking services to Buyer’s subsidiary, Southern Bank, in the two years preceding the date hereof. In summary, PSLS assisted Southern Bank with the valuation of certain assets and/or liabilities in connection with the standards adopted by the Financial Accounting Standards Board in 2020 and 2021 for which PSLS received approximately $7,500 in compensation. In addition, in the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to Seller, Buyer and their respective affiliates.  We may also actively trade the equity and debt securities of Buyer and its affiliates for our own account and for the accounts of our customers.

Our opinion is directed to the Board of Directors of Seller in connection with its consideration of the Agreement and the Merger and does not constitute a recommendation to any shareholder of Seller as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the approval of the Agreement and the Merger.  Our opinion is directed only as to the fairness, from a financial point of view, of the Merger Consideration to the holders of Seller Common Stock and does not address the underlying business decision of Seller to engage in the Merger, the form or structure of the Merger or any other transactions contemplated in the Agreement, the relative merits of the Merger as compared to any other alternative transactions or business strategies that might exist for Seller or the effect of any other transaction in which Seller might engage.  We also do not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Merger by any Seller officer, director or employee, or class of such persons, if any, relative to the amount of compensation to be received by any other shareholder.  This opinion has been approved by Piper Sandler’s fairness opinion committee.  This opinion may not be reproduced without Piper Sandler’s prior written consent; provided, however, Piper Sandler will provide its consent for the opinion to be included in any regulatory filings, including the Proxy Statement and the S-4, to be filed with the SEC and mailed to shareholders in connection with the Merger.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair to the holders of Seller Common Stock from a financial point of view.

Very truly yours,

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20.Indemnification of Directors and Officers.

Missouri General and Business Corporation Law

Section 351.355 of the Missouri General and Business Corporation Law provides for permissible and mandatory indemnification of directors, officers, employees and agents in certain circumstances.  Section 351.355.1 provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another entity, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. Section 351.355.1 further provides that the termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person's conduct was unlawful.

Section 351.355.2 provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another entity against expenses (including attorneys' fees) and amounts paid in settlement actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of the person's duties to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

Section 351.355.3 provides that except to the extent otherwise provided in the corporation's articles of incorporation or bylaws, to the extent that a director, officer, employee or agent of the corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections 351.355.1 and 351.355.2, or in defense of any claim, issue or matter therein, that person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

Section 351.355.4 provides that any indemnification under Sections 351.355.1 and 351.355.2 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in Section 351.355.

Section 351.355.5 provides that expenses incurred in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of the action, suit or proceeding upon receipt of an undertaking to repay the amount if it is ultimately determined that the person is not entitled to be indemnified by the corporation.

Section 351.355.6 provides that indemnification and advancement of expenses provided under Section 351.355 are not exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the corporation's articles of incorporation or bylaws, or any agreement, vote of shareholders or disinterested directors or otherwise.  Section 351.355.8 provides that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 351.355.

Articles of Incorporation and Bylaws

Article IX of the registrant's articles of incorporation provides that the registrant shall indemnify any present or former director or executive officer of the registrant or any subsidiary of the registrant against any and all expenses, including attorneys' fees), judgments, fines and amounts paid in settlement and reasonably incurred by such person in connection with any threatened, pending or completed civil, criminal, administrative or investigative action, suit, proceeding or claim (including any action by or in the right of the registrant or a subsidiary) by reason of the fact that such person is or was serving in such capacity; provided, however, that no such person shall be entitled to any indemnification pursuant to Article IX on account of (i) conduct which is finally adjudged to have been knowingly fraudulent or deliberately dishonest or to have constituted willful misconduct, or (ii) an accounting for profits pursuant to Section 16(b) of the Securities Exchange Act of 1934, as amended.

Insurance

The Company has also obtained officers’ and directors’ liability insurance which insures against liabilities that officers and directors may in such capacities, incur.

Item 21.  Exhibits and Financial Statement Schedules.

(a)	Exhibits
Exhibit Number	Description

2.1

Agreement and Plan of Merger, dated as of September 28, 2021, by and between Southern Missouri Bancorp, Inc. ("Southern Missouri"), Southern Missouri Acquisition Corp. V and Fortune Financial Corporation (included as Appendix A to the accompanying proxy statement/prospectus and incorporated herein by reference)

3.1	Articles of Incorporation of Southern Missouri (filed as an exhibit to Southern Missouri's Annual Report on Form 10-KSB for the fiscal year ended June 30, 1999 and incorporated herein by reference)

3.1A

Amendment to Articles of Incorporation of Southern Missouri increasing the authorized capital stock of Southern Missouri (filed as an exhibit to Southern Missouri's Current Report on Form 8-K filed on November 21, 2016 and incorporated herein by reference)

3.1B

Amendment to Articles of Incorporation of Southern Missouri increasing the authorized capital stock of Southern Missouri (filed as an exhibit to Southern Missouri’s Current Report on Form 8-K filed on November 8, 2018 and incorporated herein by reference)

3.2	Bylaws of Southern Missouri (filed as an exhibit to Southern Missouri's Current Report on Form 8-K filed on December 6, 2007 and incorporated herein by reference)

3.3	Amended and Restated bylaws of Southern Missouri (filed as an exhibit to Southern Missouri’s Current Report on Form 8-K filed on September 21, 2021, and incorporated herein by reference)

4

Description of Registrant’s Securities Registered Pursuant to Section 12 of the Securities Exchange Act of 1934 (filed as an exhibit to the Registrant’s Annual Report on Form 10-K for the year ended June 30, 2020 and incorporated herein by reference).

5.1	Opinion of Silver, Freedman, Taff & Tiernan LLP as to the legality of the securities being registered*

8.1	Opinion of Silver, Freedman, Taff & Tiernan LLP as to certain federal income tax matters*

8.2	Opinion of Armstrong Teasdale LLP as to certain federal income tax matters*

23.1	Consent of BKD, LLP

23.2	Consent of Silver, Freedman, Taff & Tiernan LLP as to opinion re legality of securities being registered (included in the opinion filed as Exhibit 5.1)

23.3	Consent of Silver, Freedman, Taff & Tiernan LLP as to opinion re certain federal income tax matters (included in the opinion filed as Exhibit 8.1)

23.4	Consent of Armstrong Teasdale LLP as to opinion re certain federal income tax matters (included in the opinion filed as Exhibit 8.2)

24.1	Powers of Attorney (included as part of the signature page to this registration statement)

99.1	Consent of Piper Sandler LLP*

99.2	Consent of Daniel Jones*

99.3	Form of proxy card of Fortune Financial Corporation*

*	Previously filed.
(b)	Financial Statement Schedules. Not applicable.
(c)	Reports, Opinions or Appraisals. Not Applicable.

Item 22.  Undertakings.

(a)The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement ; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)          The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)          The undersigned registrant hereby undertakes as follows:  that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(d)          The undersigned registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability  under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e)          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(f)          The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(g)          The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Poplar Bluff, State of Missouri, on January 4, 2022.

SOUTHERN MISSOURI BANCORP, INC.

By:	/s/ Greg A. Steffens
Greg A. Steffens
President and Chief Executive Officer
(Duly Authorized Representative)

POWER OF ATTORNEY

 We, the undersigned, hereby severally and individually constitute and appoint Greg A. Steffens and Matthew T. Funke, and each of them, the true and lawful attorneys and agents of each of us to execute in the name, place and stead of each of us (individually and in any capacity stated below) any and all amendments (including post-effective amendments) to this registration statement and all instruments necessary or advisable in connection therewith and to file the same with the Securities and Exchange Commission, each of said attorneys and agents to have the power to act with or without the other and to have full power and authority to do and perform in the name and on behalf of each of the undersigned every act whatsoever necessary or advisable to be done in the premises as fully and to all intents and purposes as any of the undersigned might or could do in person, and we hereby ratify and confirm our signatures as they may be signed by our said attorneys and agents or each of them to any and all such amendments and instruments.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Greg A. Steffens	/s/ Matthew T. Funke
Greg A. Steffens	Matthew T. Funke
President, Chief Executive Officer and Director	Executive Vice President and Chief Financial Officer
(Principal Executive Officer)	(Principal Financial and Accounting Officer)

Date: January 4, 2022	Date: January 4, 2022

*	*
L. Douglas Bagby	Charles R. Love
Chairman of the Board	Director

Date: January 4, 2022	Date: January 4, 2022

*	*
Todd E. Hensley	Rebecca McLane Brooks
Director	Director

Date: January 4, 2022	Date: January 4, 2022

*	*
Dennis C. Robison	Sammy A. Schalk
Director	Director

Date: January 4, 2022	Date: January 4, 2022

*
David J. Tooley
Director

Date: January 4, 2022

*/s/ Matthew T. Funke
Attorney-in-Fact